UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to §240.14a-12

SIGA TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    No fee required.
    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock

(2)	Aggregate number of securities to which transaction applies:

88,898,722

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$1.38 (being the last sale price for the common stock of the Registrant on June 29, 2006 as reported on the NASDAQ Capital Market)

(4)	Proposed maximum aggregate value of transaction:

$122,680,236

(5)	Total fee paid:

$24,536

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[SIGA TECHNOLOGIES, INC. LETTERHEAD]

June         , 2006

To the Stockholders of SIGA Technologies, Inc.:

On behalf of the Board of Directors of SIGA Technologies, Inc. (‘‘SIGA,’’ or the ‘‘Company’’), I cordially invite you to attend a special meeting of stockholders (the ‘‘Special Meeting’’) of SIGA. The formal notice of the Special Meeting appears after this letter.

You may already be aware that, on June 8, 2006, SIGA entered into an Agreement and Plan of Merger (the ‘‘Merger Agreement’’) among SIGA, SIGA Acquisition Corp. (‘‘SIGA Acquisition’’), a newly formed, wholly-owned subsidiary of SIGA, and PharmAthene, Inc., a Delaware corporation (‘‘PharmAthene’’). Pursuant to the Merger Agreement, SIGA Acquisition will merge with and into PharmAthene (the ‘‘Merger’’), with PharmAthene surviving the Merger. The stockholders of PharmAthene will receive shares of common stock of SIGA and warrants to purchase shares of common stock of SIGA as consideration for their shares of PharmAthene capital stock. At the time of the closing of the Merger, all but one of SIGA’s then current directors, Mr. Paul G. Savas, will resign from the Board of Directors, and immediately following the closing of the Merger six individuals, five of whom will be designated by the former stockholders of PharmAthene, will be appointed by Mr. Savas to fill the vacancies created by such resignations. The final board member will be designated by certain current holders of SIGA capital stock in accordance with a stockholders agreement.

A condition to consummation of the Merger is that SIGA also complete, simultaneously with the closing of the Merger, a private offering of its equity securities to certain investors (the ‘‘PIPE’’). Current PharmAthene stockholders will also convert approximately $10 million of bridge financing into the same securities offered in the PIPE. The purpose of the PIPE is to provide the combined company with necessary working capital following the Merger.

The signing of the Merger Agreement by SIGA and PharmAthene was the culmination of a long and thorough exploratory and mutual due diligence process that began as early as 2004. The Board of Directors of SIGA, after taking into consideration many factors, including the findings of the due diligence team and management of SIGA, the receipt of a fairness opinion from Sutter Securities Incorporated, and their own detailed understanding of the proposed transaction and the current business environment, unanimously decided to approve the Merger Agreement and the Merger. The Board of Directors believes that the Merger offers the best opportunity at the present time to return value on the investment that SIGA’s stockholders have made in the Company. Subject to satisfaction of certain closing conditions, and to the receipt of stockholder approval of the proposals described below and in the Proxy Statement accompanying this letter, we currently expect the Merger to be completed by                             , 2006.

Although the proposals presented in this proxy statement are discussed and will be voted upon individually, and require stockholder approval for different reasons, as described herein, stockholders should consider all of the proposals together as being presented for the purpose of effectuating the Merger. Consequently, if one or more of the separate proposals is not approved by SIGA’s stockholders, it is unlikely that the Merger will be consummated, even if the remainder of the proposals have been approved. Moreover, if the issuance of SIGA securities in the Merger, or the issuance of SIGA securities in connection with the PIPE, is not approved by SIGA’s stockholders, other proposals presented herein that may have been approved by the stockholders (for example, the increase of shares authorized under SIGA’s stock option plan and the reverse stock split) may not be implemented by SIGA, as they are, among other things, contingent upon the consummation of the Merger. Notwithstanding the foregoing, the Boards of Directors of SIGA and PharmAthene have the authority to waive their respective conditions set forth in the Merger Agreement, including the completion of the PIPE, and if they do so, the Merger may be consummated even if, in the absence of such a waiver, a condition or conditions precedent contained in the Merger Agreement would not have been satisfied. In addition, the implementation of the reverse stock split, if approved, will be in the discretion of the Board of Directors.

THE PROPOSALS.    At the Special Meeting, you will be asked to consider the following proposals:

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK AND TO CHANGE CORPORATE NAME.    We do not, at present, have sufficient authorized capital stock to issue all of the shares that are required to be issued in the Merger or pursuant to the PIPE. At the Special Meeting, you will be asked to consider and approve an amendment to our certificate of incorporation to increase our authorized capital stock. That amendment would authorize the Company to issue 310,000,000 shares of capital stock in the aggregate, divided into 300,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. In addition, you will be asked to consider and approve an amendment to our certificate of incorporation to change our corporate name to PharmAthene, Inc. upon completion of the Merger.

APPROVAL OF FIVE ALTERNATIVE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.    SIGA common stock is quoted on the Nasdaq Capital Market (‘‘NASDAQ’’) and is currently subject to NASDAQ’s issuer requirements for continued inclusion in the NASDAQ system. Nevertheless, because current PharmAthene stockholders will own a majority of the shares of SIGA’s common stock upon completion of the Merger, a change of control of SIGA will be deemed to have occurred at that time, and the combined company will, as a consequence of SIGA having undergone a change of control, become subject to NASDAQ’s more stringent requirements for an initial listing, rather than continued listing, of its stock. NASDAQ requires, in connection with an initial listing, that the trading price of an issuer’s stock be not less than $4 per share. At                     , 2006, SIGA’s common stock was trading at $         per share. Our Board of Directors believes that the most efficient way to increase the trading price of the common stock of the combined company to a level that will comply with NASDAQ’s initial listing requirements is the implementation of a reverse stock split. You will, therefore, be asked to consider and approve a proposal to give the Board of Directors the authority, in its discretion, to amend the certificate of incorporation to effect a reverse stock split after the consummation of the Merger and, if completed, the PIPE.

APPROVAL OF ISSUANCE OF SHARES AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK IN THE MERGER.    NASDAQ rules require that a company obtain stockholder approval of the issuance of securities in a transaction that would, directly or indirectly, result in a change of control of the company. Consummation of the Merger will result in a change of control of SIGA. You will, therefore, be asked to consider and approve the issuance of our shares and warrants to purchase shares of common stock to the stockholders of PharmAthene in the Merger.

APPROVAL OF ISSUANCE OF SECURITIES IN THE PIPE AND APPROVAL OF ISSUANCE OF CERTAIN OF SUCH SECURITIES TO AFFILIATES.    NASDAQ rules require a company to obtain stockholder approval of the issuance of its shares in a transaction, other than a public offering, in which the company proposes to issue a number of shares of its common stock that would equal or exceed 20% of the company’s then issued and outstanding shares of common stock, when such shares are being sold at a discount from market price. Although the number of shares that we issue and sell in the PIPE will depend on market conditions prevailing at the time, it is possible that we may sell a number of shares that would exceed 20% of our issued and outstanding shares of common stock. It is likely that such shares will be sold at a discount from the market price. In addition, investors in the PIPE will likely receive warrants to purchase SIGA common stock. As a result of the additional value attributed to the warrants, we believe that NASDAQ could deem the issuance of the shares and warrants together in the PIPE to be at a discount from the market value of SIGA shares, even if the shares themselves are not sold at a discount. Moreover, it is possible that the number of securities we issue in the PIPE may result in another change of control of SIGA as a result of the significant dilution of SIGA’s current stockholders that will occur. Under NASDAQ rules, an issuance which may give rise to a change in control requires stockholder approval. Consequently, at the Special Meeting, you will be asked to consider a proposal to approve the issuance by SIGA of its common stock and warrants to purchase shares of common stock in the PIPE.

NASDAQ rules require stockholder approval of arrangements pursuant to which officers and directors of a company may be issued stock of the company. Since current PharmAthene stockholders are expected to participate in the PIPE, and controlling persons of such stockholders are expected to become directors of SIGA upon consummation of the Merger, you will be asked to consider a proposal to approve the issuance by SIGA of securities to such affiliates in the PIPE.

AMENDMENT TO STOCK OPTION PLAN.    At the Special Meeting, you will be asked to consider and approve an amendment to our stock option plan to increase the number of authorized shares reserved for issuance under the plan from 11,000,000 to 25,250,000 shares. Stockholder approval of this plan amendment is also required under NASDAQ rules. The Merger Agreement contemplates that currently outstanding options to purchase shares of common stock of PharmAthene will be converted into options to purchase shares of SIGA common stock. The proposed increase in the number of shares reserved for issuance under the plan is necessary to implement this aspect of the Merger.

APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING.    At the Special Meeting, you may be asked to consider and approve a proposal to adjourn the Special Meeting, if necessary and appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes for the foregoing proposals.

Our Board of Directors unanimously approved each of the proposals and recommends that you vote FOR the approval of each of them.

THE SPECIAL MEETING.    All stockholders are invited to attend the Special Meeting in person. The approval of each of the amendments to our certificate of incorporation requires the affirmative vote of a majority of outstanding shares of capital stock of SIGA. The approval of the issuance of SIGA securities in the Merger and the PIPE, the approval of the issuance of SIGA securities in the PIPE to certain affiliates of SIGA, the approval of the amendment to our stock option plan, and the proposal to adjourn the Special Meeting to solicit additional proxies if necessary and appropriate, all require the affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy.

Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed envelope. You may revoke your proxy at any time before it has been voted, and if you attend the meeting, you may vote in person even if you have previously returned your proxy card.

We are pleased to provide SIGA stockholders with information to evaluate the proposals. Included in this package are the following documents:

•	Proxy statement

•	Proxy card

•	Statement A

•	Merger Agreement (Annex A)

•	Voting Agreement (Annex B)

•	Fairness Opinion (Annex C)

•	Form of Proposed Amendments to current SIGA Technologies, Inc. certificate of incorporation (Annex D)

•	Form of Proposed Amendment to SIGA stock option plan (Annex E)

•	Form of PIPE Purchase Agreement (Annex F)

•	Form of Registration Rights Agreement (Annex G)

•	Form of Lock-up Agreement (Annex H)

Stockholders are urged to review carefully the information contained in the accompanying proxy statement. Your interest and support in the affairs of SIGA are appreciated. We are very excited about this opportunity for SIGA, and we look forward to the meeting of our stockholders.

Sincerely,

Chairman of the Board

SIGA TECHNOLOGIES, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [                                ], 2006

NOTICE IS HEREBY GIVEN that a special meeting (the ‘‘Special Meeting’’) of stockholders of SIGA Technologies, Inc. (‘‘SIGA’’) will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, 29th Floor, New York, New York 10036, on [                        ], 2006 at [            ] EDT, for the following purposes:

1.	To consider and vote upon an amendment to the certificate of incorporation of SIGA to increase the number of authorized shares of capital stock to 310,000,000, divided into 300,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

2.	To consider and vote upon an amendment to the certificate of incorporation of SIGA to change the name of the Company to PharmAthene, Inc.

3.	To consider and vote upon five alternative amendments to the certificate of incorporation of SIGA, each of which would effect a reverse stock split of the common stock of the combined company at a ratio of between 1-for-3 and 1-for-7.

4.	To consider and vote upon a proposal to issue up to 87,234,130 shares of SIGA common stock and warrants to purchase up to 5,817,461 shares of SIGA common stock to the stockholders of PharmAthene, Inc. as merger consideration for the merger of a wholly-owned subsidiary of SIGA into PharmAthene, Inc.

5.	To consider and vote upon a proposal to issue shares of SIGA common stock, together with warrants to purchase shares of SIGA common stock, in a private offering to certain investors (the ‘‘PIPE’’).

6.	To consider and vote upon a proposal to issue shares of SIGA common stock and warrants to purchase shares of SIGA common stock to certain investors who we expect will be considered affiliates of SIGA at the time of the closing of the PIPE.

7.	To consider and vote upon an amendment to SIGA’s stock option plan to increase the number of shares of common stock reserved for issuance under the plan from 11,000,000 to 25,250,000 shares.

8.	To consider and vote upon a proposal to adjourn the Special Meeting, if necessary and appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes for the foregoing proposals.

9.	To transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The Board of Directors of SIGA has fixed the close of business on [                            ], 2006, as the record date for the determination of stockholders of SIGA entitled to notice of, and to vote at, the Special Meeting. Only holders of record of SIGA capital stock at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting or at any adjournments or postponements thereof.

Your attention is directed to the accompanying proxy statement for further information regarding each proposal described above.

All stockholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self addressed envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

Thomas N. Konatich Secretary

[                                ], 2006
New York, New York

SIGA TECHNOLOGIES, INC.

PROXY STATEMENT

This proxy statement is furnished by the Board of Directors of SIGA Technologies, Inc., a Delaware corporation (‘‘SIGA’’ or the ‘‘Company’’), in connection with the solicitation of proxies to be used at the special meeting of stockholders to be held on [                            ], 2006 (the ‘‘Special Meeting’’) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, 29th Floor, New York, New York 10036 at [        ] EDT, and at any adjournment or postponement thereof.

This Proxy Statement is dated [                            ], 2006, and first mailed to stockholders on or about [                            ], 2006.

The Board of Directors has fixed the close of business on [                        ], 2006 as the record date (the ‘‘Record Date’’) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting or any and all adjournments or postponements thereof. As of the Record Date, SIGA had issued and outstanding 27,000,648 shares of common stock, par value $.0001 per share (‘‘Common Stock’’), and 68,038 shares of Series A convertible preferred stock, par value $.0001 per share (‘‘Series A Preferred Stock’’). The Common Stock and the Series A Preferred Stock together comprise all of SIGA’s issued and outstanding capital stock. At the Special Meeting, SIGA stockholders will be asked:

1.	To consider and vote upon an amendment to the certificate of incorporation of SIGA to increase the number of authorized shares of capital stock to 310,000,000, divided into 300,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

2.	To consider and vote upon an amendment to the certificate of incorporation of SIGA to change the name of the Company to PharmAthene, Inc.

3.	To consider and vote upon five alternative amendments to the certificate of incorporation of SIGA, each of which would effect a reverse stock split of the common stock of the combined company at a ratio of between 1-for-3 and 1-for-7.

4.	To consider and vote upon a proposal to issue up to 87,234,130 shares of SIGA common stock and warrants to purchase up to 5,817,461 shares of SIGA common stock to the stockholders of PharmAthene, Inc. as merger consideration for the merger of a wholly-owned subsidiary of SIGA into PharmAthene, Inc.

5.	To consider and vote upon a proposal to issue and sell shares of SIGA common stock, together with warrants to purchase shares of SIGA common stock, in a private offering to certain investors (the ‘‘PIPE’’).

6.	To consider and vote upon a proposal to issue and sell shares of SIGA common stock and warrants to purchase shares of SIGA common stock to certain investors who we expect will be considered affiliates of SIGA at the time of the closing of the PIPE.

7.	To consider and vote upon an amendment of SIGA’s stock option plan to increase the number of shares of common stock reserved for issuance under the plan from 11,000,000 to 25,250,000 shares.

8.	To consider and vote upon a proposal to adjourn the Special Meeting, if necessary and appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes for the foregoing proposals.

9.	To transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Although the proposals presented in this proxy statement are discussed and will be voted upon individually, and require stockholder approval for different reasons, as described herein, stockholders should consider all of the proposals together as being presented for the purpose of effectuating the Merger. Consequently, if one or more of the separate proposals is not approved by SIGA’s stockholders, it is unlikely that the Merger will be consummated, even if the remainder of the proposals have been approved. Moreover, if the issuance of SIGA securities in the Merger, or the issuance of SIGA securities in connection with the PIPE, is not approved by SIGA’s stockholders, other proposals presented herein that may have been approved by the stockholders (for example, the increase of shares authorized under SIGA’s stock option plan and the reverse stock split) may not be implemented by SIGA, as they are, among other things, contingent upon the consummation of the Merger. Notwithstanding the foregoing, the Boards of Directors of SIGA and PharmAthene have the authority to waive their respective conditions set forth in the Merger Agreement, including the completion of the PIPE, and if they do so, the Merger may be consummated even if, in the absence of such a waiver, a condition or conditions precedent contained in the Merger Agreement would not have been satisfied. In addition, the implementation of the reverse stock split, if approved, will be in the discretion of the Board of Directors.

Whether or not you plan to attend the Special Meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. Your vote is very important.

Each share of Common Stock and each share of Series A Preferred Stock outstanding on the Record Date will be entitled to one vote, voting as a single class, on each matter submitted to a vote of the stockholders. Cumulative voting by stockholders is not permitted.

We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE CONSIDER THE MATTERS DISCUSSED UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE 9 OF THIS PROXY STATEMENT.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED HEREIN OR DETERMINED THAT THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

QUESTIONS AND ANSWERS

Q:    Why am I receiving this proxy statement?

A:     SIGA and PharmAthene have agreed to a combination of the companies (the ‘‘Merger’’) under the terms of an agreement and plan of merger (the ‘‘Merger Agreement,’’ a copy of which is provided as Annex A) that is described in this proxy statement. You are receiving this proxy statement because the approval of SIGA’s stockholders is required to effectuate the Merger and certain related actions and transactions, as summarized below.

The Merger Agreement provides, among other things, that the outstanding shares of capital stock of PharmAthene will be converted into shares of SIGA common stock and warrants to purchase shares of SIGA common stock in the Merger, and that options to purchase shares of PharmAthene common stock outstanding immediately prior to consummation of the Merger will be converted into options to purchase units which consist of SIGA common stock and warrants to purchase shares of SIGA common stock, upon consummation of the Merger. The Merger Agreement also provides, as a condition to the closing of the Merger, which condition may be waived by the parties to the Merger Agreement, that SIGA will complete simultaneously with the closing of the Merger, a private offering yielding not less than $15 million of new proceeds (the ‘‘PIPE’’). Current PharmAthene stockholders will also convert approximately $10 million of bridge financing into the same securities offered in the PIPE such that at least $25 million of PIPE securities are anticipated to be issued. The total value of securities issued in the PIPE could be as high as $40 million (inclusive of the $10 million of bridge financing). The purpose of the PIPE is to provide the combined company with necessary working capital following the Merger.

At present, SIGA does not have sufficient authorized capital stock under its certificate of incorporation to consummate the Merger or the PIPE as described above (and in substantially greater detail later in this proxy statement). Consequently, the Board of Directors of SIGA is proposing to amend SIGA’s certificate of incorporation to increase the authorized capital stock of SIGA in order to enable SIGA to effectuate the Merger and the PIPE. The certificate of incorporation is also proposed to be amended to change the name of SIGA to PharmAthene, Inc. upon consummation of the Merger. SIGA is incorporated under the laws of the State of Delaware, and under Delaware law, an amendment of the certificate of incorporation requires stockholder approval.

SIGA common stock is traded on the Nasdaq Capital Market (‘‘NASDAQ’’) and is currently subject to NASDAQ’s issuer requirements for continued inclusion in the NASDAQ system. Nevertheless, because current PharmAthene stockholders will own a majority of the shares of SIGA’s common stock upon completion of the Merger, a change of control of SIGA will be deemed to have occurred at that time, and SIGA will, as a consequence of having undergone a change of control, become subject to NASDAQ’s more stringent requirements for an initial listing, rather than continued listing, of its stock. NASDAQ requires, in connection with an initial listing, that the trading price of an issuer’s stock be not less than $4 per share. At                     , 2006, SIGA’s common stock was trading at $         per share. Our Board of Directors believes that the most efficient way to increase the trading price of SIGA’s common stock to a level that will comply with NASDAQ’s initial listing requirements is likely to be the implementation of a reverse stock split. Therefore SIGA stockholders will be asked to consider and approve five alternative proposals each of which will give the Board of Directors the authority, in its discretion, to amend the certificate of incorporation to effect a reverse stock split at a ratio of between 1-for-3 and 1-for-7, following the consummation of the Merger and, if completed, the PIPE.

In addition, in order to implement the conversion of PharmAthene stock options into SIGA stock options, as described above, SIGA’s stock option plan must be amended to increase the number of shares of common stock that SIGA is permitted to issue under that plan. NASDAQ rules require stockholder approval of material amendments to stock option plans. As the transactions contemplated by the Merger Agreement (including the PIPE transaction) will require us to issue a significant number of shares of our Common Stock, the NASDAQ rules also require that we obtain stockholder approval before such issuances. Further, NASDAQ rules require stockholder approval if shares are issued to our affiliates. As some of our affiliates and parties who are likely to become affiliates may participate in the PIPE, we are seeking your approval.

Q:    Why are SIGA and PharmAthene pursuing the Merger?

A:     We believe that the combination of the two companies will provide substantial strategic and financial benefits to the stockholders of both companies. The combination should, we believe, create a stronger and more competitive company that is capable of creating more stockholder value than PharmAthene and SIGA could create as separate entities. We also believe that the Merger will allow stockholders of both companies to participate in a larger, more diversified company, and that the Merger will enhance the competitive position of the business of the combined company.

Q:    Why is SIGA seeking stockholder approval of the issuance of shares of SIGA and warrants to purchase shares of SIGA in the Merger, but not of the Merger itself?

A:     Under Delaware law, because SIGA itself is not merging (rather, its wholly-owned subsidiary is), we are not required to seek stockholder approval of the Merger. However, because the Merger will, among other things, result in a change of control of SIGA, NASDAQ rules require that we obtain stockholder approval of the issuance of our shares in the Merger in order for our shares to continue to be quoted.

Q:    Are PharmAthene stockholders required to approve the Merger?

A:     Yes, although the holders of in excess of the number of shares of PharmAthene stock required to approve the Merger have already executed an irrevocable consent to the Merger. Accordingly, there are no additional approvals required by PharmAthene to consummate the Merger.

Q:    What will happen in the Merger?

A:     SIGA Acquisition Corp., a wholly-owned subsidiary of SIGA formed for the purpose of consummating the Merger, will merge with and into PharmAthene with PharmaAthene being the surviving corporation. As a consequence of the Merger, PharmAthene will be a wholly-owned subsidiary of SIGA, and the stockholders of PharmAthene will receive shares of SIGA common stock and warrants to purchase shares of SIGA common stock in exchange for their equity interests in PharmAthene.

Q:    What will PharmAthene stockholders receive in the Merger?

A:     The Merger Agreement provides that the holders of PharmAthene capital stock immediately prior to the Merger will initially own up to 67.28% of the issued and outstanding shares of SIGA capital stock after the Merger (including as outstanding for purposes of the calculation, shares to be issued upon exercise of a substantial portion of SIGA’s outstanding stock options and warrants). Since SIGA has outstanding options and warrants to purchase 47,112,809 shares of common stock, holders of PharmAthene capital stock will own as much as 76.32% of the aggregate issued and outstanding shares of SIGA capital stock without taking into account such stock options and warrants. The holders of SIGA capital stock immediately prior to the Merger will own the balance of the issued and outstanding shares of SIGA capital stock. Therefore, the holders of SIGA stock immediately prior to the Merger will experience substantial dilution of their ownership interest as a result of the Merger, and will, along with the PharmAthene stockholders, experience further dilution upon completion of the PIPE.

PharmAthene and SIGA currently estimate that (i) holders of PharmAthene common stock will receive approximately 0.443 shares of SIGA common stock and warrants to purchase up to approximately 0.009 shares of SIGA common stock for each share of PharmAthene common stock, (ii) holders of PharmAthene Series A Convertible Preferred Stock will receive approximately 0.9441 shares of SIGA common stock and warrants to purchase up to approximately 0.018 shares of SIGA common stock for each share of Series A Convertible Preferred Stock, (iii) holders of each share of

PharmAthene Series B Convertible Preferred Stock will receive approximately 1.257 shares of SIGA common stock and warrants to purchase up to approximately 0.024 shares of SIGA common stock for each share of PharmAthene Series B Convertible Preferred Stock, and (iv) holders of each share of PharmAthene Series C Convertible Preferred Stock will receive approximately 1.619 shares of SIGA common stock and warrants to purchase up to approximately 0.028 shares of SIGA common stock for each share of Series C Convertible Preferred Stock. Because these estimates are based on a number of significant assumptions, the actual number of shares of SIGA common stock and warrants to purchase SIGA common stock that will be issued in exchange for the outstanding shares of PharmAthene capital stock may be materially different. Holders of SIGA capital stock are urged to read the discussion of the Merger consideration included in this proxy statement for more detailed information concerning what they will receive in the Merger.

Q:    Will fractional shares of SIGA be paid?

A:     All fractional shares of SIGA common stock to be distributed to an individual stockholder of PharmAthene will be aggregated before determining whether any fractional share remains. Any remaining fractional shares that would otherwise be issuable in the Merger will be rounded to the nearest whole share, with 0.5 shares being rounded up to the next full share.

Q:    Will SIGA stockholders receive any shares as a result of the Merger?

A:     No. You will continue to hold the shares of SIGA common stock that you currently own, but because of the issuance of shares of SIGA common stock to PharmAthene stockholders in the Merger and to the investors in the PIPE, your shares will represent a substantially smaller percentage of the total shares of SIGA that will be outstanding after all of the shares are issued in connection with the Merger and the PIPE.

Q:    When do you expect to complete the Merger?

A:     SIGA and PharmAthene are working to complete the Merger as quickly as possible and hope to complete the Merger by                             , 2006. However, we cannot predict the exact timing of the completion of the Merger because the Merger is subject to certain other conditions.

Q:    Why is SIGA proposing the PIPE?

A:     The combined company requires additional funds to carry on its business. Without additional capital, we do not anticipate that the combined company will be able to meet its expenses or implement its business plans. Since both SIGA and PharmAthene stockholders have a mutual interest in the success of the combined company, a condition to the closing of the Merger, which condition may be waived by the parties to the Merger Agreement, is that SIGA complete, simultaneously with the closing of the Merger, a private offering yielding not less than $15 million of new proceeds. Current PharmAthene stockholders will also convert approximately $10 million of bridge financing into the same securities offered in the PIPE such that at least $25 million of PIPE securities are anticipated to be issued. The total value of securities issued in the PIPE could be as high as $40 million (inclusive of the $10 million of bridge financing). If this condition is met and not waived, we believe that these additional funds, together with the combined company’s existing funds and projected sources of revenue should be sufficient to enable the combined company to operate and carry out its business plans beyond September 30, 2007.

Q:    Why am I being asked to approve the PIPE and the issuance of securities to affiliates of SIGA in the PIPE?

A:     Our shares of common stock are quoted on NASDAQ, and we are, therefore, subject to NASDAQ rules applicable to companies whose shares are in that quotation system. NASDAQ rules require that we obtain stockholder approval of the PIPE for three reasons. First, NASDAQ rules require a company to obtain stockholder approval of the issuance of its shares in a transaction in which the company proposes to issue a number of shares of its common stock that would equal or exceed 20% of the company’s then issued and outstanding shares of common stock, when such shares are being sold at a discount from market price. While the exact terms of the PIPE are not yet known, it is anticipated that the issuance of SIGA common stock in the PIPE will be required to comply with such rules. In addition to shares of common stock, it is anticipated that investors in the PIPE will receive warrants to purchase shares of SIGA common stock. Whether shares issued in the PIPE will be sold at a discount from market price (and if so, the amount of any such discount) has not yet been determined, but even if such shares were sold at the then applicable market price, we believe that NASDAQ could deem the issuance of the shares of SIGA common stock and warrants to purchase shares of SIGA common stock together in the PIPE to be at a discount from the market value of SIGA shares as a result of additional value attributed to the warrants.

Second, NASDAQ rules require stockholder approval of arrangements pursuant to which officers and directors of a company may be issued stock of the company. Certain PharmAthene stockholders are prospective investors in the PIPE and controlling affiliates of such investors are expected to become directors of SIGA upon consummation of the Merger. To the extent that PharmAthene stockholders participating in the PIPE have control persons who will serve on SIGA’s board at the time of the PIPE, you are being asked to consider a proposal to approve the issuance by SIGA of shares to such affiliates in the PIPE.

Third, it is possible, depending on the number of shares issued in the PIPE, that such issuance could result in a change in control of the combined company as a result of the significant dilution of the combined company's stockholders that will occur. The issuance of shares in a transaction that results in a change of control also requires stockholder approval under NASDAQ rules.

Consequently, at the Special Meeting, you will be asked to consider a proposal to approve the issuance by SIGA of shares of its common stock and warrants to purchase shares of its common stock in the PIPE on such terms as are determined by the Board of Directors to be in the best interests of SIGA, subject to the terms set forth in this proxy statement.

Q:    Why are you proposing to change SIGA’s name?

A:     PharmAthene and SIGA each have established well recognized names in the biodefense industry with well developed product candidates that may be used to respond to each of biological and chemical agents. After extensive discussions, the companies have determined that, given the terms and conditions of the Merger and the resulting management and ownership structure, the ongoing use of the PharmAthene name will better serve the best interests of the combined company.

Q:    Why are you proposing a reverse stock split?

A:     Consummation of the Merger will effect a change in control of SIGA, thereby subjecting SIGA to NASDAQ issuer requirements for initial listings rather than those currently applicable to SIGA, i.e., requirements for continued listing. NASDAQ’s initial listing requirements include, among other things, that a company’s stock trade at not less than $4 per share. The last sale price for a share of SIGA stock on [                ], 2006 was $[                    ]. The Board of Directors of SIGA believes that effecting a reverse stock split may be the most efficient method by which to increase the trading price of a share of SIGA stock so that SIGA will be able to comply with this initial listing requirement.

Q:    What will be the effect of the reverse stock split on the authorized and outstanding shares of common stock of the combined company?

A:     The number of shares of issued and outstanding common stock of SIGA will be decreased as a result of the reverse stock split by a factor proportionate to the split. The number of authorized shares of common stock of SIGA will be reduced to 100 million.

Q:    Why are you amending SIGA’s stock option plan?

A:     As part of the Merger, outstanding options to purchase PharmAthene common stock will be converted into options to purchase SIGA common stock at the conversion ratio applicable to the conversion of shares of PharmAthene common stock into shares of SIGA common stock in the Merger. At present, our stock option plan does not authorize the issuance of a sufficient number of shares to allow for the conversion of options in the Merger. We are proposing to increase the number of shares authorized for issuance under the plan from 11,000,000 to 25,250,000 to enable us to complete the Merger, and otherwise have an appropriate number of shares available for future grants. NASDAQ rules require stockholder approval of this amendment to our plan. Of the additional shares of capital stock proposed to be authorized by amendment to SIGA’s certificate of incorporation, we anticipate that 14,250,000 will be allocated to the stock option plan, assuming approval by the stockholders of both the amendment to the certificate of incorporation and the amendment to the stock option plan. Of such shares, 4,075,109 will be allocated for grants to holders of existing PharmAthene stock options upon conversion of the PharmAthene stock options to SIGA stock options. It is also anticipated that options to purchase up to approximately 9.0 million shares of common stock will be granted after the Closing Date to current officers and employees of SIGA and Pharmathene.

Q:    What vote is required by SIGA stockholders to approve the amendments to SIGA’s certificate of incorporation?

A:     In order for the proposed amendments to the certificate of incorporation to be adopted, a majority of the voting shares of SIGA capital stock outstanding as of the Record Date must vote ‘‘FOR’’ the amendments.

Q:    What vote is required by SIGA stockholders to approve the issuance of shares of common stock and warrants to purchase shares of common stock in the Merger and the PIPE and the issuance of securities to affiliates in the PIPE?

A:     In order for SIGA to issue shares of common stock and warrants to purchase shares of common stock in the Merger and the PIPE, including to affiliates in the PIPE, a majority of the votes cast at the Special Meeting, in person or by proxy, must vote ‘‘FOR’’ such issuance.

Q:    What vote is required by SIGA stockholders to approve the amendment of SIGA’s stock option plan?

A:     In order for SIGA to amend its stock option plan, a majority of the votes cast at the Special Meeting, in person or by proxy, must vote ‘‘FOR’’ such amendment.

Q:    Does SIGA’s Board of Directors recommend voting in favor of adoption of the amendments to the certificate of incorporation, the issuance of SIGA’s securities in the Merger and in the PIPE (including the issuance of securities to affiliates), the amendment of the stock option plan and the adjournment of the Special Meeting, if necessary and appropriate, to solicit additional proxies?

A:     Yes. After careful consideration, SIGA’s Board of Directors unanimously determined that the Merger is advisable and is fair to, and in the best interests of, SIGA and its stockholders. SIGA’s Board of Directors unanimously recommends that SIGA stockholders vote ‘‘FOR’’ adoption of the proposed amendments to SIGA’s certificate of incorporation, ‘‘FOR’’ the approval of the issuance of securities in the PIPE, ‘‘FOR’’ the issuance of securities to certain affiliates in the PIPE, ‘‘FOR’’ the amendment of SIGA’s stock option plan, and ‘‘FOR’’ the adjournment of the Special Meeting, if necessary and appropriate, to solicit additional proxies, so that the Merger and the transactions contemplated by the Merger Agreement, including the PIPE and the conversion of options in the Merger, may be consummated.

Q:    Do I have Appraisal Rights?

A:     Under Delaware law, you are not entitled to appraisal rights with respect to the issuance of shares of our common stock in connection with the Merger or any other matters addressed herein.

Q:    What do I need to do now?

A:     We urge you to read and consider the information contained in this proxy statement carefully, including the annexes, and to consider how the Merger will affect you as a stockholder of SIGA. You should then vote as soon as possible. If your shares are held by a broker in ‘‘street name,’’ follow the voting directions provided to you by your broker. If your shares are held in your name, and you wish to vote by proxy, complete your proxy card and indicate how you want to vote. Sign and mail the proxy card in the enclosed return envelope as soon as possible. You should complete, sign and return your proxy card even if you currently expect to attend the Special Meeting and vote in person. Mailing in a proxy card now will not prevent you from later canceling or ‘‘revoking’’ your proxy right up to the day of the Special Meeting, and you will ensure that your shares get voted if you later find you are unable to attend. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR each of the amendments to the certificate of incorporation, FOR the issuance of securities in the Merger and the PIPE, FOR the issuance of securities in the PIPE to certain affiliates of SIGA, and FOR the amendment of the stock option plan.

Q:    If my broker holds my shares in ‘‘street name,’’ will my broker vote my shares for me?

A:     Your broker will vote your shares only if you tell the broker how to vote. To do so, follow the directions your broker provides. If you do not provide voting instructions to your broker, your broker will not vote your shares and the failure to vote will have the same effect as a vote against each of the amendments to the certificate of incorporation, against the issuance of securities in the Merger and PIPE, against the issuance of securities in the PIPE to certain affiliates of SIGA, against the amendment of the stock option plan, and against adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Q:    What if I abstain or do not vote?

A:     If you fail to respond, it will have the same effect as a vote against the proposal to be considered at the Special Meeting.

•	If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals to be considered at the Special Meeting.

•	If you respond and abstain from voting, your proxy will have the same effect as a vote against the proposals to be considered at the Special Meeting.

Officers, directors and stockholders of SIGA, including affiliates of certain directors of SIGA, owning a total of approximately 29% of the outstanding SIGA capital stock have already agreed to vote in favor of each of the proposals.

Q:    Can I change my vote after I have mailed my signed proxy?

A:     Yes. You can change your vote at any time before your proxy is voted at the Special Meeting by taking any of the following actions:

•	delivering to the corporate secretary of SIGA a signed notice of revocation;

•	granting a new, later-dated proxy, which must be signed and delivered to the corporate secretary of SIGA; or

•	attending the Special Meeting and voting in person; however, your attendance at the Special Meeting alone will not revoke your previously delivered proxy.

Q:    Whom should I contact with questions?

A:     If you have any questions about the Merger, you should contact the following:

SIGA Technologies, Inc.
420 Lexington Avenue
Suite 408
New York, NY 10170
Attention: Thomas N. Konatich
Telephone: 212-672-9100

You may also obtain additional information about SIGA from documents filed with the United States Securities and Exchange Commission by following the instructions in the section entitled ‘‘Availability of Reports and Other Information’’ on page 111.

SUMMARY

SIGA is sending this proxy statement to its stockholders. This Summary discusses the most material aspects of the Merger and related transactions, but may not contain all of the information that is important to you. It is not intended to be a complete description and is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement and the documents included with this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics presented in this Summary. To gain a better understanding of the Merger, you should read this entire document carefully, including the Merger Agreement attached as Annex A, the Voting Agreement attached as Annex B, the fairness opinion of Sutter Securities Incorporated attached as Annex C, the proposed amendments to SIGA’s certificate of incorporation attached as Annex D, the proposed amendment to SIGA’s stock option plan attached as Annex E, the PIPE Purchase Agreement attached as Annex F, the Registration Rights Agreement attached as Annex G, the Lock-Up Agreement attached as Annex H and the other documents to which SIGA and PharmAthene refer. You may obtain the additional information without charge by following the instructions in the section entitled ‘‘Availability for Reports and Other Information’'’ on page [        ].

This proxy statement contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward looking statements as a result of the factors described under the heading ‘‘Risk Factors’’ and elsewhere in this proxy statement. All references to ‘‘SIGA,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ and/or ‘‘our’’ in this proxy statement refer to SIGA Technologies, Inc. Unless otherwise noted, all references to ‘‘PharmAthene’’ refer to PharmAthene, Inc. and its wholly-owned subsidiary PharmAthene Canada, Inc.

The Special Meeting (page 26)

The Special Meeting will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, 29th Floor, New York, New York 10036 EDT on                             , 2006. At the Special Meeting, SIGA stockholders will be asked:

1.	To consider and approve an amendment to the certificate of incorporation of SIGA to increase the number of authorized shares of capital stock to 310,000,000, divided into 300,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

2.	To consider and approve an amendment to the certificate of incorporation of SIGA to change the name of the Company to PharmAthene, Inc.

3.	To consider and approve five alternative amendments to the certificate of incorporation of SIGA, each of which would effect a reverse stock split of the common stock of the combined company at a ratio of between 1-for-3 and 1-for-7.

4.	To consider and approve a proposal to issue up to 87,234,130 shares of SIGA common stock and warrants to purchase up to 5,817,461 shares of SIGA common stock to the stockholders of PharmAthene, Inc. as merger consideration for the merger of a wholly-owned subsidiary of SIGA into PharmAthene, Inc.

5.	To consider and approve a proposal to issue shares of SIGA common stock, together with warrants to purchase shares of SIGA common stock, in a private offering to certain investors (the ‘‘PIPE’’).

6.	To consider and approve a proposal to issue shares of SIGA common stock and warrants to purchase SIGA common stock to certain investors who we expect will be considered affiliates of SIGA at the closing of the PIPE.

7.	To consider and approve an amendment of SIGA's stock option plan to increase the number of shares of common stock reserved for issuance under the plan from 11,000,000 to 25,250,000 shares; and

8.	To consider and approve a proposal to adjourn the Special Meeting, if necessary and appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes for the foregoing proposals.

9.	To transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Although the proposals presented in this proxy statement are discussed and will be voted upon individually, and require stockholder approval for different reasons, as described herein, stockholders should consider all of the proposals together as being presented for the purpose of effectuating the Merger. Consequently, if one or more of the separate proposals is not approved by SIGA’s stockholders, it is unlikely that the Merger will be consummated, even if the remainder of the proposals have been approved. Moreover, if the issuance of SIGA shares in the Merger, or the issuance of SIGA shares in connection with the PIPE, is not approved by SIGA’s stockholders, other proposals presented herein that may have been approved by the stockholders (for example, the increase of shares authorized under SIGA’s stock option plan and the reverse stock split) may not be implemented by SIGA, as they are, among other things, contingent upon the consummation of the Merger. Notwithstanding the foregoing, the Boards of Directors of SIGA and PharmAthene have the authority to waive their respective conditions set forth in the Merger Agreement, including the completion of the PIPE, and if they do so, the Merger may be consummated even if, in the absence of such a waiver, a condition or conditions precedent contained in the Merger Agreement would not have been satisfied. In addition, the implementation of the reverse stock split, if approved, will be in the discretion of the Board of Directors.

The Special Meeting will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, 29th Floor, New York, New York 10036. You can vote, or submit a proxy to vote, at the Special Meeting if you were a record holder of SIGA capital stock at the close of business on                             , 2006. If a broker holds your shares in ‘‘street name,’’ you can vote by following the instructions provided by your broker. If your shares are held in your name, you can vote your shares by attending the meeting and voting in person or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy at any time before it has been voted.

Voting (page 27)

Approval of the amendments to the certificate of incorporation requires the affirmative vote of the majority of the outstanding voting capital stock of SIGA assuming a quorum is present at the Special Meeting in person or by proxy. The proposal to issue and sell shares of SIGA common stock and warrants to purchase shares of SIGA common stock in the Merger and the PIPE, the proposal to issue and sell securities in the PIPE to certain affiliates of SIGA and the proposal to amend the stock option plan each require the affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy.

The Companies

SIGA Technologies, Inc.
420 Lexington Avenue
Suite 408
New York, NY 10170
Telephone:    212-672-9100

SIGA is a biotechnology company which aims to discover, develop and commercialize novel anti-infectives, antibiotics and vaccines for serious infectious diseases, including products for use in defense against biological warfare agents such as smallpox and arenaviruses (hemorrhagic fevers). Our lead product, SIGA-246, is an orally administered anti-viral drug that targets the smallpox virus. In

December 2005, the Food and Drug Administration (‘‘FDA’’) accepted our Investigational New Drug (‘‘IND’’) application for SIGA-246 and granted the program ‘‘Fast-Track’’ status. Our anti-viral programs are designed to prevent or limit the replication of the viral pathogen. Our anti-infectives programs are aimed at the increasingly serious problem of drug resistance. We are also developing a technology for the mucosal delivery of our vaccines which may allow the vaccines to activate the immune system at the mucus lined surfaces of the body — the mouth, the nose, the lungs and the gastrointestinal and urogenital tracts — the sites of entry for most infectious agents.

PharmAthene, Inc.
175 Admiral Cochrane Drive
Suite 101
Annapolis, MD 21701
Telephone: 410-571-8920

PharmAthene is a Delaware corporation engaged in the discovery and development of new human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to chemical and biological weapons. PharmAthene’s mission is to seize leadership in this emerging area by developing a portfolio of products urgently needed by the U.S. Government and its allies. PharmAthene has two products under development that are intended to provide protection from anthrax and chemical threats. Beyond its initial focus in biodefense, PharmAthene intends to identify and develop dual-use technologies which have application and indications in broader commercial markets.

PROPOSAL 1 — APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK

General (page 29)

The Merger Agreement, pursuant to which a newly-formed wholly-owned subsidiary of SIGA will merge with and into PharmAthene, provides that as consideration for the conversion of their shares of PharmAthene capital stock in the Merger, the stockholders of PharmAthene will receive 87,234,130 shares of SIGA common stock for their shares of PharmAthene stock, which is approximately 67.28% of our outstanding common stock (including, for the purpose of this calculation, all options and warrants exerciseable for $2.00 or less and one-half of all options and warrants exercisable for greater than $2.00). In addition, the stockholders of PharmAthene will receive warrants to purchase up to                           shares of SIGA common stock. Of the consideration allocated to the holders of PharmAthene equity, 4.46% is attributable to option holders of PharmAthene whose options are being converted into options for SIGA common stock in the Merger. (See ‘‘Pro Forma Capitalization’’ on page [        ]). As a result of this option conversion, SIGA would be obligated to issue an aggregate of up to 4,075,109 shares of its common stock upon exercise of the SIGA stock options received by PharmAthene option holders in the Merger and 205,356 shares of its common stock upon the exercise of SIGA warrants received by holders of options to purchase PharmAthene common stock. In order to have a sufficient number of shares available to issue to PharmAthene stockholders pursuant to the Merger and to effectuate the other transactions relating to the Merger (including the private placement described below under ‘‘the PIPE’’ as well as the exercise of derivative securities issued in connection with the Merger and PIPE), we must amend our certificate of incorporation to increase the number of authorized shares of common stock by 250,000,000, to a total of 300,000,000 shares authorized.

Structure of the Merger (page 29)

The Merger Agreement provides that a wholly-owned subsidiary of SIGA formed for the purpose of consummating the Merger will merge with and into PharmAthene. PharmAthene will be the surviving corporation in the Merger, and will become our subsidiary as a result of the Merger. Upon consummation of the Merger, and assuming approval by the stockholders of the proposed amendments to the certificate of incorporation described in this proxy statement and of the issuance of our shares in the Merger, we will change our name to PharmAthene, Inc. We will also change the name of our subsidiary, PharmAthene, Inc., to PharmAthene Holding, Inc. When we complete the Merger, a number of PharmAthene directors and officers will become directors and members of management of SIGA. We hope to complete the Merger as soon as possible following the Special Meeting.

Why the Directors Believe that the Merger is Fair (page [    ])

Our Board of Directors considered a variety of positive and negative factors in approving the Merger. Our Board of Directors believes that the positive factors provide value to us at least equal to the negotiated Merger consideration, and offset the risks associated with the Merger. There can be no assurance, however, that such will be the case.

The Merger Agreement (page 38

The Merger Agreement is included as Annex A to this proxy statement and a detailed summary thereof may be found at ‘‘The Merger’’ at page [        ]. It is the legal document that governs the Merger and is incorporated herein by reference.

Conditions to Completion of the Merger (page 43)

The Merger will be completed if certain conditions are met. Among these is the condition that we complete a private placement of our equity securities (the ‘‘PIPE’’) yielding proceeds to us of not less than $25 million (which amount includes approximately $10 million in principal amount of bridge loan notes of PharmAthene which will be converted into SIGA securities in the PIPE). (See ‘‘The PIPE’’ at page [    ]). The issuance of our shares in the PIPE will result in additional dilution of the ownership interests in the combined company for current SIGA stockholders, and could result in a change of control of the combined company. (See ‘‘Pro Forma Capitalization’’ on page [    ]). Current PharmAthene stockholders are expected to be among the investors in the PIPE, and the Company expects that potential investors in the PIPE may also include current stockholders of SIGA. The purpose of the PIPE is to provide the Company with sufficient working capital to fund its anticipated operational expenses and overhead for the next twelve months.

If legally permitted, SIGA or PharmAthene may each waive conditions for the benefit of their respective companies and stockholders and complete the Merger even though one or more of these conditions has not been met. We cannot assure you that the conditions will be satisfied or waived or that the Merger will occur.

Opinion of SIGA’s Financial Advisor (page 31)

In connection with the proposed Merger, SIGA’s financial advisor, Sutter Securities Incorporated (‘‘Sutter’’), delivered its original written opinion, dated June 2, 2006, to the Board of Directors of SIGA to the effect that, as of the date of the opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Sutter, the consideration to be paid in the Merger to PharmAthene stockholders was fair to SIGA’s stockholders from a financial point of view. Sutter subsequently issued its updated written opinion to the Board of Directors of SIGA, dated the date hereof. The full text of Sutter’s written opinion, dated as of the date hereof, is attached to this proxy statement as Annex C. SIGA encourages you to read this opinion carefully in its entirety, and the more detailed discussion of this fairness opinion provided in this proxy statement, for a description of the procedures followed, assumptions made, matters considered, and limitations on the review undertaken. Sutter’s opinion is addressed to the SIGA Board of Directors and does not constitute a recommendation to any stockholder as to any matters relating to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 35)

Although no legal opinion or ruling from the Internal Revenue Service will be sought with respect to the tax consequences of the Merger, SIGA and PharmAthene intend to treat the exchange of PharmAthene capital stock for SIGA common stock in the Merger as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

Interests of Officers and Directors in the Merger and Private Placement (page 37)

Following the consummation of the Merger, all but one of the members of the Board of Directors of SIGA will resign and the new board members will be appointed by Paul G. Savas, the remaining member of the SIGA Board. It is also anticipated that Thomas Konatich, the current Acting Chief Executive Officer and Chief Financial Officer of SIGA, will no longer be employed by the combined company. Under his employment agreement, he will be entitled to receive a severance payment as a result of the change of control. Dennis Hruby, SIGA’s Chief Scientific Officer, is expected to serve as a vice president of the combined company following the Merger.

Our Board of Directors has unanimously approved the amendment of the certificate of incorporation to increase authorized capital stock and recommends that you vote FOR such amendment.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME

Change of Corporate Name (page 47)

PharmAthene and SIGA each have established well recognized names in the biodefense industry with well developed product candidates that may be used to respond to each of biological and chemical agents. After extensive discussions, the companies have determined that given the terms and conditions of the Merger and the resulting management and ownership structure, that the ongoing use of the PharmAthene name will better serve the best interests of the combined company.

Our Board of Directors has unanimously approved the amendment to the Certificate of Incorporation to change the Company’s name and recommends that you vote FOR such amendment.

PROPOSAL 3 — APPROVAL OF FIVE ALTERNATIVE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

At the Special Meeting, SIGA Stockholders will be asked to vote upon a proposal which would allow the Board of Directors, in its discretion, to amend the certificate of incorporation of SIGA to effect a reverse stock split after the consummation of the Merger and, if completed, the PIPE. The Board of Directors may effect only one reverse stock split pursuant to this proposal at one of the five possible ratios hereafter described. Under the proposed alternative amendments, each outstanding 3, 4, 5, 6 or 7 shares of the authorized and issued and outstanding common stock of the combined company would be combined, converted and changed into one share of common stock. Upon the effectiveness of one such amendment, the other amendments would be abandoned and all such amendments could be abandoned, in all cases at the sole discretion of the Board of Directors. The primary purpose of the reverse split would be to increase the price of the shares of the combined company in order to comply with NASDAQ listing requirements.

Because current PharmAthene stockholders will own a majority of the shares of SIGA’s common stock upon completion of the Merger, a change of control of SIGA will be deemed to have occurred at that time, and SIGA will, as a consequence of having undergone a change of control, become subject to NASDAQ’s more stringent requirements for an initial listing, rather than continued listing, of its stock. NASDAQ requires, in connection with an initial listing, that the trading price of an

issuer’s stock be not less than $4 per share. At                     , 2006, SIGA’s common stock was trading at $         per share. We do not know what the trading price will be following the Merger, but assuming that it will still be below $4.00 per share, our Board of Directors believes that the most efficient way to increase the trading price of SIGA’s common stock to a level that will comply with NASDAQ’s initial listing requirements is likely to be the implementation of a reverse stock split. You will, therefore, be asked to consider and approve a proposal to give the Board of Directors the authority to, in its discretion, amend the certificate of incorporation to effect a reverse stock split at one of the approved ratios.

Our Board of Directors has unanimously agreed to recommend to our stockholders that they approve, subject to a subsequent board vote, the amendment to our certificate of incorporation to approve a reverse stock split.

PROPOSAL 4 — APPROVAL OF THE ISSUANCE OF SHARES AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK IN THE MERGER

The Merger (page 49)

Consummation of the Merger will result in a change of control of SIGA. Prior to the Merger, current stockholders of SIGA own 100% of the voting power of SIGA capital stock. Following the Merger but prior to the PIPE, they will own up to approximately 23.7% of such capital stock in the aggregate. Current PharmAthene stockholders will, following the Merger but prior to the PIPE, own, in the aggregate, up to 76.3% (67.28% on a fully-diluted basis) of SIGA’s outstanding common stock in addition to the warrants to purchase SIGA common stock they will receive at the closing. In addition, designees of PharmAthene will constitute a majority of the Board of Directors of SIGA following the closing of the Merger. NASDAQ rules require that a company obtain stockholder approval of the issuance of securities in a transaction the result of which would be a direct or indirect change of control of the company. We are, therefore, asking you to approve the issuance of our shares and warrants to purchase our shares to the stockholders of PharmAthene in the Merger.

Our Board of Directors has unanimously approved the Merger, including the issuance of our shares and warrants to purchase our shares to PharmAthene stockholders as consideration for the Merger, and recommends that you vote FOR such proposed issuance.

PROPOSAL 5 — APPROVAL OF THE ISSUANCE OF SIGA SECURITIES IN A PRIVATE OFFERING FOR AN AGGREGATE PURCHASE PRICE OF UP TO $40,000,000

The PIPE (page 49)

At the Special Meeting, SIGA stockholders will be asked to vote upon a proposal to approve the issuance of shares of SIGA securities pursuant to purchase agreements (collectively, the ‘‘Purchase Agreements’’) between SIGA and certain investors yet to be determined. The Purchase Agreements are expected to provide for a private offering (the ‘‘PIPE’’) either of shares of SIGA common stock alone, or of units consisting of shares of SIGA common stock and warrants to purchase shares of SIGA common stock (the ‘‘PIPE Warrants’’), upon such terms as the Board of Directors may deem to be in the best interests of SIGA, for an aggregate consideration of up to $40 million (inclusive of the conversion by current PharmAthene stockholders, including PharmAthene's Chief Executive Officer, of approximately $10 million of bridge financing into the same securities offered in the PIPE). The price per share of the common stock issued and sold by SIGA in the PIPE is likely to be based on the closing price of SIGA’s common stock reported on NASDAQ immediately prior to the pricing of the PIPE. NASDAQ requires a company to obtain stockholder approval of the issuance of its shares in a transaction in which the company proposes to issue a number of shares of common stock that would equal or exceed 20% of the company’s then issued and outstanding shares of common stock, when such shares are being sold at a discount from market price. Although the number of shares that we issue and sell in the PIPE has not been determined as of the date of this proxy statement, the Board of Directors anticipates that the terms of any such securities would be such that the issuance thereof could be subject to this NASDAQ requirement. In addition, although it has not yet been determined whether the shares issued in the PIPE will be sold at a discount from market price (or if so, the amount of any such discount), even if such shares are sold at market price we believe that the NASDAQ could deem the issuance of the shares in the PIPE to be at a discount as a result of value attributed to the PIPE Warrants, if any are issued.

The purpose of the PIPE is to provide the combined company with necessary working capital. We believe that the additional capital is necessary for the combined company to be able to implement its business plans. Since both SIGA and PharmAthene stockholders have a mutual interest in the success of the combined company, the Merger Agreement requires, as a condition to the closing of the Merger, which condition may be waived by the parties to the Merger Agreement, that SIGA will complete, simultaneously with the closing of the Merger, a private offering yielding not less than $15 million of new proceeds. Current PharmAthene stockholders will also convert approximately $10 million of bridge financing into the same securities offered in the PIPE such that at least $25 million of PIPE securities are anticipated to be issued. The total value of shares issued in the PIPE could be as high as $40 million (inclusive of the $10 million of bridge financing). In order to comply with the possible application of NASDAQ rules to the potential issuance of any securities in the PIPE, SIGA is seeking stockholder approval for this proposal so that the SIGA Board of Directors will have the flexibility to enter into and close the PIPE on such terms as the Board of Directors deems to be in the best interests of SIGA.

The terms of the Purchase Agreements and the Warrants and the other terms of the PIPE are complex. This summary of the terms is general in nature and is qualified by reference to the more detailed description in this proxy statement at page 49, and to the actual form of the Purchase Agreements (which includes the form of Warrant), which is attached as Annex F hereto. Stockholders desiring a more complete understanding of the general terms of the Purchase Agreements and the PIPE are urged to review the form of Purchase Agreement.

The Board of Directors approved the issuance of our securities in the PIPE and recommends voting FOR the approval of the issuance of SIGA securities in the PIPE.

PROPOSAL 6 — APPROVAL OF THE ISSUANCE OF SECURITIES IN THE PIPE TO CERTAIN AFFILIATES OF SIGA

The PIPE (page [    ]

Investors in the PIPE will include current stockholders of PharmAthene. Certain persons in control positions of these stockholders are expected to become members of SIGA’s Board of Directors upon consummation of the Merger. These individuals are also affiliates of PharmAthene’s current institutional stockholders. NASDAQ rules require a company to obtain stockholder approval of certain arrangements pursuant to which officers and directors of a company may be issued stock of the company. To the extent that PharmAthene stockholders participating in the PIPE have control persons who will serve on the Board of Directors of SIGA upon the consummation of the Merger, you are being asked to consider a proposal to approve the issuance by SIGA of securities to such affiliates in the PIPE.

The Board of Directors has unanimously approved the issuance of our securities in the PIPE to certain affiliates and recommends voting FOR the approval of the issuance of SIGA securities to certain affiliates of SIGA in the PIPE.

PROPOSAL 7 — APPROVAL OF AMENDMENT TO STOCK OPTION PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 11,000,000 SHARES TO 25,250,000 SHARES

NASDAQ rules require stockholder approval of material amendments to stock option plans. Our stockholders are being asked to approve an amendment of the Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan of SIGA Technologies, Inc. (the ‘‘SIGA Option Plan’’) to increase the number of shares of common stock reserved for issuance thereunder from 11,000,000 to 25,250,000 shares. In the Merger, options to purchase PharmAthene shares outstanding immediately prior to consummation of the Merger will be converted into units consisting of options to purchase shares of SIGA common stock and warrants to purchase shares of SIGA common stock at the exchange ratio of ratio 2.1 options for each option to purchase one share of PharmAthene common stock. In order to have sufficient shares authorized under the SIGA Option Plan for the issuance of SIGA shares upon exercise of these converted options, as well as upon the exercise of other outstanding SIGA stock options and options to be granted in the future, we must increase the number of shares of common stock reserved for issuance under the SIGA Option Plan.

Our Board of Directors has unanimously approved the amendment of the SIGA Option Plan and recommends voting FOR such amendment.

PROPOSAL 8 — APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY AND APPROPRIATE, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES FOR THE FOREGOING PROPOSALS.

If SIGA fails to receive a sufficient number of votes to approve any of Proposals 1 through 7. SIGA may propose to adjourn the Special Meeting for a period of not more than 60 days for the purpose of soliciting additional proxies to approve any proposal that fails to receive a sufficient number of votes. Proxies initially cast in favor of a proposal will be voted in favor of such proposal at the Special Meeting subsequently convened within 60 days of the Special Meeting so adjourned or postponed unless those proxies are revoked as described under ‘‘Revocation of Proxies.’’ SIGA does not intend currently to propose adjournment of the Special Meeting if it has sufficient votes to approve Proposals 1 through 7.

Approval of the proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies requires (assuming a quorum is present) the affirmative vote of a majority of the votes cast at the Special Meeting in person or by proxy.

Our Board of Directors recommends voting FOR any such necessary and appropriate adjournment.

RISK FACTORS

SIGA stockholders should carefully consider the following factors in evaluating whether to approve the amendments to the certificate of incorporation, the issuance of securities in the Merger and the PIPE, the issuance of securities in the PIPE to certain affiliates of SIGA and the amendment to the SIGA Option Plan. These factors should be considered in conjunction with the other information included in this proxy statement and enclosed herewith. Additional risks and uncertainties not presently known to SIGA or PharmAthene, or that are not currently believed to be important to you, also may adversely affect the Merger and the combined company following the Merger.

Risks Related to the Business of the Combined Company

It is expected that the combined company will incur net losses and negative cash flow for the foreseeable future.

Each of SIGA and PharmAthene has incurred significant losses since their respective commencements of operations. For the year ended December 31, 2005, PharmAthene incurred an operating loss of approximately $23.4 million. For the year ended December 31, 2005, SIGA incurred an operating loss of approximately $2.3 million. The pro forma combined accumulated deficit of the combined company is approximately $83.3 million at March 31, 2006. The two companies’ losses to date have resulted principally from research and development costs related to the development of their product candidates and general and administrative costs related to their operations.

It is expected that the combined company will incur substantial losses for the foreseeable future as a result of increases in its research and development costs, including costs associated with conducting preclinical testing, clinical trials and regulatory compliance activities.

The combined company’s likelihood for achieving profitability will depend on numerous factors, including success in:

•	developing and testing new product candidates;

•	carrying out the combined company’s intellectual property strategy;

•	establishing the combined company’s competitive position;

•	pursuing third-party collaborations;

•	acquiring or in-licensing products;

•	receiving regulatory approvals;

•	manufacturing and marketing products;

•	obtaining government procurement contracts from the Department of Defense and other government agencies and programs, including Project BioShield; and

•	continuing to receive government funding and identifying new government funding opportunities.

Many of these factors will depend on circumstances beyond the combined company’s control. We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, then our business, results of operations, financial condition and cash flows will be materially and adversely affected. Because our strategy might include acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

The combined company is in various stages of product development and there can be no assurance of successful commercialization.

In general, the combined company’s research and development programs are at an early stage of development. To obtain FDA approval for the combined company’s biological warfare defense products under the current FDA regulation, we will be required to perform two animal models and provide animal and human safety data. The combined company’s other products will be subject to the relevant approval guidelines under FDA regulatory requirements which include a number of phases of testing in humans.

Neither SIGA nor PharmAthene has commercialized any products or recognized any revenue from product sales. In December 2005, the FDA approved SIGA’s IND application for SIGA-246. SIGA initiated Phase I clinical trials in the second quarter of 2006. Valortim, PharmAthene’s anthrax treatment, is currently in late preclinical and early clinical stages of development. The combined company expects that it must conduct significant additional research and development activities before it will be able to receive final regulatory approval to commercialize SIGA-246 or Valortim. In addition, Protexia, Pharmathene’s nerve agent countermeasure, is in the pre-clinical stage of development and must also undergo clinical trials and receive regulatory approval before it can be commercialized.

Other than the SIGA-246 and Valortim product candidates, the research and development programs for the combined company are at an early stage of development. Other drug candidates developed by the combined company will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. SIGA cannot be sure the approach of the combined company to drug discovery will be effective or will result in the development of any drug. SIGA does not expect that any drugs resulting from the research and development efforts of the combined companies will be commercially available for many years, if at all.

Even if the combined company receives initially positive pre-clinical or clinical results, such results do not indicate that similar results will be obtained in the later stages of drug development, such as additional pre-clinical testing or human clinical trials.

All of the combined company’s potential product candidates will be prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of its product candidates will or can:

•	be safe, non-toxic and effective and otherwise meet applicable regulatory standards;

•	develop into commercially viable drugs;

•	be manufactured or produced economically and on a large scale;

•	be successfully marketed; and

•	achieve customer acceptance.

Even if the combined company succeeds in developing and commercializing its product candidates, it may never generate sufficient or sustainable revenue to enable it to be profitable.

Furthermore, even if the product candidates of the combined company are successful when tested in animals, such success would not be a guarantee of the effectiveness and safety of such product candidates in humans. PharmAthene’s first product candidate, its Dominate Negative Inhibitor (‘‘DNI’’), was demonstrated to be effective in animal testing, but was determined to be unsafe for humans following clinical trials in human subjects. The DNI program was subsequently terminated. There can be no assurances that one or more of the combined company’s future product candidates would not similarly fail to meet safety standards in human testing, even if those product candidates were found to be effective in animal studies. Nor can there be any assurances that any such product candidates will prove to be effective in humans.

Most of the combined company’s immediately foreseeable future revenues are contingent upon grants and contracts from the United States government and collaborative and license agreements and the combined company may not achieve sufficient revenues from these agreements to attain profitability.

Until and unless the combined company successfully markets a product, its ability to generate revenues will largely depend on its ability to enter into additional collaborative agreements, strategic alliances, research grants, contracts and license agreements with third parties, including, without limitation, the U.S. government and branches and agencies thereof, and maintain the agreements it currently has in place. Substantially all of the revenue of SIGA and PharmAthene for the years ended December 31, 2005, 2004 and 2003, respectively, were derived from revenues related to grants, contracts and license agreements. SIGA’s current revenue is derived from contract work being performed for the NIH under two major grants which are scheduled to expire in September 2006 and two contracts with the U.S. Army which expire in September 2006 and December 2007, respectively. These agreements are for specific work to be performed under the agreements and could only be canceled by the other party thereto for non-performance.

In addition, the combined company’s business plan calls for significant payments from milestone based collaborative agreements. The combined company may not earn significant milestone payments under its existing collaborative agreements until its collaborators have advanced products into clinical testing, which may not occur for many years, if at all.

SIGA has material agreements with the following collaborators:

•	National Institutes of Health. Under its collaborative agreement with the NIH, SIGA was awarded federal government grants under the Small Business Innovation Research (‘‘SBIR’’) program totaling approximately $11.1 million in 2004. The term of these grants expires in September 2006. SIGA is paid as the work is performed and the agreement can be cancelled for non-performance. SIGA also has an agreement whereby the NIH is required to conduct and pay for the clinical trials of its strep vaccine product through phase II human trials. The NIH can terminate the agreement on 60 days written notice. If terminated, SIGA will receive copies of all data, reports and other information related to the trials. If terminated, SIGA would have to find another source of funds to continue to conduct the trials.

•	United States Army Medical Research and Material Command (‘‘USAMRMC’’). In September 2005 SIGA entered into a $3.2 million, one year contract with USAMRMC. The agreement, for the rapid identification and treatment of anti-viral diseases, is funded through the USAF. It is anticipated that work under the agreement will aid the USAF Special Operations Command in its use of computational biology to design and develop specific countermeasures against biological threat agents smallpox and adenovirus.

•	Saint Louis University. On September 1, 2005, SIGA entered into an agreement with Saint Louis University for the continued development of one of SIGA’s smallpox drugs. The agreement was funded through the NIH. Under the agreement, SIGA received approximately $1.0 million during the term of September 1, 2005 to February 28, 2006.

•	United States Army Medical Research Acquisition Activity (‘‘USAMRAA’’). In December 2002, SIGA entered into a four year contract with USAMRAA to develop a drug to treat smallpox.

•	Rockefeller University. The term of SIGA’s agreement with Rockefeller is for the duration of the patents and a number of pending patents. As SIGA does not currently know when any patents pending or future patents will expire, SIGA cannot at this time definitively determine the term of this agreement. The agreement can be terminated earlier if SIGA is in breach of the provisions of the agreement and does not cure the breach in the allowed cure period.

•	Oregon State University. OSU is a signatory of SIGA’s agreement with Rockefeller. The term of this agreement is for the duration of the patents and a number of pending patents. As SIGA does not currently know when any patents pending or future patents will expire, SIGA cannot at this time definitively determine the term of this agreement. The agreement can be terminated earlier if SIGA is in breach of the provisions of the agreement and does not cure the breach in the allowed cure period.

•	Washington University. SIGA has licensed certain technology from Washington University under a non-exclusive license agreement. The term of SIGA’s agreement with Washington

University is for the duration of the patents and a number of pending patents. As SIGA does not currently know when any patents pending or future patents will expire, SIGA cannot at this time definitively determine the term of this agreement. The agreement cannot be terminated unless SIGA fails to pay its share of the joint patent costs for the technology licensed.

•	Regents of the University of California. SIGA has licensed certain technology from Regents under an exclusive license agreement. SIGA is required to pay minimum royalties under this agreement.

•	TransTech Pharma, Inc. Under SIGA’s collaborative agreement with TransTech Pharma, a related party to SIGA, TransTech Pharma is collaborating with SIGA on the discovery, optimization and development of lead compounds to certain therapeutic agents. SIGA and TransTech Pharma have agreed to share the costs of development and revenues generated from licensing and profits from any commercialized products sales. The agreement will be in effect until terminated by the parties or upon cessation of research or sales of all products developed under the agreement.

PharmAthene has a material agreement with Medarex, Inc., to develop Valortim, its fully human monoclonal antibody product designed to protect against and treat inhalation anthrax. Under the agreement with Medarex, PharmAthene will be entitled to a variable percentage of profits derived from sales of Valortim, depending on the amount of its investment. In addition, PharmAthene has entered into licensing and research and development agreements with a number of other parties and collaborators.

The combined company may need additional capital in the future. If additional capital is not available or not available on acceptable terms, the combined company may be forced to delay or curtail the development of its product candidates.

The combined company’s requirements for additional capital may be substantial and will depend on many other factors, including:

•	continued funding by the Department of Defense and other branches and agencies of the United States Government;

•	payments received under present or future collaborative partner agreements;

•	continued progress of research and development of the combined company’s products;

•	the combined company’s ability to license compounds or products from others;

•	costs associated with protecting the combined company’s intellectual property rights;

•	development of marketing and sales capabilities; and

•	market acceptance of the combined company’s products.

To the extent the combined company’s capital resources are insufficient to meet future capital requirements, it will have to raise additional funds to continue the development of its product candidates. We cannot assure you that funds will be available on favorable terms, if at all. To the extent the combined company raises additional capital through the sale of securities, the issuance of those securities could result in dilution which may be substantial to the combined company’s stockholders. In addition, if the combined company incurs debt financing, a substantial portion of its operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for the combined company’s business activities. If adequate funds are not available, the combined company may be required to curtail significantly its development and commercialization activities.

Biodefense treatment and drug development is an expensive and uncertain process, and delay or failure can occur at any stage of the combined company’s development process.

To develop biodefense treatment and drug candidates, the combined company must provide the FDA and foreign regulatory authorities with clinical data that demonstrates adequate safety and immune response. Because humans are not normally exposed to anthrax, nerve agents, smallpox or to other lethal biotoxins or chemical agents, statistically significant effectiveness of the combined company’s biodefense product candidates cannot be demonstrated in humans, but instead must be demonstrated, in part, by utilizing animal models before they can be approved for commercial sale. In addition, because the effectiveness of the combined company’s biodefense product candidates cannot be demonstrated in humans, the combined company will not know the long term adverse reactions to its products. Additionally, few facilities in the U.S. have the capability of testing animals with anthrax, smallpox or nerve agent exposure. The combined company may not be able to secure clinical contracts to conduct the testing in a predictable timeframe or at all.

Even if the combined company completes the development of its products, if the U.S. government does not purchase sufficient quantities of its nerve agent countermeasure and anthrax treatment products, the combined company may be unable to generate sufficient revenues to continue operations.

Changes in government budgets and agendas may result in a decreased and de-prioritized emphasis on procuring the biodefense products the combined company will develop. Government contracts typically contain provisions that permit cancellation in the event that funds are unavailable to the governmental agency. Furthermore, the combined company cannot be certain of the timing of any purchases. Additionally, substantial delays or cancellations of purchases could result from protests or challenges from third parties. If the U.S. government fails to purchase the combined company’s products, it may be unable to generate sufficient revenues to continue operations. Similarly, if the combined company develops products that are approved by the FDA, but the U.S. government does not place sufficient orders for these products, the combined company’s future business will be harmed.

The combined company may fail to obtain contracts to supply the strategic national stockpiles of anthrax treatments to the U.S. government.

The U.S. government has undertaken commitments to help secure improved countermeasures against bioterrorism, including the stockpiling of treatments and vaccines for anthrax through a program known as the Strategic National Stockpile. However, the process of obtaining government contracts is lengthy and uncertain and the combined company will have to compete for each contract. The combined company can not be certain that it will be awarded any contracts to supply a government stockpile of anthrax treatment. It is possible that future awards to provide the U.S. government with emergency stockpiles of anthrax treatments will be granted solely to other suppliers. If the U.S. government makes significant future contract awards for the supply of its emergency stockpile to the combined company’s competitors, the combined company’s business will be harmed and it is unlikely that the combined company will ultimately be able to commercialize that particular treatment or product.

U.S. government agencies have special contracting requirements, which create additional risks.

The combined company anticipates that its primary sales will be to the U.S. government. U.S. government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which will subject the combined company to additional risks. These risks include the ability of the U.S. government to unilaterally:

•	suspend or prevent the combined company for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	terminate the combined company’s contracts;

•	reduce the scope and value of the combined company’s contracts;

•	audit and object to the combined company’s contract-related costs and fees, including allocated indirect costs;

•	control and potentially prohibit the export of the combined company’s products; and

•	change certain terms and conditions in the combined company’s contracts.

The U.S. government will be able to terminate any of its contracts with the combined company either for its convenience or if the combined company defaults by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions would generally enable the combined company to recover only the combined company’s costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and would make the combined company liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

Delays in successfully completing the combined company’s clinical trials could jeopardize its ability to obtain regulatory approval or market its product candidates on a timely basis.

The combined company will not be able to successfully commercialize its products without first demonstrating adequate evidence of effectiveness in animal models, and in certain cases, demonstrating safety and immune response in humans through clinical trials. Any delay or adverse clinical events arising during any of its clinical trials could force the combined company to abandon a product altogether or to conduct additional clinical trials in order to obtain approval from the FDA or other regulatory bodies. These clinical trials are lengthy and expensive, and the outcome is uncertain.

Completion of the combined company’s clinical trials, announcement of results of the trials and the combined company’s ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•	slower-than-anticipated enrollment of volunteers in the trials;

•	lower-than-anticipated recruitment or retention rate of volunteers in the trials;

•	adverse events related to the products;

•	unsatisfactory results of any clinical trial;

•	mistakes or delays on the part of third-party investigators that perform the combined company’s clinical trials; or

•	different interpretations of the combined company’s preclinical and clinical data, which could initially lead to inconclusive results.

The combined company’s development costs will substantially increase if it has material delays in any clinical trial or if it needs to perform more or larger clinical trials than planned. If the delays are significant, or if any of the combined company’s products do not prove to be safe or effective or do not receive required regulatory approvals, the combined company’s financial results and the commercial prospects for its product candidates will be harmed. Furthermore, the combined company’s inability to complete its clinical trials in a timely manner could jeopardize its ability to obtain regulatory approval.

The combined company may fail to fully realize the potential of Valortim and of its co-license arrangement with its partner in the development of Valortim.

PharmAthene and Medarex are co-developing Valortim, PharmAthene’s monoclonal antibody product candidate, and are in the process of a Phase I study of Valortim. The results of the Phase I study are expected in the third quarter of 2006. If the results of this study are negative, or if there are delays in the regulatory approval of Valortim, the combined company will not be able to fully realize the potential value of the development of Valortim.

If the combined company cannot enter into new licensing arrangements, its ability to develop a diverse product portfolio could be limited.

A component of the combined company’s business strategy will be in-licensing compounds and products developed by other pharmaceutical and biotechnology companies or academic research laboratories that may be marketed and developed or improved upon using the combined company’s novel technologies. Competition for promising compounds or products can be intense. If the combined company is not able to identify new licensing opportunities or enter into other licensing arrangements on acceptable terms, it may be unable to develop a diverse portfolio of products.

The combined company will face competition from several companies with greater financial, personnel and research and development resources.

The biopharmaceutical industry is characterized by rapid and significant technological change. The combined company’s success will depend on its ability to develop and apply its technologies in the design and development of its product candidates and to establish and maintain a market for its product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products. Many of these companies have substantially greater financial, technical, research and development, and human resources than those of the combined company. Competitors may develop products or other technologies that are more effective than any that are being developed by the combined company or may obtain FDA approval for products more rapidly. If the combined company commences commercial sales of products, it still must compete in the manufacturing and marketing of such products, areas in which it has limited experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution. The combined company’s commercial opportunities will be reduced or eliminated if its competitors develop and market products for any of the harmful effects that it targets that:

•	are more effective;

•	have fewer or less severe adverse side effects;

•	are more adaptable to various modes of dosing;

•	are easier to administer; or

•	are less expensive than the products or product candidates the combined company will be developing.

Even if the combined company is successful in developing effective products, and obtains FDA and other regulatory approvals necessary for commercializing them, its products may not compete effectively with other successful products. The combined company’s competitors may succeed in developing and marketing products either that are more effective than those that it may develop, alone or with its collaborators, making its products obsolete, or that are marketed before any products that the combined company develops are marketed.

Companies that are developing products that would compete with the combined company’s products include: VaxGen, Inc., which is developing vaccines against anthrax and smallpox; Avant Immunotherapeutics, Inc., which has vaccine programs for agents of biological warfare, including plague and anthrax; Human Genome Sciences, Inc., Elusys Therapeutics, Inc. and AVANIR Pharmaceuticals, Inc., all of which are developing monoclonal antibodies as anthrax treatments. Other competitors of the combined company include: Emergent Biosolutions Inc., Merck & Co., Inc., Bio Sante Pharmaceuticals, Inc., Dynport Vaccine Company, LLC (‘‘DVC’’) and Ligocyte Pharmaceuticals, Inc.

Political or social factors may delay or impair the combined company’s ability to market its products.

Products developed to treat diseases caused by, or to combat the threat of, bioterrorism will be subject to changing political and social environments. The political and social responses to bioterrorism have been unpredictable. Political or social pressures may delay or cause resistance to bringing the combined company’s products to market or limit pricing of its products, which would harm the combined company’s business.

The U.S. government’s determination to award any contracts to the combined company may be challenged by an interested party, such as another bidder, at the General Accounting Office or in federal court.

The laws and regulations governing the procurement of goods and services by the U.S. government provide procedures by which other bidders and other interested parties may challenge the award of a government contract. In the event that the combined company is awarded a government contract, such protests could be filed even if there are not any valid legal grounds on which to base the protest. If any such protests are filed, the government agency may decide to suspend the combined company’s performance under the contract while such protests are being considered by the General Accounting Office or the applicable federal court, thus potentially delaying delivery of goods and services and payment. In addition, the combined company could be forced to expend considerable funds to defend any potential award. If a protest is successful, the government may be ordered to terminate the combined company’s contract at its convenience and reselect bids. The government could even be directed to award a potential contract to one of the other bidders.

Failure to hire and retain key management employees could adversely affect the combined company’s ability to obtain financing, develop its products, conduct clinical trials or execute its business strategy.

The combined company will be highly dependent on its senior management and scientific staff. These individuals have played a critical role in raising capital, negotiating business development opportunities, developing the product candidates, conducting clinical trials and manufacturing product candidates for each of PharmAthene and SIGA. The combined company will face intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent the combined company from hiring those individuals or subject it to suit from their former employers. The combined company likely will not maintain non-compete agreements with any of its employees. If the combined company loses the services of any key members of its senior management or scientific staff, temporarily or permanently, and it is unable to recruit qualified replacements where it deems it necessary, the combined company may be unable to achieve its business objectives.

The combined company may have difficulty managing its growth.

The combined company expects to experience growth in the number of its employees and the scope of its operations. This future growth could place a significant strain on the combined company’s management and operations. Its ability to manage this growth will depend upon its ability to broaden its management team and its ability to attract, hire and retain skilled employees. The combined company’s success will also depend on the ability of its officers and key employees to continue to implement and improve its operational and other systems and to hire, train and manage its employees.

Legal and Regulatory Risks of Development Stage Biotechnology Companies

The combined company’s patents and proprietary technology may be subject to challenges by others.

The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications owned or licensed by the combined company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

PharmAthene is aware of one United States patent covering recombinant production of an antibody, which, it has been argued, covers any reproduction of an antibody, as well as another United States patent application with claims over pegylated butyrylcholinesterase. Although PharmAthene believes that neither Valortim, which is a monoclonal antibody and uses recombinant reproduction of antibodies, nor Protexia, which uses pegylated butyrylcholinesterase technology, infringes on any valid claims of such patents, neither PharmAthene nor SIGA can provide any assurances that if a legal action based on either of these two patents is brought against the combined company or its distributors, licensees or collaborators, such action or actions would be resolved in the combined company’s favor. If such a dispute were resolved against the combined company, in addition to potential damages, the clinical testing, manufacturing or sale of Valortim and Protexia, as applicable, could be enjoined unless, in each case, as applicable a license is obtained. There can be no assurances that if a license is required, any such license would be made available on terms acceptable to the Company.

Any inability to protect the combined company’s intellectual property could harm its competitive position.

The combined company’s success will depend in part on its ability to obtain patents and maintain adequate protection of other intellectual property for its technologies and products in the United States and other countries. If the combined company does not adequately protect its intellectual property, competitors may be able to use its technologies and erode or negate its competitive advantages. Further, the laws of some foreign countries will not protect the combined company’s proprietary rights to the same extent as the laws of the United States, and the combined company may encounter significant problems in protecting its proprietary rights in these foreign countries.

The patent positions of pharmaceutical and biotechnology companies, including the combined company’s patent positions, involve complex legal and factual questions and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. The combined company will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that it covers its proprietary technologies with valid and enforceable patents or that it effectively maintains such proprietary technologies as trade secrets. The combined company will apply for patents covering its technologies and product candidates as it deems appropriate. The combined company may fail to apply for patents on important technologies or products in a timely fashion, or at all, and in any event, the applications the combined company files may be challenged and may not result in issued patents. Any future patents the combined company obtains may not be sufficiently broad to prevent others from practicing its technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around the combined company’s patented technologies. In addition, if challenged, the combined company’s patents may be declared invalid. Even if valid, the combined company’s patents may fail to provide it with any competitive advantages.

The combined company will rely upon trade secrets protection for its confidential and proprietary information. SIGA and PharmAthene have taken measures to protect their proprietary information; however, these measures may not provide adequate protection to the combined company. The companies have sought to protect their proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose the companies’ proprietary information, and the combined company may not be able to meaningfully protect its trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to the combined company’s trade secrets.

If the technologies of the combined company or of its collaborators are alleged or found to infringe the patents or proprietary rights of others, the combined company may be sued or have to license those rights from others on unfavorable terms.

The commercial success of the combined company will depend significantly on its ability to operate without infringing the patents and proprietary rights of third parties. The technologies of the combined company, along with the technologies of their licensors and collaborators, may infringe the patents or proprietary rights of others. If there is an adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office, then the combined company, or its collaborators and licensors, could be subjected to significant liabilities, required to license disputed rights from or to other parties and/or required to cease using a technology necessary to carry out research, development and commercialization. At present we are unaware of any potential infringement claims against the patent portfolio of SIGA. PharmAthene is aware of one United States patent covering recombinant production of an antibody, which, it has been argued, covers any reproduction of an antibody, as well as another United States patent application with claims over pegylated butyrylcholinesterase. PharmAthene believes that neither Valortim, which is a monoclonal antibody and uses recombinant reproduction of antibodies, nor Protexia, which uses pegylated butyrylcholinesterase technology, infringes on any valid claims of such patents. PharmAthene is not aware of any other potential infringement claims against it.

The costs to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to the combined company or one of their licensors or collaborators may have a material adverse effect on the combined company. The combined company could incur substantial costs if it is required to defend itself in patent suits brought by third parties, if it participates in patent suits brought against or initiated by their licensors or collaborators or if it initiates such suits. The combined company may not have sufficient funds or resources in the event of litigation. Additionally, the combined company may not prevail in any such action.

Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to the combined company or its collaborators and limit the ability of the combined company or that of its collaborators to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, the combined company, its licensors or collaborators may be legally prohibited from researching, developing or commercializing potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. The combined company, its licensors and/or its collaborators may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

The combined company’s use of hazardous materials and chemicals require it to comply with regulatory requirements and expose it to potential liabilities.

The combined company’s research and development involves the controlled use of hazardous materials and chemicals. The combined company will be subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. The combined company will not be able to eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, the combined company could be held liable for significant damages or fines, and these damages could exceed its resources and any applicable insurance coverage. In addition, the combined company may be required to incur significant costs to comply with regulatory requirements in the future.

The research and development activities of SIGA do not produce any unusual hazardous products. SIGA does use small amounts of radio-active materials, such as 32P, 35S and 3H, which are stored, used and disposed of in accordance with Nuclear Regulatory Commission regulations. SIGA maintains liability insurance in the amount of approximately $5,000,000 and it believes this should be sufficient to cover any contingent losses.

The combined company may become subject to product liability claims, which could reduce demand for its product candidates or result in damages that exceed its insurance coverage.

The combined company will face an inherent risk of exposure to product liability suits in connection with its products being tested in human clinical trials or sold commercially. The combined company may become subject to a product liability suit if any product it develops causes injury, or if treated individuals subsequently become infected or otherwise suffer adverse effects from its products. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to the combined company’s reputation, withdrawal of clinical trial volunteers and loss of revenues.

If a product liability claim is brought against the combined company, the cost of defending the claim could be significant and any adverse determination may result in liabilities in excess of its insurance coverage. Additionally, the combined company will be applying for indemnification under the Support Anti-terrorism by Fostering Effective Technologies Act of 2002 which preempts and modifies tort laws so as to limit the claims and damages potentially faced by companies who provide certain ‘‘qualified’’ anti-terrorism products. However, the combined company will not be able to be certain that it will be able to obtain or maintain adequate insurance coverage on acceptable terms, if at all.

Legislation limiting or restricting liability for medical products used to fight bioterrorism is new, and the combined company cannot be certain that any such protection will apply to its products.

The Public Readiness and Emergency Preparedness Act (‘‘Public Readiness Act’’) was signed into law in December 2005 and creates general immunity for manufacturers of countermeasures, including security countermeasures (as defined in Section 319F-2(c)(1)(B)), when the Secretary of Defense issues a declaration for their manufacture, administration or use. The declaration is meant to provide general immunity from all claims under state or federal law for loss arising out of the administration or use of a covered countermeasure. Manufacturers are exempt from this protection in cases of willful misconduct.

Upon a declaration by the Secretary of Health and Human Services, a compensation fund is created to provide ‘‘timely, uniform, and adequate compensation to eligible individuals for covered injuries directly caused by the administration or use of a covered countermeasure.’’ The ‘‘covered injuries’’ to which the program applies are defined as serious physical injuries or death. Individuals are permitted to bring a willful misconduct action against a manufacturer only after they have exhausted their remedies under the compensation program. A willful misconduct action could be brought against us if an individual(s) has exhausted their remedies under the compensation program which thereby could expose us to liability. The combined company may become subject to standard product liability suits and other third party claims if products it develops which fall outside of the Public Readiness Act cause injury or if treated individuals subsequently become infected or otherwise suffer adverse effects from such products.

The combined company may be subject to claims that its employees or it wrongfully used or disclosed alleged trade secrets of the employees’ former employers.

As is commonplace in the biotechnology industry, PharmAthene and SIGA employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including their competitors or potential competitors. Although no claims against PharmAthene or SIGA are currently pending, the combined company may be subject to claims that these employees or it have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if the combined company is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If the combined company experiences delays in obtaining regulatory approvals, or is unable to obtain or maintain regulatory approvals, it may be unable to commercialize any products.

The combined company will need to conduct a substantial amount of additional research and development before any U.S. or foreign regulatory authority will approve any of its products. In addition, the combined company’s product candidates will be subject to extensive and rigorous domestic government regulation. Results of the combined company’s research and development activities may indicate that its potential products are unsafe or ineffective. In this case, regulatory authorities will not approve them. Even if approved, the combined company’s products may not be commercially successful. If the combined company fails to develop and commercialize its products, it may be forced to curtail or cease operations.

In addition, the commencement and rate of completion of clinical trials for the combined company’s products may be delayed by many factors, including:

•	lack of efficacy during the clinical trials in animals;

•	unsatisfactory results of any clinical trial;

•	unforeseen safety issues;

•	slower than expected rate of patient recruitment; or

•	government or regulatory delays.

Delays in obtaining regulatory approvals may:

•	adversely affect the commercialization of any products that the combined company or its collaborative partners develop;

•	impose costly procedures on the combined company or its collaborative partners;

•	diminish any competitive advantages that the combined company or its collaborative partners may attain; and

•	adversely affect the combined company’s receipt of revenues or royalties.

The results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. Although a new product may show promising results in initial clinical trials, it may subsequently prove unfeasible or impossible to generate sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical studies are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, the combined company may encounter regulatory delays or rejections as a result of many factors, including results that do not support its claims, perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development. The combined company’s business, financial condition, prospects and results of operations may be materially adversely affected by any delays in, or termination of, its clinical trials or a determination by the FDA that the results of the combined company’s trials are inadequate to justify regulatory approval.

Any required approvals, once obtained, may be withdrawn. Further, if the companies fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, it may encounter difficulties including:

•	delays in clinical trials or commercialization;

•	product recalls or seizures;

•	suspension of production and/or distribution;

•	withdrawals of previously approved marketing applications; and

•	fines, civil penalties and criminal prosecutions.

The combined company’s collaborative partners may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If the combined company fails to obtain required governmental approvals, it or its collaborative partners will experience delays in, or be precluded from, marketing products developed through it or, as applicable, their research.

The combined company and its contract manufacturers will also be required to comply with the applicable FDA good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before the combined company will be able to use them in commercial manufacturing of their products. The combined company and its contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If the combined company and its contract manufacturers fail to comply, they could be subject to fines or other sanctions, or be precluded from marketing their products.

The combined company may be required to perform additional clinical trials or change the labeling of its products if it or others identify side effects after its products are on the market, which could harm sales of the affected products.

If the combined company or others identify side effects after any of its products on the market, or if manufacturing problems occur:

•	regulatory approval may be withdrawn;

•	reformulation of the affected products, additional clinical trials, or changes in labeling of the combined company’s products may be required;

•	changes to or re-approvals of the combined company’s manufacturing facilities may be required;

•	sales of the affected products may drop significantly;

•	the combined company’s reputation in the marketplace may suffer; and

•	lawsuits, including class action suits, may be brought against the combined company.

Any of the above occurrences could harm or prevent sales of the affected products or could increase the costs and expenses of commercializing and marketing these products.

Risks Particular to the Merger

Having a minority share position may reduce the influence that SIGA’s current stockholders have on the management of the combined company.

Following the completion of the Merger, the influence of SIGA’s current stockholders, in their capacity as shareholders of the combined company, will be significantly limited. SIGA’s current stockholders will hold, in the aggregate, at most 24% of the issued and outstanding shares of the combined company. Following the completion of the PIPE, SIGA’s current stockholders will be further diluted.

Moreover, following the Merger, but not including any shares issued in the PIPE, funds affiliated with MPM Capital, HealthCare Ventures VII, L.P. and funds affiliated with Bear Stearns Health Innoventures will beneficially own approximately 20.39%, 21.44% and 11.00%, respectively, (52.83% in the aggregate) of the outstanding voting shares of the combined company and, therefore, will have the ability to exercise substantial influence over the election of directors and other issues submitted to the stockholders of the combined company. In addition, assuming 22,861,876 shares of common stock are sold in the PIPE and that the outstanding $10 million bridge loan is converted into SIGA common stock in connection therewith, funds affiliated with MPM Capital, HealthCare Ventures VII, L.P. and funds affiliated with Bear Stearns Health Innoventures will beneficially own approximately 20.14%, 19.08% and 10.82%, respectively, (50.09% in the aggregate) of the outstanding voting shares of the combined company. Further, pursuant to a Stockholder’s Agreement to be entered into by current stockholders of PharmAthene and SIGA, such parties have agreed to elect two designees of current holders of SIGA common stock to serve on the board of directors of the combined company (subject to reduction under certain circumstances). The concentration of ownership, as well as the Stockholder Agreement, may have the effect of delaying or preventing a change in control of the combined company even if such a change in control would be in your interest.

The combined company may not successfully integrate the assets and business of SIGA and PharmAthene.

The Merger will present challenges to the management of the combined companies, including the integration of the respective operations, systems, technologies and personnel of SIGA and PharmAthene, and special risks, including possible unanticipated costs, diversion of management’s attention, operational interruptions and the loss of key employees, customers and suppliers. The difficulties that the combined company encounters in the integration and transition processes could have a material adverse effect on its revenues, level of expenses and operating results, which could have a material adverse impact on the value of your shares.

As a result of the Merger, SIGA may lose its eligibility for SBIR funding.

SIGA has received, from the NIH, SBIR grant funds of approximately $5.8 million to support its development of a drug for smallpox. These funds were awarded in the third quarter of 2004. SIGA has also received, from the NIH, SBIR grant funds of approximately $6.3 million to support its hemorrhagic fever virus and arenavirus program. These funds were awarded in the third quarter of 2004. As a result of the Merger, the combined company may no longer meet the necessary requirements for eligibility for SBIR funding, and it may lose the ability to obtain such funding in the future.

SIGA’s dividend policy may reduce the value of your investment.

SIGA, following the Merger, does not intend that the combined company will in the foreseeable future declare or pay any cash dividend on its shares and anticipate that earnings, if any, will be used to finance the development and expansion of its business. Any payment of future dividends and the amounts thereof will be dependent upon earnings, financial requirements and other factors deemed relevant by its Board of Directors, including its contractual obligations, if any.

The value of your investment in SIGA’s stock may decline as a result of the reverse stock split.

We can not assure you that the market price per share of SIGA’s common stock immediately after the reverse stock split will rise in proportion to the reduction in the number of shares of common stock outstanding immediately before the reverse stock split or that it will not fall thereafter. For example, based on the reported last sale price of SIGA’s common stock on     , 2006 of $1.         per share, if the Board of Directors were to implement a reverse stock split and utilize a ratio of 1-for-5, we can not assure you that the post-split market price of the common stock of the combined company would be $    .     (or 5 times $    .     ) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split. The market price of the shares to the common stock of the combined company may decline as well.

SIGA may wave one or more conditions to the Merger without resoliciting stockholder approval for the Merger.

One or more conditions to SIGA’s obligation to complete the Merger may be waived in whole or in part to the extent legally allowable either unilaterally or by agreement of PharmAthene and SIGA. Depending upon the condition, the Board of Directors of SIGA, will evaluate the materiality of any such waiver to determine whether amendment to this proxy statement and re-solicitation of proxies as necessary. In the event that the Board of Directors of SIGA determines any such waivers are not significant enough to require re-solicitation of stockholders, it would have the discretion to complete the Merger without seeking further stockholder approval.

Failure to complete the Merger can negatively affect SIGA’s stock price and its future business and operations; upon a termination of the Merger Agreement, SIGA is obligated to negotiate in good faith a license to PharmAthene of SIGA-246, its lead biodefense compound.

If the Merger is not completed for any reason, the price of SIGA’s common stock may decline because the current market price of SIGA’s common stock may reflect a positive market assumption that the Merger will be completed or because the failure to complete the Merger may result in a negative market reaction. In addition, if the Merger is not completed, SIGA may be subject to payment of expenses that are not contingent on PharmAthene and the completion of the Merger or are due upon termination of the Merger. Moreover, if the Merger Agreement is terminated SIGA may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the Merger Agreement, or at all which could limit SIGA’s ability to pursue its strategic goals.

If the Merger is not consummated, PharmAthene and SIGA have agreed to negotiate, in good faith and exclusively for 90 days, the terms of a definitive license agreement for SIGA-246, SIGA’s lead biodefense compound. As a result, SIGA could become less attractive to new merger partners or investors generally if the Merger is not completed.

SIGA’s stock price is, and is expected it to remain, volatile, which could limit investors’ ability to sell stock at a profit.

The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•	delay or failure in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

•	achievement or rejection of regulatory approvals by our competitors or us;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our revenues and other results of operations;

•	changes in financial estimates by securities analysts; and

•	sales and short selling activity of our common stock.

Additionally, because there is not a high volume of trading in our stock, any information about SIGA in the media may result in significant volatility in our stock price.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biopharmaceutical and biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Concentration of ownership of SIGA’s capital stock could delay or prevent change of control.

Our directors, executive officers and principal stockholders will beneficially own a significant percentage of our common stock. They also have, through the exercise or conversion of certain securities, the right to acquire additional common stock. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring shareholder approval. Additionally, this concentration of ownership may have the effect of delaying or preventing a change in control of SIGA. At December 31, 2005, Directors, officers and principal stockholders beneficially owned approximately 46.0% of our stock. Following the Merger, they will beneficially own approximately 10.9% of the capital stock of the combined company, and following the PIPE, approximately 9.08%.

Risks Related to SIGA’s Business

SIGA’s business will suffer if it is unable to raise additional equity funding.

We continue to be dependent on our ability to raise money in the equity markets. There is no guarantee that we will continue to be successful in raising such funds. If we are unable to raise additional equity funds, we may be forced to discontinue or cease certain operations. We currently have sufficient operating capital to finance our operations beyond September 30, 2007 if the Merger does not occur. Our annual operating needs vary from year to year depending upon the amount of revenue generated through grants and licenses and the amount of projects we undertake, as well as the amount of resources we expend, in connection with acquisitions all of which may materially differ from year to year and may adversely affect our business.

SIGA’s potential products may not be acceptable in the market or eligible for third party reimbursement, resulting in a negative impact on its future financial results.

Any products successfully developed by us or our collaborative partners may not achieve market acceptance. The antibiotic products which we are attempting to develop will compete with a number of well-established traditional antibiotic drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our products will depend on a number of factors, including:

•	the establishment and demonstration in the medical community of the clinical efficacy and safety of such products,

•	the potential advantage of such products over existing treatment methods, and

•	reimbursement policies of government and third-party payors.

Physicians, patients or the medical community in general may not accept or utilize any products that we or our collaborative partners may develop. Our ability to receive revenues and income with respect to drugs, if any, developed through the use of our technology will depend, in part, upon the extent to which reimbursement for the cost of such drugs will be available from third-party payors, such as government health administration authorities, private health care insurers, health maintenance organizations, pharmacy benefits management companies and other organizations. Third-party payors are increasingly disputing the prices charged for pharmaceutical products. If third-party reimbursement was not available or sufficient to allow profitable price levels to be maintained for drugs developed by us or our collaborative partners, it could adversely affect our business.

Healthcare reform and controls on healthcare spending may limit the price SIGA may charge for any products and the amounts thereof that it can sell.

The U.S. federal government and private insurers have considered ways to change, and have changed, the manner in which healthcare services are provided in the U.S. Potential approaches and changes in recent years include controls on healthcare spending and the creation of large purchasing groups. In the future, the U.S. government may institute further controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we could collect from sales of any products. Uncertainties regarding future healthcare reform and private market practices could adversely affect our ability to sell any products profitably in the U.S. At present, we do not foresee any changes in FDA regulatory policies that would adversely affect our development programs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on the respective SIGA and PharmAthene management’s estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA and PharmAthene. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA, PharmAthene or their collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA, PharmAthene or their collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA and PharmAthene may not be able to obtain anticipated funding for their development projects or other needed funding, (d) SIGA and PharmAthene may not be able to secure funding from anticipated government contracts and grants, (e) SIGA and PharmAthene may not be able to secure or enforce adequate legal protection, including patent protection, for their products and (f) unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this presentation, is set forth in SIGA’s filings with the United States Securities and Exchange Commission, including SIGA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission’s Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

SPECIAL MEETING OF SIGA STOCKHOLDERS

General

SIGA is furnishing this proxy statement to holders of SIGA capital stock in connection with the solicitation of proxies by the SIGA Board of Directors for use at the Special Meeting of SIGA stockholders to be held on                             , 2006 and at any adjournment, postponement, or continuation thereof.

This proxy statement is first being furnished to stockholders of SIGA entitled to vote at the Special Meeting on or about                             , 2006.

Date, Time, and Place

The Special Meeting of SIGA stockholders will be held on                             , 2006, at          EDT, at the offices of Kramer Levin Naftalis & Frankel LLP located at 1177 Avenue of the Americas, 29th Floor, New York, NY 10036.

Purposes of the Special Meeting

At the Special Meeting, SIGA is asking holders of SIGA common stock to:

1.	Consider and approve an amendment to the certificate of incorporation of SIGA to increase the number of authorized shares of capital stock to 310,000,000, divided into 300,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

2.	Consider and approve an amendment to the certificate of incorporation of SIGA to change the name of the Company to PharmAthene, Inc.

3.	Consider and approve five alternative amendments to the certificate of incorporation of SIGA each of which would effect a reverse stock split of the common stock of the combined company at a ratio of between 1-for-3 and 1-for-7.

4.	Consider and approve a proposal to issue up to 87,234,130 shares of SIGA common stock and warrants to purchase up to 5,817,461 shares of SIGA common stock to the stockholders of PharmAthene, Inc. as merger consideration for the merger of a wholly-owned subsidiary of SIGA into PharmAthene, Inc.

5.	Consider and approve a proposal to issue and sell shares of SIGA common stock, together with warrants to purchase shares of SIGA common stock, in a private offering to certain investors (the ‘‘PIPE’’).

6.	Consider and approve a proposal to issue shares of SIGA common stock and warrants to purchase shares of common stock to certain investors who we expect will be considered affiliates of SIGA at the time of the closing of the PIPE.

7.	Consider and approve an amendment to SIGA's stock option plan to increase the number of shares of common stock reserved for issuance under the plan from 11,000,000 to 25,250,000 shares.

8.	To consider and approve a proposal to adjourn the Special Meeting, if necessary and appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes for the foregoing proposals.

9.	Transact any other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Recommendation of the SIGA Board of Directors

The SIGA Board of Directors has unanimously approved each of the proposals and unanimously recommends that SIGA stockholders vote ‘‘FOR’’ the approval of each of them.

Record Date; Outstanding Shares

SIGA has fixed the close of business on                             , 2006 as the record date for determination of SIGA stockholders entitled to notice of, and to attend and vote at, the Special

Meeting. As of the close of business on                             , 2006, there were 27,068,686 shares of SIGA capital stock outstanding and entitled to vote, consisting of 27,000,648 shares of common stock, par value $.0001 per share, and 68,038 shares of Series A Preferred Stock, par value $.0001 per share.

Quorum and Vote of SIGA Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a majority of the shares of SIGA’s capital stock issued and outstanding and entitled to vote, constitutes a quorum. If a quorum is not present at the Special Meeting, SIGA expects that the Special Meeting will be adjourned or postponed to solicit additional proxies. Abstentions count as shares present for purposes of establishing a quorum.

The adoption of each of the amendments to the certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote at the Special Meeting, voting as a single class. The proposal to issue and sell SIGA shares and warrants in the Merger and the PIPE, the proposal to sell shares in the PIPE to certain affiliates of SIGA, the proposal to amend the stock option plan and the proposal to adjourn the Special Meeting, each require the affirmative vote of a majority of votes cast at the Special Meeting, in person or by proxy.

Abstentions and broker ‘‘non-votes’’ are counted as present and entitled to vote for purposes of determining a quorum. A broker ‘‘non-vote’’ occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Therefore, if you do not provide voting instructions to your broker, your broker will not vote your shares and the failure to vote will have the same effect as a vote against each of the amendments of the certificate of incorporation, against the issuance of shares in the Merger and PIPE, against the issuance of shares and warrants in the PIPE to certain affiliates of SIGA, against the amendment of the stock option plan and against the adjournment of the Special Meeting.

Stockholders of SIGA who collectively owned approximately 29% of the outstanding shares of SIGA capital stock as of June 8, 2006, have already agreed to vote all of their shares in favor of approval of the amendments to the certificate of incorporation, the issuance of shares and warrants in the Merger and the PIPE, the issuance of shares in the PIPE to certain affiliates of SIGA, the amendment of the stock option plan and the adjournment, if necessary and appropriate, of the Special Meeting. (See ‘‘Agreements Related to the Merger-Voting Agreement.’’)

Voting by Proxy

You should vote your proxy even if you plan to attend the Special Meeting. Stockholders may change their vote at the Special Meeting. SIGA stockholders of record may grant their proxies through the mail by completing their proxies, and signing, dating, and returning them in the enclosed, pre-addressed postage paid envelope. To be valid, a returned proxy must be signed and dated.

All properly executed proxies that SIGA receives prior to the vote at the Special Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, will be voted ‘‘FOR’’ the amendments to the certificate of incorporation, the issuance of shares and warrants in the Merger and the PIPE, the issuance of shares and warrants in the PIPE to certain affiliates of SIGA, the amendment of the stock option plan and the adjournment, if necessary and appropriate, of the Special Meeting unless you are voting through a broker as set forth above.

If other matters properly come before the Special Meeting, the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies, in their discretion. SIGA’s Board of Directors does not currently intend to bring any other business before the Special Meeting and, as far as SIGA’s Board of Directors is aware, no other matters are to be brought before the Special Meeting. No proxy that is voted against the amendments to the certificate of incorporation, the issuance of shares and warrants in the Merger and the PIPE, the issuance of shares and warrants in the PIPE to certain affiliates of SIGA and the amendment of the stock option plan, will be voted in favor of any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies.

Revocation of Proxies

SIGA stockholders may revoke their proxies at any time prior to use by delivering to the corporate secretary of SIGA, at the address below, a signed notice of revocation or a later-dated signed proxy, or by attending the Special Meeting in person and voting in person. Attendance at the Special Meeting does not in itself constitute the revocation of a proxy.

Written notices of revocation and other communications with respect to the revocation of SIGA proxies should be addressed as follows:

SIGA Technologies, Inc.
420 Lexington Avenue
Suite 408
New York, NY 10170
Attention: Thomas N. Konatich
Telephone: (212) 672-9100

Voting in Person

SIGA stockholders may also attend the Special Meeting and vote in person instead of submitting a proxy. SIGA stockholders who plan to attend the Special Meeting and wish to vote in person will be given a ballot at the Special Meeting.

Abstentions and Non-Votes

Shares of SIGA stock held by persons attending the Special Meeting but not voting, and shares of SIGA stock for which SIGA has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting.

Failure to respond will have the same effect as a vote against the proposals to be considered at the Special Meeting. Proxies that are returned but do not indicate a vote will be counted as a vote in favor of the proposals to be considered at the Special Meeting. Abstentions will have the same effect as a vote against the amendments to the certificate of incorporation, the issuance of SIGA capital stock and warrants in the Merger and the PIPE, the issuance of shares and warrants in the PIPE to certain affiliates of SIGA, the amendment of the stock option plan and the adjournment, if necessary and appropriate, of the Special Meeting. Broker ‘‘non-votes,’’ if any, will not be counted as votes cast on any proposal.

Proxy Solicitation

SIGA will bear the costs of solicitation of proxies from its stockholders, including assembly, printing, and mailing of this proxy statement and the enclosed proxy. Proxies may be solicited on behalf of SIGA in person or by telephone, email, facsimile or other electronic means by Directors, officers or employees of the Company, who will receive no additional compensation for soliciting. We have engaged Georgeson Shareholder Services to assist us in the solicitation of proxies, for a fee of $10,000 plus certain fees for additional shareholder meeting services.

Adjournments

Adjournments may be made for various purposes. You are being asked in this proxy statement to approve a proposal that would permit us to adjourn the meeting for the purpose of soliciting additional proxies. If this proposal is not approved by SIGA stockholders, SIGA will be unable to adjourn the meeting for that purpose. Adjournments for any other purpose, however, may be made from time to time by approval of the stockholders representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. SIGA does not currently intend to seek an adjournment of the Special Meeting.

PROPOSAL 1 — APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK

General

Our Merger Agreement with PharmAthene, pursuant to which a newly formed acquisition subsidiary of SIGA will merge with and into PharmAthene, provides that as consideration for the conversion of their shares of PharmAthene capital stock in the Merger, the stockholders of PharmAthene will receive an aggregate of 87,234,130 shares of SIGA common stock for their shares of PharmAthene stock, or up to 76.32% of our outstanding common stock (65.96% on a fully-diluted basis). In addition, the Merger Agreement provides that options to purchase PharmAthene common stock outstanding immediately prior to the consummation of the Merger will be converted into options to purchase SIGA common stock at the conversion ratio applicable to the conversion of shares of PharmAthene common stock into shares of SIGA common stock in the Merger. Securityholders (including option holders) of PharmAthene will also receive warrants to purchase up to an aggregate of 1,242,352 shares of SIGA common stock. As a result of the option conversion, and the issuance of the warrants, SIGA would be obligated to issue an aggregate of up to 4,075,109 shares of its common stock upon exercise of the SIGA stock options and warrants received by PharmAthene securityholders in the Merger and 205,356 shares of its common stock upon the exercise of SIGA warrants received by PharmAthene warrant holders in the Merger. In order to have a sufficient number of shares to issue to PharmAthene stockholders pursuant to the Merger and to effectuate the other transactions relating to the Merger (including the private placement described below under ‘‘the PIPE’’), we must amend our certificate of incorporation to increase the number of authorized shares.

Since you are being asked to approve this amendment and the other proposals described in this proxy statement in connection with the Merger, it is important that you understand the Merger transaction and its consequences. The description of the Merger that follows is provided to assist you in gaining this understanding.

THE MERGER

This section of this proxy statement describes material aspects of the Merger, including the Merger Agreement. While SIGA and PharmAthene believe that the description covers the material terms of the Merger, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger and the Merger Agreement.

Background of the Merger

On November 11, 2003, representatives of SIGA and PharmAthene attended a biodefense meeting arranged by the Royal Danish Consulate in order to promote collaboration with Danish biotechnology firms in the biodefense field. The focus of the meeting was emerging companies addressing issues and developments in this new field. Eric Richman, PharmAthene’s Vice President, Business Development & Strategic Planning, had served on SIGA’s Board of Directors in 2003 and recognized Thomas Konatich, Chief Financial Officer and Acting Chief Executive Officer of SIGA, in the audience. They discussed their companies’ mutual interests in biodefense and decided at that meeting to further explore their respective businesses and to determine whether or not there were areas in which SIGA and PharmAthene might partner or work together.

On December 1, 2003, a confidentiality agreement was executed between SIGA and PharmAthene and a meeting was held in the law offices of Keller & Heckman which was attended by Valerie Riddle, Jim Lewkowski, David Wright and Eric Richman, on behalf of PharmAthene, and Dr. Dennis Hruby, Chief Scientific Officer of SIGA. Dr. Hruby presented an overview of SIGA and details associated with the degP (broad spectrum antibiotic) program and antiviral 17L, an antiviral agent intended for use against smallpox. There was discussion about these programs, including development plans, timelines and budgets.

PharmAthene showed significant interest in these programs as well as earlier stage programs at SIGA focusing on antibiotic research (Sortase) and smallpox vaccines. Materials describing these programs were sent to PharmAthene and materials on PharmAthene programs were provided to SIGA. Numerous discussions followed by phone.

PharmAthene’s Chief Executive Officer, David Wright, and Mr. Richman traveled to SIGA’s development partner, Transtech Pharma in Greensboro, North Carolina, to learn about its capabilities and to present PharmAthene’s programs to Dr. Adnan Mjalli, Chief Executive Officer of Transtech Pharma and a director of SIGA. Subsequent discussions and meetings were held on January 22, 2004 in Annapolis, Maryland and January 24, 2004 in New York City. On February 3, 2004, Dr. Hruby and Mr. Richman had a dinner meeting in Washington, DC to discuss a potential merger and reporting structure, activities and development programs. A meeting at PharmAthene’s offices on February 4, 2004 followed, with further discussion on these topics but with a broader audience including PharmAthene’s Chief Scientific Officer, Dr. Solomon Langermann.

On February 4, 2004, a meeting was held in New York City at the offices of Mr. Donald Drapkin, Chairman of the Board of Directors of SIGA. The meeting was attended, on behalf of PharmAthene, by Mr. Richman and Dr. Langermann and, on behalf of SIGA, by Mr. Drapkin, SIGA board members, Dr. Eric Rose, Dr. Michael Weiner and Paul Savas and by SIGA advisor and equity holder, Howard Gittis. PharmAthene presented its anthrax program and discussed the rationale for and general terms of a merger. Discussion of the terms followed with proposals made by Mr. Drapkin and his advisors.

On February 12, 2004, a conference call occurred among Messrs. Mjalli, Richman and Wright to discuss Transtech Pharma development efforts on DegP and 17L. On February 17, 2004, a conference call with Steven Fasman, advisor to Mr. Drapkin and SIGA, took place to review the intellectual property status of SIGA’s development programs.

On February 23, 2004, a term sheet setting forth proposed terms of a merger of SIGA and PharmAthene was reviewed by the Board of Directors of PharmAthene and then sent to Mr. Drapkin. A teleconference was arranged and held on February 27, 2004, among Messrs. Drapkin, Wright and Richman. Certain terms were discussed, negotiated and modified. The term sheet was then circulated to the Board of Directors of PharmAthene. On March 4, 2004, the SIGA/PharmAthene merger proposal was presented to the Board of Directors of PharmAthene and rejected due to certain unacceptable and irresolvable terms. Discussions between PharmAthene and SIGA terminated and proprietary information was returned by both parties.

In 2004, Viropharma, a biotechnology company engaged in the development and commercialization of products that address serious human diseases, made a strategic decision to terminate funding of its Virodefense unit, which included the technology that became the two SIGA products currently in development, SIGA-246, an orally administered anti-viral for the treatment of smallpox, and SIGA-294, an antiviral for the treatment of certain arenaviruses. In August 2004, these products, along with various NIH SBIR grants, were acquired by SIGA in exchange for $1 million and 1 million shares of SIGA common stock. SIGA continued to develop the smallpox antiviral (Viropharma’s version) and filed an IND with the FDA in November 2005.

After the acceptance of its IND by the FDA, Mr. Konatich contacted Mr. Richman to inquire about interest in a co-development arrangement on this program. PharmAthene expressed a high level of interest and developed a term sheet for this purpose. On January 3, 2006, the draft term sheet was submitted to Mr. Drapkin and Mr. Konatich for the license and co-development of SIGA-246. On January 9, 2006, SIGA requested an updated term sheet for a license in order to accommodate changes in the initial form and a revision was sent to SIGA. On January 12, 2006, SIGA made a scientific presentation of SIGA-246 to PharmAthene investors at Bear Stearns Health Innoventures and discussion about development plans and timelines followed.

Mr. Richman suggested that the PharmAthene Board of Directors preferred a merger to a license and discussions followed regarding how to proceed. On January 19, 2006 Mr. Drapkin and Mr. Richman discussed a potential merger instead of license agreement in a telephone conversation.

On January 23, 2006 a meeting was held at the offices of Mr. Drapkin to further explore a business combination between the companies. The meeting was hosted by Mr. Donald Drapkin and attended by Matthew Drapkin and Michael Borofsky, each advisors to Mr. Drapkin and SIGA, as well as Mssrs. Savas, Wright and Richman and PharmAthene Board Members, James Cavanaugh, Elizabeth Czerepak and Steven St. Peter. The group discussed potential synergy between the companies, general terms of a merger and financing requirements of the combined company.

PharmAthene retained W.R. Hambrecht to provide advice on the merger, to value SIGA and to assist in the preparation of a term sheet. A term sheet was developed for a merger and sent to Mr. Drapkin on February 10, 2006.

On February 22, 2006 a meeting was held at the offices of Mr. Drapkin with Messrs. Drapkin, Savas, Wright, Richman and counsel to PharmAthene, to negotiate terms of a merger. Various discussions and meetings followed (including meetings with SIGA’s outside counsel) and a draft term sheet reflecting comments from both sides was delivered to Mr. Drapkin on March 2, 2006 and again on March 7, 2006. Mr. Drapkin also held several informal meetings with the SIGA Board of Directors to advise them on the status of the negotiations and to seek advice on how to proceed.

The term sheet was finalized on March 14, 2006 and approved by the Board of Directors of each of SIGA and PharmAthene and was signed on March 20, 2006.

On June 8, 2006, the Merger Agreement was executed.

SIGA’s Reasons for the Merger

SIGA, recognizing its lack of management depth and its need for a more diverse pipeline of products, began looking for a partner who could help alleviate some of those weaknesses. SIGA believes the combination of the two companies will provide strong synergies for future product development and sales. In addition, PharmAthene also brings a diverse management group, which adds management depth to the combined company. The combined company will feature a substantial portfolio of procurement-stage biodefense products targeting anthrax, smallpox and chemical nerve agents, as well as a robust pipeline of therapeutic and prophylactic drug candidates targeting Category A biowarfare agents and emerging infectious diseases. We believe that the combined company will be able to secure a leadership position in biodefense. Further, given PharmAthene’s investment base, SIGA felt that combining with PharmAthene might give it a broader institutional base and more efficient access to the capital markets (although no assurance can be given that this access will occur).

The strengths of each company are distinct and there is little overlap of function between the companies. Both SIGA and PharmAthene have a strong presence and commitment to the development of products for use in the defense against agents of biological warfare. We expect the strong development and commercialization capabilities of PharmAthene when combined with the research capabilities of SIGA will create an expanded biodefense platform with the possibility for multiple procurement stage products and near term revenue opportunities.

Opinion of SIGA’s Financial Advisor

On March 16, 2006, the Board of Directors of SIGA retained Sutter Securities Incorporated (‘‘Sutter’’) to act as its financial advisor in connection with the Merger. Sutter had previously served as financial adviser to the Board of Directors of SIGA in connection with a transaction in 2003. Sutter delivered its original written opinion, dated June 2, 2006, to the Board of Directors of SIGA to the effect that, as of the date of the opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Sutter, the consideration to be paid in the Merger to the PharmAthene stockholders was fair from a financial point of view. Sutter subsequently issued its written opinion to the Board of Directors of SIGA which has been updated to the date of this proxy statement (the ‘‘Sutter Opinion’’). Sutter was not requested to opine, and did not opine, as to the value or other implications of the Merger on any individual investor or any group or class of investors in SIGA or otherwise, other than as to all the holders of SIGA’s capital stock, taken as a whole.

Annex C to this proxy statement contains the full text of the Sutter Opinion. SIGA’s stockholders are urged to read the opinion carefully and in its entirety. The following summary is qualified in its entirety by reference to the full text of the Sutter Opinion.

In arriving at its opinion, Sutter:

•	reviewed the terms of the Merger Agreement and certain related documents;

•	reviewed the historical and projected financial performance of SIGA and PharmAthene; and

•	performed such other financial studies and analyses and considered such other factors as it deemed appropriate and feasible.

Sutter has not assumed any responsibility for independent verification of, and has not independently verified, any of the information, whether publicly available or furnished to it, concerning SIGA or PharmAthene, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Sutter assumed and relied upon the accuracy and completeness of all such information. Sutter did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of SIGA or PharmAthene. In the case of information concerning SIGA, whether on a stand alone basis or merged basis, with respect to financial estimates and projections made available by SIGA to Sutter and used in its analyses, Sutter has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SIGA as to the matters covered thereby. In rendering its opinion, Sutter did not express a view as to the reasonableness of such analyses, forecasts, and projections, or the assumptions on which they were based. In addition, in the case of information concerning PharmAthene, Sutter was asked to rely and did rely solely on the financial information, analyses, forecasts, and projections concerning PharmAthene provided by PharmAthene’s management and SIGA’s management, all without independent verification by Sutter or any other party. Sutter’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Sutter Opinion.

For purposes of rendering its opinion, Sutter assumed that, in all respects material to its analysis, the representations and warranties of SIGA and PharmAthene contained in the Merger Agreement were true and correct, SIGA and PharmAthene would each perform all of the covenants and agreements to be performed by it under the Merger Agreement, as modified by the disclosure schedules thereto, and all conditions to the obligations of each of SIGA and PharmAthene to consummate the Merger will be satisfied without any waiver thereof and that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger, if any, will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals or consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either SIGA or PharmAthene is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers will be made that would have a material adverse effect on SIGA or PharmAthene or materially reduce the contemplated benefits of the Merger to SIGA.

In connection with its engagement, Sutter was not requested to, and it did not, solicit third party indications of interest in acquiring all or a part of SIGA. Sutter’s Opinion did not address the relative merits of the Merger as compared to other business strategies that may be available to SIGA, and it did not address the underlying business decision of SIGA to engage in the Merger.

The preparation of a fairness opinion is a complex process involving the applications of subjective business judgment and various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sutter made qualitative judgments.

In conducting its analyses and arriving at its opinion, Sutter considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SIGA and PharmAthene. In determining that, in its opinion, the transaction was fair to the SIGA shareholders, from a financial point of view, Sutter reviewed the current business plans, historical performance, and financial condition of each of the two companies. Additionally, Sutter reviewed strengths and weaknesses of each of the two companies and determined PharmAthene had strengths, such as depth of management, marketing, and a more developed pipeline of products, which complimented certain of SIGA’s weaknesses. Sutter considered the fact that the Merger was subject to an infusion of additional equity into the surviving entity. Sutter also determined that, based on the assumptions provided, SIGA’s financial contribution to the combined company was approximately equal to the percentage of the combined company which SIGA shareholders would own.

The terms of the Merger were determined through negotiations between SIGA and PharmAthene and were approved by the SIGA Board of Directors. The decision to enter into the Merger was solely that of the SIGA Board of Directors. The opinion and financial analyses of Sutter was only one of many factors considered by the SIGA Board of Directors in its evaluation and approval of the Merger and should not be viewed as determinative of the views of the SIGA Board of Directors, the SIGA Board of Directors or management with respect to the Merger or the consideration to be received by the SIGA shareholders in the Merger. The Sutter Opinion does not constitute a recommendation to any shareholder as to how to vote or take any other action with respect to the Merger.

Merger Consideration

The Agreement and Plan of Merger, sometimes referred to herein as the Merger Agreement, has been structured such that the holders of PharmAthene capital stock immediately prior to the Merger will own up to 76.32% of the capital stock of SIGA after the Merger (65.96% on a fully diluted basis), with the holders of SIGA capital stock immediately prior to the Merger owning the balance thereof. As a result, the exact number of shares of SIGA common stock to be issued to holders of PharmAthene capital stock cannot be determined until the closing of the Merger.

On the date that the Merger closes, the parties will determine the aggregate number of shares of common stock of SIGA that are outstanding. For the purpose of determining such number, the parties will assume that all outstanding options to purchase shares of SIGA common stock and all outstanding warrants to purchase shares of SIGA common stock have been exercised, other than half of those SIGA options and warrants with an exercise price greater than $2.00 per share. This adjusted total number of shares of SIGA common stock will then be multiplied by 2.1 (reflecting the negotiated ratio of exchange of 2.1 shares of SIGA common stock for each share of PharmAthene common stock in the Merger) to determine the total number of shares of SIGA common stock allocated in the Merger to holders of PharmAthene equity or derivatives therefor. In addition, holders of PharmAthene securities will also receive warrants to purchase that number of shares of SIGA common stock equal to 2.1 times the number of additional shares of SIGA common stock that would be issuable to certain holders of warrants to purchase SIGA common stock as a result of the effect of anti-dilution provisions in their warrants which are triggered by the Merger, including the PIPE.

The shares of SIGA common stock and warrants to purchase shares of common stock to be allocated to the holders of PharmAthene capital stock in the Merger will be distributed to the holders of PharmAthene capital stock as follows:

•	The holders of PharmAthene common stock will receive, on a pro rata basis (determined based on the number of shares of PharmAthene common stock held by such holder) divided among the holders thereof, 5.3121% of the total number of shares of SIGA common stock and warrants to purchase shares of SIGA common stock allocated in the Merger to the holders of PharmAthene capital stock.

•	The holders of PharmAthene Series A Convertible Preferred Stock will receive, on a pro rata basis (determined based on the number of shares of PharmAthene Series A Convertible Preferred Stock held by such holder) divided among the holders thereof, 17% of the total number of shares of SIGA common stock and warrants to purchase shares of SIGA common stock allocated in the Merger to the holders of PharmAthene capital stock.

•	The holders of PharmAthene Series B Convertible Preferred Stock will receive, on a pro rata basis (determined based on the number of shares of PharmAthene Series B Convertible Preferred Stock held by such holder) divided among the holders thereof, 41.9% of the total number of shares of SIGA common stock and warrants to purchase shares of SIGA common stock allocated in the Merger to the holders of PharmAthene capital stock.

•	The holders of PharmAthene Series C Convertible Preferred Stock will receive, on a pro rata basis (determined based on the number of shares of PharmAthene Series C Convertible Preferred Stock held by such holder) divided among the holders thereof, 31.1% of the total number of shares of SIGA common stock and warrants to purchase shares of SIGA common stock allocated in the Merger to the holders of PharmAthene capital stock.

•	The remaining 4.6879% of the total number of shares of SIGA common stock and warrants to purchase shares of SIGA common stock allocated in the Merger to the holders of PharmAthene capital stock shall be distributed upon the exercise of options to purchase units consisting of SIGA common stock and warrants to purchase SIGA common stock, which options will be delivered to holders of options to purchase shares of PharmAthene common stock at the Closing of the Merger in exchange for such options. To the extent such options to purchase SIGA common stock terminate without being exercised, such allocated shares will remain unissued.

The foregoing allocation may be revised to reflect the exercise or termination of warrants or options to purchase PharmAthene common stock which occurs after the date of the Merger Agreement and prior to the closing of the Merger.

As of June 8, 2006, there were 27,000,648 shares of SIGA common stock outstanding. The fully diluted number of shares of common stock, assuming the exercise of all outstanding options and warrants to purchase SIGA common stock other than half of those SIGA options and warrants with an exercise price greater than $2.00 per share, was 43,480,590 as of June 8, 2006. Assuming no change in SIGA’s capitalization between             , 2006 and the closing of the Merger, approximately 91.3 million shares of SIGA common stock would be allocated to the PharmAthene stockholders in the manner described above.

In accordance with various agreements entered into with the holders of warrants to purchase capital stock of PharmAthene, the holders of all warrants to purchase shares of PharmAthene capital stock have agreed to terminate or exercise such warrants immediately prior to the closing of the Merger. After taking into account the termination of warrants to be terminated immediately prior to closing and assuming that all other currently outstanding warrants to purchase shares of PharmAthene common stock and all options to purchase shares of PharmAthene common stock are exercised to the maximum extent allowable, there would be 31,456,798 shares of PharmAthene common stock outstanding immediately prior to the Merger.

It is expected that there will be 16,442,000 shares of PharmAthene Series A Convertible Preferred Stock outstanding immediately prior to the Merger.

It is expected that there will be 30,448,147 shares of PharmAthene Series B Convertible Preferred Stock outstanding immediately prior to the Merger.

It is expected that there will be 17,538,133 shares of PharmAthene Series C Convertible Preferred Stock outstanding immediately prior to the Merger.

Based on the foregoing, and assuming no changes thereto, as a result of the Merger, each share of PharmAthene common stock would convert into approximately 0.443 shares of SIGA common stock and warrants to purchase up to approximately 0.009 shares of SIGA common stock, each share of PharmAthene Series A Convertible Preferred Stock would convert into approximately 0.9441 shares of SIGA common stock and warrants to purchase up to approximately 0.018 shares of SIGA common stock, each share of PharmAthene Series B Convertible Preferred Stock would convert into approximately 1.257 shares of SIGA common stock and warrants to purchase up to approximately 0.024 shares of SIGA common stock, and each share of PharmAthene Series C Convertible Preferred

Stock would convert into approximately 1.619 shares of SIGA common stock and warrants to purchase up to approximately 0.028 shares of SIGA common stock. PharmAthene and SIGA currently estimate that approximately 4,075,109 shares of SIGA common stock and warrants to purchase 77,760 shares of SIGA common stock will remain available to be issued upon the exercise of options to purchase units which consist of SIGA common stock and warrants to purchase SIGA common stock which are exchanged for options to purchase PharmAthene common stock as discussed above.

The actual number of shares of SIGA common stock and warrants to purchase shares of SIGA common stock to be paid to the holders of each class and series of PharmAthene stock may change if any of the assumptions described above change between the date of this proxy statement and the closing of the Merger. For example, the number of shares of SIGA common stock outstanding as of the date of the Merger could increase if SIGA sells additional shares of its common stock prior to the closing of the Merger. In addition, the number of outstanding shares of PharmAthene’s common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock could change upon the occurrence of certain events including, but not limited to, (i) the exercise of warrants to purchase shares of either common stock or Series C Convertible Preferred Stock, (ii) the exercise of options to purchase common stock, or (iii) the conversion of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock into PharmAthene common stock.

No fractional shares of SIGA common stock will be issued in the Merger. All fractional shares of SIGA common stock to be distributed to an individual stockholder of PharmAthene will be aggregated before determining whether a fractional share remains. Any remaining fractional shares that would otherwise be issuable in the Merger will be rounded to the nearest whole share, with 0.5 shares being rounded up to the next full share.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences of the exchange of PharmAthene capital stock for SIGA common stock in the Merger. The discussion which follows is based on the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequence discussed in this document. No legal opinion from a law firm or ruling from the Internal Revenue Service will be sought with respect to the tax consequences of the Merger.

The discussion below is for general information purposes only and, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold PharmAthene capital stock and will hold SIGA common stock as capital assets. The tax treatment of a PharmAthene stockholder may vary depending upon such stockholder’s particular situation, and certain stockholders may be subject to special rules including for example, partners of partnerships that hold PharmAthene capital stock or will hold SIGA common stock, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and individuals who received PharmAthene capital stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to any PharmAthene stockholder who is not a U.S. Holder.

As used in this section, a ‘‘U.S. Holder’’ means a beneficial owner of PharmAthene capital stock who exchanges PharmAthene capital stock for SIGA common stock and who is, for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation, partnership or other entity treated as such for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust:

1.	if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions; or

2.	that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

Although no legal opinion or ruling from the Internal Revenue Service will be sought with respect to the tax consequences of the Merger, SIGA and PharmAthene intend to treat the merger of SIGA Acquisition Corp. with and into PharmAthene and the exchange of PharmAthene capital stock for SIGA common stock in the Merger as a reorganization within the meaning of Section 368(a) of the Code.

As a result, no income, gain or loss should be recognized by SIGA, SIGA Acquisition Corp. or PharmAthene as a result of the transfer to PharmAthene stockholders of SIGA common stock provided by SIGA to SIGA Acquisition Corp pursuant to the Merger.

Federal Income Tax Consequences of the Reverse Stock Split

No legal opinion or ruling from the Internal Revenue Service will be sought with respect to the tax consequences of the reverse stock split. The SIGA stockholders should incur no U.S. federal income tax liability as a result of the reverse stock split. The IRS requires that taxpayers who will receive SIGA common stock in the reverse stock split attach to their U.S. income tax return, for the period including the date of such reverse stock split, a statement containing certain information relating to the reverse stock split. SIGA stockholders who are calendar year taxpayers should complete and attach the enclosed ‘‘Statement A’’ to their 2006 U.S. Federal Income tax return for 2006 if the reverse stock split is, in fact, completed.

Limitation of Net Operating Losses

The Merger should constitute an ‘‘ownership change’’ under Section 382(g) of the Code, resulting in a limitation on SIGA’s pre-Merger net operating loss carryforwards which have not otherwise been previously limited by Code Section 382.

THE FOREGOING DISCUSSION DESCRIBES ONLY CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR SITUATIONS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, ESTATE AND OTHER TAX LAWS.

Other Approvals

If any governmental or third party approvals or actions are required, SIGA and PharmAthene intend to try to obtain them. PharmAthene and SIGA cannot assure you, however, that SIGA and PharmAthene will be able to obtain any approvals or actions. PharmAthene and SIGA do not believe that any regulatory approvals are required.

Accounting Treatment

The Merger will be accounted for as a ‘‘purchase’’ transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. PharmAthene will be treated as the acquiring corporation for these purposes since the stockholders of PharmAthene will own a majority of the outstanding stock of SIGA as a combined company immediately following the Merger. After the Merger, the results of operations of SIGA will be included in the consolidated financial statements of PharmAthene. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, ‘‘Business Combinations’’ and No. 142, ‘‘Goodwill and Other Intangible Assets,’’ goodwill is not amortized. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. SIGA will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this proxy statement, SIGA has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the Merger.

Restrictions on Sales of Shares Issued to PharmAthene Stockholders

The shares of SIGA common stock and warrants to purchase SIGA common stock (and the shares of SIGA stock issuable upon the exercise thereof) to be issued to the PharmAthene stockholders in the Merger are not being registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’). PharmAthene stockholders may not sell such securities of SIGA except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those securities, (2) Rule 144 under the Securities Act, or (3) any other applicable exemption under the Securities Act.

Upon consummation of the Merger, SIGA will enter into a Registration Rights Agreement in the form attached hereto as Annex G with the current PharmAthene stockholders which will give them certain registration rights with respect to the SIGA securities issued to them in the Merger. In addition, as a result of certain demand registration rights provided in the Registration Rights Agreement, such stockholders will also have the right, upon a request by two-thirds of them and subject to certain limitations, to require SIGA to register any shares issued in connection with the PIPE or otherwise acquired by such stockholders after the consummation of the Merger. Further, such stockholders will also be entitled to certain piggyback registration rights with respect to the above described shares. For additional information concerning these lock-up agreements, see ‘‘Other Agreements Related to the Merger — Registration Rights Agreement’’ on page 46.

Notwithstanding the foregoing, all officers, directors and certain parties who are expected to hold in excess of 5% of the outstanding securities of SIGA following the Merger are required, as a condition to completion of the Merger, to enter into a Lock-up Agreements in the form attached hereto as Annex H with SIGA. These agreements provide that, subject to certain exceptions, the parties thereto may not offer, pledge, sell, or otherwise dispose of or transfer any shares of SIGA common stock, or any options or warrants to purchase any shares of SIGA common stock, or any securities convertible into or exchangeable or exercisable for SIGA common stock following the closing of the Merger until such time as the lock-up obligations set forth in the lock-up agreements executed in connection with the PIPE terminate. For additional information concerning these lock-up agreements, see ‘‘Other Agreements Related to the Merger — Lock-up Agreements’’ on page 46.

Interests of Certain Directors, Officers, and Affiliates

Following the consummation of the Merger, all but one of the members of the Board of Directors of SIGA will resign and the new board members will be appointed by Paul G. Savas, the remaining member of the SIGA Board. It is also anticipated that Thomas Konatich, the current Acting Chief Executive Officer and Chief Financial Officer of SIGA will no longer be employed by the combined company. Under his employment agreement with SIGA, he will be entitled to receive a severance payment as a result of the change of control. Dennis Hruby, SIGA’s Chief Scientific Officer, is expected to serve as a vice president of the combined company following the Merger.

Stock Options

At the closing of the Merger, SIGA will issue to holders of PharmAthene stock options, in exchange for such PharmAthene options (each hereinafter referred to as, a ‘‘Replacement Option’’),

units consisting of options to purchase shares of SIGA common stock and warrants to purchase [                ] shares of SIGA common stock, the Replacement Options will be exercisable for a number of shares of SIGA common stock equal to the number of shares of SIGA common stock that would have been issued to such holder, rounded down to the nearest whole share, had the unexercised portion of the applicable PharmAthene options been exercised immediately prior to the Merger, and shall have an exercise price equal to (x) (A) the number of shares of PharmAthene Common Stock issuable upon the exercise of the then unexercised portion of such PharmAthene option, multiplied by (B) the exercise price of such PharmAthene option; divided by (y) the number of shares of SIGA common stock issuable upon the exercise of the applicable Replacement Option, rounded up to the nearest whole cent. The SIGA common stock issuable upon exercise of the Replacement Options will vest in accordance with a vesting schedule that is substantially similar to the remaining vesting schedule under the PharmAthene options.

THE AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement, and we encourage you to read it carefully in its entirety for a more complete understanding of the Merger Agreement.

General

The Agreement and Plan of Merger, sometimes referred to herein as the Merger Agreement, provides that upon the consummation of the Merger, SIGA Acquisition Corp., a newly formed, wholly-owned subsidiary of SIGA will be merged with and into PharmAthene. PharmAthene will survive the Merger as a wholly-owned subsidiary of SIGA, and stockholders of PharmAthene will exchange their PharmAthene equity interests for SIGA common stock and warrants (as described above), thereby becoming equityholders of SIGA.

The closing of the transactions contemplated by the Merger Agreement will occur promptly after the last of the conditions to the Merger has been satisfied or waived, or at such other time as SIGA and PharmAthene agree. Contemporaneously with or as soon as practicable after that time, SIGA and PharmAthene will file a Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Merger or at such other time as SIGA and PharmAthene may agree. SIGA and PharmAthene currently expect that the completion of the Merger will take place in the third calendar quarter of 2006. However, because the Merger is subject to stockholder approval and other customary conditions, SIGA and PharmAthene cannot predict exactly when the Merger will occur.

Representations and Warranties

The Merger Agreement contains general representations and warranties made by each of SIGA and SIGA Acquisition Corp. on the one hand, and PharmAthene on the other, regarding various aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the Merger. The representations and warranties of each of the parties have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the Merger Agreement, are subject to the materiality standard described in the Merger Agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the Merger Agreement or another date as specified in the Merger Agreement.

The representations and warranties made by SIGA and PharmAthene to each other in the Merger Agreement include representations and warranties relating to the following matters, among others:

•	corporate organization, existence, good standing and power and authority;

•	corporate authorization to enter into and carry out the obligations contained in the Merger Agreement and the valid and binding nature of such obligations;

•	absence of any conflict or violation of the corporate charter and bylaws, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the Merger Agreement;

•	capital structure and the absence of restrictions or encumbrances with respect to capital stock;

•	corporate organization, qualifications to do business and corporate standing of subsidiaries;

•	ownership of, and absence of restrictions or encumbrances with respect to, the capital stock of subsidiaries;

•	litigation;

•	financial statements;

•	internal accounting controls and disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes since December 31, 2005;

•	intellectual property;

•	taxes and tax returns;

•	title to assets and properties;

•	leases of intangible or personal property;

•	owned and leased real property;

•	material contracts and the absence of breaches of material contracts;

•	compensation of employees; absence of collective bargaining arrangements and labor liability as a result of the Merger;

•	benefit plans;

•	labor relations;

•	transactions with affiliates;

•	insurance;

•	permits, licenses, franchise and approvals;

•	compliance with applicable laws;

•	environmental matters;

•	Food and Drug Administration matters;

•	entitlements to any broker’s, finder’s, or other similar fees, commissions or expenses in connection with the transactions contemplated by the Merger Agreement;

•	absence of certain business practices;

•	restrictions on business activities;

•	inapplicability of state takeover statutes;

•	maintenance of books and records; and

•	disclosure.

SIGA and SIGA Acquisition Corp. also made a number of additional representations and warranties to PharmAthene in the Merger Agreement, including representations and warranties relating to the following matters:

•	SEC filings and the financial statements contained in those filings;

•	agreement by certain holders of SIGA capital stock to vote in favor of the actions that must be taken by SIGA in order to complete the Merger;

•	receipt of a fairness opinion of a financial advisor;

•	absence of reporting obligations under Canadian securities legislation;

•	valid issuance of common stock to be issued in connection with the Merger;

•	NASDAQ compliance; and

•	absence of preemptive, anti-dilution or similar rights.

Covenants and Agreements

Operating Covenants

Under the Merger Agreement PharmAthene and SIGA have each agreed, until the closing of the Merger, except under certain circumstances, to:

•	maintain their corporate existence in good standing (and that of their subsidiaries); and

•	conduct their business in the usual and ordinary course.

Also under the Merger Agreement, PharmAthene and SIGA have each agreed, until the closing of the Merger that, except with the prior written consent of the other, they each will not (and will not permit their subsidiaries to):

•	amend or otherwise modify their constituting documents or by-laws;

•	alter any term of any of their outstanding securities or make any change in their outstanding shares of capital stock or their capitalization;

•	issue, sell or otherwise cause to become outstanding securities, subject to certain exceptions, including option grants;

•	declare, set aside or make any payment, dividend or other distribution upon any of their capital stock or acquire or dispose of any shares of such capital stock;

•	incur any liability or obligation, issue any corporate debt securities or pay or discharge any outstanding indebtedness, in each case, subject to certain limited exceptions;

•	mortgage, pledge, subject to any lien or grant any security interest in any of their assets or properties; enter into any lease of real property or buildings or, subject to certain limited exceptions, enter into any lease of machinery or equipment, or sell, transfer, lease to others or otherwise dispose of any tangible or intangible asset or property;

•	make any changes or arrangements with respect to compensation of employees or agents, or make any bonus, severance or similar payments, in each case, subject to certain limited exceptions;

•	make changes in employee benefits, subject to certain limited exceptions;

•	enter into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of Merger Agreement and the transactions contemplated thereby;

•	terminate or modify any material agreement, subject to certain limited exceptions;

•	incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any entity or person;

•	discharge or satisfy any lien other than those then required to be discharged or satisfied in accordance with their original terms;

•	pay any material obligation or liability, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on their financial statements or incurred since the date of the Merger Agreement in the ordinary course of business consistent with past practice;

•	cancel, waive or compromise any material debt or claim;

•	make any loan or advance to any entity or person, subject to certain limited exceptions;

•	purchase or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

•	make capital expenditures or capital additions or betterments in an amount which exceed $50,000 in the aggregate;

•	change their method of accounting or their accounting principles or practices, other than as required by GAAP;

•	institute or settle any litigation or any legal, administrative or arbitration action or proceeding relating to them or any of their properties or assets;

•	make any new elections, change any current elections or settle or compromise any liabilities with respect to their taxes; or

•	enter into any agreement or commitment to do any of the foregoing.

Additional SIGA Covenants

Under the Merger Agreement, SIGA has agreed to take such action as may be necessary so that:

•	in accordance with applicable law and its certificate of incorporation and by-laws, it convenes as promptly as practicable a meeting of its stockholders to vote upon matters requiring stockholder approval in connection with the Merger Agreement and the transactions contemplated thereby;

•	it shall include in its proxy statement the recommendation of its Board of Directors (subject to their fiduciary duties) that the holders of SIGA capital stock vote in favor of all matters requiring stockholder approval in connection with the Merger;

•	its Board of Directors will be reconstituted immediately following the closing of Merger to be set at seven (7) persons and to be comprised of the following persons: James H. Cavanaugh, Elizabeth Czerepak, Joel McCleary, Steven St. Peter, and David P. Wright, Matthew Drapkin and Paul Savas with Mr. McCleary serving as Chairman;

•	David Wright shall be appointed to the office of Chief Executive Officer of SIGA, effective as of the closing of Merger;

•	all required filings under the securities laws are made, subject to certain consultation and notice rights of PharmAthene;

•	prior to the consummation of the Merger it shall enter into one or more agreements related to the sale of at least $25,000,000 worth of its equity securities to investors through private transactions (sometimes referred to herein as the ‘‘PIPE’’);

•	its name will be changed to ‘‘PharmAthene, Inc.,’’ and its NASDAQ symbol to PTHN, effective immediately after the closing of Merger;

•	it shall cooperate with PharmAthene in PharmAthene’s preparation of the information statement required by Regulation D under the Securities Act to be delivered to the holders of PharmAthene capital stock;

•	at or prior to the consummation of the Merger, it shall enter into the Registration Rights Agreement;

•	at or prior to the consummation of the Merger, it shall enter into the Stockholders Agreement; and

•	the Board of Directors of SIGA or a committee thereof shall adopt such resolutions as may be requested by PharmAthene to ensure the that the issuance of shares and warrants in the Merger or the PIPE are exempt under Section 16 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

Other Covenants

Under the Merger Agreement, SIGA and Pharmathene have each agreed:

•	to cooperate in obtaining all necessary approvals with respect to the Merger;

•	to allow the other party and its representatives reasonable access during normal business hours to such party’s books and records and other information reasonably requested, subject to duties of confidentiality;

•	to give prompt notice in writing of: (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of the representations or warranties contained in the Merger Agreement to be untrue or inaccurate in any material respect, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger, (iv) any actions, suits, claims, investigations or proceedings commenced or threatened against a party or any subsidiary or relating to or involving or otherwise affecting such party or which relate to the Merger, and (v) any material failure of a party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

•	to use their reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

No Solicitation

Under the Merger Agreement, SIGA has agreed that from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, it will not, and it will not permit any of its officers, directors, employees, agents or representatives to, initiate, solicit or encourage proposals, requests, inquires or contacts or participate in negotiations or discussions for the purpose or with the intention of leading to any proposal concerning any disposition of any material assets of SIGA or any take-over bid, merger, consolidation or other business combination involving SIGA or any acquisition of an equity interest in SIGA representing a material amount of the equity of SIGA, or any similar transaction except for the transactions contemplated by the Merger Agreement (an ‘‘Acquisition Proposal’’). Furthermore, SIGA may not enter into any agreements or letters of intent relating to any Acquisition Proposal, except in connection with a Superior Proposal which, for the purposes of the Merger Agreement, means any bona fide written proposal made by a third party (i) involving the purchase or acquisition of all of the shares of SIGA common stock or all or substantially all of the assets of SIGA and (ii) which is otherwise on terms which the SIGA Board of Directors determines in good faith, by resolution duly adopted, (A) would result in a transaction that, if consummated, is more favorable to holders of SIGA common stock, from a financial point of view, than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by PharmAthene to amend the terms of the Merger Agreement) that the SIGA Board of Directors deems relevant and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

The Merger Agreement may be terminated by SIGA, generally, upon the execution of a Superior Agreement by SIGA. For purposes of the Merger Agreement, a Superior Agreement is an agreement that memorializes a Superior Proposal. SIGA shall not execute a Superior Agreement unless (i) the SIGA Board of Directors has received a Superior Proposal, (ii) in light of such Superior Proposal, the

SIGA Board of Directors has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the SIGA Board of Directors to withdraw, amend or modify its approval or recommendation of the Merger Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of SIGA under applicable law, (iii) SIGA has provided written notice of the determination described in clause (ii) above to PharmAthene, (iv) at least five (5) business days following receipt by PharmAthene of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the SIGA Board of Directors has again made the determination referred to in clause (i) above and (v) SIGA has not breached any of its obligations pertaining to the non-solicitation of Superior Proposals in any material respect.

If the Merger Agreement is terminated as the result of the execution of a Superior Agreement, SIGA must pay PharmAthene upon demand a termination fee equal to three percent of the value of SIGA, as determined in accordance with the terms of the Merger Agreement.

Conditions to the Completion of the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver on or prior to the closing date of the Merger Agreement of various conditions, including the following:

•	the transactions contemplated by the Merger Agreement, including the PIPE, shall have been approved by the stockholders of SIGA, SIGA Acquisition Corp. and PharmAthene;

•	an amendment to SIGA’s certificate of incorporation to provide for the increase in SIGA’s capital stock so that it will have a sufficient number of shares of common stock authorized to issue to holders of PharmAthene capital stock upon the closing of the Merger shall have been approved by the SIGA stockholders;

•	no court shall have restrained or prohibited the consummation of the transactions contemplated by the Merger Agreement, and no statute, rule or regulation shall have been promulgated or enacted, which would prevent or make illegal the consummation of the transactions contemplated by the Merger Agreement;

•	SIGA shall have entered into a binding agreement to raise at least $25 million through the PIPE;

•	there shall be no litigation against any party to the Merger Agreement relating to the consummation of the transactions contemplated therein or any governmental action seeking to delay or enjoin any such transactions and no investigation by any governmental or regulatory body shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by the Merger Agreement, or seeking material damages in connection therewith which a party, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated in the Merger Agreement;

•	the stockholders of PharmAthene who are parties to a certain Stockholders’ Agreement shall have agreed to terminate such agreement and it shall have been so terminated;

•	there shall be no more than 35 holders of PharmAthene capital stock entitled to receive SIGA common stock in accordance with the Merger Agreement which are not ‘‘accredited investors’’ as such term is defined in Regulation D; and

•	each holder of PharmAthene capital stock shall have received such information pertaining to SIGA as may be necessary to satisfy all information delivery requirements of Regulation D, in all material respects, applicable to the issuance of SIGA common stock to the holders of PharmAthene capital stock in the Merger.

In addition, the obligation of PharmAthene to complete the Merger is subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions:

•	PharmAthene shall have received a legal opinion from Kramer Levin Naftalis & Frankel LLP, counsel to SIGA and SIGA Acquisition Corp., in a form reasonably acceptable to PharmAthene;

•	the representations and warranties of SIGA and SIGA Acquisition Corp. made in the Merger Agreement shall continue to be true and correct in all material respects and their covenants shall have been complied with;

•	no event shall have occurred that has had or could have a material adverse effect on SIGA or SIGA Acquisition Corp.;

•	SIGA shall have received a certificate of the Secretary of PharmAthene, in form and substance reasonably satisfactory to SIGA, with respect to (i) its certificate of incorporation; (ii) its by-laws, and (iii) the authorization by its boards of directors and stockholders of the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby;

•	PharmAthene shall have received a certificate of the Secretary of each of SIGA and SIGA Acquisition Corp., in form and substance reasonably satisfactory to PharmAthene, with respect to (i) their respective certificate of incorporation; (ii) their by-laws, and (iii) the authorization by their respective boards of directors and stockholders of the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

•	SIGA and SIGA Acquisition Corp. shall have obtained all necessary consents, authorizations, approvals waivers and waivers of conflict to consummate the Merger;

•	certain stockholders of SIGA shall have entered into ‘‘lock-up’’ agreements with respect to the shares of SIGA common stock held by such stockholders;

•	all directors of SIGA, other than Paul Savas, shall have submitted their resignations to SIGA;

•	certain individuals shall have been elected to serve as directors of SIGA, effective upon the consummation of the Merger;

•	the number of shares issuable under SIGA’s stock option plan shall have been increased to 25,250,000;

•	SIGA shall have executed and delivered the Registration Rights Agreement (as hereinafter defined);

•	the number of authorized shares of SIGA common stock shall have been increased to 300,000,000;

•	any and all agreements relating to the nomination or election of directors of SIGA other than the Stockholders Agreement shall have been terminated; and

•	certain holders of SIGA warrants shall have waived the right to an adjustment to the exercise price of such warrants and to the number of shares of SIGA common stock issuable thereunder resulting from or deriving from the issuance of warrants to the holders of PharmAthene securities in accordance with the Merger Agreement.

In addition, the obligation of SIGA and SIGA Acquisition Corp. to complete the Merger is subject to the satisfaction or waiver, on or prior to the closing date of the Merger, of the following conditions:

•	SIGA shall have received a legal opinion from McCarter & English, LLP, counsel to PharmAthene, in a form reasonably acceptable to SIGA;

•	the representations and warranties of PharmAthene made in the Merger Agreement shall continue to be true and correct in all material respects and their covenants shall have been complied with;

•	no event shall have occurred that has had or could have a material adverse effect on PharmAthene;

•	PharmAthene shall have obtained all necessary consents, authorizations and approvals to consummate the Merger;

•	certain stockholders of Pharmathene shall have entered into ‘‘lock-up’’ agreements with respect to the shares of SIGA common stock to be received by such stockholders upon the consummation of the Merger;

•	certain stockholders of Pharmathene shall have entered into a Stockholders Agreement; and

•	PharmAthene shall have delivered to SIGA investor questionnaires with respect to its stockholders in a form reasonably acceptable to SIGA.

Termination

The Merger Agreement may be terminated by either party at any time before the completion of the Merger, whether before or after SIGA stockholder approval is obtained, if:

•	the other party shall have in any material respect breached its representations, warranties covenants or agreements contained in the Merger Agreement, which breach has resulted in or is reasonably likely to result in any of the non-breaching party’s closing conditions not being satisfied and which breach is not cured within ten days after written notice from the non-breaching party;

•	a permanent injunction is entered which prohibits the consummation of the Merger and all appeals of such injunction have been unsuccessful;

•	any required governmental approvals are not obtained, and all appeals of such determination by the governmental body have been unsuccessful; or

•	the closing shall not have occurred by September 30, 2006, provided the right to terminate following such date shall not be available to a party whose action or failure was the principal reason why the transaction did not close by such date.

The Merger Agreement may also be terminated by SIGA upon the execution of a superior agreement (as described under ‘‘No Solicitation’’ above). If the Merger Agreement is terminated by SIGA upon the execution of such a ‘‘superior agreement,’’ it will be required to pay to PharmAthene a termination fee equal to 3% of the value of SIGA, determined in accordance with the Merger Agreement.

Upon any termination of the Merger Agreement, the parties have agreed to negotiate, in good faith and exclusively for 90 days, a definitive license agreement related to SIGA’s lead product, SIGA 246, in accordance with the terms of a license agreement term sheet attached to the Merger Agreement.

Amendment

Under principles of general contract law, the Merger Agreement may only be amended with the consent of each of SIGA, SIGA Acquisition Corp. and PharmAthene.

Expenses

If the Merger is not consummated, each party will be responsible for its own expenses in connection with the Merger. If the Merger is consummated, the combined company will pay all of the expenses related to the Merger, including reasonable investment banking and advisory expenses of each party.

Directors and Officers Insurance

SIGA shall for a period of six years from the consummation of the Merger, honor all of SIGA’s and PharmAthene’s respective obligations to indemnify current and former officers and directors of each of the respective companies. Furthermore, SIGA shall, for a period of no less than six years, maintain directors and officers insurance policies which are comparable to those in effect immediately prior to the closing, which such policies shall cover at least those directors and officers of SIGA who were covered immediately prior to the closing to the same extent they were covered prior to the closing.

NASDAQ

For a period of six months following the closing, SIGA will endeavor to satisfy the listing requirements of the NASDAQ Capital Market relating to the listing of SIGA common stock thereon.

Operations After the Merger

Following the Merger, PharmAthene will continue its operations as a wholly owned subsidiary of SIGA. The stockholders of PharmAthene will become stockholders of SIGA, and their rights as stockholders will be governed by the SIGA certificate of incorporation, the SIGA bylaws, and the laws of the State of Delaware. See ‘‘Comparison of the Rights of Holders of SIGA Common Stock and PharmAthene Common Stock.’’

OTHER AGREEMENTS RELATED TO THE MERGER

Voting Agreement

In connection with the execution of the Merger Agreement, each of TransTech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, James J. Antal, Thomas E. Constance, Mehmet C. Oz, Eric A. Rose and Paul G. Savas (collectively, the ‘‘SIGA Stockholders’’), as well as SIGA and PharmAthene have entered into a Voting Agreement, dated June 8, 2006 (the ‘‘Voting Agreement’’). Collectively, the SIGA Stockholders own 8,029,364 shares of SIGA capital stock which is approximately 29% percent of the issued and outstanding shares of SIGA capital stock.

Pursuant to the Voting Agreement, each of the parties thereto has agreed, solely in its capacity as a SIGA stockholder, to vote (or cause to be voted) all shares of capital stock over which it has voting power, in such a manner as to lead to the successful consummation of the Merger, including as follows:

•	in favor of the Merger Agreement and the transactions contemplated thereby;

•	against any action that could reasonably be expected to impede, interfere with, delay, frustrate, prevent, prohibit or discourage the consummation of the transactions contemplated by the Merger Agreement; and

•	in favor of adoption of any proposal or action that is reasonably determined by SIGA to be necessary or appropriate to submit to its stockholders for approval in order to facilitate the consummation of the transactions contemplated by the Merger Agreement.

In addition, the parties to the Voting Agreement have agreed, solely in their capacity as stockholders, not to in any way facilitate any proposal from a third party which would reasonably be expected to impede, interfere with, delay, frustrate, prevent, prohibit or discourage the transactions contemplated by the Merger Agreement.

Registration Rights Agreement

Upon consummation of the Merger, SIGA will enter into a Registration Rights Agreement in the form attached hereto as Annex G with the current PharmAthene stockholders which will give them certain registration rights with respect to the SIGA securities issued to them in the Merger. In addition, as a result of certain demand registration rights provided in the Registration Rights Agreement, such stockholders will also have the right, upon a request by two-thirds of them and subject to certain limitations, to require SIGA to register any shares issued in connection with the PIPE or otherwise acquired by such stockholders after the consummation of the Merger. Further, such stockholders will also be entitled to certain piggyback registration rights with respect to the above described shares.

Lock-Up Agreements

As a condition to the Merger, each of MPM Bioventures III, L.P., MPM Bioventures III-QP, L.P., MPM Bioventures III Parallel Fund, L.P., MPM Bioventures III GMBH & Co. Beteiligungs KG,

MPM Asset Management Investors 2004 BVIII LLC, Ontario Teachers’ Pension Plan Board, Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BSHI Members, L.L.C., Bear Stearns, Health Innoventures Employees Fund, L.P., BX, L.P., Healthcare Ventures VII, L.P., BX Associates Limited, Canadian Medical Discoveries Fund Inc., Nexia Biotechnologies Inc., MDS Life Sciences Technology Fund Limited Partnership, Joseph Klein III, David P. Wright, Eric Richman, Francesca Cook, Solomon Langermann, Valerie Riddle, Ronald Kaiser, Elizabeth Czerepak, Joel McCleary, Steven St. Peter, Transtech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, James T. Antal, Thomas E. Constance, Mehmet C. Oz, Eric A. Rose, Paul G. Savas, Matthew Drapkin and Dennis E. Hruby, are required to enter into lock-up agreements covering the shares of SIGA common stock that they are to receive in the Merger or that they may acquire in the future subject to certain limitations. These agreements provide that, subject to certain exceptions, the parties thereto may not offer, pledge, sell, or otherwise dispose of or transfer any shares of SIGA common stock, or any options or warrants to purchase any shares of SIGA common stock, or any securities convertible into or exchangeable or exercisable for SIGA common stock following the closing of the Merger until such time as the lock up obligations set forth in the lock up agreements executed in connection with the PIPE terminate. In addition, the parties may not enter into any swap or any other agreement or any transaction that transfers the economic consequence of ownership of such SIGA common stock during such period.

Stockholders Agreement

At the closing of the Merger, MPM Bioventures III, L.P., MPM Bioventures III QP, L.P., MPM Bioventures III Parallel Fund, L.P., MPM Bioventures III GMBH & Co. Beteiligungs KG, MPM Asset Management Investors 2004 BVIII LLC, Ontario Teachers’ Pension Plan Board, Canadian Medical Discoveries Fund Inc., Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BSHI Members, L.L.C., Bear Stearns Health Innoventures Employee Fund, L.P., BX, L.P., Heathcare Ventures VII, L.P., BX Associates Limited, Joseph Klein III and MDS Life Sciences Technology Fund USA, L.P. (the ‘‘PharmAthene Parties’’), each of which is currently a stockholder of PharmAthene, and TransTech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, Matthew Drapkin, Paul Savas, Dr. Eric Rose (the ‘‘SIGA Parties’’), each of which is currently a stockholder of SIGA, will enter into a stockholders agreement. Pursuant to such stockholders agreement, the PharmAthene Parties will agree, that as long as the SIGA Parties maintain their current ownership level in the Company, they will vote to elect two designees of the SIGA Parties to the Board of Directors of the combined company. If the aggregate number of shares of capital stock held by the SIGA Parties falls below 75% of the number of shares held by such parties on the closing date, then the Pharmathene Parties shall only be obligated to vote to elect one designee of the SIGA Parties to the Board of Directors of the combined company. If the aggregate number of shares of capital stock held by the SIGA Parties falls below 50% of the number of shares held by such parties on the closing date, then the Pharmathene Parties shall no longer be obligated to vote to elect any designees of the SIGA Parties to the Board of Directors of the combined company. Furthermore, if the aggregate number of shares of capital stock owned by the SIGA Parties falls below 5% of the combined company’s total outstanding capital stock, then the obligations under the stockholders agreement shall cease two years following such event.

Our Board of Directors has unanimously approved the amendment to the certificate of incorporation to increase authorized capital stock and recommends that you vote FOR such amendment.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME

PharmAthene and SIGA each have established well recognized names in the biodefense industry with well developed product candidates that may be used to respond to each of biological and chemical agents. After extensive discussions, the companies have determined that, given the terms and conditions of the Merger and the resulting Management and ownership structure, that the ongoing use of the PharmAthene name will better serve the best interests of the combined company.

Our Board of Directors has unanimously approved the amendment of the Certificate of Incorporation to change the company’s name and recommends that you vote FOR such amendment.

PROPOSAL 3 — APPROVAL OF FIVE ALTERNATIVE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

At the Special Meeting, SIGA Stockholders will be asked to vote upon a proposal which would allow the Board of Directors, in its discretion, to amend the certificate of incorporation of SIGA to effect a reverse stock split after the consummation of the Merger and, if completed, the PIPE. The Board of Directors may effect only one reverse stock split pursuant to this proposal at one of the five possible ratios hereafter described. Under the proposed alternative amendments, each outstanding 3, 4, 5, 6 or 7 shares of the issued and outstanding common stock of the combined company would be combined, converted and changed into one share of common stock. Upon the effectiveness of one such amendment, the other amendments would be abandoned and all such amendments could be abandoned, in all cases at the sole discretion of the Board of Directors.

Purposes

The SIGA Board recommends the proposal authorizing the reverse stock split for the following reasons:

•	the Board of Directors believes a reverse stock split may be the most effective means of increasing the trading price of a share of SIGA common stock so as to meet the initial listing requirement of the NASDAQ, and

•	the Board of Directors believes a higher stock price may help improve investor interest in the combined company.

Following the Merger, current PharmAthene stockholders will own a majority of the shares of SIGA’s common stock. Accordingly, under current NASDAQ rules, a change of control of SIGA will be deemed to have occurred. As a consequence NASDAQ requires that SIGA satisfy its more stringent requirements for an initial listing requirements in order to maintain its NASDAQ listing. At         , 2006, SIGA’s common stock was trading at $     per share. Unless the trading price is increased to a price at least high enough to meet the NASDAQ listing requirements, SIGA’s stock may be delisted from the NASDAQ. Delisting is likely to have a significant adverse effect on the marketability and liquidity of SIGA’s stock.] NASDAQ requires that a security trade at $4.00 per share or higher to be initially listed on the NASDAQ stock market.

On                                 , 2006, SIGA’s common stock closed at $                 per share. In approving the proposal authorizing the reverse stock split, SIGA’s Board of Directors considered that the common stock of the combined company may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the SIGA Board believes that most investment funds are reluctant to invest in lower priced stocks.

Principal Effects of the Reverse Stock Split

The reverse stock split will be effected simultaneously for all common stock of the combined company and the exchange ratio will be the same for all shares of common stock. The reverse stock split will affect all stockholders of the combined company uniformly and will not affect any stockholder’s percentage ownership interests therein, except to the extent that the reverse stock split results in any stockholder owning a fractional share. The total number of shares of common stock that the combined company is authorized to issue will be reduced to 100 million in connection with the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect the combined company’s continuing to be subject to the periodic reporting requirements of the Exchange Act.

One effect of the reverse stock split would be adjustments in the number of shares granted and reserved under the SIGA Option Plan (as defined below). The plan provides that the number of shares granted and/or reserved thereunder are to be adjusted appropriately to give effect to any reverse stock split. If the reverse stock split is approved, the number of shares reserved for issuance under the SIGA Option Plan will be decreased, proportionately based on the ratio selected by the Board, which does not take into account any shares previously issued pursuant to the exercise of existing options. Thus, a reverse stock split would require adjustments in the outstanding options granted, which would decrease the number of shares issuable upon exercise of the options and increase the exercise price per share, proportionately based on the ratio selected by the Board. The reverse stock split will also result in adjustments being made to the conversion ratios of the Series A Preferred Stock, so that such shares will be convertible into such number of shares of common stock that a holder of such preferred stock would have been entitled to receive if such preferred stock had been converted into common stock immediately prior to the reverse stock split. For example, under such adjustments, if a 1-for-5 reverse stock split is effected, the 68,038 outstanding shares of the Series A Preferred Stock will be convertible into an aggregate of 13,613 shares of common stock, as compared to 68,038 shares of common stock prior to the reverse stock split. Similar adjustments will also be made to the conversion ratio and exercise provisions of other outstanding convertible securities of the combined company.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. All fractional shares of common stock of the combined company to which a stockholder would be entitled will be rounded to the nearest whole share, with .5 shares being rounded up to the next full share.

Our Board of Directors has unanimously agreed to recommend to the stockholders that they approve, subject to a subsequent board vote, the amendment to our certificate of incorporation to approve the reverse stock split.

PROPOSAL 4 — APPROVAL OF THE ISSUANCE OF SHARES AND WARRANTS TO PURCHASE SHARES OF COMMON STOCK IN THE MERGER

Consummation of the Merger will result in a change of control of SIGA. Prior to the Merger, current stockholders of SIGA own 100% of the voting power of SIGA capital stock. Following the Merger but prior to the PIPE, they will own in the aggregate up to approximately 23.7% of such capital stock. Current PharmAthene stockholders will, following the Merger but prior to the PIPE, own, in the aggregate, up to 76.3% (67.28% on a fully-diluted basis) of SIGA’s outstanding common stock in addition to the warrants to purchase SIGA common stock they will receive at the closing. In addition, designees of PharmAthene will constitute a majority of the Board of Directors of SIGA following the closing of the Merger. NASDAQ rules require that a company obtain stockholder approval of the issuance of securities in a transaction the result of which would be a direct or indirect change of control of the company. We are, therefore, asking you to approve the issuance of our shares and warrants to purchase our shares to the stockholders of PharmAthene in the Merger.

Our Board of Directors has unanimously approved the Merger, including the issuance of our shares and warrants to purchase our shares to PharmAthene stockholders as consideration for the Merger, and recommends that you vote FOR such proposed issuance.

PROPOSAL 5 — APPROVAL OF THE ISSUANCE OF SIGA SECURITIES IN A PRIVATE OFFERING FOR AN AGGREGATE PURCHASE PRICE OF UP TO $40,000,000

The PIPE

At the Special Meeting, SIGA stockholders will be asked to vote upon a proposal to approve the issuance of SIGA securities pursuant to purchase agreements (collectively, the ‘‘Purchase Agreements’’) between SIGA and certain investors. The Purchase Agreements are expected to provide for a private offering (the ‘‘PIPE’’) either of shares of SIGA common stock alone, or of units consisting of shares of SIGA common stock and warrants to purchase SIGA common stock (the ‘‘PIPE Warrants’’), for a maximum aggregate offering price of $40 million. Amounts payable upon exercise of any PIPE Warrants that may be issued will not be included in the offering price; however, amounts outstanding under $10 million in aggregate principal amount of bridge notes issued by PharmAthene and PharmAthene Canada to certain of its investors, including, among others, funds affiliated with MPM, Healthcare Ventures VII, L.P. (‘‘HCV’’), and funds affiliated with Bear Stearns Health Innoventures, will be converted into equity securities issued in the PIPE (the ‘‘Conversion Securities’’) and will count towards the aggregate offering price in the PIPE. To the extent that funds provided to PharmAthene in the $10 million financing have been used for operations up until the date of the closing, the actual proceeds available to PharmAthene on the closing date will be lower than if the full amount of the PIPE were invested at the closing. An investment banking firm will act as placement agent in connection with the PIPE, for which it will be entitled to receive a cash fee based upon the number of shares or units sold, and may also receive compensation in the form of PIPE Warrants. All purchasers in the PIPE will be required to be ‘‘accredited investors,’’ as that term is defined in Regulation D under the Securities Act. The closing of the PIPE is expected to occur immediately following the closing of the Merger.

The number of shares of SIGA common stock and PIPE Warrants (if any) to be issued in the PIPE, and the specific pricing terms, will be based upon prevailing market conditions. The purchase price per share of common stock or unit, as the case may be, sold in the PIPE (the ‘‘PIPE Purchase Price’’) will, however, likely be based upon the last closing price of a share of SIGA common stock reported on NASDAQ prior to the pricing of the securities to be issued in the PIPE (the ‘‘Market Price’’) and, except with respect to the Conversion Securities, may be at a discount ranging from 1% to 20% of the Market Price. The Conversion Securities will be issued at an additional 10% discount from the PIPE Purchase Price. If PIPE Warrants are issued, the exercise price per PIPE Warrant share will be not less than 110% of the Market Price, and the aggregate number of shares of SIGA common stock for which PIPE Warrants will be exercisable will not exceed 50% of the number of shares of common stock issued in the PIPE. SIGA anticipates that such PIPE Warrants will be exercisable for five years, will be entitled to certain anti-dilution protections, and will allow for a cashless exercise under certain limited circumstances.

SIGA will likely agree to file a registration statement within 30 days after the closing of the PIPE with respect to the shares of SIGA common stock issued in the PIPE and, if Warrants are issued, with respect to shares of common stock issuable upon exercise of the PIPE Warrants. SIGA will further likely agree to endeavor to cause this registration statement to become effective within 180 days after the closing of the PIPE, and to maintain such effectiveness until the earlier of (i) the second anniversary of the first date on which no Warrants remain unexercised or unexpired, and (ii) the date on which all securities covered by the registration statement may be sold pursuant to Rule 144 under the Securities Act during any 90-day period. If SIGA fails to have such registration statement declared effective by the United States Securities and Exchange Commission (‘‘SEC’’) or to maintain such effectiveness within or for the time periods described above, investors in the PIPE will likely be entitled to receive liquidated damages per share of SIGA common stock or per unit, as applicable, equal to not more than ..5% of the Purchase Price for each 30-day period during which the registration statement is not effective assessed on a per diem basis at the end of each such period. In addition, it is anticipated that certain investors will also be parties to the Registration Rights Agreement attached as an exhibit to the Merger Agreement and described herein.

In connection with the PIPE, directors, officers and significant stockholders of SIGA and PharmAthene have agreed to sign a lock-up agreement restricting changes in their beneficial ownership of SIGA common stock, on terms substantially similar to those contained in the lock-up agreement required in connection with the Merger. The lock-up period will be coextensive with the lock-up period required under the Merger Agreement.

NASDAQ requires a company to obtain stockholder approval of the issuance of its shares in a transaction in which the company proposes to issue a number of shares of common stock that would equal or exceed 20% of the company’s then issued and outstanding shares of common stock, when such shares are being sold at a discount from market price. Although, as described above, the number of shares that we may issue and sell in the PIPE has not been determined as of the date of this proxy statement, the Board of Directors anticipates that the terms of any such securities would be such that the issuance thereof would be subject to this NASDAQ requirement. Whether shares issued in the PIPE will be sold at a discount from the Market Price (and if so, the amount of the discount) has also not yet been determined. Even if such shares are sold at the Market Price, however, we believe that the NASDAQ could deem the issuance of the shares in the PIPE to be at a discount as a result of value attributed to the PIPE Warrants, if PIPE Warrants are included. In addition, NASDAQ rules require stockholder approval of the issuance of shares in a transaction that would result in a change of control. Depending on the number of shares issued in the PIPE, it is possible that consummation of PIPE could result in a change of control of the combined company.

NASDAQ further requires that any company soliciting stockholder approval for purposes of complying with the requirements thereof in connection with the potential issuance of securities, where the specific terms of such securities have not been determined at the time of such solicitation, specify in the proxy statement used to solicit such stockholder approval (i) the maximum aggregate consideration that may be received by such company in connection with the potential issuance of such securities, (2) if such securities are going to be sold and issued at a price that is less than the trading price of the common stock on the date of the pricing of such securities, the maximum amount of such discount, and (3) the period of time during which the potential issuance of such securities may be made by such company. This information has been provided above with respect to the PIPE.

The purpose of the PIPE is to provide the combined company with necessary working capital. Without additional capital, we do not anticipate that the combined company would be able to meet its expenses or implement its business plans. Since both SIGA and PharmAthene stockholders have a mutual interest in the success of the combined company, the Merger Agreement requires, as a condition to the closing of the Merger, that SIGA complete a private offering yielding not less than $15 million of new proceeds simultaneously with the closing of the Merger. Current PharmAthene stockholders (including the Chief Executive Officer of PharmAthene) will convert approximately $10 million of bridge financing into the same securities offered in the PIPE, such that the total value of shares issued in the PIPE could be as high as $40 million. This condition may be waived by the parties to the Merger Agreement. In order to comply with the possible application of the NASDAQ stockholder approval requirement described above to the issuance of securities in the PIPE, SIGA is seeking stockholder approval for this proposal so that the Board of Directors will have the flexibility to enter into and close the PIPE on such terms as it deems to be in the best interests of SIGA. Approval of this proposal will, subject to the limitations set forth in this proposal, give the Board of Directors discretion to determine the specific terms of the PIPE.

The consummation of the PIPE will result in a significant increase in the number of shares of SIGA common stock outstanding (and that may become outstanding upon the exercise of the Warrants, if any are issued). As a result, current stockholders would own a smaller percentage of the outstanding common stock and, accordingly, a smaller percentage interest in the voting power, liquidation value and book value of the combined company upon completion of the PIPE than they owned prior to its consummation.

The foregoing description of the PIPE is included for informational purposes to SIGA's stockholders in connection with the proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities.

The Board of Directors has unanimously approved the issuance of SIGA equity securities in the PIPE and recommends voting FOR such proposed issuance.

PROPOSAL 6 — APPROVAL OF THE ISSUANCE OF SHARES IN THE PIPE TO CERTAIN AFFILIATES OF SIGA

Investors in the PIPE are expected to include funds affiliated with MPM Capital, HealthCare Ventures VII, L.P., funds affiliated with Bear Stearns Innoventures and current institutional stockholders of PharmAthene. These investors are investing in the PIPE by virtue of the conversion of their bridge notes into the securities offered in the PIPE at a discount of 10% to the purchase price to be paid by the persons investing in the PIPE. Certain persons affiliated with these stockholders are expected to be individuals who will become members of the Board of Directors of the combined company upon consummation of the Merger, including Steven St. Peter, M.D., James H. Cavanaugh, Ph.D. and Elizabeth Czerepak. NASDAQ rules require a company to obtain stockholder approval of certain arrangements pursuant to which officers and directors of a company may be issued stock of the company. To the extent that PharmAthene stockholders participating in the PIPE have control persons who will serve on the Board of Directors of SIGA upon consummation of the Merger, you are being asked to consider a proposal to approve the issuance by SIGA of shares to such affiliates in the PIPE.

The Board of Directors has unanimously approved the issuance of SIGA equity securities to certain stockholders of PharmAthene, that will be affiliates of SIGA following the consummation of the Merger, in the PIPE and recommends voting FOR such proposed issuance.

PROPOSAL 7 — APPROVAL OF AMENDMENT TO STOCK OPTION PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 11,000,000 SHARES TO 25,250,000 SHARES

Under the Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan of SIGA Technologies, Inc. (the ‘‘SIGA Option Plan’’), an aggregate of 11,000,000 shares of SIGA common stock have been reserved for issuance under the Plan. Currently, options to purchase an aggregate of 8,238,727 shares of SIGA common stock have been issued under the Plan. As of June 8, 2006, 2,546,232 shares remain available for issuance under the Plan. In the Merger, options to purchase 9,193,679 PharmAthene shares outstanding immediately prior to consummation of the Merger will be converted into options to purchase 4,075,109 shares of SIGA common stock. In order to have sufficient shares authorized under the SIGA Option Plan for the issuance of SIGA shares upon exercise of these converted options, as well as upon the exercise of other outstanding SIGA stock options and options to be granted in the future, we must increase the number of shares of common stock reserved for issuance under the SIGA Option Plan. SIGA stockholders are being asked to approve an amendment to the SIGA Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 11,000,000 (of which 8,238,727 are reserved for issuance upon exercise of outstanding options) to 25,250,000 shares.

NASDAQ rules require stockholder approval of the amendment to the SIGA Option Plan. At the Special Meeting, our stockholders will be asked to vote upon a proposal to approve an amendment to the SIGA Option Plan to increase by 14,250,000 the number of shares of SIGA common stock for which options may be granted thereunder from 11,000,000 shares to 25,250,000 shares. The SIGA Option Plan, as proposed to be amended, is attached as Annex E to this Proxy Statement.

Description of the SIGA Option Plan

The SIGA Option Plan was initially adopted in 1996 and was subsequently amended in 1998, 1999, 2000, 2004 and 2005 to increase the number of shares of SIGA common stock with respect to which awards may be granted thereunder.

The SIGA Option Plan provides that it is to be administered by a committee appointed by the Board of Directors, comprised of ‘‘non-employee directors’’ within the meaning of Rule 16b-3 under the Exchange Act and ‘‘outside directors’’ within the meaning of Section 162(m) of the Code. The Board of Directors has appointed the Compensation Committee to administer the SIGA Option Plan. However, with respect to the non-employee members of the Board of Directors and any individuals that are not reasonably expected to be ‘‘covered employees’’ under Section 162(m) of the Code or in any other situation that the Board of Directors elects, the entire Board of Directors may act as the Compensation Committee. The Compensation Committee designates the persons to receive options, the number of shares subject to each option and the terms of the options, including the option’s price and period of exercisability, subject to certain limitations and as permitted by the SIGA Option Plan.

The maximum number of shares of SIGA common stock currently available for issuance under the SIGA Option Plan is 11,000,000 shares, subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like. Shares of SIGA common stock subject to options granted under the SIGA Option Plan that expire or terminate are available for options to be issued under the SIGA Option Plan.

Eligibility

Options may be granted to (i) officers and salaried employees of SIGA and its subsidiaries (including salaried employees who are also directors and prospective salaried employees conditioned on their becoming salaried employees), (ii) members of the Board of Directors, (iii) such consultants to SIGA as the Compensation Committee shall select in its sole discretion and (iv) any other key persons, as determined by the Compensation Committee in its sole discretion. For this purpose, an employee means an individual who is (or is expected to be) classified as an employee of SIGA for purposes of SIGA’s payroll. The granting of Options is discretionary, and SIGA cannot determine the number or type of Options that will be granted in the future to any particular person or group. The SIGA Option Plan provides that non-employee directors may be granted options in the discretion of the Board of Directors.

Options

The SIGA Option Plan provides for the grant of (i) stock options not intended to qualify as incentive stock options within the meaning of Section 422 of the Code (‘‘NQSOs’’) and (ii) stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (‘‘ISOs’’ and together with NQSOs, the ‘‘Options’’). Each Option shall be evidenced by an ‘‘Option Agreement’’ containing such terms and conditions as the Compensation Committee shall determine.

Non-Qualified Stock Options.    The exercise price-per-share of each NQSO shall be determined by the Compensation Committee on the date of grant, but shall not be less than that required by law. Each Option Agreement shall set forth the vesting schedule for the Option. Unless the Option Agreement provides for pre-vesting exercise, as described below, an NQSO first shall become exercisable when, and to the extent that, it is vested, and shall remain exercisable until the tenth anniversary of the date the NQSO was granted. The exercise price shall be paid in cash or, unless provided otherwise in the applicable Option Agreement, in shares of SIGA common stock valued at their fair market value on the date of exercise or by means of a cashless exercise in which some or all of the shares to be granted upon the exercise are sold to provide the exercise price, or, at the discretion of the Compensation Committee, by such other provision as the Compensation Committee may from time to time prescribe. In addition, SIGA, in its sole discretion, may lend, with full recourse, the exercise price to the participant or guarantee a loan from a third party to the participant.

The following treatment applies to NQSOs in the event of a participant’s termination of employment, unless the Option Agreement provides otherwise: To the extent that the option was not exercisable at the time of termination, it shall expire at the close of business (the commencement of business in the case of a termination for Cause, as defined in the Plan) on the date of termination. To the extent that the option was exercisable at the time of termination, it shall expire on the earlier of the expiration of its term and (i) 90 days after the termination of employment, if the termination was any reason other than ‘‘Cause,’’ ‘‘Disability’’ (as defined in the Plan) or death and (ii) one year after the termination of employment if the termination was by reason of Disability or death. In the case of a termination of employment for Cause, the option shall expire as of the commencement of business of the effective date of the termination.

Incentive Stock Options.    Generally, ISOs are options that may provide a participant with certain federal income tax benefits that are not available with NQSOs, provided that the participant holds the shares acquired upon exercise of the ISO for at least two years after the date the ISO is granted and at least one year after the exercise date. The rules for ISOs under the SIGA Option Plan are the same as with respect to NQSOs, except as follows:

1.	ISOs may only be granted to employees.

2.	The exercise price-per-share of each ISO must be at least the fair market value of a share of SIGA common stock on the date on which such ISO is granted.

3.	An ISO granted to any individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of SIGA is subject to the following additional limitations: (i) the exercise price-per-share of the ISO must be at least 110% of the fair market value of a share of SIGA common stock at the time any such ISO is granted and (ii) the ISO cannot be exercisable after the expiration of five years from the grant date.

4.	The aggregate fair market value (determined on the grant date) of shares of SIGA common stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year under the Plan or any other plan of SIGA or its subsidiaries may not exceed $100,000.

Reload Options.    The SIGA Option Plan provides that in certain circumstances, the Compensation Committee may include in an Option Agreement evidencing an option (the ‘‘Original Option’’) a provision that a ‘‘reload option’’ shall be granted to the participant if such participant delivers shares of SIGA common stock in partial or full payment of the exercise price of the Original Option. The reload option will relate to a number of shares of SIGA common stock equal to the number of shares of SIGA common stock delivered, and will have an exercise price-per-share equal to the fair market value of a share of SIGA common stock on the date of the exercise of the Original Option.

Pre-Vesting Exercise.    The SIGA Option Plan provides that the Compensation Committee, in an Option Agreement, may permit a participant to exercise an ISO or NQSO before it is vested. The shares of Common Stock that the participant receives upon such pre-vesting exercise will be subject to certain restrictions. The participant may not transfer the shares until they vest and if the participant’s employment with SIGA terminates for any reason, any unvested shares will be forfeited and SIGA will repay the exercise price to the participant.

Transferability of Options

Options granted under the SIGA Option Plan are exercisable during the participant’s lifetime only by the participant and are not transferable by the participant, other than by will or the laws of descent and distribution.

Forfeiture of Gain in Certain Events

The SIGA Option Plan provides that if, within one year after a participant exercises an Option, the Compensation Committee determines in its discretion that SIGA has been materially harmed by the participant, whether such harm (a) results in the participant’s termination of employment for Cause or (b) results from any activity of the participant determined by the Compensation Committee to be in competition with any activity of SIGA, or otherwise inimical, contrary or harmful to SIGA’s interests (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against SIGA’s interests), then any gain realized by the participant from the exercise shall be paid by the participant to SIGA upon notice from SIGA. Such gain shall be determined as of the date of exercise, without regard to any subsequent change in the Fair Market Value of a share of Company Stock. SIGA shall have the right to offset such gain against any amounts otherwise owed to the participant by SIGA (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

Certain Corporate Changes

The SIGA Option Plan provides for an adjustment in the number of shares of SIGA common stock available to be issued under the SIGA Option Plan and the number of shares of SIGA common stock subject to existing options upon any change in SIGA’s capitalization, stock dividend or split, reverse stock split, merger, consolidation, combination or exchange of shares and certain other similar events.

Amendment and Termination

The Board of Directors may suspend, discontinue, revise or amend the SIGA Option Plan at any time and in any respect, subject to stockholder approval to the extent necessary to comply with applicable law and listing requirements. Generally, no amendment to the SIGA Option Plan may reduce a participant’s rights under any previously granted Option without the participant’s prior written consent.

Limitations Imposed by Section 162(m)

If and to the extent that the Compensation Committee determines that SIGA’s federal tax deduction in respect of an Option may be limited as a result of Section 162(m) of the Code, the Compensation Committee may delay payments to the participant with respect to the option and, in exchange, the Compensation Committee shall credit to an account on the books and records of SIGA a cash amount equal to the fair market value of the shares of SIGA common stock subject to such option (a ‘‘Book Account’’). The amounts credited to the Book Account will be paid to the participant within thirty days after the date the compensation paid to the participant no longer is subject to the deduction limitation under Section 162(m) of the Code.

Summary of U.S. Federal Income Tax Consequences of Options Under the SIGA Option Plan

The following description of the principal federal income tax consequences of Options under the SIGA Option Plan is based on present federal tax laws. Federal tax laws may change from time to time and any legislation that may be enacted in the future by the United States Congress or any administrative guidance adopted by the Internal Revenue Service may significantly affect the federal income tax consequences described below. No representation is or can be made regarding whether any such legislation or administrative guidance will or may be enacted or adopted and/or the impact of any such legislation or administrative guidance. The description below does not purport to be a complete description of the tax consequences associated with Options under the SIGA Option Plan applicable to any particular award recipient. Differences in each individual’s financial situation may cause federal, state and local tax consequences of awards to vary.

Non-Qualified Stock Options.    In general, an optionee will not be deemed to receive any income at the time an NQSO is granted, nor will the entity for whom services were performed (either SIGA or PharmAthene) (the ‘‘Service Recipient’’) be entitled to a federal tax deduction at that time.

When an optionee exercises an NQSO, other than a pre-vesting exercise, the optionee will recognize ordinary compensation income equal to the excess of (a) the fair market value on the exercise date of the SIGA common stock received as a result of such exercise over (b) the option exercise price, and the Service Receipient will be entitled to a tax deduction in that amount. The shares acquired by the optionee upon exercise of the NQSO will have a tax basis equal to the fair market value of the shares on the exercise date. Upon any subsequent sale of the SIGA common stock received on exercise of the NQSO, the optionee will recognize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. Any such gain (or loss) will be characterized as long-term capital gain (or loss) if the shares have been held for more than one year; otherwise, the gain (or loss) will be characterized as a short-term capital gain (or loss). An optionee’s holding period for federal income tax purposes for such shares will commence on the date following the date of exercise. Short-term capital gain is subject to tax at the same rate as is ordinary income. The Code currently provides that, in general, the net long-term capital gain resulting from the sale of shares held for more than 12 months is subject to tax at a maximum rate of 15% (5% for individuals in the 10% or 15% tax bracket). The Code currently provides that the tax rate on net long-term capital gain will change in future years: The 15% rate will increase to 20% in 2009 and the 5% rate will decrease to 0% in 2008 and then increase to 10% in 2009.

If all or any part of the exercise price of an NQSO is paid by the optionee with shares of SIGA common stock (including shares previously acquired through the exercise of ISOs that have been held for the requisite holding period under Section 422(a) of the Code), no gain or loss will be recognized by the optionee on the shares surrendered in payment. The number of shares received on such exercise of the NQSO equal to the number of shares surrendered will have the same tax basis and holding period, for purposes of determining whether subsequent dispositions result in long-term or short-term capital gain or loss and the applicable tax rates, as the basis and holding period of the shares surrendered. The balance of the shares received on such exercise will be treated for federal income tax purposes as described in the preceding paragraph as though issued upon the exercise of the NQSO for an exercise price equal to the consideration, if any, paid by the optionee in cash. The optionee’s compensation taxable as ordinary income upon such exercise, and SIGA’s deduction, will not be affected by whether the exercise price is paid in cash or in shares of SIGA common stock.

Pre-Vesting Exercise of an NQSO.    If an optionee exercises an NQSO before it is vested, the optionee will not recognize any income and SIGA will not receive a tax deduction until such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transferability (unless, as described below, the recipient elects otherwise under Section 83(b) of the Code within 30 days of the date of exercise). Upon lapse or release of such restrictions (i.e., when the shares vest), the optionee generally will include in gross income an amount equal to the fair market value of the shares at the time they vested, less the exercise price paid for them, and SIGA will be entitled to a tax deduction in the same amount. The optionee’s tax basis in the shares will equal their fair market value on the date the shares vested. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. The federal tax rate applicable to any long-term capital gain will depend upon the holding period of the shares, as described above.

Pursuant to Section 83(b) of the Code, an optionee who exercises an option before it is vested may, within 30 days of exercise, elect to be taxed at ordinary income tax rates on the fair market value at the time of exercise of the SIGA common stock acquired through the pre-vesting exercise. If the election is made, the optionee will acquire a tax basis in the shares equal to the ordinary income recognized by the optionee at the time of exercise plus any amount paid for the shares, and SIGA will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee. No income will be recognized upon lapse or release of the restrictions. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. The federal tax rate applicable to any long-term capital gain will depend upon the holding period of the shares. In the event of a forfeiture of the shares with respect to which an optionee previously made a Section 83(b) election, the optionee will not be entitled to a loss deduction, unless the amount the optionee received upon forfeiture was less than the exercise price the optionee previously paid for such stock.

Incentive Stock Options.    In general, an optionee will not be deemed to receive any income at the time an ISO is granted or exercised if the optionee does not dispose of the shares acquired on exercise of the ISO within two years after the grant of the ISO and one year after the exercise of the ISO (discussed more fully in the next paragraph). In such a case, the gain (if any) on a subsequent sale (the excess of the amount received over the exercise price) or loss (if any) on a subsequent sale (the excess of the exercise price over the amount received) will be a long-term capital gain or loss and will be subject to tax based on the holding period of the shares, as described in the discussion of NQSOs above. However, for purposes of computing the ‘‘alternative minimum tax’’ applicable to an optionee, the optionee will include in the optionee’s alternative minimum taxable income the amount the optionee would have included in income if the ISO were an NQSO. Such amount may be subject to an alternative minimum tax of 26% or 28%. Similarly, for purposes of making alternative minimum tax calculations, the optionee’s basis in the stock received on the exercise of an ISO will be determined as if the ISO were an NQSO.

If an optionee sells the shares acquired on exercise of an ISO within two years after the date of grant of the ISO or within one year after the exercise of the ISO, the disposition is a ‘‘disqualifying disposition,’’ and the optionee will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be treated as compensation to the optionee, taxable as ordinary income, and the balance (if any) will be long- or short- term capital gain depending on whether the shares were sold more than one year after the ISO was exercised. If the shares were acquired through a pre-vesting exercise of the ISO, the portion of the income that is treated as compensation to the optionee, taxable as ordinary income, is the excess of the fair market value of the shares at the time they vested over the exercise price and the balance (if any) will be long- or short-term capital gain. If the optionee sells the shares in a disqualifying disposition at a price that is below the exercise price, the loss will be a short-term capital loss if the optionee has held the shares for one year or less and otherwise will be a long-term capital loss.

If an optionee uses shares acquired upon the exercise of an ISO to exercise an ISO, and the sale of the shares so surrendered for cash on the date of surrender would be a disqualifying disposition of such shares, the use of such shares also would constitute a disqualifying disposition. In such case, proposed regulations under the Code appear to provide that the tax consequences described above with respect to disqualifying dispositions generally would apply, except that no capital gain would be recognized with respect to such disqualifying disposition. In addition, the basis of the surrendered shares would be allocated to the shares acquired upon exercise of the ISO, and the holding period of the shares so acquired would be determined, in a manner prescribed in proposed regulations under the Code.

SIGA is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has compensation taxable as ordinary income as a result of a disqualifying disposition, SIGA will be entitled to a deduction in an amount equal to the compensation income resulting from the disqualifying disposition in the taxable year of SIGA in which the disqualifying disposition occurs.

Deduction Limit under Section 162(m) of the Code.    In general, Section 162(m) of the Code (the ‘‘Million-Dollar Limit’’) provides that, subject to certain exceptions, remuneration in excess of $1 million that is paid to certain ‘‘covered employees’’ of a publicly held corporation (generally, the corporation’s Chief Executive Officer and its four most highly compensated employees other than the Chief Executive Officer) will not be deductible by the corporation. Grants of options generally will be eligible for an exception to the Million-Dollar Limit applicable to certain qualified ‘‘performance-based compensation,’’ provided, the exercise price of such options is not less than the fair market value of the stock on the date of grant. The SIGA Option Plan permits the Compensation Committee to defer payments to covered employees until such individuals are no longer covered employees with respect to the Section 162(m) limitations. Consequently, it would appear that SIGA’s deduction for such amounts can be preserved.

Withholding of Taxes.    Whenever a participant is required to recognize compensation income taxable as ordinary income in connection with an Option, SIGA may be obligated to withhold amounts for the payment of federal, state and local taxes. SIGA may withhold (i) an amount in cash sufficient to satisfy its withholding obligations (when the income is recognized through the receipt of cash) or (ii) a number of shares, the fair market value of which is sufficient to satisfy such withholding requirements. Alternatively, SIGA may require that the participant remit to SIGA an amount in cash sufficient to satisfy SIGA’s withholding obligations. At the election of the participant and subject to the approval of the Compensation Committee, the participant may satisfy any such withholding obligations by remitting to SIGA shares of SIGA common stock with a fair market value sufficient to satisfy the withholding obligations.

Section 409A.    Section 409A of the Code provides certain requirements for deferred compensation arrangements. Although the full scope of Section 409A is not yet clear, it may limit the flexibility under the SIGA Option Plan. If the requirements of Section 409A are not complied with, the recipient of an Award could be subject to tax on the Award, and an additional 20% tax, at the time the Award is granted or vested. The SIGA Option Plan is intended to comply with the requirements of Section 409A, and the Board and Compensation Committee intends to administer the SIGA Option Plan in a manner so as to avoid the imposition of these taxes.

Other Tax Matters.    Tax consequences different from or in addition to those described above may result in the event of an exercise of an option after the termination of a participant’s employment by reason of death. In addition, various state laws may provide for tax consequences that vary significantly from those described above.

During 2005, SIGA granted no options to purchase shares of SIGA common stock to its employees.

Options to purchase 122,500 shares of common stock have been granted during the three months ended March 31, 2006. No options were granted to the Chief Executive Officer and the three most highly paid executive officers. The total number of shares of SIGA common stock underlying options granted during the first quarter of 2006 divided by the total shares of common stock outstanding at the beginning of 2006 was 0.50%.

Equity Compensation Plan Information

The following table sets forth certain compensation plan information with respect to both equity compensation plans approved by security holders and equity compensation plans not approved by security holders as of December 31, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	9,399,561	$2.00	1,385,398
Equity compensation plans not approved by security holders	250,000	$2.00	—
Total	9,649,561	$2.00	1,385,398

(1)	SIGA Technologies, Inc., Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan.

Our Board of Directors has unanimously approved the amendment of the SIGA Option Plan and recommends that you vote FOR such amendment.

PROPOSAL 8 — APPROVAL OF PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY AND APPROPRIATE, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES FOR THE FOREGOING PROPOSALS.

If SIGA fails to receive a sufficient number of votes to approve any of Proposals 1 through 7. SIGA may propose to adjourn the Special Meeting for a period of not more than 60 days for the purpose of soliciting additional proxies to approve any proposal that fails to receive a sufficient number of votes. Proxies initially cast in favor of a proposal will be voted in favor of such proposal at the Special Meeting subsequently convened within 60 days of the Special Meeting so adjourned or postponed unless those proxies are revoked as described under ‘‘Voting of Proxies.’’ SIGA does not intend currently to propose adjournment of the Special Meeting if it has sufficient votes to approve Proposals 1 through 7.

Approval of the proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies requires (assuming a quorum is present) the affirmative vote of a majority of the votes cast at the Special Meeting in person or by proxy.

Our Board of Directors recommends voting for any such necessary and appropriate adjournment.

SELECTED HISTORICAL FINANCIAL STATEMENTS OF SIGA

The following table sets forth selected financial information derived from our audited consolidated financial statements as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001.

	Fiscal Year Ended December 31, (in thousands except share and per share data)
	2005	2004	2003	2002	2001
Revenues	$8,477	1,839	732	344	1,160
Selling, General and Administrative	2,481	4,042	2,646	1,838	2,571
Research and Development	8,295	4,166	2,943	1,766	1,733
Patent preparation fees	232	393	300	105	117
In-process research and development	—	568			—
Impairment of intangible assets	—	2,118	137	—	—
Operating loss	(2,532)	(9,448)	(5,296)	(3,365)	(3,262)
Net loss	(2,285)	(9,373)	(5,277)	(3,331)	(3,730)
Net loss per share:
Basic and diluted	(.09)	(.40)	(.34)	(.32)	(.44)
Weighted Average Shares
Outstanding: basic and diluted	24,824,824	23,724,026	15,717,138	10,450,529	8,499,961
Total assets	6,132	6,111	6,100	2,830	4,208
Cash and cash equivalents	1,772	2,021	1,441	2,069	3,148
Long-term obligations	642	—	—	—	—
Total stockholders’ equity	3,231	4,559	5,551	2,173	3,541
Net cash used in operating activities	(1,392)	(4,890)	(5,332)	(2,648)	(2,949)

PRO FORMA CAPITALIZATION OF COMBINED COMPANY

The following table sets forth our unaudited total capitalization as of [                    ], 2006 on an as adjusted basis to give effect to the consummation of the Merger and, subsequently, to the consummation of the PIPE, including the pro forma capitalization reflecting the receipt of the net proceeds of approximately $25,000,000 if the minimum PIPE investment is made and $40,000,000 if the maximum PIPE investment is made. The following table does not reflect 25,250,000 shares of common stock reserved for the SIGA Option Plan, as to which options to purchase [                    ] shares have been granted as of the date of this proxy statement.

					After PIPE
	PharmAthene, Inc. Actual (unaudited)	As Adjusted (unaudited)	After Merger		Minimum Offering	Maximum Offering
					$25 Million	$40 Million
Minority Interest – Series C convertible redeemable preferred stock of PHTN Canada, par value $0.001 per share; unlimited shares authorized	$2,241,428	$2,241,428		$—
Series A convertible redeemable preferred stock, par value $0.0001 per share; authorized 16,442,000 shares	$18,226,232	$18,226,232		$—
Series B convertible redeemable preferred stock, par value $0.001 per share; authorized 30,448,147 shares	$29,052,132	$29,052,132		$—
Series C convertible redeemable preferred stock, par value $0.0001 per share; authorized 22,799,574 shares	$11,396,581	$11,396,581		$—
Warrants to purchase Series C convertible redeemable preferred stock, exercisable at approx. $0.91 per share	$1,157,300	$1,157,300		$—
Stockholder’s Equity
Series A convertible preferred stock $0.0001 par value; authorized 10,000,000; issued and outstanding 68,038 shares		$58,672		$58,672	$58,672	$58,672
Common stock – $0.0001 par value; authorized 50,000,000 shares; issued and outstanding shares		$2,650		$11,373	$13,660	$14,974
Common stock, par value $0.0001 per share; authorized 147,089,104 shares	$10,943	$10,943	$
Additional paid-in capital		49,760,044		99,514,481	122,699,658	136,610,821
Accumulated other comprehensive loss	103,264	103,264		103,264	103,264	103,264
Accumulated deficit	(50,603,245)	(99,905,816)		(83,255,245)	(83,255,245)	(83,255,245)
Total shareholders’ equity	$(50,489,038)	$(49,970,243)		$16,432,545	39,620,009	53,532,486
Total capitalization	$11,764,635	$12,283,430		$16,432,545	39,620,009	53,532,486

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION AS OF MARCH 31, 2006

The following unaudited pro forma condensed combined consolidated financial statements combine the historical consolidated balance sheets and statements of operations of SIGA and PharmAthene giving effect to the Merger using the purchase method of accounting and the new financing which will close immediately following and in conjunction with the Merger.

For accounting purposes, PharmAthene is considered to be acquiring SIGA in this transaction. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of SIGA, while the historical results of PharmAthene are reflected in the results of the combined company. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) No. 141, ‘‘Business Combinations.’’ Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to SIGA’s tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. A preliminary valuation was conducted to determine the fair values of these assets which provided the purchase price allocation and the basis of the estimates of fair value reflected in these unaudited pro forma condensed combined financial statements. This preliminary valuation was primarily based on third party valuations of SIGA’s significant assets and liabilities. An independent third party valuation of all of SIGA’s assets will be completed in the fiscal year in which the acquisition will close and such valuation will be the basis for the estimates of fair value of these assets for the accounting period in which the Merger is recorded. The new financing is a necessary condition of the Merger and will close immediately following and in conjunction with the Merger. Accordingly, the estimated accounting effects of the financing are reflected in the unaudited pro forma condensed combined consolidated financial statements.

We are providing the following information to aid you in your analysis of the financial aspects of the Merger and the new financing. We derived this information from the audited financial statements of SIGA for the fiscal year ended December 31, 2005, from the audited financial statements of PharmAthene for the fiscal year ended December 31, 2005, and from the unaudited financial statements of the two companies for the quarter ended March 31, 2006.

The unaudited pro forma condensed combined consolidated financial information is only a summary and you should read it in conjunction with SIGA’s ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the historical consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006 and PharmAthene’s separate historical consolidated financial statements and notes thereto for the year ended December 31, 2005 and for the quarter ended March 31, 2006, as included in this proxy statement.

The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2006 gives effect to SIGA’s merger with PharmAthene and the new financing as if the transactions had occurred on that date. The pro forma condensed combined consolidated balance sheet is based on the historical balance sheet of SIGA as of March 31, 2006 and the historical balance sheet of PharmAthene as of March 31, 2006. The unaudited pro forma condensed combined consolidated statements of operations for the fiscal year ended December 31, 2005 give effect to SIGA’s merger with PharmAthene as if it had occurred on January 1, 2005 (the first day of year 2005 for PharmAthene). The pro forma condensed combined consolidated statement of operations for the fiscal year ended December 31, 2005 is based on historical results of operations of SIGA and PharmAthene for the year ended December 31, 2005. The unaudited pro forma condensed combined consolidated statements of operations for the quarter ended March 31, 2006 is based on the historical results of operations of SIGA and PharmAthene for the quarter ended March 31, 2006 and gives effect to SIGA’s merger with PharmAthene as if it had occurred on January 1, 2006 (the first day of the quarter ending March 31, 2006 for PharmAthene).

The unaudited pro forma condensed combined consolidated financial information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma condensed combined consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of March 31, 2006

	Historical PharmAthene	Historical SIGA	Pro Forma Adjustments		Pro Forma Combined
Cash and cash equivalents	$3,833,759	$2,478,102	$25,000,000	(a)	$31,311,861
Accounts receivable, net	562,689	258,182	—		820,871
Prepaid expenses	1,150,902	97,878	—		1,248,780
Note receivable	1,000,000	—	(1,000,000	)(b)	—
Other assets	9,282	—	—		9,282
Total current assets	6,556,632	2,834,162	24,000,000		33,390,794
Property and equipment, net	5,023,770	1,492,392	(541,573	)(i)	5,974,589
Patents, net	1,350,654	—	—		1,350,654
Goodwill	—	898,334	(898,334	)(c)	—
Intangible assets, net	—	658,386	(658,386	)(d)	—
Contracts and grants	—	—	5,950,285	(d)	5,950,285
Other assets	—	244,284	—		244,284
Total assets	$12,931,056	$6,127,558	$27,851,992		$46,910,606
Current liabilities:
Accounts payable	667,098	581,103	1,812,537	(a)	3,060,738
Accrued expenses and other current liabilities	499,323	441,805	—		941,128
Deferred revenue	—	1,264,356	(297,124	)(e)	967,232
Common stock rights	—	1,007,722	—		1,007,722
Notes payable	—	1,107,520	(1,000,000	)(b)	107,520
Total current liabilities	1,166,421	4,402,506	515,413		6,084,340
Non-current portion of note payable	—	79,825	—		79,825
Common stock warrants	—	1,126,432	—		1,126,432
Total Liabilities	1,166,421	5,608,763	515,413		7,290,597
Minority Interest – Series C convertible redeemable preferred stock of PHTN Canada, par value $0.001 per share; unlimited shares authorized	2,421,428	—	(2,421,428	)(f)	—
Series A convertible redeemable preferred stock, par value $0.001 per share; authorized 16,442,000 shares	18,226,232	—	(18,226,232	)(f)	—
Series B convertible redeemable preferred stock, par value $0.001 per share; authorized 30,448,147 shares	29,052,132	—	(29,052,132	)(f)	—
Series C convertible redeemable preferred stock, par value $0.001 per share; authorized 22,799,574 shares	11,396,581	—	(11,396,581	)(f)	—
Warrants to purchase Series C convertible redeemable preferred stock, exercisable at approx. $0.91 per share	1,157,300	—	(1,157,300	)(f)	—
Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 147,089,104 shares, 10,942,906 outstanding	10,943	—	(10,943	)(f)	—
Series A convertible preferred stock, par value $0.0001 per share; authorized 10,000,000 shares, 68,038 issued and outstanding	—	58,672	—		58,672
Common stock, par value $0.0001 per share; 50,000,000 shares authorized, 136.6 million issued and outstanding	—	2,650	11,010	(a)(f)	13,660
Additional paid-in capital	—	49,760,044	72,939,614	(g)	122,699,658
Accumulated other comprehensive loss	103,264	—	—		103,264
Accumulated deficit	(50,603,245)	(49,302,571)	16,650,571	(h)	(83,255,245)
Total stockholders’ equity	(50,489,038)	518,795	89,590,252		39,620,009
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$12,931,056	$6,127,558	$27,851,992		$46,910,606

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2006

	Historical PharmAthene	Historical SIGA	Pro Forma Adjustments	Pro Forma Combined
Revenues:
Grant revenue	$178,701	$1,394,454	$—	$1,573,155
Other revenue	7,741	—	—	7,741
Total revenues	186,442	1,394,454	—	1,580,896
Costs and expenses:
Research and Development	1,871,699	1,458,686	—	3,330,385
General and Administrative	1,395,645	936,540	—	2,332,185
Depreciation and amortization	136,336	313,521	455,222 (j)	905,078
Acquired In-Process Research & Development	—	—	—	—
Total costs and expenses:	3,403,680	2,708,747	455,222	6,567,649
Operating loss	(3,217,238)	(1,314,293)	(455,222)	(4,986,753)
(Increase) decrease in fair market value of common stock rights and common stock warrants	—	(1,525,635)	—	(1,525,635)
Other income (expense):
Interest Income	63,398	6,268	—	75,666
Interest Expense	(37)	—	—	(37)
Total other income	69,361	6,268	—	75,629
Net loss	(3,147,877)	(2,833,660)	(455,222)	(6,436,759)
Accretion of redeemable convertible preferred stock to redemptive value	(8,040,455)	—	8,040,455	—
Net loss attributable to common shareholders	$(11,188,332)	$(2,833,660)	$7,585,233	$(6,436,759)
Weighted average shares outstanding	10,942,906	26,500,648	110,096,006	136,596,654
Net loss per share	$(1.02)	$(0.11)		$(0.05)

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 31, 2005

	Historical PharmAthene	Historical SIGA	Pro Forma Adjustments	Pro Forma Combined
Revenues:
Grant revenue	$1,045,751	$8,476,741	$—	$9,522,492
Other revenue	52,649	—	—	52,649
Total revenues	1,098,400	8,476,741	—	9,575,141
Costs and expenses:
Research and Development	6,351,157	7,296,573	—	13,647,730
General and Administrative	5,009,267	2,385,136	—	7,394,403
Depreciation and amortization	660,567	1,327,371	1,740,668 (j)	3,728,606
Acquired In-Process Research & Development	12,812,000	—	—	12,812,000
Total costs and expenses:	24,832,991	11,009,080	1,740,668	37,582,739
Operating loss	(23,734,591)	(2,532,339)	(1,740,668)	(28,007,598)
(Increase) decrease in fair market value of common stock rights and common stock warrants	—	235,730	—	235,730
Other income (expense):
Interest Income	381,840	9,059	—	390,899
Interest Expense	(988)	—	—	(988)
Total other income	380,852	9,059	—	389,911
Net loss	(23,353,739)	(2,287,550)	(1,740,668)	(27,381,957)
Accretion of redeemable convertible preferred stock to redemptive value	(8,184,099)	—	8,184,099	—
Net loss attributable to common shareholders	$(31,537,840)	$(2,287,550)	$6,443,431	$(27,381,957)
Weighted average shares outstanding	10,817,949	24,824,824	110,096,006	134,920,830
Net loss per share	$(2.92)	$(0.09)		$(0.20)*

*	Subject to changes, if any, as a result of the proposed reverse stock split, which may be implemented at a range of 1-for-3 to 1-for-7.

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

(1)	Description of Transactions and Basis of Pro Forma Presentation

On March 9, 2006, PharmAthene and SIGA executed a letter of intent relating to a proposed merger transaction to be accounted for as a purchase under accounting principles generally accepted in the United States of America. On June 8, 2006, the companies executed a definitive merger agreement. In connection with the Merger, SIGA will issue 87,234,130 shares of its common stock for all of PharmAthene’s outstanding shares of preferred stock, common stock and certain common stock warrants and 4,075,109 shares will be reserved for the purpose of issuance upon the exercise of PharmAthene’s common stock warrants and options. For accounting purposes, the transaction is considered a ‘‘reverse merger’’ under which PharmAthene is considered to be acquiring SIGA. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of SIGA, while the historical results of PharmAthene are reflected in the results of the combined company. The 26.5 million shares of SIGA common stock outstanding, and the outstanding SIGA options and warrants, are considered as the basis for determining the consideration in the reverse merger transaction. Based on the outstanding shares of PharmAthene capital stock on June 8, 2006, common shareholders of PharmAthene will exchange their shares for 5,055,815 shares of SIGA common stock, preferred shareholders of PharmAthene will exchange their shares for 77,981,993 shares of SIGA common stock, and Series C exchangeable shareholder will receive 4,196,322 shares of SIGA common stock. The receipt of these shares was determined by negotiation between the two companies such that PharmAthene stockholders and option holders would be entitled to receive a number of shares of SIGA common stock equal to 2.1 times the aggregate number of outstanding shares of SIGA common stock and all options, warrants and convertible securities having an exercise price or conversion price equal to or lower than $2.00 per share, being approximately 43,480,590 million shares.

In addition, each PharmAthene stock option and warrant that is outstanding on the closing date will be converted upon exercise to SIGA options and warrants by multiplying the PharmAthene options and warrants in accordance with agreed upon amounts. The new exercise price will also be determined by multiplying the old exercise price by the same ratio. Each of these options and warrants will be subject to the same terms and conditions that were in effect for the related PharmAthene options.

The merger transaction is contingent upon a financing of not less than $15 million of new proceeds ($25 million in the aggregate including the conversion of outstanding bridge notes) which will close immediately following the merger of SIGA into PharmAthene. The pro forma Condensed Combined Consolidated Financial Information includes the effects of the financing under certain assumptions, which include raising funds at a discount to the then estimated trading value of SIGA stock, and the issuance of certain warrants to potential investors at a premium to the then estimated trading value of SIGA common stock. This financing is a necessary condition of the merger and includes an agreed upon amount of financing from existing shareholders, officers, and directors of PharmAthene in an amount of at least $10 million. Through June 20, 2006, PharmAthene received approximately $10 million of this internal financing.

For purposes of inclusion in this pro forma condensed combined consolidated financial information, the effects of this financing assumed a trading price for SIGA common stock for SIGA common stock of $1.34, a discount of 15% to new participants in this financing, and results in the issuance of 9,512,231 shares of SIGA common stock to the existing shareholders, officers, and directors of PharmAthene who participate in the financing by virtue of the conversion of their bridge notes at a 10% discount to the new investors and the issuance of 13,349,645 shares of SIGA common stock to other financing participants. The financing is assumed to provide new proceeds of $15,000,000 (in addition to the $10 million from the bridge financing completed in June 2006 if all of such funds are still available) and, after deducting estimated costs of this financing of $1,812,537, results in assumed net proceeds to the combined company of $23,187,463.

(2)	Preliminary Merger Purchase Price

The unaudited pro forma condensed combined consolidated financial statements reflect the proposed merger of PharmAthene with SIGA as a reverse merger wherein PharmAthene is deemed to be the acquiring entity from an accounting perspective. Under the purchase method of accounting, SIGA’s 26.5 million outstanding shares of common stock and its stock options and warrants were valued using the average closing price on NASDAQ of $1.054 per share based on the two days prior to through the two days subsequent to the merger financing announcement date of March 14, 2006. The fair value of the SIGA outstanding stock options and warrants were determined using the Black-Scholes option pricing model with the following assumptions: stock price of $1.054, which is the value ascribed to the SIGA shares in determining the purchase price; volatility of 55%-74%; risk-free interest rate of 2.19%-3.54%; and an expected life of 0.2 years-4.0 years.

The estimated purchase price is summarized as follows:

Fair value of SIGA outstanding common stock assumed issued in exchange for all outstanding shares of PharmAthene	$28,458,683
Fair value of SIGA outstanding stock options assumed issued in exchange for all outstanding stock options of PharmAthene	4,008,914
Fair value of SIGA outstanding warrants assumed issued in exchange for all outstanding warrants of PharmAthene	2,953,880
Fair value of SIGA outstanding preferred stock assumed issued in exchange for shares of PharmAthene	71,712
Estimated merger costs	1,500,000
Less: Amount related to unvested stock options and restricted stock allocated to deferred compensation, based on implicit value of unvested SIGA stock options assumed issued in the exchange for PharmAthene unvested outstanding stock options and restricted stock	(474,441)
Total estimated purchase price	$36,518,748

(3)	Preliminary Merger Purchase Price Allocation

For accounting purposes, the transaction is being treated as a business combination under the purchase method of accounting in accordance with SFAS No. 141, ‘‘Business Combinations.’’ The preliminary purchase price allocation was dereived from a two-step process in which management first determined the estimated fair value of the assets acquired and the liabilities assumed in the proposed merger. The estimated fair value of the net tangible and intangible assets acquired exceeded the preliminary purchase price by approximately $14.5 million, which results in the recognition of negative goodwill. In accordance with FAS 141, the excess was allocated as a pro rata reduction of the tangible assets and acquired in-process research and development.

Based on PharmAthene’s preliminary valuation of the fair value of the net assets acquired, the preliminary purchase price of recorded fair values are as follows:

Recorded Fair Value
Tangible assets acquired	$4,029,265
Liabilities assumed	(3,344,401)
Estimated fair value of contracts and grants acquired	5,950,285
Estimated fair value of deferred revenue acquired	(967,232)
Acquired in-process research and development	30,850,832
Net assets acquired	$36,518,748

The final determination of the purchase price allocation will be based on the fair values of the assets, including the fair value of in-process research and development and other intangibles, and the fair value of liabilities assumed at the date of the closing of the Merger. The purchase price will remain preliminary until PharmAthene is able to finalize its valuation of significant intangible assets acquired, including in-process research and development, and adjust the fair value of the other assets and liabilities acquired. The final determination of the purchase price allocation will be completed as soon as practicable after the date of the closing of the Merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined consolidated balance sheet and related notes. The long-lived assets of SIGA will be subject to a recoverability test under the applicable accounting rules.

The amount allocated to in-process research and development represents an estimate of the fair value of a purchased in-process technology research project that, as of the closing date of the Merger, will not have reached technological feasibility and have no alternative future use. Accordingly, the in-process research and development primarily represents the estimated fair value of ST-246, a small molecule smallpox antiviral treatment. The initial value of the purchased in-process research and development from the Merger was determined by estimating the projected net cash flows related to such products based upon management’s estimates of future revenues and operating profits to be earned upon commercialization of the products. These cash flows were discounted back to their net present value and were then adjusted by a probability of success factor. In-process research and development will be expensed immediately following the consummation of the Merger.

(4)	Preliminary Accounting for New Financing

Based on the assumed, estimated terms of the proposed financing upon which this transaction is contingent, the combined company will issue approximately 23 million shares of its common stock, $0.01 par value per share and approximately 8 million common stock warrants with a five-year term and an exercise price of approximately $1.60 per share, in exchange for $25 million in assumed purchase price (including and giving effect to the conversion of the $10 million bridge notes, for which no new proceeds will be received) immediately following the proposed Merger. The company estimates that it will incur approximately $1.8 million in investment banker fees and legal and other costs in connection with the transaction. The estimated effects of the new financing are as follows:

Estimated gross proceeds	$25,000,000
Estimated transaction costs	1,812,537
Total estimated net proceeds	$23,187,463

(5)	Pro Forma Adjustments

(a)	To record $25,000,000 (assuming all proceeds from the $10 million bridge financing are still available at the closing) in gross proceeds from the new financing, $1,812,537 in estimated costs of the new financing, resulting in the issuance of 22,861,876 shares of common stock for net proceeds of $23,187,463 (see Note 4).

(b)	To record the elimination of the $1 million bridge loan provided from PharmAthene to SIGA, established under the terms of the Merger Agreement.

(c)	To record the write-off of the historical SIGA goodwill of $898,334.

(d)	To record the write-off of the historical SIGA intangible assets of $658,386, and to record the estimated fair value of contracts and grants acquired from SIGA of $5,950,285 (see Note 3).

(e)	To adjust for the fair value of deferred revenue acquired from SIGA.

(f)	To record the elimination of PharmAthene classes of equity in exchange for SIGA common stock (See Note 1).

Shares	Prior to Merger	Post Merger SIGA Common Stock
PharmAthene common stock	11,406,202 shares	5,055,815 shares
PharmAthene Preferred stockholders	61,836,626 shares	77,981,993 shares
Series C Exchangeable stockholders	2,591,654 shares	4,196,322 shares
Total	75,834,482 shares	87,234,130 shares

Weighted average shares outstanding determined as follows:

	For the three months ended March 31, 2006	For the twelve months ended December 31, 2005
SIGA weighted average shares outstanding	26,500,648	24,824,824
Issuance of shares in exchange for PharmAthene preferred and common stock	87,234,130	87,234,130
Issuance of new financing shares	22,861,876	22,861,876
Total weighted average shares outstanding	136,596,654	134,920,830

(g)    Pro forma adjustments is an aggregate of the following:

To record the issuance of 22,861,876 shares of common stock for net proceeds of $23,187,463 less par value	$23,185,177
To record the fair value of the SIGA common stock, stock options and warrants to be issued on the closing of the Merger, less par value of SIGA common stock outstanding	35,016,098
To record the exchange of PharmAthene preferred and common stock for SIGA common stock, less par value from the issuance of the 87,234,130 shares upon closing	64,498,383
To record the elimination of SIGA additional paid in capital	(49,760,044)
$72,939,614

(h)    Pro forma adjustments is an aggregate of the following:

To record the elimination of SIGA accumulated deficit	$49,302,571
To record the elimination of SIGA goodwill	(898,334)
To record the elimination of SIGA intangible assets	(658,386)
To record the decrease in fair value of SIGA deferred revenue	297,124
To record decrease in fair value of tangible assets acquired	(541,573)
To record acquired in-process research and development	(30,850,253)
$16,650,571

(i)    To adjust for the fair value of tangible assets acquired.

(j)	To eliminate SIGA historical amortization expense recorded for the three months ended March 31, 2006 and for the twelve month period ended December 31, 2005, to record amortization expense on contracts and grants acquired and to adjust historical depreciation expense to reflect fair value of property and equipment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SIGA

The following discussion should be read in conjunction with our financial statements and notes to those statements and other financial information appearing elsewhere in this proxy statement. In addition to historical information, the following discussion and other parts of this proxy statement contain forward-looking information that involves risks and uncertainties.

Overview

Since our inception in December 1995, we have been principally engaged in the research and development of novel products for the prevention and treatment of serious infectious diseases, including products for use in the defense against biological warfare define agents such as smallpox and arenaviruses. The effort to develop a drug for smallpox is being aided by SBIR grants from the NIH totaling approximately $5.8 million that were awarded in the third quarter of 2004, an agreement with Saint Louis University that was signed in September 2005, funded by the NIH and a $1.6 million contract with the U.S. Army which began in January 2003. The Arenavirus program is being supported by SBIR grants from the NIH totaling approximately $6.3 million that were awarded in the third quarter of 2004.

Our anti-viral programs are designed to prevent or limit the replication of the viral pathogen. Our anti-infectives programs are aimed at the increasingly serious problem of drug resistance. These programs are designed to block the ability of bacteria to attach to human tissue, the first step in the infection process. We are also developing a technology for the mucosal delivery of our vaccines which may allow the vaccines to activate the immune system at the mucus lined surfaces of the body — the mouth, the nose, the lungs and the gastrointestinal and urogenital tracts — the sites of entry for most infectious agents.

We do not have commercial biomedical products, and we do not expect to have such products for one to three years, if at all. We believe that we will need additional funds to complete the development of our biomedical products. Our plans with regard to these matters include continued development of our products as well as seeking additional research support funds and financial arrangements. Although we continue to pursue these plans, there is no assurance that we will be successful in obtaining sufficient financing on terms acceptable to us. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management believes it has sufficient funds and projected cash flows to support operations beyond September 30, 2007.

Our biotechnology operations are based in our research facility in Corvallis, Oregon. We continue to seek to fund a major portion of our ongoing antiviral, antibiotic and vaccine programs through a combination of government grants and strategic alliances. While we have had success in obtaining strategic alliances and grants, there is no assurance that we will continue to be successful in obtaining funds from these sources. Until additional relationships are established, we expect to continue to incur significant research and development costs and costs associated with the manufacturing of product for use in clinical trials and pre-clinical testing. It is expected that general and administrative costs, including patent and regulatory costs, necessary to support clinical trials and research and development will continue to be significant in the future.

To date, we have not marketed, or generated revenues from the commercial sale of, any products. Our biopharmaceutical product candidates are not expected to be commercially available for several years, if at all. Accordingly, we expect to incur operating losses for the foreseeable future. There can be no assurance that we will ever achieve profitable operations.

Critical Accounting Estimates

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements, which we discuss under the heading ‘‘Results of Operations’’ following this section of our MD&A. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our most critical accounting estimates include the assessment of recoverability of goodwill, which could impacts goodwill impairments; the assessment of recoverability of long-lived assets, which primarily impact operating income if impairment exists. Below, we discuss these policies further, as well as the estimates and judgments involved. Other key accounting policies, including revenue recognition, are less subjective and involve a far lower degree of estimates and judgment.

Significant Accounting Policies

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), ‘‘Share-Based Payment,’’ (‘‘SFAS 123(R)’’) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (‘‘employee stock purchases’’) based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees’’ (‘‘APB 25’’) for periods beginning on January 1, 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (‘‘SAB 107’’) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Financial Statements as of and for the three months ended March 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation related to stock options expense recognized under SFAS 123(R) for the three months ended March 31, 2006 was $121,000. No share-based compensation expense related to employee stock options was recognized during the three months ended March 31, 2005.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the grant-date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Statements of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, ‘‘Accounting for Stock-Based Compensation’’ (‘‘SFAS 123’’). Under the intrinsic value method, no share-based compensation expense related to stock options had been recognized in the Company’s Statements of Operations when the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant-date.

Share-based compensation expense recognized during the current period is based on the value of the portion of share-based payment awards that is ultimately expected to vest. SFAS 123(R) requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is based on historical rates. Share-based compensation expense recognized in the Company’s Statements of Operations for the first quarter of 2006 includes (i) compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123 and (ii) compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The Company utilizes the Black-Scholes options pricing model for the valuation of share-based awards.

The following is a brief discussion of the more significant accounting policies and methods used by us in the preparation of our financial statements. Note 2 of the Notes to the Consolidated Financial Statements includes a summary of all of the significant accounting policies.

Revenue Recognition

The Company recognizes revenue from contract research and development and research progress payments in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition, (‘‘SAB 104’’). In accordance with SAB 104, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied and title and risk of loss have been transferred to the customer. The Company recognizes revenue from non-refundable up-front payments, not tied to achieving a specific performance milestone, over the period which the Company is obligated to perform services or based on the percentage of costs incurred to date, estimated costs to complete and total expected contract revenue. Payments for development activities are recognized as revenue is earned, over the period of effort. Substantive at-risk milestone payments, which are based on achieving a specific performance milestone, are recognized as revenue when the milestone is achieved and the related payment is due, providing there is no future service obligation associated with that milestone. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.

The Company performs an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, to determine if the carrying value of the recorded goodwill is impaired. Goodwill impairment is determined using a two-step approach in accordance with Statement of Financial Accounting Standards No. 142 ‘‘Goodwill and Other Intangible Assets’’ (‘‘SFAS 142’’). The impairment review process compares the fair value of the reporting unit in which goodwill resides to its carrying value. In 2005, the Company operated as one business and one reporting unit. Therefore, the goodwill impairment analysis was performed on the basis of the Company as a whole using the market capitalization of the Company as an estimate of its fair value.

The estimated fair values might produce significantly different results if other reasonable assumptions and estimates were to be used.

Identified Intangible Assets

Acquisition-related intangibles include acquired technology, customer contracts, grants and covenants not to compete, and are amortized on a straight line basis over periods ranging from 1-4 years.

In accordance with Statement of Financial Accounting Standards No. 144 ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets’’ (‘‘SFAS 144’’), the Company performs a review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Results of Operations

The following table sets forth certain consolidated statements of income data as a percentage of net revenue for the periods indicated:

	2005	2004	2003
Revenue	100%	100%	100%
Selling, general and administrative	29%	220%	362%
Research and development	98%	227%	402%
Patent preparation fees	3%	21%	401%
In-process research and development	0%	31%	0%
Impairment of intangible assets	0%	115%	19%
Operating loss	30%	514%	723%

Years ended December 31, 2005, 2004 and 2003

Revenues for the years ended December 31, 2005 and 2004 were $8,477,000 and $1,839,000, respectively. The increase of $6,638,000 or 361% from the year ended December 31, 2004 related to the award of two Phase I and two Phase II SBIR grants by the NIH during the third quarter of 2004, an agreement with Saint Louis University entered into in September 2005, and an agreement with USAMRMC entered into in September 2005.

The grants awarded by the NIH during the third quarter of 2004 to support our smallpox and arenaviruses programs are for a two-year period ending in the third quarter of 2006. The total award for these grants was $11.1 million. For the years ended December 31, 2005 and 2004 we recorded revenues of $6.4 million and $1.0 million, respectively, from these grants, mainly reflecting the continued development of our smallpox oral antiviral drug. In 2004, we also received a one year SBIR grant from the NIH for $252,000 to support our Strep vaccine program. In 2005 and 2004 we recorded revenue of $156,000 and $86,000, respectively, from this grant.

On September 1, 2005, we entered into an agreement with Saint Louis University for the continued development of one of our smallpox drugs. The agreement is funded through the NIH. Under the agreement, SIGA will receive approximately $1.0 million during the term of September 1, 2005 to February 28, 2006. Revenues are recognized as services are performed. In 2005, we recognized revenues of $775,000 from the agreement.

On September 22, 2005, we entered into a $3.2 million, one year contract with USAMRMC. The agreement, for the rapid identification and treatment of anti-viral diseases, is funded through the USAF (the ‘‘USAF Agreement’’). Advance payments under the USAF Agreement, received prior to the performance of services, are deferred and recognized as revenue when the related services are performed. In 2005, we recognized revenues of $653,000 from the USAF Agreement.

For the years ended December 31, 2005 and 2004 revenue from our contract with the U.S. Army was $427,000 and $425,000. In 2004 we recognized revenue of $255,000 from an SBIR grant for our DegP anti infective that we completed in the second quarter of 2004.

Revenues of $1,839,000 for the year ended December 31, 2004 increased $1.1 million compared to $731,700 recognized for the year ended December 31, 2003. The 151% increase resulted from the award of two Phase I and two Phase II SBIR grants by the NIH during the third quarter of 2004. For the year ended December 31, 2004 we recorded revenue of $1,049,600 from these grants. In 2004, we also recorded $85,600 from the NIH grant awarded to us in August of 2004 to support our Strep vaccine program. Revenue from our contract with the U.S. Army was $425,000 for 2004; compared to $315,300 for the year ended December 31, 2003. The approximate 35% increase was due to the higher budget for work performed in 2004. For the year ended December 31, 2004 we received revenue of $254,800 from an SBIR grant for our DegP anti infective that we completed in the second quarter of 2004. For the year ended December 31, 2003 we received $387,800 from this grant.

Selling, general and administrative expenses (SG&A) were $2,481,000 and $4,042,000 for the years ended December 31, 2005 and 2004. SG&A declined $1.6 million or 39% primarily due to

$1.0 million decline in legal fees and $401,000 decline in consulting fees. In 2005, upon the re-negotiation of certain legal invoices, we received and recorded credits of $303,000 in legal expenses. In addition to the credits received by SIGA, legal fees declined by approximately $711,000 from the year ended December 31, 2004 reflecting higher legal fees during the 2004 period due to the acquisition of certain assets from ViroPharma, the review and amendment of our corporate governance policies and procedures to ensure compliance with the Sarbanes-Oxley Act of 2002 and NASDAQ requirements. Legal expenses in 2004 were also incurred in connection with the sale of certain non-core vaccine assets and a legal action that the Company initiated against a former founder. In 2004, we incurred higher consulting expenses in connection with our efforts to secure certain government contracts. Our agreement with the consulting group was terminated in October 2004.

SG&A expenses for the year ended December 31, 2004 were $4,042,000 compared to $2,646,600 for the year ended December 31, 2003. The increase of $1,395,400, or approximately 53%, was primarily due to an increase of $628,000 in payroll expense, and a $693,000 increase in legal expenses. Payroll expenses increased by approximately 128% primarily due to the addition of a Chief Executive Officer and a Vice President — Business Development, bonuses paid to employees, and the costs associated with the termination of the Employment Agreement with our former President. The increase in legal expenses of 272% from 2003 was the result of the costs incurred to review and amend our corporate governance policies and procedures to ensure compliance with the regulations promulgated under the Sarbanes-Oxley Act of 2002, as well as the NASDAQ stock market. Also contributing to the increase in legal expenses were the costs incurred in connection with a potential business combination, the sale of certain non-core vaccine assets, the hiring of our new CEO, a legal action that we initiated against a former founder and the work performed relative to the acquisition of certain assets and grants from ViroPharma. Increases in travel expense, rent, amortization and filing fees were offset by decreases in depreciation, insurance and miscellaneous expenses.

Research and development (R&D) expenses for the years ended December 31, 2005 and 2004 were $8,295,000 and 4,165,800, respectively. R&D expenses increased $4.1 million or 99% primarily due to preclinical development work in connection with our two lead product programs, work performed to support our recent agreements with Saint Louis University and the USAF, the hiring of new employees and the increase in amortization expense. In 2005, we incurred approximately $3.0 million to support preclinical development work in connection with our smallpox and arenaviruses programs. Our research staff increased from 23 scientists at December 31, 2004 to 33 scientists at December 31, 2005, resulting in an increase of $705,000 in payroll and related expenses. Amortization of intangible assets in the amount of $1,097,000 and $636,000 for the years ended December 31, 2005 and 2004, respectively, represented approximately 11% of the increase.

R&D expenses of $4,165,800 for the year ended December 31, 2004 increased approximately 42% from the $2,942,800 of expenses incurred for the year ended December 31, 2003. Amortization expense of $636,000 represented approximately 35% of the increase. These expenses were the result of the acquisition of certain assets from Plexus in 2003 and ViroPharma in 2004. Payroll expenses increased approximately 28% to $1,654,000 for 2004 from $1,289,700 incurred in 2003. The increase was the result of the expansion of staff to service the grants acquired from ViroPharma and bonuses paid to employees. Sponsored research increased by approximately 117% in 2004 to $486,000 from $223,500 in 2003. The increase was the result of payments made to a Danish university for former Plexus programs, a payment made to TransTech Pharma for work performed on an SBIR grant that was completed in the second quarter and payments to Oregon State University for work on the strep grant received in 2004. Expenses for lab supplies increased approximately 16% to $473,000 from $407,000 as a result of accelerated development of our lead product programs.

Our product programs are in the early stage of development. At this stage of development, we cannot make reasonable estimates of the potential cost for most of our programs to be completed or the time it will take to complete the project. Our lead product, SIGA-246, is an orally administered anti-viral drug that targets the smallpox virus. In December 2005 the FDA accepted our IND application for SIGA-246 and granted it Fast-Track status. We expect that costs to complete the program will approximate $15 million to $20 million, and that the project could be completed in 24 months to 36 months. There is a high risk of non-completion of any program, including SIGA-246, because of the lead time to program completion and uncertainty of the costs. Net cash inflows from any products developed from our programs is at least one to three years away. However, we could receive additional grants, contracts or technology licenses in the short-term. The potential cash and timing is not known and we cannot be certain if they will ever occur.

The risk of failure to complete any program is high, as each, other than our smallpox program that is scheduled to enter Phase I clinical trials in 2006, is in the relatively early stage of development. Products for the biological warfare defense market, such as the SIGA-246 smallpox anti-viral, could generate revenues in one to three years. We believe the products directed toward this market are on schedule. We expect the future research and development cost of our biological warfare defense programs to increase as the potential products enter animal studies and safety testing, including human safety trials. Funds for future development will be partially paid for by NIH SBIR grants, the contract we have with the U.S. Army, additional government funding and from future financing. If we are unable to obtain additional federal grants and contracts or funding in the required amounts, the development timeline for these products would slow or possibly be suspended. Delay or suspension of any of our programs could have an adverse impact on our ability to raise funds in the future, enter into collaborations with corporate partners or obtain additional federal funding from contracts or grants.

Patent preparation expenses for the years ended December 31, 2005 and 2004 were $232,000 and $393,000, respectively. The decline of $161,000 or 41% relates to the termination of our relations with Plexus and Pecos Labs Inc. (Pecos), and the reduction in the number of patents supported by SIGA, in addition to a refund of $83,000 received in 2005 from our patent legal counsel.

Patent preparation expenses for the year ended December 31, 2004 were $393,000 compared to $300,500 incurred in 2003. The 31% increase was the result of increased costs arising from the Plexus and ViroPharma asset acquisitions.

For the year ended December 31, 2004, as a result of the acquisition of certain government grants and two early stage antiviral programs, smallpox and hemorrhagic fever, targeting certain agents of biological warfare, from ViroPharma, $568,329 was immediately expensed as purchased in-process research and development (‘‘IPRD’’). The amount expensed as IPRD was attributed to technology that has not reached technological feasibility and has no alternate future use. The value allocated to IPRD was determined using the income approach that included an excess earnings analysis reflecting the appropriate costs of capital for the purchase. Estimates of future cash flows related to the IPRD were made for both the smallpox and arenavirus programs. The aggregate discount rate of approximately 55% utilized to discount the programs’ cash flows were based on consideration of the Company’s weighted average cost of capital, as well as other factors, including the stage of completion and the uncertainty of technology advances for these programs. If the programs are not successful or completed in a timely manner, the Company’s product pricing and growth rates may not be achieved and the Company may not realize the financial benefits expected from the programs.

For the year ended December 31, 2004 we recorded a $2,118,200 non-cash loss on impairment of assets. In December 2004, upon completion of the ViroPharma transaction, integration of the related acquired programs into the Company’s operations, and the demonstrated antiviral activity of the Company’s lead smallpox compound against several mouse models of poxvirus disease, we commenced an application process for additional government grants to support our continued efforts under the smallpox and hemorrhagic fever antiviral programs. We determined that significant efforts and resources will be necessary to successfully continue the development efforts under these programs and decided to allocate the necessary resources to support its commitment. As a result, limited resources will be available for the development of future product candidates that utilize the technology acquired from Plexus in May 2003. These factors resulted in a significant reduction in forecasted revenues related to that technology and a reduction in the future remaining useful life, and triggered the related intangible asset impairment. The amount of impairment recorded by us in December 2004 was determined using the two-step process impairment review as required by SFAS 144. In the first step, we compared the projected undiscounted net cash flows associated with the technology acquired from Plexus over its remaining life against its carrying amount. We determined that the carrying amount of the technology acquired from Plexus exceeded its projected undiscounted cash flows. In the second step, we estimated the fair value of the technology using the income method of valuation, which included the use of estimated discounted cash flows. Based on our assessment, we recorded a non-cash impairment charge of approximately $1.5 million in December 2004, which was included as a component of our operating loss. In May 2004, we performed an impairment review of our intangible assets in accordance with SFAS 144 in connection with the sale of certain intangible assets from our immunological bioinformatics technology and certain non-core vaccine development to a privately-held company, Pecos. We recorded an impairment charge of $307,000 to the grants transferred to Pecos and $303,000 to the covenant not to compete with our President who was terminated during the current year period.

For the year ended December 31, 2003, we incurred a loss on impairment of assets as a result of taking a non-cash charge of $137,000 to the intangible assets acquired in the Plexus transaction to reflect the termination of a research agreement.

Total operating loss for the years ended December 31, 2005 and 2004 was $2,532,000 and $9,448,000, respectively. Operating loss in 2004, excluding non-cash charges recorded for the impairment of assets and recognition of in-process R&D was $6,763,000. The decline in total operating loss is primarily related to the increase in revenues generated during 2005 and the decline in our SG&A expenses which was partially off-set by the increase in R&D expenses to support our programs.

Total operating loss of $9,448,000 for the year ended December 31, 2004, increased $4,152,000 from the loss of $5,296,000 in 2003. $2,686,500 of the operating loss recognized in 2004 related to non-cash charges incurred for the impairment of assets and recognition of in-process research and development expense. Excluding these expenses, the loss recognized in 2004 was approximately 28% higher than the prior year. The increase in the loss was due to higher selling, general and administrative expenses, higher research and development expenses and higher patent costs as described in detail above. These increases were partially offset by higher revenues.

A gain from the decrease in common stock rights and common stock warrants was recorded in connection with the sale and issuance of common stock, warrants and rights in 2005. In November 2005, we sold 2,000,000 shares of the Company’s common stock at $1.00 per share, warrants to purchase 1,000,000 shares of the Company’s common stock and rights to purchase additional shares of the Company’s common stock for a gross amount of $2,000,000 at an initial price of $1.10 per share. The warrants and rights to purchase additional common stock of SIGA were recorded at fair market value and classified as liabilities at the time of the transaction. A gain of $253,000 was recorded by us, reflecting the decline in the fair value of the warrants and the rights to acquire additional shares of our common stock, from the time of the transaction to December 31, 2005.

Other income for the years ended December 31, 2005, 2004, and 2003 was $9,000, $75,000, and $18,000, respectively. Other income in 2004 was higher than 2005 and 2003 mainly due to interest income received on higher cash balances during that year. In 2004 we also received other income of $15,000 as the result of the settlement of a legal action with a former founder.

Three months ended March 31, 2006 and 2005

Revenues from grants and research and development contracts were approximately $1.4 million for the three months ended March 31, 2006, compared to $1.5 million for the three months ended March 31, 2005. During the first quarters of 2006 and 2005 we recorded revenues of $504,000 and $1,364,000, respectively, from our two Phase I and two Phase II SBIR grants which were awarded by the NIH during the third quarter of 2004. The Phase II grants are for a two year period ending in the third quarter of 2006. Revenue from our contract with the U.S. Army approximated $94,100 for the three month periods ended March 31, 2006 and 2005. On September 1, 2005, we entered into an agreement with Saint Louis University for the continued development of one of the Company’s leading compounds. The agreement was funded through the NIH and expired on February 28, 2006. For the three months ended March 31, 2006, we recognized revenues of $226,000 from this agreement. On September 22, 2005, we entered into a $3.2 million, one year contract with USAMRMC. The agreement, for the rapid identification and treatment of anti-viral diseases, is funded through the USAF (the ‘‘USAF Agreement’’). For the three months ended March 31, 2006, the Company recognized revenues of $550,000 from the USAF Agreement.

Selling, general and administrative expenses (‘‘SG&A’’) increased $97,000 or 11.00% to $942,000 from $845,000 for the three months ended March 31, 2006 and 2005, respectively. On January 1, 2006 the Company adopted FAS 123(R) and recorded a non-cash charge of $91,000 for share based compensation. On March 31, 2006, the Company recorded $115,000 reflecting severance payment due to Dr. Kasten upon termination of his employment as the Company’s Chief Executive Officer. In addition to such charges, the Company’s legal expenses increased $92,000 as compared to the same period in 2005 mainly due to the negotiation of a merger of the Company with PharmAthene, Inc. and related transactions. The increases were partially offset by a decline of $46,000 in investor relations expense, a decline of $71,000 in payroll expense and a decline of $51,000 in amortization expense.

Research and development expenses were $1.7 million and $1.6 million for the three months ended March 31, 2006 and 2005, respectively. The increase of approximately $100,000 or 6.25% mainly reflects higher payroll expenses related to the expansion of the Company’s research and development work force from 30 full time employees to 38 on March 31, 2005 and 2006, respectively.

Patent preparation expenses for the three months ended March 31, 2006 were $110,000 compared to $175,000 for the three months ended March 31, 2005. We incurred higher costs during the 2005 three months period for the filings of patents in connection with the ViroPharma assets acquisition.

A loss from the increase in common stock rights and common stock warrants was recorded in connection with the sale of common stock, warrants and rights in November 2005. The warrants and rights to purchase common stock of SIGA were recorded at fair market value and classified as liabilities at the time of the transaction. A loss of $1.5 million was recorded by us, reflecting the increase in the fair value of the warrants and the rights to acquire additional shares of our common stock, during the period December 31, 2005 to March 31, 2006.

Other income of $6,000 and $5,000 for the three months ended March 31, 2006 and 2005, respectively, reflect interest income for the period.

Our product programs are in the early stage of development. At this stage of development, we cannot make reasonable estimates of the potential cost for most of our programs to be completed or the time it will take to complete the project. Our lead product, SIGA-246, is an orally administered anti-viral drug that targets the smallpox virus. In December 2005 the FDA accepted our IND application for SIGA-246 and granted it Fast-Track status. Fast Track programs of the FDA are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

We expect that costs to complete our SIGA-246 program will approximate $15 million to $20 million, and that the project could be completed in 12 months to 36 months. There is a high risk of non-completion of any program, including SIGA-246, because of the lead time to program completion and uncertainty of the costs. Net cash inflows from any products developed from our programs are at least one to three years away. However, we could receive additional grants, contracts or technology licenses in the short-term. The potential cash and timing is not known and we cannot be certain if they will ever occur.

The risk of failure to complete any program is high, as each, other than our smallpox program that entered phase I clinical trials in 2006, is in the relatively early stage of development. Products for the biological warfare defense market, such as the SIGA-246 smallpox anti-viral, could generate revenues in one to three years. We believe the products directed toward this market are on schedule. We expect the future research and development cost of our biological warfare defense programs to increase as the potential products enter animal studies and safety testing, including human safety trials. Funds for future development will be partially paid for by NIH SBIR grants, the contract we have with the U.S. Army, additional government funding and from future financing. If we are unable to obtain additional federal grants and contracts or funding in the required amounts, the development timeline for these products would slow or possibly be suspended. Delay or suspension of any of our programs could have an adverse impact on our ability to raise funds in the future, enter into collaborations with corporate partners or obtain additional federal funding from contracts or grants.

Liquidity and Capital Resources

As of March 31, 2006 we had approximately $2.5 million in cash and cash equivalents. We believe that these funds and our anticipated cash flows, including receipt of funding from government contracts and grants, will be sufficient to support our operations beyond September 30, 2007.

On March 9, 2006, SIGA entered into a term sheet for the merger of the Company with PharmAthene, Inc. Under the provisions of the term sheet, the Chief Executive Officer of PharmAthene will serve as President and Chief Executive Officer of the combined company and the Board of Directors for the new company will reflect the new proportionate ownership. It is expected that the shareholders of SIGA will own approximately 32% of the combined company, which is anticipated to remain listed on the NASDAQ stock market. The transaction is conditioned on, among other things, the execution of a definitive merger agreement, approval of the shareholders of each company, regulatory approval and other customary closing conditions.

On March 20, 2006, in connection with the transaction, we entered into a Bridge Note Purchase Agreement (‘‘Notes Purchase Agreement’’) with PharmAthene for the sale of three 8% Notes by SIGA, for $1,000,000 each. The first and second Notes were issued on March 20, 2006 and April 19, 2006, respectively. The subsequent remaining Note is contemplated to be issued on June 19, 2006. The proceeds of the Notes will be used by the Company for (i) expenses directly related to the development of SIGA’s lead product, SIGA-246, (ii) expenses related to the Company’s planned merger with PharmAthene and (iii) corporate overhead. Pursuant to a Security Agreement between SIGA and PharmAthene, also entered into on March 20, 2006, the Notes are secured by a first priority security interest in the Company’s assets (other than assets subject to the security interest granted to General Electric Capital Corporation).

We believe that our existing cash combined with anticipated cash flows, including receipt of future funding from government contracts and grants and receipt of the remaining $1.0 million funding under the Bridge Note Purchase Agreement will be sufficient to support our operations beyond September 30, 2007, and that sufficient cash flows will be available to meet our business objectives. We have developed a plan to further reduce the Company’s operating expenses in the event that sufficient funds are not available, or if we are not able to obtain funding from the Bridge Note Purchase Agreement or the anticipated government contracts and grants, which would be sufficient to enable us to operate beyond September 30, 2007. If we are not unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued.

Contractual Obligations, Commercial Commitments and Purchase Obligations

As of December 31, 2005, our purchase obligations are not material. We lease certain facilities and office space under operating leases. Minimum future rental commitments under operating leases having non-cancelable lease terms in excess of one year are as follows:

Years ended December 31,
2006	$255,400
2007	261,800
2008	133,200
2009	135,900
2010	22,700
Total	$809,000

Off-Balance Sheet Arrangements

SIGA does not have any off-balance sheet arrangements.

Disagreements with Accounting Firm

None.

Quantitative and Qualitative Disclosures About Market Risk

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PHARMATHENE

The following discussion should be read in conjunction with the Consolidated Financial Statements for PharmAthene beginning on page F-2 of this proxy statement. These Consolidated Financial Statements present the results of operations for PharmAthene for the years ended December 31, 2005 (‘‘2005’’), December 31, 2004 (‘‘2004’’) and December 31, 2003 (‘‘2003’’) as well as the financial positions at December 31, 2005 and December 31, 2004. In addition to historical information, the following discussion may contain forward looking information that involves risks and uncertainties. All amounts presented, except share data, are rounded to the nearest thousand dollar.

Overview

PharmAthene is a biotechnology company engaged in the research and development of new human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to chemical and biological weapons. Additionally, PharmAthene collaborates with other pharmaceutical companies to support clinical development of product candidates. PharmAthene has two product candidates under development, one of which is intended to provide protection from anthrax and the other of which is intended to provide protection from chemical threats. These product candidates are in various stages of preclinical and clinical development as described below.

PharmAthene’s lead product candidate, Valortim™ is a fully human monoclonal antibody designed to protect against and treat inhalation anthrax, the most lethal form of the illness in humans. PharmAthene is co-developing Valortim™ with Medarex, Inc. (‘‘Medarex’’) a biopharmaceutical company specializing in developing fully human monoclonal antibody-based therapeutic products. Valortim™ is currently in a Phase I open-label, dose escalation clinical trial with final results anticipated in the fourth quarter of fiscal year 2006.

PharmAthene’s second product candidate is Protexia®, a recombinant form of human butyrylcholinesterase (‘‘BChE’’) for use in the treatment of organophosphate chemical nerve agent poisoning. Protexia® is in the preclinical phase with preclinical trials on animal studies ongoing. Additionally, PharmAthene has begun the procurement process for the sale of Protexia® with the United States Department of Defense (‘‘DoD’’), the department responsible for purchasing biodefense countermeasures for military use. PharmAthene’s bid was submitted in November 2005 and the contract is expected to be awarded in the third quarter of fiscal year 2006.

PharmAthene has financed its operations since inception in March 2001 primarily through the issuance of equity securities, convertible notes, and proceeds from loans or other borrowings. Any, or all, of these financing vehicles or others may be utilized to fund its future capital requirements.

Nexia Asset Acquisition

In March 2005, PharmAthene acquired substantially all of the assets and liabilities of Nexia Biotechnologies Inc. (‘‘Nexia’’) that related to its Protexia® compound for a purchase price of $19,100,000. PharmAthene delivered to Nexia $11,763,000 in cash, 7,484,615 shares of Series C Convertible Redeemable Preferred Stock and 2,239,650 warrants to acquire Series C Convertible Preferred Stock and 1,343,790 warrants to purchase common stock. In order to finance the cash portion of the acquisition, PharmAthene sold Series C Convertible Redeemable Preferred Stock, issued warrants to acquire Series C Convertible Preferred Stock and issued warrants to acquire common stock. The purchased assets and liabilities are held by PharmAthene Canada, Inc. (‘‘PharmAthene Canada’’), a variable interest entity established in connection with the acquisition to allow for the investment by certain Canadian shareholders and consolidated in PharmAthene’s financial statements as of the date of its inception.

Revenue

In conjunction with the issuance of the Series C Preferred Stock, PharmAthene sold 2,951,654 shares of Class C Shares of PharmAthene Canada (the ‘‘Class C Shares’’) to one investor for net proceeds of $2,364,000. The Class C Shares are, pursuant to the terms of a Put and Support Agreement, exchangeable for an equal number of shares of Series C Preferred Stock. The Class C Shares bear a cumulative dividend rate of 8% per annum.

The investor in the Class C Shares also received warrants to purchase 466,498 Class B Common Shares of PharmAthene Canada at an exercise price of $0.01 per share, subject to reduction if certain milestones are met by Pharmathene. The investor in the Class C Shares also received warrants to purchase 777,496 Class C Shares at an exercise price of $.91 per share.

Recent Events

In March 2006, PharmAthene entered into a Note Purchase Agreement with, among others, its three largest principal investors and its Chief Executive Officer, pursuant to which it has borrowed approximately $10 million, which borrowing will convert into the securities sold in the PIPE at a 10% discount to the purchase price thereof.

On June 8, 2006, PharmAthene and SIGA executed the definitive Merger Agreement. Pursuant to the terms of this agreement, PharmAthene’s stockholders will receive shares of SIGA common stock and warrants to purchase SIGA common stock options to purchase PharmAthene common stock of the combined company.

In connection with the agreement, PharmAthene loaned $3,000,000 to SIGA pursuant to a Bridge Note Purchase Agreement dated March 20, 2006.

Results of Operations

Years Ended December 31, 2005, 2004 and 2003

Revenue

During 2005, 2004 and 2003, PharmAthene had revenue of $1,098,400, $1,038,000 and $7,297,000, respectively. All revenue was derived from grant funding from the U.S. government for the development of pharmaceutical products for biodefense applications, except for $53,000 of other revenue in fiscal year 2005.

Grant revenue

Grant revenues recognized in fiscal years 2005, 2004 and 2003 was derived from U.S. government funding as follows:

•	The U.S. Army Medical Research and Material Command Center awarded PharmAthene a $16,200,000 grant to fund development of its DNI program as related to therapeutic countermeasures for anthrax over a three year period beginning in September of 2002. Development activity for this grant included manufacturing, bioanalytical measurement, studies for preclinical assessment and initial human testing of DNI. From PharmAthene’s inception through November 2004, its sole source of income was the cost reimbursement related to research and development of the DNI program under this grant.

•	With the March 2005 acquisition of Nexia, PharmAthene was assigned the rights to receive the fixed price grant with the U.S. Army Medical Research and Material Command Center to fund preclinical studies for the Protexia® compound. This grant was awarded for approximately $2,700,000 for the period from April 2003 through September 2006. PharmAthene received $787,000 of this grant during 2005.

In fiscal year 2005, PharmAthene received approximately $787,000 of grant revenue related to preclinical development work for Protexia® and $258,000 related to the DNI grant program. Revenue related to DNI represented the agreed upon final reimbursement by the U.S. government for development activities conducted in 2004 before the program was terminated in November 2004.

Revenue for fiscal year 2004 was derived from reimbursement of preclinical development activities, including animal studies, and the initiation of human testing, related to PharmAthene’s DNI program. Revenue for fiscal year 2003 resulted from reimbursement for manufacturing and product development activities, research analysis activities and preclinical activities preparing for and initiating animal model trials under the DNI program.

Other revenue

In connection with the acquisition of the assets of Nexia, PharmAthene acquired property and equipment, including farm facilities. Other income in fiscal year 2005 includes the leasing of farm facilities that PharmAthene is currently not utilizing.

Research and Development Expenses

PharmAthene’s research and development expenses were $6,351,000, $7,844,000 and $11,325,000 for fiscal years 2005, 2004 and 2003, respectively. These expenses were incurred in connection with the PharmAthene research and development programs related to Valortim™, Protexia® and DNI, the program for which was terminated in 2004.

For each PharmAthene research and development project, PharmAthene incurs both direct and indirect expenses. Direct expenses include salaries and other costs of personnel, raw materials and supplies. PharmAthene may also incur third-party costs related to these projects, such as contract research, consulting and clinical development costs. Indirect expenses, such as facility and equipment costs, utilities, and general research and development management are allocated to research and development generally based on, among other things, the extent to which the general research and development efforts of PharmAthene make use of such facilities and other resources. Because of the uncertainties involved in progressing through pre-clinical and clinical testing, the time and cost involved in obtaining regulatory approval and in establishing collaborative arrangements, among other factors, PharmAthene cannot reasonably estimate the future expenses and timing necessary to complete its research and development projects, as well as estimating the period in which material net cash inflows from significant projects are expected to commence.

Research and development expenses during fiscal year 2005 resulted entirely from activities related to the Valortim™ and Protexia® programs as compared to research and development expenses incurred in fiscal year 2004, which included the DNI program activities. Research and development expenses declined by $1,493,000 from 2004 to 2005 because of different program focuses and study activity with decreased drug manufacturing of $3,317,000 and lower preclinical costs of $1,803,000, primarily related to the termination of the DNI program at the end of fiscal year 2004. Increased clinical costs of $515,000 from 2004 to 2005 incurred in collaboration with Medarex on the Valortim™ program and development costs related to Protexia®, acquired in the first quarter of 2005, of $2,897,000 partially offset these decreases.

Research and development expenses during 2003 and 2004 related solely to the DNI program. The decrease of $3,481,000 in research and development expenses from 2003 to 2004 is primarily attributable to reduced contract research organization expenses of $9,878,000 partially offset by increased product manufacturing costs of $3,951,000, preclinical activities of $1,599,000 and increased employee related costs of $786,000. The contract organization costs incurred in fiscal year 2003 related to animal model studies and analysis and preparation for drug manufacturing. During fiscal year 2004, costs incurred were related to drug manufacture in preparation for clinical trials, internal expenses related to preclinical activities, and to the preparation and initiation of a human study clinical trial. In the fourth quarter of 2004, the DNI program was terminated.

General and Administrative Expenses

General and administrative functions for PharmAthene include the areas of executive management, finance and administration, government affairs and relations, corporate development, human resources, legal, and compliance. For each function, PharmAthene may incur direct expenses such as salaries, supplies and third-party consulting and other external costs. Indirect costs such as facilities, utilities and other administrative overhead are also included in general and administrative expenses.

Expenses associated with general and administrative functions for PharmAthene were $5,009,000, $3,328,000 and $2,510,000 for fiscal years 2005, 2004 and 2003, respectively. The increase in fiscal year

2005 expenses as compared to fiscal year 2004 expenses of $1,681,000 resulted primarily from increased employee related costs of $1,200,000 and increased Canadian operations costs of $764,000, mostly related to headcount, facility operations and utilities expenses of PharmAthene Canada, Inc., the operations of which were acquired in the first quarter of 2005. Consultant and contractor services decreased $505,000, as PharmAthene began hiring personnel throughout 2005 to perform administrative functions and proposal work.

The increase of $818,000 from fiscal year 2003 to fiscal year 2004 resulted from increased employee related costs of $821,000 and increased consultant and contractor services of approximately $1,000,000 for administrative functions throughout the year and proposal review and analysis work related to the Medarex collaborative agreement for the Valortim™ program which was entered into in the fourth quarter of 2004. These increases were partially offset by reduced legal fees in 2004 as compared to 2003 because of the preparation and submission of the DNI program grant during 2003 which was awarded in the third quarter of 2003.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expense was $661,000 for fiscal year 2005 and represents a $636,000 increase from fiscal year 2004. For fiscal years 2004 and 2003, depreciation expense was $25,000 and $3,000, respectively. Depreciation expense for fiscal year 2005 of $560,000 results primarily from building and leasehold improvements acquired, additionally in fiscal year 2005, $101,000 of amortization was recorded relating to the acquired patents. The increase in fiscal year 2005 from fiscal year 2004 results primarily from the Nexia asset acquisition in March of 2005 in which we acquired $5,021,000 in property and equipment and $1,407,000 of intangible assets related to patents.

Acquired In-Process Research and Development

In connection with the March 2005 acquisition of the Nexia assets and liabilities related to Protexia®, PharmAthene engaged a third-party to appraise the value of the assets and liabilities acquired. Based upon this appraisal, PharmAthene allocated $12,812,000 of the purchase price of the Nexia asset purchase to acquired in-process research and development. This allocation represented the estimated fair value based on projected cash flows that will be generated by the incomplete research and development of Protexia®. At the date of the acquisition, the development of Protexia® had not yet reached technological feasibility and had no known alternative future uses. Accordingly, the acquired in-process research and development was charged to expense as of the date of the acquisition.

Other Income and Expenses

Other income and expenses consists primarily of income on PharmAthene’s investments and interest expense on our debt and other financial obligations. PharmAthene’s interest income was $382,000, $72,000 and $13,000 in fiscal years 2005, 2004 and 2003, respectively. The increases in interest income in fiscal years 2005 and 2004 result from higher average investment balances maintained, attributable to the issuance of convertible preferred stock each year, as compared to fiscal years 2004 and 2003, respectively.

PharmAthene incurred interest expense of $1,000, $33,000 and $20,000 in fiscal years 2005, 2004 and 2003, respectively. Interest expense for fiscal year 2004 results from a $1.5 million 8% convertible note payable to one of PharmAthene’s investors, issued in June 2004, which was subsequently converted into Series B Convertible Redeemable Preferred Stock in October 2004. Interest expense for fiscal year 2003 resulted from notes payable due to directors and scientific advisory board members. The outstanding notes and accrued interest related to these notes were paid in full in September 2003.

Three Months Ended March 31, 2006 and 2005

Revenue

Revenue for the periods ended March 31, 2006 and 2005 was $186,000 and $277,000, respectively, and represented a $91,000, or 33%, decrease from the period ended March 31, 2005 to the period ended March 31, 2006. These revenues consist primarily of grant revenue funding for the development of pharmaceutical products for two different biodefense applications. During the first quarter of fiscal year 2006, PharmAthene recognized $179,000 in grant revenue related to a firm fixed price grant with the U.S. Army Medical Research and Material Command Center to fund preclinical studies for the Protexia® compound. PharmAthene’s grant revenue for the first quarter of 2005 related to our Dominant Negative Inhibitor (‘‘DNI’’) program and represented the agreed upon final reimbursement by the U.S. government for development activity as this program was terminated in the fourth quarter of fiscal year 2004.

In connection with the acquisition of the Nexia assets, PharmAthene acquired property and equipment, including farm facilities. Other revenue for the first quarter of 2006 and 2005 results from the leasing of farm facilities which are currently not being utilized.

Research and Development Expenses

PharmAthene’s research and development expenses were $1,872,000 and $1,549,000 for the quarters ended March 31, 2006 and 2005, respectively. These expenses resulted from research and development activities related to programs for Valortim™, development activity to protect and treat inhalation anthrax and Protexia®, development activity to fight nerve agent poisoning.

For each of PharmAthene’s research and development projects, PharmAthene incurs both direct and indirect expenses. Direct expenses include salaries and other costs of personnel, raw materials and supplies. PharmAthene may also incur third-party costs related to these projects, such as contract research, consulting and clinical development costs. Indirect expenses, such as facility and equipment costs, utilities, and general research and development management are allocated to research and development generally based on, among other things, the extent to which PharmAthene general research and development efforts make use of facilities and other resources. Because of the uncertainties involved in progressing through pre-clinical and clinical testing, the time and cost involved in obtaining regulatory approval and in establishing collaborative arrangements, among other factors, PharmAthene cannot reasonably estimate the future expenses and timing necessary to complete our research and development projects, as well as estimating the period in which material net cash inflows from significant projects are expected to commence.

The increase of $323,000 in research and development expenses from the period ended March 31, 2005 to the period ended March 31, 2006 resulted from increased Protexia® development costs of approximately $468,000 attributable to a full quarter of expenses incurred in the first quarter of 2006 as Canadian operations of PharmAthene were acquired in March 2005. Additionally, PharmAthene incurred increased clinical development costs of $446,000 related to the clinical trial program for the Valortim™ program which was initiated in fiscal year 2005. These increases were offset by decreased preclinical activities of $585,000 in the first quarter of 2006 as compared to the first quarter of 2005.

General and Administrative Expenses

General and administrative functions include the areas of executive management, finance and administration, government affairs and relations, corporate development, human resources, legal, and compliance. For each function, we may incur direct expenses such as salaries, supplies and third-party consulting and other external costs. Indirect costs such as facilities, utilities and other administrative overhead are also included in general and administrative expenses.

Expenses associated with general and administrative functions were $1,396,000 and $1,027,000 for the quarters ended March 31, 2006 and 2005, respectively. The increase of $369,000 as compared to the prior year period resulted primarily from increased legal and consulting fees of $211,000 related to transactional and proposal work and increased overall general and administrative expenses of $216,000 related to a full quarter of expense for the first quarter of 2006 related to the PharmAthene Canadian operations, acquired in March 2005. These increases were offset by lower employee related expenses of approximately $78,000.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expense was $136,000 for the period ended March 31, 2006 as compared to $64,000 for the period ended March 31, 2005. Depreciation expense results primarily from building and leasehold improvements with amortization expense related to the acquired Protexia® product patents. The increase from 2005 to 2006 is attributable to a full quarter of expense for the Nexia assets included in the first quarter of 2006 as compared to the first quarter of 2005 which includes such expense as of the acquisition date of March 10, 2005.

Acquired In-Process Research and Development

In connection with the March 2005 acquisition of the Nexia assets and liabilities related to Protexia®, PharmAthene engaged an independent third-party to appraise the value of the assets and liabilities acquired. Based upon this appraisal, PharmAthene allocated $12,812,000 of the purchase price of the Nexia asset purchase to acquired in-process research and development. This allocation represented the estimated fair value based on projected cash flows that will be generated by the incomplete research and development of Protexia®. At the date of the acquisition, the development of Protexia® had not yet reached technological feasibility and had no known alternative future uses. Accordingly, the acquired in-process research and development was charged to expense as of the date of the acquisition.

Other Income and Expenses

Other income and expenses consists primarily of income on PharmAthene’s investments and interest expense on PharmAthene’s debt and other financial obligations. PharmAthene’s interest income was $69,000 and $108,000 for the quarters ended March 31, 2006 and 2005, respectively. The decrease in interest income period over period results from lower average investment balances maintained. Interest expense for the quarters ended March 31, 2006 and 2005 was minimal as PharmAthene had no debt or other financial obligations at such date.

Liquidity and Capital Resources

Overview

PharmAthene’s primary cash requirements are to fund its research and development programs and to fund general corporate overhead. Its cash requirements could change materially as a result of changes in its business and strategy. These changes could come about through PharmAthene’s management team’s evaluation of its business strategy, the progress of its research and development activities and clinical programs, licensing activities, acquisitions, divestitures or other corporate developments.

PharmAthene has financed its operations since inception in March 2001 primarily through the issuance of equity securities in addition to convertible notes, and proceeds from loans or other borrowings. Any combination of, or all of, these financing vehicles or others may be utilized to fund its future capital requirements. In evaluating alternative sources of financing PharmAthene considers, among other things, the dilutive impact, if any, on its stockholders, the ability to leverage stockholder returns through debt financing, the particular terms and conditions of each alternative financing arrangement and our ability to service our obligations under such financing arrangements.

PharmAthene’s Consolidated Financial Statements have been prepared on a basis which assumes that it will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. PharmAthene has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. PharmAthene does not have commercial products and has limited capital resources. Its plans with regard to these matters include continued development of its products as well as seeking additional research support funds and financial arrangements. Although PharmAthene continues to pursue these plans, there is no assurance that it will be successful in obtaining sufficient financing on commercial reasonable terms or that it will be able to secure financing from anticipated government contracts and grants.

PharmAthene has developed a plan to reduce its operating expenses in the event that sufficient funds are not available, or if it is not able to obtain the anticipated government contracts and grants. If PharmAthene is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued. Continuance of our going concern is dependent upon, among other things, the success of our research and development programs and our ability to obtain adequate financing. The financial statements do not include any adjustments relating to recoverability of the carrying amount of recorded assets and liabilities that might result from the outcome of these uncertainties.

Sources and Uses of Cash

Cash and cash equivalents for PharmAthene were $3,834,000 and $7,938,000 at March 31, 2006 and December 31, 2005, respectively. The $4,104,000 decrease in cash and cash equivalents from December 31, 2005 resulted primarily from the funding of operations, the partial funding of interim financing to SIGA in the form of a bridge note and capital expenditure spending. This decrease was partially offset by the proceeds from the issuance of redeemable preferred stock in March 2005.

Operating Activities

Net cash used in operating activities was $3,956,000 and $2,403,000 for the periods ended March 31, 2006 and 2005, respectively. The increase in net cash used in operations is attributable to an increase in net loss after the effect of non-cash adjustments, the partial funding of the interim financing Bridge Note with SIGA and decreased accounts payable and accrued expenses partially offset by a decrease in prepaid assets.

In connection with the Merger, PharmAthene entered into a Bridge Note Purchase Agreement with SIGA providing SIGA with interim financing, subject to the execution of a definitive agreement through a bridge loan, of $3,000,000. Upon the closing of the Merger, the bridge loan will be eliminated by virtue of the business combination. As of March 31, 2006, PharmAthene funded $1,000,000 of the $3,000,000 in this financing (the remaining amounts being funded as of the date of this proxy statement). The decrease in prepaid expenses of $398,000 results from the use of the funds for development activity related to the PharmAthene collaboration with Medarex on the Valortim™ program. Prepaid expenses fluctuate from period to period depending on the timing and level of preparation and initiation of research and development activity and clinical trials. The decrease of $275,000 in accounts payable and accrued liabilities relates to the timing and level of PharmAthene research and development activity and professional services supporting PharmAthene transactional activity.

Investing Activities

Net cash used in investing activities was $171,000 and $12,280,000 for the first quarter of fiscal year 2006 and 2005, respectively. In March 2005, we acquired substantially all of the assets and liabilities related to Protexia® from Nexia for a net cash outlay of $12,277,000 including cash to Nexia, transaction costs and the assumption of liabilities. Remaining investing activities for the first quarter of 2005 and all activity in the first quarter of fiscal year 2006 related to the purchase of property and equipment. We fund capital expenditures primarily through direct purchases utilizing our existing cash.

Financing Activities

Net cash provided by financing activities was $85,000 and $8,859,000 for the periods ended March 31, 2006 and 2005, respectively. As discussed above, our financing activities results primarily from the issuance of convertible redeemable preferred stock. PharmAthene’s financing activities resulted primarily from the issuance of convertible redeemable preferred stock.

In March 2005, PharmAthene sold 14,946,479 share of Series C Convertible Redeemable Preferred Stock (‘‘the Series C Preferred Stock’’) at a price of approximately $0.91 per share for net proceeds of $13,305,000. The Series C Preferred Stock bears a cumulative dividend rate of 8.0% per annum. Each share of the Series C Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate at any time and at the option of the holder. The Series C Preferred

Stock will automatically convert to common stock at the then-applicable conversion rate in the event of an initial public offering of our stock resulting in aggregate proceed to us of $50 million and a share price of at least $2.74. Commencing in October 2009, the holders of the Series C Preferred stock may require us to redeem the Series C Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends. Proceeds from the equity issuance were used to partially fund the Nexia asset acquisition and to fund further research and development programs related to Valortim™ and Protexia®, working capital and general corporate purposes.

The investors in the Series C Preferred Stock also received warrants to purchase 2,690,366 shares of common stock at an exercise price of $0.01 per share, subject to reduction if certain business milestones were met by PharmAthene, which expire in October 2014. Additionally, the investors in the Series C Preferred Stock also received warrants to acquire 4,483,943 shares of Series C Preferred Stock at an exercise price of approximately $0.91, which expire in March 2008.

In conjunction with the issuance of the Series C Preferred Stock, PharmAthene sold 2,951,654 shares of Class C Shares of PharmAthene Canada, Inc. (the ‘‘Class C Shares’’) in March 2005 for net proceeds of 42,364,000. The Class C Shares are, pursuant to the terms of a Put and Support Agreement, exchangeable for an equal number of shares of Series C Preferred Stock. The Class C Shares bear a cumulative dividend rate of 8% per annum.

The investors in the Class C Shares also received warrants to purchase 466,498 Class B Common Shares of PharmAthene Canada at an exercise price of $0.01 per share, subject to reduction if certain milestones are met by Pharmathene. The investors in the Class C Shares also received warrants to purchase 777,496 Class C Shares at an exercise price of $.91 per share.

In October 2004, PharmAthene sold 30,448,147 shares of Series B Convertible Redeemable Preferred Stock (‘‘the Series B Preferred Stock’’) at a price of approximately $0.91 per share for net proceeds of $27,570,000. The Series B Preferred Stock bears a cumulative dividend rate of 8.0% per annum. The Series B Preferred Stock will automatically convert to common stock at the then-applicable conversion rate in the event of an initial public offering of PharmAthene’s stock resulting in aggregate proceed to us of $50 million and a share price of at least $2.74. Commencing in October 2009, the holders of the Series B Preferred stock may require PharmAthene to redeem the Series B Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends. Proceeds from the equity issuance were used for further research and development of the DNI program and its clinical trial, for the initiation of corporate activities with both Medarex and with the acquisition of the Protexia® assets, as well as working capital and general corporate purposes. The DNI program was subsequently terminated in the fourth quarter of 2004.

The investors in the Series B Preferred Stock also received warrants to purchase 15,400,000 shares of common stock at an exercise price of $0.01 per share, subject to reduction if certain business milestones were met by us, which expire in October 2014. In December 2004, PharmAthene met the milestone related to 1,540,000 shares of common stock underlying of the warrants to purchase common stock thereby reducing the number of outstanding warrants to 13,860,000. Following the Nexia asset purchase in March 2005, an additional milestone related to 6,160,001 shares of common stock underlying the warrants was achieved and total warrants outstanding were further reduced to 7,699,999.

In June 2004, PharmAthene entered into an agreement to borrow up to $3.0 million in the form of 8% convertible notes (‘‘the Bridge Notes’’). The Bridge Notes were repayable upon the earlier of (i) the closing of a financing with gross proceeds exceeding $10.0 million or (ii) the sale of our company or (iii) December 31, 2004. The Bridge Notes bore an interest rate of 8% per year and were convertible at the investors’ option during a future financing or on December 31, 2004 into Series A Convertible Redeemable Preferred Stock (‘‘the Series A Preferred Stock’’). In June 2004, PharmAthene borrowed $1.5 million under the Bridge Notes. Upon the issuance of Series B Preferred Stock in October 2004, the Bridge Notes were converted into Series B Preferred Stock at approximately $0.91 per share. As a result of this financing and in accordance with the terms of the Series A Preferred Stock, the conversion price of the Series A Preferred Stock was adjusted with an additional 2,672,770 shares of Series A Preferred Stock issued to the investors.

In September 2003, PharmAthene sold 13,769,230 shares of Series A Preferred Stock at a price of approximately $1.09 per share for net proceeds of $14,894,000. The Series A Preferred Stock bears a cumulative dividend rate of 8.0% per annum. Each share of the Series A Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate at any time and at the option of the holder. The Series A Preferred Stock will automatically convert to common stock at the then-applicable conversion rate in the event of an initial public offering of our stock resulting in aggregate proceed to us of $50 million and a share price of at least $2.74. Commencing in October 2009, the holders of the Series A Preferred Stock may require PharmAthene to redeem the Series A Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends. Proceeds from the equity issuance were used for research and development of the DNI program, working capital and general corporate purposes.

From inception until August 2003, PharmAthene issued approximately $492,000 in notes payable to directors and scientific advisory board members. These notes accrued interest at rate ranging from 4.74% to 8.0%. Subsequent to the issuance of the Series A Preferred Stock in September 2003, we paid off the outstanding balance and interest for approximately $521,000.

Future Cash Needs

PharmAthene has financed its operations since inception in March 2001 primarily through the issuance of equity securities, convertible notes, and proceeds from loans or other borrowings. Any, or all, of these financing vehicles or others may be utilized to fund our future capital requirements.

PharmAthene’s future capital requirements and liquidity will depend on many factors, including but not limited to: the progress of our research and development programs; the progress of pre-clinical and clinical testing; the time and cost involved in obtaining regulatory approval; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the changes in our existing research relationships, competing technological and marketing developments; its ability to establish collaborative arrangements and to enter into licensing agreements and contractual arrangements with others; and any future change in our business strategy.

PharmAthene has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. It does not have commercial products and has limited capital resources. PharmAthene’s plans with regard to these matters include continued development of its product candidates as well as seeking additional research support funds and financial arrangements through a combination of collaborative agreements, strategic alliances, research grants, equity and debt financing. Although PharmAthene continues to pursue these plans, there is no assurance that it will be successful in obtaining sufficient financing on commercial reasonable terms or that it will be able to secure financing from anticipated government contracts and grants. PharmAthene has developed a plan to reduce its operating expenses in the event that sufficient funds are not available, or if it is not able to obtain anticipated government contracts and grants. If PharmAthene is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued.

Off-Balance Sheet Arrangements

The only off-balance sheet arrangements PharmAthene entered into are its facility and equipment operating lease agreements. PharmAthene's obligations under these agreements are presented in this section under ‘‘Contractual Obligations.’’

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires PharmAthene to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. PharmAthene bases its estimates and assumptions on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from

PharmAthene's estimates and assumptions. PharmAthene believes the following critical accounting policies, among others, affect its more significant estimates and assumptions and require the use of complex judgment in their application.

Revenue Recognition

PharmAthene recognizes revenue when all terms and conditions of the agreements have been met including persuasive evidence of an arrangement, services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. For reimbursable cost research grants, PharmAthene recognizes revenue as costs are incurred and appropriate regulatory approvals have been obtained or approval criteria are met for invoicing the related government agency.

All of the grant revenue PharmAthene recognized was received under a cost reimbursement grant from the U.S. government to fund the development of pharmaceutical products for biodefense applications. Receipts pursuant to such cost reimbursement grants are contingent upon the successful completion of related tasks, the granting agency may modify the contract at any time, and reimbursed costs are subject to review and adjustment by the granting agency.

Research and Development Expenses

Research and development costs are charged to expense as incurred.

Intangible Assets

When PharmAthene acquires development products, it classifies the purchase price, including expenses and assumed liabilities, as tangible and intangible assets. The portion classified as intangible assets may be allocated to trademarks, patents and other intangibles using the assistance of valuation experts. PharmAthene estimates the useful lives of the assets by considering the remaining life of the patents, estimated future introductions of competing products, and other related factors. The factors that drive the estimate of the life of the asset are often uncertain. When events or circumstances warrant review, PharmAthene assesses recoverability of intangibles from future operations, using undiscounted future cash flows derived from the intangible assets. Any impairment would be recognized in operating results, to the extent the carrying value exceeds the fair value, which is determined based on the net present value of estimated future cash flows.

Long-lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheets.

Consolidation of PharmAthene Canada, Inc.

The FASB has issued FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, (‘‘FIN 46R’’) which expands consolidated financial statements to include variable interest entities. Variable interest entities are to be consolidated by the Company which is considered to be the primary beneficiary of the entity, even if PharmAthene does not have majority control. Under FIN 46R, PharmAthene has been deemed the primary beneficiary of PharmAthene Canada, Inc., a variable interest entity. Accordingly, the financial results of PharmAthene Canada, Inc. have been consolidated with the PharmAthene 2005 financial statements as of its date of inception.

New Accounting Pronouncements

Statement of Financial Accounting Standards (or SFAS) No. 123R

On December 13, 2004, the FASB issued SFAS No. 123 ‘‘Share-Based Payment’’ (‘‘SFAS 123R’’) which requires all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their grant date fair values for interim or annual periods beginning after June 15, 2005. Pro forma disclosure of stock options expense will no longer be permitted. The cost will be recognized over the requisite service period that an employee must provide to earn the award (i.e. usually the vesting period). We adopted SFAS 123R on January 1, 2006 using the ‘‘modified prospective’’ method.

Contractual Obligations

The following are contractual commitments at December 31, 2005 associated with lease obligations:

	Payments due by Period
Contractual Obligations(1)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
	($ in thousands)
Capital lease obligations	$1,300	$1,300	$—	$—	$—
Operating facility leases	227,100	138,000	89,100	—	—
Total contractual obligations	$228,400	$139,300	$89,100	$—	$—

(1)	This table does not include any royalty payments of future sales of products subject to license agreements we have entered into in relation to our in-licensed technology, as the timing and likelihood of such payments are not known.

Quantitative and Qualitative Disclosures About Market Risk

None.

BUSINESS OF SIGA

SIGA is a biotechnology company incorporated in Delaware on December 9, 1996. We aim to discover, develop and commercialize novel anti-infectives, antibiotics and vaccines for serious infectious diseases, including products for use in defense against biological warfare agents such as smallpox and arenaviruses (hemorrhagic fevers). Our lead product under development, SIGA-246, is an orally administered anti-viral drug that targets the smallpox virus. In December 2005, the FDA accepted our IND application for SIGA-246 and granted the program ‘‘Fast-Track’’ status. Fast Track programs of the FDA are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Our anti-viral programs are designed to prevent or limit the replication of the viral pathogen. Our anti-infectives programs are aimed at the increasingly serious problem of drug resistance. We are also working to develop a technology for the mucosal delivery of our vaccines which may allow the vaccines to activate the immune system at the mucus lined surfaces of the body — the mouth, the nose, the lungs and the gastrointestinal and urogenital tracts — the sites of entry for most infectious agents.

Product Candidates and Market Potential

SIGA Biological Warfare Defense Product Portfolio

Anti-Smallpox Drug: Smallpox virus is classified as a Category A agent by the Center for Disease Control and Prevention (‘‘CDC’’) and is considered one of the most significant threats for use as a biowarfare agent. While deliberate introduction of any pathogenic agent would be devastating, we believe the one that has greatest potential of harming the general U.S. population is smallpox. At present there is no effective drug with which to treat or prevent smallpox infections. To address this serious risk, SIGA scientists have identified a lead drug candidate, SIGA-246, which inhibits vaccinia, cowpox, ectromelia (mousepox), monkeypox, camelpox, and variola replication in cell culture but not other unrelated viruses. Given safety concerns with the current smallpox vaccine, there should be several uses for an effective smallpox antiviral drug: prophylactically, to protect the non-immune who are at risk to exposure; therapeutically, to prevent disease or death in those exposed to smallpox; and last, as an adjunct treatment to the immunocompromised. SIGA scientists are also working on several other smallpox drug targets, including the viral proteinases, to develop additional drug candidates for use in combination therapy if necessary. In December 2005, the FDA approved our IND application for SIGA-246. We initiated a Phase I clinical trial in the second quarter of 2006. The Phase I human trial is being performed at Advance Biomedical Research, Inc.’s clinical unit in Hackensack, New Jersey. The primary objective of the initial study will be to evaluate the safety and tolerability of single escalating doses of SIGA-246 in healthy volunteers. In 2005, the drug demonstrated antiviral activity in various animal models of poxvirus disease, including the complete protection of golden ground squirrels from lethal doses of monkeypox virus.

Anti-Arenavirus Drug: Arenaviruses are hemorrhagic fever viruses that have been classified as Category A agents by the CDC due to the great risk that they pose to public health and national safety. Among the Category A viruses recognized by the CDC, there are four New World hemorrhagic fever arenaviruses (Junin, Machupo, Guanarito and Sabia viruses) for which there are no FDA approved treatments available. In order to meet this threat, SIGA scientists have identified a lead drug candidate, ST-294, which has demonstrated antiviral activity in cell culture assays against arenavirus pathogens. SIGA also has earlier stage programs in development against other hemorrhagic fever viruses, including Lassa virus, Lymphocytic choriomeningitis virus (‘‘LCMV’’), and Ebola. We believe that the availability of hemorrhagic fever virus antiviral drugs could address national and global security needs by acting as a deterrent and defense against the use of arenaviruses as weapons of bioterrorism.

Bacterial Commensal Vectors: Our scientists have developed methods that allow essentially any gene sequence to be expressed in Generally Regarded As Safe (‘‘GRAS’’) gram-positive bacteria, with the foreign protein being displayed on the surface of the live recombinant organisms. Since these organisms are inexpensive to grow and are very stable, this technology affords the possibility of rapidly producing live recombinant vaccines against any variety of biological agents that might be encountered, such as Bacillus anthracis (‘‘anthrax’’) or smallpox. SIGA scientists are working to develop an alternative vaccine with improved safety for use in preventing human disease caused by pathogenic orthopoxviruses such as variola virus. To accomplish this goal we are utilizing our newly-developed BCV (bacterial commensal vector) technology. BCV utilizes gram-positive commensal bacteria, such as Streptococcus gordonii, (‘‘S. Gordonii’’) to express heterologous antigens of interest, either in secreted form or attached to its external surface. Phase I human clinical trials indicate that this S. Gordonii strain is safe and well-tolerated in humans. In several different animal model systems, S. Gordonii has been shown to efficiently express various antigens and elicit protective immune responses (cellular, humoral and mucosal). However, these trials are not a predictor of future success.

Surface Protein Expression (‘‘SPEX/PLEX’’) System: Our scientists have harnessed the protein expression pathways of gram-positive bacteria and turned them into protein production factories. Using our proprietary SPEX or PLEX systems, we can produce foreign proteins at high levels in the laboratory for use in subunit vaccine formulations or other therapeutic applications. Furthermore, we can envision engineering these bacteria to colonize the mucosal surfaces of soldiers and/or civilians and secrete therapeutic molecules — e.g. anti-toxins that protect against aerosolized botulism toxin.

Antibiotics: To combat the problems associated with emerging antibiotic resistance, our scientists are developing drugs designed to address a new target — the bacterial adhesion organelles. Specifically, by using novel enzymes required for the transport and/or assembly of the proteins and structures that bacteria require for adhesion or colonization, we are developing new classes of broad spectrum antibiotics. This may prove useful in providing prompt treatment to individuals encountering an unknown bacterial pathogen in the air or food supply.

Market for Biological Defense Programs

The Department of Homeland Security (‘‘DHS’’) appropriation bill signed by President Bush on October 1, 2003 created a discretionary reserve of $5.6 billion to fund Project BioShield for a period of 10 years (www.aamc.org/advocacy/library/laborhhs/labor0022.htm). $3.4 billion may be obligated during the first 5 years of the bill, and was included in the United States government’s budgets for fiscal 2004 and 2005 (www.whitehouse.gov/omb/budget/fy2006/tables.html). The remainder is reserved for the last 5 years of the bill. Project BioShield was introduced to encourage pharmaceutical and biotechnology companies to develop bioterrorism countermeasures. One of the major concerns in the field of biological warfare agents is smallpox — although declared extinct in 1980 by the World Health Organization (‘‘WHO’’), there is a threat that a rogue nation or a terrorist group may have an illegal inventory of the virus that causes smallpox. The only legal inventories of the virus are held under extremely tight security at the CDC in Atlanta, Georgia and at a laboratory in Russia. As a result of this threat, the U.S. government has announced its intent to make significant expenditures on finding a way to counteract the virus if turned loose by terrorists or on a battlefield.

The FDA amended its regulations, effective June 30, 2002, so that certain new drug and biological products used to reduce or prevent the toxicity of chemical, biological, radiological, or nuclear substances may be approved for use in humans based on evidence of effectiveness derived only from appropriate animal studies and any additional supporting data. We believe that this change could make it possible for us to have our products which have been found to be effective in animal studies to be approved for sale within a relatively short time.

SIGA Antibiotics Product Portfolio

Our anti-infectives program is targeted principally at drug-resistant bacteria and hospital-acquired infections. According to estimates from the CDC, approximately two million hospital-acquired infections occur each year in the United States. Our anti-infectives approaches aim to block the ability of bacteria to attach to and colonize human tissue, thereby blocking infection at the first stage in the infection process. By comparison, antibiotics available today act by interfering with either the structure or the metabolism of a bacterial cell, affecting its ability to survive and to reproduce. No currently available antibiotics target the attachment of a bacterium to its target tissue. We believe that by preventing attachment, the bacteria should be readily cleared by the body’s immune system. SIGA has Gram-positive, Gram-negative and broad spectrum antibiotic technologies.

SIGA Antivirals Product Portfolio

SIGA currently has the following antiviral programs which are in various stages of development, ranging from initial research and screening to initiation of Phase I human clinical trials: smallpox antiviral, New World Arenavirus antiviral, Old World Arenavirus antiviral, Filovirus (Ebola & Marburg) antivirals, Dengue Fever virus antiviral, and Bunyavirus antivirals. Currently there are no approved antivirals available against any of these viruses.

Market for Anti-infective Programs

There are currently approximately 83 million prescriptions written for antibiotics annually in the U.S (www.iatrogenic.org/library/antibioticlib.html) and it is estimated that the worldwide market for antibiotics was worth approximately $23.7 billion in 2004 (www.pharmaprojectsplus.com). Although our products are too early in development to make accurate assessments of how well they might compete, if successfully developed and marketed against other products currently existing or in development at this time, the successful capture of even a relatively small global market share could lead to a large dollar volume of sales. Some of the antivirals that SIGA is developing are for biowarfare agents and the market for that area is currently unknown; however, there is funding available to purchase these drugs in Project Bioshield as well as through the DoD. Markets for the other antiviral programs at SIGA vary widely depending on the virus and where they are endemic. Each of these programs will be assessed on an individual basis as it approaches the New Drug Application stage.

Technology

Antiviral Technology–Two Approaches: SIGA has two approaches to the discovery and development of new antiviral compounds: rational drug design and high-throughput screening (‘‘HTS’’). For rational drug design, SIGA applies advanced receptor structure-based Virtual Ligand Screening technology for ligand/inhibitor discovery. The analysis of the structure reveals potentially ‘‘drugable’’ pockets. The technology allows us to utilize the three-dimensional structure of the target receptor to screen large virtual compound collections, as well as databases of commercially available compounds, and prioritize them for subsequent experimental validation. Rational drug design is also used to develop structure activity relationships and lead optimization.

For HTS, SIGA uses whole cell virus inhibition assays, pseudotype virus inhibition assays, as well as validated target biochemical assays. SIGA currently has an in-house compound library consisting of 200,000 small molecules that is utilized for screening in these various assays. This strategy allows for both target specific and target neutral screening and identification of novel antiviral compounds. Compounds are also screened for toxicity in various cell lines to develop a therapeutic index (‘‘TI’’), which is the concentration that the compound is toxic to 50% of the cells (CC50) divided by the concentration of compound required to inhibit 50% of the virus (EC50) (TI=CC50/EC50). Once hits are identified with an acceptable TI, they are selected for chemical optimization and proceed in to the antiviral drug development pipeline.

Vaccine Technologies: Mucosal Immunity and Vaccine Delivery

Using proprietary technology licensed from Rockefeller University (Rockefeller), SIGA is developing specific commensal bacteria (‘‘commensals’’) as a means to deliver mucosal vaccines. Commensals are harmless bacteria that naturally occupy the body’s surfaces with different commensals inhabiting different surfaces, particularly the mucosal surfaces. Our vaccine candidates use genetically engineered commensals to deliver antigens for a variety of pathogens to the mucosal immune system.

When administered, the genetically engineered commensals colonize the mucosal surface and replicate. By activating a local mucosal immune response, our vaccine candidates are designed to prevent infection and disease at the earliest possible stage, as opposed to most conventional vaccines which are designed to act after infection has already occurred.

By using an antigen unique to a given pathogen, the technology may potentially be applied to any infectious agent that enters the body through a mucosal surface. Our scientists have expressed and anchored a variety of viral and bacterial antigens on the outside of S. Gordonii, including the M6 protein from group A streptococcus, a group of organisms that causes a range of diseases, including strep throat, necrotizing fasciitis, impetigo and scarlet fever. In addition, proteins from other infectious agents, such as HIV and human papilloma virus, have also been expressed using this system. We believe this technology will enable the expression of most antigens regardless of size or shape. In animal studies, we have found that the administration of a genetically engineered S. Gordonii vaccine prototype induces both a local mucosal immune response and a systemic immune response.

Surface Protein Expression Systems (‘‘SPEX’’ & ‘‘PLEX’’)

The ability to overproduce many bacterial and human proteins has been made possible through the use of recombinant DNA technology. The introduction of DNA molecules into Escherichia coli (‘‘E. coli’’) has been the method of choice to express a variety of gene products, because of this bacterium’s rapid reproduction and well-understood genetics. Yet, despite the development of many efficient E. coli-based gene expression systems, the most important concern continues to be associated with subsequent purification of the product. Recombinant proteins produced in this manner do not readily cross E. coli’s outer membrane, and as a result, proteins must be purified from the bacterial cytoplasm or periplasmic space. Purification of proteins from these cellular compartments can be very difficult. Frequently encountered problems include low product yields, contamination with potentially toxic cellular material (i.e., endotoxin) and the formation of large amounts of partially folded polypeptide chains in non-active aggregates termed inclusion bodies.

To overcome these problems, we have taken advantage of our knowledge of Gram-positive bacterial protein expression and anchoring pathways. This pathway has evolved to handle the transport of surface proteins that vary widely in size, structure and function. Modifying the approach used to create bacterial commensal mucosal vaccines, we have developed methods which, instead of anchoring the foreign protein to the surface of the recombinant Gram-positive bacteria, result in it being secreted into the surrounding medium in a manner which is readily amenable to simple batch purification. We believe the advantages of this approach include the ease and lower cost of Gram-positive bacterial growth, the likelihood that secreted recombinant proteins will be folded properly, and the ability to purify recombinant proteins from the culture medium without having to disrupt the bacterial cells and liberating cellular contaminants. Gram-positive bacteria may be grown simply in scales from those required for laboratory research up to commercial mass production. Recent developments in the construction of these recombinant bacteria have resulted in a plasmid-based expression system (‘‘PLEX’’), in which engineered genetic elements (plasmids) are cloned into commensal bacteria for protein production. This system allows for higher protein production levels than the original SPEX constructs. In addition, the PLEX and SPEX systems may be used in concert, enabling greater flexibility in protein secretion for purification or for surface expression of multiple proteins, e.g. for multi-component combination vaccines.

Collaborative Research and Licenses

We have entered into the following license agreements, collaborative research arrangements and contracts:

National Institutes of Health.    In August 2004, we were awarded two Phase I and two Phase II SBIR grants totaling approximately $11.1 million to support our work on smallpox and arenaviruses. The grants were acquired as part of our acquisition of certain assets from ViroPharma Incorporated (‘‘Viropharma’’). For the years ending December 31, 2005, 2004 and, 2003, we have recognized revenue from the SBIR grants of $6,596,000, $1,415,000, and $388,000 respectively.

Prior to 2003, we received grants amounting to approximately $1.1 million to support our antibiotic and vaccine development programs, including a Phase II SBIR grant for approximately $865,000 that began in 2002 and was completed in May 2004.

As part of our operational strategy we routinely submit grants to the NIH. However, there is no assurance that we will receive additional grants.

United States Army Medical Research and Material Command.    In September 2005, we entered into a $3.2 million, one-year contract with the United States Army Medical Research and Material Command. The agreement, for the rapid identification and treatment of anti-viral diseases, is funded through the United States Air Force (‘‘USAF’’). It is anticipated that our efforts will aid the USAF Special Operations Command in its use of computational biology to design and develop specific countermeasures against biological threat agents smallpox and adenovirus. In 2005, we recognized revenue of $653,000 from this contract.

United States Army Medical Research Acquisition Activity.    In December 2002, we entered into a four-year contract with the U.S. Army Medical Research Acquisition Activity to develop a drug to treat smallpox. The contract start date was January 1, 2003 for the total amount of $1.6 million. Annual payments over the term of the agreement will be approximately $400,000. In the years ended December 31, 2005, 2004 and 2003 we recognized revenue of $427,000, $425,000, and $315,000 respectively.

Saint Louis University.    On September 1, 2005, we entered into an agreement with Saint Louis University for the continued development of one of our smallpox drugs. The agreement is funded through the NIH. Under the agreement, SIGA will receive approximately $1.0 million during the period from September 1, 2005 to February 28, 2006. Revenues are recognized as services are performed. In 2005, we recognized revenues of $775,000 from the agreement.

Oregon State University.    Oregon State University (‘‘OSU’’) is also a party to our license agreement with Rockefeller (discussed below), whereby we have obtained the right and license to make, use and sell products for the therapy, prevention and diagnosis of diseases caused by streptococcus. Pursuant to a separate research support agreement with OSU, we provided funding for sponsored research through December 31, 1999, with exclusive license rights to all inventions and discoveries resulting from this research. At this time, no additional funding is contemplated under this agreement; however, we retain the exclusive licensing rights to the inventions and discoveries that may arise from this collaboration. The term of the agreement is for the duration of the patents licensed. As we do not currently know when any patents pending or future patents will expire, we cannot at this time determine the term of this agreement. The agreement can be terminated earlier if we are in breach of the provisions of the agreement and do not cure the breach within the allowed cure period. We are compliant with all of our obligations under the agreement.

In September 2000, we entered into a subcontract with OSU.    The contract is for a project which is targeted at developing novel antiviral drugs capable of preventing disease and pathology for smallpox in the event this pathogen were to be used as an agent of bioterrorism. The project is being funded by a grant from the NIH. The basic virology aspects of the project will be conducted at OSU and the drug development will be performed by us under the subcontract. The budget for the subcontract work was negotiated on a year-by-year basis with OSU and depended on the progress of the program and funding available. In the year ended December 31, 2001 we recognized revenue of $15,000. On October 5, 2001 the agreement was extended through August 31, 2002. For the period ended December 31, 2002, we recognized $75,000 in revenue. The agreement was extended again through August 31, 2003 and is now subject to renewal on a year to year basis. Through December 31, 2003, we received a total of $130,000 under the agreement. During the year ended December 31, 2003, work under the subcontract was completed.

Regents of the University of California.    In December 2000, we entered into an exclusive license agreement and a sponsored research agreement with the Regents of the University of California (‘‘Regents’’). Under the license agreement, we obtained rights for the exclusive commercial development, use and sale of products related to certain inventions in exchange for a non-refundable license issuance fee of $15,000 and an annual maintenance fee of $10,000. As of December 31, 2005, we have made payments of approximately $101,000 under the license. In the event that we sub-license the license, we must pay Regents 15% of all royalty payments made to SIGA. We have currently met all our obligations under this agreement.

Rockefeller University.    In accordance with an exclusive worldwide license agreement with Rockefeller, we have obtained the right and license to make, use and sell mucosal vaccines based on gram-positive organisms and products for the therapy, prevention and diagnosis of diseases caused by streptococcus, staphylococcus and other organisms. The license covers eight issued U.S. patents and three issued European patents, as well as one pending U.S. patent application and one pending European application. The issued United States patents expire in 2008, 2014 (4), 2015 (2), and 2016, respectively. The agreement generally requires us to pay royalties on sales of products developed from the licensed technologies, and fees on revenues from sub-licensees, where applicable, and we are responsible for the costs of filing and prosecuting patent applications. Under the agreement, we paid Rockefeller approximately $850,000 to support research at Rockefeller. The agreement to fund research has ended and no payments have been made to the university since the year ended December 31, 1999. Under the agreement, we are obligated to pay Rockefeller a royalty on net sales by SIGA at rates between 2.5% and 5% depending on product and amount of sales. On sales by any sub-licensee, we will pay Rockefeller a royalty of 15% of anything we receive. The term of the agreement is for the duration of the patents licensed. As we do not currently know when any patents pending or future patents will expire, we cannot at this time determine the term of this agreement. At the end of that term of the agreement, we have the right to continue to practice the then existing technical information as a fully paid, perpetual license. The agreement can be terminated earlier if we are in breach of the provisions of the agreement and do not cure the breach within the allowed cure period. We are compliant with all our obligations under the agreement.

TransTech Pharma, Inc.    In October 2002, we entered into a drug discovery collaboration agreement with TransTech Pharma, Inc., a related party (‘‘TransTech Pharma’’). Under the agreement, SIGA and TransTech Pharma collaborate on the discovery, optimization and development of lead compounds to certain therapeutic agents. The costs of development are shared. SIGA and TransTech Pharma would share revenues generated from licensing and profits from any commercialized product sales. The agreement will be in effect until terminated by the parties or upon cessation of research or sales of all products developed under the agreement. If the agreement is terminated, relinquished or expires for any reason, certain rights and benefits will survive the termination. Obligations not expressly indicated to survive the agreement will terminate with the agreement. No revenues were recognized in 2005, 2004 and 2003 from this collaboration.

Intellectual Property and Proprietary Rights

Our commercial success will depend in part on our and our collaborators’ ability to obtain and maintain patent protection for our proprietary technologies, drug targets and potential products and to effectively preserve our trade secrets. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory clearance processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the type and breadth of claims allowed in these patents.

We have licensed the rights to eight issued U.S. patents and three issued European patents. These patents have varying lives and they are related to the technology licensed from Rockefeller for the strep and Gram-positive products. We have one additional patent application in the U.S. and one application in Europe relating to this technology. We are joint owner with Washington University of seven issued patents in the U.S. and one in Europe. In addition, there are four co-owned U.S. patent applications. These patents are for the technology used for the Gram-negative product opportunities. We are also exclusive owner of one U.S. patent and three U.S. patent applications. One of these U.S. patent applications relates to our DegP product opportunities.

The following are our patent positions as of December 31, 2005:

PATENTS	Number Exclusively Licensed from Rockefeller Univ.	Number Co-Exclusively Licensed with Washington Univ.	Number Exclusively Licensed from Oregon State University	Number Exclusively Licensed from UCLA	Number Owned by SIGA	Patent Expiration Dates
U.S.	8	7	1		1	2008, 2013(2), 2014(6), 2015(2), 2016(2), 2017, 2019, 2020(2)
Australia	5	2	1			2009, 2013, 2014(2), 2015, 2016, 2019, 2020
Canada	2					2010, 2019
Europe	3	1	1			2009,2010,2013,2019, 2020
Hungary	1					2013
Japan	2					2010, 2012
Mexico	1					2016
New Zealand	1					2016
China	1					2016

APPLICATIONS	Number Exclusively Licensed from Rockefeller Univ.	Number Co-Exclusively Licensed with Washington Univ.	Number Exclusively Licensed from Oregon State University	Number Exclusively Licensed from UCLA	Number Owned by SIGA
U.S. applications	1	4		2	3
U.S. provisionals					6
PCT					2
Australia			1	1	2
Canada	3	2	2	1	1
Europe	1	1	1	1	2
Finland	1
Japan	3	2	1	1	2
Hungary	1

We also rely upon trade secret protection for our confidential and proprietary information. No assurance can be given that other companies will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or that we can meaningfully protect our trade secrets.

Government Regulation

Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any biopharmaceutical products that we may develop. The nature and the extent to which such regulations may apply to us will vary depending on the nature of any such products. Virtually all of our potential biopharmaceutical products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations requires the expenditure of substantial resources.

In order to test clinically, produce and market products for diagnostic or therapeutic use, a company must comply with mandatory procedures and safety standards established by the FDA and comparable agencies in foreign countries. Before beginning human clinical testing of a potential new drug in the United States, a company must file an IND and receive clearance from the FDA. This application is a summary of the pre-clinical studies that were conducted to characterize the drug, including toxicity and safety studies, as well as an in-depth discussion of the human clinical studies that are being proposed.

The pre-marketing program required for approval by the FDA of a new drug typically involves a time-consuming and costly three-phase process. In Phase I, trials are conducted with a small number of healthy patients to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, trials are conducted with small groups of patients afflicted with a target disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large scale, multi-center comparative trials are conducted with patients afflicted with a target disease in order to provide enough data for statistical proof of efficacy and safety required by the FDA and others.

The FDA amended its regulations, effective June 30, 2002, so that certain new drug and biological products used to reduce or prevent the toxicity of chemical, biological, radiological, or nuclear substances may be approved for use in humans based on evidence of effectiveness derived only from appropriate animal studies and any additional supporting data.

The FDA closely monitors the progress of each of the three phases of clinical testing and may, in its discretion, reevaluate, alter, suspend or terminate the testing based on the data that have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Estimates of the total time required for carrying out such clinical testing vary between two and ten years. Upon completion of such clinical testing, a company typically submits a New Drug Application (‘‘NDA’’) or Product License Application (‘‘PLA’’) to the FDA that summarizes the results and observations of the drug during the clinical testing. Based on its review of the NDA or PLA, the FDA will decide whether to approve the drug. This review process can be quite lengthy, and approval for the production and marketing of a new pharmaceutical product can require a number of years and substantial funding; there can be no assurance that any approvals will be granted on a timely basis, if at all.

Once the product is approved for sale, FDA regulations govern the production process and marketing activities, and a post-marketing testing and surveillance program may be required to monitor continuously a product’s usage and its effects. Product approvals may be withdrawn if compliance with regulatory standards is not maintained. Other countries in which any products developed by us may be marketed could impose a similar regulatory process.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly evolving technology and intense competition. Our competitors include most of the major pharmaceutical companies, which have financial, technical and marketing resources significantly greater than ours. Biotechnology and other pharmaceutical competitors include Acambis, Achillion Pharmaceuticals, Inc., Arrow Therapeutics Ltd., Avant Immuno-therapeutics, Inc., Bavarian Nordic AS, Chimerix Inc., Bioport Corporation. and Vaxgen, Inc. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint venture. There is a possibility that our competitors will succeed in developing products that are more effective or less costly than any which are being developed by us or which would render our technology and future products obsolete and noncompetitive.

Human Resources and Facilities

As of March 15, 2006 we had 42 full time employees. None of our employees are covered by a collective bargaining agreement and we consider our employee relations to be good.

SIGA’s headquarters are located in New York City and our research and development facilities are located in Corvallis, Oregon. In New York, we lease approximately 3,000 square feet under a lease that expires in November 2007. In Corvallis, we lease approximately 10,000 square feet under a lease that expires in December 2007.

Legal Proceedings

On or about February 28, 2006, Four Star Group, a Division of Executive Intelligence Network, LLC, filed suit in the Supreme Court of the State of New York naming as defendants SIGA Technologies, Inc., Bernard Kasten and ‘‘John Odgen [sic].’’ In 2004, SIGA renewed a contract with Four Star under which Four Star was to assist SIGA in identifying and obtaining contracts and grants. Plaintiff Four Star alleges that SIGA breached its contract by allegedly failing to compensate Four Star within the time set by the contract and that SIGA breached the contract, and tortiously interfered with Four Star’s contractual relationships, by allegedly soliciting and/or hiring certain affiliates of Four Star. Plaintiff asserts that it has not fully calculated its damages, but states that they are ‘‘believed to be’’ in excess of approximately $700,000. Plaintiff also seeks relief preventing defendants from soliciting agents and employees of plaintiff. SIGA believes the claims are without merit and intends to contest them vigorously.

Availability of Reports and Other Information

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

In addition, our company website can be found on the Internet at www.siga.com. The website contains information about us and our operations. Copies of each of our filings with the SEC on Form 10-K, Form 10-KSB, Form 10-Q, Form 10-QSB and Form 8-K, and all amendments to those reports, can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC. To view the reports, access www.siga.com/investor.html and click on ‘‘SEC Filing.’’

The following corporate governance related documents are also available on our website:

•	Code of Ethics and Business Conduct

•	Amended and Restated Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Procedure for Sending Communications to the Board of Directors

•	Procedures for Security Holder Submission of Nominating Recommendations

•	2004 Policy on Confidentiality of Information and Securities Trading

To review these documents, access www.siga.com/investor.html and click on ‘‘Corporate Governance.’’

Any of the above documents can also be obtained in print by any shareholder upon request to the Secretary, SIGA Technologies, Inc., 420 Lexington Avenue, Suite 408, New York, New York 10170.

BUSINESS OF PHARMATHENE

Overview

PharmAthene is in the business of discovering and developing novel human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to biological and chemical weapons. PharmAthene has two products currently in development, Valortim™, a human monoclonal antibody for the prevention and treatment of anthrax infection, and Protexia®, a bioscavenger for the treatment of organophosphate nerve agent poisoning.

The U.S. government has identified certain indications as priorities for biodefense funding, including anthrax, nerve agent exposure, smallpox, botulinum toxin and radiation. PharmAthene is pursuing the development of products in the areas of anthrax and nerve agent exposure. Currently, the FDA has an expedited and simplified mechanism for regulatory approval of biodefense drugs. Phase I human clinical trials are required to show reasonable safety, but efficacy only needs to be demonstrated in two animal species. In addition, the U.S. government has enacted laws and established processes to permit the sale of bioterrorism drugs to government organizations prior to obtaining regulatory approval.

PharmAthene’s lead product candidate, Valortim, is a fully human monoclonal antibody designed to protect against and treat inhalation anthrax infection, the most lethal form of illness in humans caused by the Bacillus anthracis bacterium. PharmAthene is co-developing Valortim with Medarex, Inc., a biopharmaceutical company that specializes in developing fully human antibody-based therapeutic products and will share with Medarex any profits derived from sales of Valortim. Preclinical trials on animal models have demonstrated that Valortim is highly efficacious as both a prophylaxis and a therapeutic for inhalation anthrax infection in some animal models. PharmAthene and Medarex have completed dosing of healthy volunteers in a Phase I open-label, dose-escalation clinical trial to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of a single dose of Valortim administered intravenously or intramuscularly. No drug-related serious adverse events have been reported. Final results from the Phase I trial are anticipated in the third quarter of 2006. Valortim has been granted Fast Track Status by the FDA, which may permit PharmAthene to submit portions of a Biologics License Application (‘‘BLA’’) or efficacy supplement before the complete BLA is submitted. This may expedite the review process but requires that the FDA have sufficient resources to allow early review of the portions submitted.

Protexia, PharmAthene’s second product candidate, is a recombinant form of human butyrylcholinesterase (‘‘BChE’’) for use in the treatment of organophosphate chemical nerve agent poisoning. Preclinical trials on animal models have demonstrated that Protexia is highly efficacious as both a prophylaxis and a therapeutic for chemical nerve agent poisoning. PharmAthene plans to continue preclinical animal studies of Protexia throughout 2006 and 2007 and file an Investigational New Drug application (‘‘IND’’) with the FDA in 2008. The procurement process for the scale-up development and sale of Protexia is already underway with the DoD, the department tasked with purchasing biodefense countermeasures for military use. The DoD requested bids for a recombinant form of BChE drug for the treatment of chemical nerve agent poisoning, which PharmAthene submitted in November 2005.

Strategy

PharmAthene’s goal is to become the premier company worldwide specializing in the discovery, development, and commercialization of therapeutic and prophylactic drugs for defense against bioterrorism and to eventually leverage its biodefense capabilities for non-biodefense products in broader commercial markets. PharmAthene’s strategy to achieve this objective includes the following elements:

•	In-license or acquire development-stage product candidates that address other large biodefense markets. PharmAthene hopes to continue to build a portfolio of development-stage products in the area of biodefense. PharmAthene intends to continue to identify development-stage product candidates, including therapeutics, diagnostics and vaccines, that address the bioterrorism threats given the highest priority by the U.S. government, such as smallpox and botulinum toxin.

•	Maximize the value of its product candidates, Valortim and Protexia, by accessing the resources of PharmAthene’s partners. PharmAthene intends to maximize the value of its product candidates by leveraging the substantial clinical, financial, regulatory, and commercial strengths of its partners. PharmAthene believes that Medarex provides manufacturing and monoclonal antibody development expertise and other resources needed to help successfully develop Valortim. In addition, PharmAthene actively co-developed Protexia with the U.S. Army under a cooperative research and development agreement. PharmAthene believes the U.S. Army is the leading institution in the area of chemical nerve agent testing and analysis, including modified, more toxic forms of organophosphate nerve agents which have not yet been, but may eventually be, used as weapons.

•	Establish additional collaborations with pharmaceutical and biotechnology companies.
PharmAthene will seek to enter into additional partnerships to support the development of existing and future pipeline products, or to more favorably position its products for government procurement.

•	Market and apply PharmAthene’s capabilities in the procurement of government contracts to sell other companies’ products. PharmAthene personnel have significant experience in dealing with all aspects of government contract bidding and maintenance. PharmAthene believes that companies that are not focused on biodefense but that do have products that could be sold to the government could benefit from PharmAthene’s capabilities. PharmAthene has been approached, and anticipates it will continue to be approached, by companies willing to enter into sales, marketing and distribution agreements for access to PharmAthene’s government contracting expertise.

•	Expand into commercial markets by leveraging PharmAthene’s biodefense capabilities. To diversify its risk of dependence on government funding of biodefense products, PharmAthene intends to apply its drug development expertise and capabilities for the development of non-biodefense products for broader commercial markets. For example, PharmAthene believes that Protexia, its recombinant human BChE product, in addition to having utility as a broad-spectrum countermeasure against nerve agent chemical weapons, may be used to treat cocaine and heroin addiction. PharmAthene believes that increasing endogenous levels of BChE can help reduce risks of complications due to cocaine and heroin abuse as well as help prevent and treat addiction.

Biodefense Industry

Market Overview

In recent years, the U.S. government has significantly increased spending for development of measures to counteract biowarfare agents and has established numerous programs with some budgets extending out for nearly a decade. U.S. government spending on military and civilian biodefense currently averages nearly $7 billion annually, representing the vast majority of spending on biodefense countermeasures worldwide. The biodefense market can be divided into three segments: U.S. civilian, U.S. military, and non-U.S. markets.

•	U.S. Civilian

The U.S. civilian market includes funds allocated to protecting the U.S. population from biowarfare agents. The market is largely funded by Project BioShield. The Project BioShield Act of 2004, the U.S. government’s largest biodefense initiative, was signed into law for the procurement of biodefense countermeasures for the Strategic National Stockpile. Project Bioshield provided for $5.6 billion in biodefense spending for the period from July 2004 through 2013. Funding in 2004 and 2005 was $0.9 billion and $2.5 billion, respectively, and is intended to cover activities through 2008. The remaining $2.2 billion is scheduled to become available in 2009.

According to the DoD, U.S. civilian biodefense spending outside of Project BioShield has been approximately $5 billion per year since 2003. The Department of Health and Human Services and the Department of Homeland Security account for 88% of civilian biodefense dollars.

•	Military

The DoD is responsible for the development and procurement of countermeasures for the military segment which focuses on providing biowarfare protection for military personnel and civilians who are on active duty. The Chemical and Biological Program was funded with $1.2 billion in 2005, while $1.5 billion was requested for 2006, according to the DoD. Of such amounts, funds dedicated to the development and procurement of medical technologies, therapeutics, and vaccines are approximately $300 million for 2005, while nearly $400 million has been requested for 2006. Total funding for the Chemical and Biological Program between 2006 and 2011 is projected by the U.S. government to be $9.9 billion.

•	Non-U.S. Markets

Non-U.S. markets address protection against biowarfare agents for both civilians and military in foreign countries. PharmAthene believes the recognition by foreign governments of a need for biodefense programs has been increasing recently. Foreign biodefense programs would help support a larger market and also further diversify PharmAthene’s potential sources of funding.

Project BioShield

Project BioShield is focused on products with low technology risk that will be available for purchase in the near term. The U.S. government has identified the following indications as a priority: anthrax; smallpox; botulinum toxin; radiation; and nerve agent exposure. To identify the best products for these indications, HHS has issued Requests for Information (‘‘RFI’’) followed by Requests for Proposal (‘‘RFP’’). The RFP details requirements including treatment types, number of doses and delivery timeframe. To qualify for Project BioShield funding, a company is required to demonstrate product efficacy in an animal model, initial product safety in Phase I clinical trials and sufficient manufacturing capabilities. To date, three awards have been made under Project BioShield, including two for anthrax vaccines and one for a radiation exposure therapeutic. The following table sets forth the amount of funds allocated and the products desired for the Strategic National Stockpile for each of the five priority pathogens identified by Project Bioshield.

Pathogens with Allocations Specified Under the Project BioShield Act of 2004
Pathogen	Funds Allocated	Products Desired
Smallpox	$1.9 billion	• Vaccine and novel therapeutic to alleviate vaccine side effects
Anthrax	$1.8 billion	• Vaccines and therapeutics
Botulinum Toxin	$1.4 billion	• Antidote (antibody)
Ebola	$260 million	• Vaccine

Development Cycle

The U.S. government has acted to facilitate expeditious development of biodefense countermeasures by shortening the development and approval process relative to traditional pharmaceutical products. Development of biodefense products may be cheaper and less risky compared to traditional therapeutics and vaccines because human efficacy trials are not required.

Immediate Biodefense Focus: Anthrax and Nerve Agent Exposure

Under Project BioShield, the government has identified certain indications as priorities for biodefense funding including anthrax, smallpox, botulinum toxin, radiation, and nerve agent exposure. PharmAthene is pursuing the development of products in the areas of anthrax and nerve agent exposure.

Anthrax

The three general modes of infection by Bacillus anthracis (‘‘B. anthracis’’), the bacterium which causes anthrax, are by inhalation, ingestion, and skin contact. Inhalation is the form of infection most likely to be lethal. Inhalational anthrax occurs when the anthrax bacterium becomes airborne and enters a person’s body through the lungs. Persons suffering from inhalation anthrax will experience a series of symptoms consisting of fever, muscle aches, fatigue, and cough, which lasts an average of four days. Following this period, there is rapid onset of severe respiratory distress, low blood oxygen and low blood pressure, which generally culminates in death. Inhalation anthrax has a 95% to 100% mortality rate if left untreated, and at least a 50% mortality rate in patients treated aggressively with antibiotics. Persons infected by B. anthracis that is ingested will suffer from gastrointestinal anthrax; those whose skin comes into contact with the anthrax bacteria will suffer from cutaneous anthrax. Gastrointestinal anthrax often presents those exposed with serious gastrointestinal difficulty, vomiting of blood, severe diarrhea, acute inflammation of the intestinal tract, and loss of appetite. Gastrointestinal anthrax has a 25% to 65% mortality rate if left untreated. Cutaneous anthrax generally causes skin infections within a week or two after exposure. Cutaneous anthrax is the least fatal. Without treatment, approximately 20% of all skin infection cases are fatal. Treated cutaneous anthrax is rarely fatal.

B. anthracis is a spore forming bacterium that has potential use as a weapon of bioterror, especially when delivered in an aerosolized form. Following germination of the spores, the bacteria replicates and produces three toxins. The first of these toxins, Anthrax Protective Antigen initiates the onset of illness by attaching to the outside of the healthy cells of the infected person, and then facilitates the entry of the two additional destructive toxins, referred to as Lethal Factor and Edema Factor, into those cells.

The DoD estimates that up to ten countries may possess anthrax weapons and an undetermined number of individuals and terrorist groups could have access to anthrax. Anthrax is an effective bioterrorism agent because the spore-forming bacteria are very stable, can be milled to a very fine powder, and may be dispersed widely with readily available instruments and machinery. The World Health Organization estimates that 50 kilograms of B. anthracis released upwind of a city of 500,000 people could result in up to 95,000 fatalities, with an additional 125,000 persons being incapacitated.

PharmAthene believes that currently available treatment for inhalation anthrax is limited and suboptimal. Following exposure, but prior to the onset of symptoms, antibiotics like ciprofloxacin, doxycycline, or penicillin can be used as post-exposure prophylaxis with the goal of preventing progression of the disease. In order to be fully effective when used in this way, the recommended antibiotic treatment must be continued for sixty days. PharmAthene believes that both compliance and side effects are problematic for anyone asked to take antibiotics for such an extended period of time. A product like Valortim, with a prolonged half-life, might allow for less frequent dosing to achieve adequate post-exposure prophylaxis.

Once symptoms have developed following exposure, interventions are aimed at improving mortality. PharmAthene believes the addition of an anti-toxin like Valortim has the potential to significantly improve upon the current therapeutic regimen, and it would have the added benefit of having activity against the toxins released from antibiotic-resistant strains.

Chemical Weapons and Nerve Agents

Chemical weapons use the toxic properties, as opposed to the explosive properties, of chemical substances to produce physiological effects on an enemy. Classic chemical weapons, such as chlorine and phosgene, were employed during World War I and consisted primarily of commercial chemicals used as choking and blood agents, which caused respiratory damage and asphyxiation. Nerve agents, one of the most lethal forms of chemical weapons, were discovered by German researchers in the 1930s.

Nerve agents function by binding to acetylcholinesterase, an enzyme that normally causes the neurotransmitter acetylcholine to relax. By blocking the activity of acetylcholinesterase, nerve agents cause nerve impulses to be continually transmitted, causing muscle contractions that do not stop. This effect is referred to as a ‘‘cholinergic crisis’’ and consists of a loss of muscle control, respiratory failure, paralysis and convulsions. Nerve agent exposure that does not cause death after a short period can lead to permanent brain damage. Nerve agents are a class of organophosphates, a term which refers to organic chemicals that contain the element phosphorous.

Nerve agents, which are all liquids at room temperature, are generally lethal far more quickly and in far lower quantities than are classic chemical weapons, and are effective both when inhaled and when absorbed through the skin. Nerve gases can be classified as either G-agents (such as sarin, soman, tabun) or V-agents (such as VX), both of which are volatile and toxic. Chemical agents can be delivered through explosive devices, spray tanks or most any other liquid or gas dispersion devices and machinery.

The current standard of care for post-exposure treatment involves repeated doses of a cocktail of drugs, including atropine, oxime reactivators, and anti-convulsants. PharmAthene believes available treatment options are inadequate and there is a need for more efficacious countermeasures, especially as evidence mounts that modified, more toxic forms of organophospates, VX and G agents may be used in future attacks.

There is currently only one FDA approved product, Pyridostigmine bromide (‘‘BP’’), which is used as a ‘‘pre-treatment adjunct’’ against nerve agent poisoning, and it is only usable to counteract poisoning by one nerve agent, soman. It confers no protection on its own but enhances the protection conferred by post-exposure treatment. The current standard of care for post-exposure treatment involves repeated doses of a cocktail of drugs including atropine, oxime reactivators (‘‘2-PAM’’) and anti-convulsants. However, this standard of care acts primarily on the symptoms of nerve agents, not their underlying cause. PharmAthene believes available pre-and post-treatment options are inadequate and that there is a need for more efficacious countermeasures.

PharmAthene’s Solutions

Based on its preclinical and clinical trials to date, PharmAthene believes its two product candidates will offer tangible benefits over existing treatments for inhalation anthrax and chemical nerve agent poisoning.

PharmAthene’s Product Pipeline

Status
Product Candidate	Type	Disease	Pre-clinical	Phase I	FDA Submission	Next Milestone	Partner
Valortim	Monoclonal Antibody	Inhalation anthrax				Phase I results during third quarter 2006	Medarex
Protexia	Recombinant butyrycholin esterase protein	Toxicity caused by nerve agents				DoD Award of RFP for scale up, development and procurement	None

Valortim: Anthrax Monoclonal Antibody

Valortim is a fully human antibody designed to protect against or treat inhalation anthrax, the most lethal form of illness in humans caused by B. anthracis. Valortim functions by targeting Anthrax Protective Antigen, a protein component of the lethal toxins produced by the bacterium. Anthrax

Protective Antigen (‘‘Anthrax PA’’) initiates the onset of the illness by attaching to and facilitating the entry of the destructive toxins Lethal Factor (‘‘LF’’) and Edema Factor (‘‘EF’’) into healthy cells in the infected person. Valortim is designed to bind to Anthrax PA and protect the cells from damage by the anthrax toxins. In preclinical studies, Valortim both protected against infection, and when administered some time after exposure, facilitated recovery and survival in animals exposed to lethal inhalation doses of anthrax spores.

Anthrax spore challenge studies in animals have demonstrated protection by Valortim both when given early following challenge (post-exposure prophylaxis) as well as when given up to 48 hours after challenge (therapeutic intervention). Valortim binds to a novel site of Anthrax PA, permitting protection after toxins have already attached to the cell. We believe Valortim’s potency and unique mechanism of action differentiate it from competing products, and provides superior activity in the toxin neutralization assay. In the initial Phase I clinical trial in health human volunteers, PharmAthene believes Valortim was well-tolerated with no drug-related serious adverse events reported.

Development Timeline

Currently, PharmAthene and Medarex have completed dosing in a Phase I open-label, dose-escalation clinical trial to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of a single dose of Valortim administered intravenously or intramuscularly in healthy volunteers. Final results from the Phase I study are anticipated in the third quarter of 2006.

Recently, Valortim received Fast Track designation from the FDA, which generally indicates that the FDA will facilitate the development and expedite the regulatory review of the product. However, PharmAthene can provide no assurance that the review will be successful. Valortim has also been granted Orphan Drug status, a designation for drugs developed for diseases which affect less than 200,000 persons in the United States and provides for reduced fees to the FDA, market exclusivity for seven years and other FDA-related privileges.

Clinical and Preclinical Studies

Valortim is being developed for two indications: (i) as a post-exposure prophylaxis; and (ii) as a post-exposure therapy.

Clinical Phase I Studies

Valortim has been tested in a Phase I, single-dose, dose-escalation trial in healthy human volunteers. PharmAthene found that subjects tolerated Valortim without drug-related serious adverse events. Minor adverse events reported included pain at the intramuscular injection site, headache, muscle aches, and occasionally bruising at the site of the intravenous catheter inserted for drug dosing and blood draws. Pharmacokinetic data are currently being analyzed.

Preclinical Studies: Post-exposure Prophylaxis Indication

PharmAthene has conducted two studies in animals to evaluate the use of Valortim as a post-exposure prophylaxis, or, in other words, to protect exposed patients from developing the symptoms and from dying of inhalational anthrax. Eighty-five percent of rabbits treated intravenously with doses of Valortim survived following inhalational exposure to anthrax spores. One hundred percent of cynomolgus monkeys treated intramuscularly with doses of Valortim were protected from death following exposure to inhalational anthrax spores. Treatment of both of these animal models was initiated within one hour following exposure to the anthrax spores.

PharmAthene has also conducted a study in animals to evaluate the use of Valortim as a post-exposure therapeutic. This indication for Valortim would be intended to treat those patients who have already developed symptoms of inhalational anthrax. In this study, 89% of the animals treated with Valortim intravenously twenty-four hours following inhalational exposure to anthrax spores survived. A second group of animals were not treated with Valortim until forty-eight hours following exposure; 42% of the animals treated at this timepoint survived. Lower doses have not yet been tested and plans are currently underway to test Valortim in an animal model for its effectiveness when given at extended timepoints following inhalational anthrax spore exposure.

Protexia: Recombinant Human Butyrylcholinesterase

Protexia is a recombinant version of human butyrylcholinesterase (‘‘rBChE’’), a naturally occurring protein found in minute quantities in blood. In its natural form, butyrylcholinesterase, or ‘‘BChe’’ functions as a natural bioscavenger, like a sponge, to absorb and degrade organophospate poisons (e.g. nerve agents) before they cause neurological damage. Protexia is being developed as a pre-exposure and post-exposure therapy for military and civilian targets of a nerve agent attack.

PharmAthene, in collaboration with the Institute for Chemical Defense (‘‘ICD’’), a U.S. military organization where the testing of Protexia against traditional and non-traditional agents is performed, has screened for neutralizing activity by rBChE against a number of these classified agents. rBChE continues to be assayed against such non-traditional agents as they become available. In addition, newer more potent forms of rBChE will be screened as second-generation rBChE molecules (having higher affinity binding characteristics and enhanced catalytic activity) become available. Because ICD is a U.S. military organization, which treats the results of its studies as classified national security information, the results of these tests are not available to PharmAthene or to the public.

Development Timeline

Protexia’s capability as a medical countermeasure has been demonstrated in vivo by its ability to protect animals from multiple lethal doses of nerve agent chemical weapons. Protexia has also been demonstrated to bind a broad spectrum of agents, including sarin, soman, tabun and VX. Protexia has several likely advantages, including providing protection both pre-exposure and post-exposure, detoxification of organophosphate nerve agents with full spectrum protection and an acceptable safety profile.

Protexia Proof of Concept Studies

Protexia is being developed for two indications: (i) as a pre-exposure prophylaxis; and (ii) as a post-exposure therapy.

Pre-exposure Prophylaxis Indication:

Pre-treatment with Protexia not only provided 100% survival against multiple lethal doses of the nerve agents VX and soman in animal models but surviving animals also displayed no nerve agent side effects. In these experiments, one group of animals was pre-treated with Protexia or a negative control. Eighteen hours later, they were exposed to multiple lethal doses of nerve agent (VX or soman). Another group of animals was exposed to approximately 75% less nerve agent and then treated immediately with the current standard therapy, a three-drug cocktail of atropine, 2-PAM and diazepam. Animals were videotaped post-exposure and evaluated for toxic signs by observers blinded to the treatment groups. In addition, a functional observation battery neurological function tests (ability to balance and memory tests) were formed six hours after exposure.

Results:    None of the control animals exposed to nerve agents alone survived while 100% of animals pretreated with Protexia survived with no visible nerve agent side effects and no loss of balance or memory relative to negative control animals. In contrast, the animals exposed to much lower levels of nerve agents and subsequently treated with the current standard therapy did not respond as well. Survival in these animals was mixed with 100% survival in animals exposed to VX but only 50% survival in animals exposed to soman, although all survivors had significant side effects including a pronounced loss of balance and loss of memory.

Post-exposure Therapeutic Indication:

Based on the demonstration of protection when Protexia was administered before nerve agent exposure, a series of experiments were conducted to determine whether Protexia was effective as a therapy when administered after exposure to nerve agent.

The therapeutic efficacy of Protexia was first evaluated in a domestic pig model with rapid (intravenous) exposure to nerve agent (VX) followed by treatment with Protexia 15 minutes later. All of the control animals receiving nerve agent alone died with an average time to death of 1.5 hours while 50% of animals receiving Protexia survived with a prolonged time to death (average of 5.4 hours) in the animals that died.

A second study was then conducted to evaluate the therapeutic efficacy of Protexia in a different animal model and to increase the time before treatment with Protexia to one hour. In this study, 90% of the animals exposed to VX on the skin and then treated with Protexia survived as compared to no survivors among the group that was not treated.

U.S. Government Regulatory Pathway

General

Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any biopharmaceutical products that PharmAthene may develop. The nature and the extent to which such regulations may apply to PharmAthene will vary depending on the nature of any such products. Virtually all of PharmAthene’s potential biopharmaceutical products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations requires the expenditure of substantial resources.

In order to test clinically, produce and market products for diagnostic or therapeutic use, a company must comply with mandatory procedures and safety standards established by the FDA and comparable agencies in foreign countries. Before beginning human clinical testing of a potential new drug in the United States, a company must file an IND and receive clearance from the FDA. This application is a summary of the pre-clinical studies that were conducted to characterize the drug, including toxicity and safety studies, as well as an in-depth discussion of the human clinical studies that are being proposed.

The pre-marketing program required for approval by the FDA of a new drug typically involves a time-consuming and costly three-phase process. In Phase I, trials are conducted with a small number of healthy patients to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, trials are conducted with small groups of patients afflicted with a target disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large scale, multi-center comparative trials are conducted with patients afflicted with a target disease in order to provide enough data for statistical proof of efficacy and safety required by the FDA and others.

The FDA closely monitors the progress of each of the three phases of clinical testing and may, in its discretion, reevaluate, alter, suspend or terminate the testing based on the data that have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Estimates of the total time required for carrying out such clinical testing vary between two and ten years. Upon completion of such clinical testing, a company typically submits a New Drug Application (‘‘NDA’’) or Product License Application (‘‘PLA’’) to the FDA that summarizes the results and observations of the drug during the clinical testing. Based on its review of the NDA or PLA, the FDA will decide whether to approve the drug. This review process can be quite lengthy, and approval for the production and marketing of a new pharmaceutical product can require a number of years and substantial funding; there can be no assurance that any approvals will be granted on a timely basis, if at all.

Once the product is approved for sale, FDA regulations govern the production process and marketing activities, and a post-marketing testing and surveillance program may be required to monitor continuously a product’s usage and its effects. Product approvals may be withdrawn if compliance with regulatory standards is not maintained. Other countries in which any products developed by PharmAthene may be marketed could impose a similar regulatory process.

Biodefense

The FDA’s Center for Drug Evaluation and Research, the Center for Devices and Radiological Health, and the Center for Biologics Evaluation and Research are responsible for ensuring that safe and effective medical products are available for diagnosing, treating, and preventing illness due to terrorist agents. The FDA works with other health agencies (e.g., NIH, CDC, DoD, foreign governments) and manufacturers to identify promising research and to encourage the development of new products. The FDA supports clinical research to find out whether products approved for one indication could be used for an indication related to counterterrorism. In some cases, the FDA conducts research on its own.

Under a new regulation known as ‘‘the animal efficacy rule,’’ the FDA can approve medical treatments against terrorist agents based on effectiveness data from well-controlled animal studies when human studies are unethical and not feasible. Safety must be demonstrated and the results of the animal studies must establish that the product is reasonably likely to provide clinical benefit in humans. The effects must be independently substantiated in more than one animal species (with some exceptions), including species expected to react with a response predictive for humans.

To qualify for this rule, drugs and biologicals must: (1) reduce or prevent serious or life threatening conditions caused by exposure to lethal or permanently disabling toxic chemical, biological, radiological, or nuclear substances; (2) be expected to provide meaningful therapeutic benefit over existing therapies; (3) present formability or ethical problems which prevent the ability to conduct human efficacy trials; and (4) create a scenario where the use of animal efficacy data is scientifically appropriate.

The animal endpoint must be clearly related to desired benefit in humans. Selection of an effective dose in humans will be based on kinetics, pharmacodynamics and/or other relevant data in humans and animals. Clinical studies demonstrating the safety of the new product in humans are still required. Potential limitations to this rule are (1) where there is no valid animal model of disease; (2) when confidence may be an issue, even in valid models and (3) the mechanism of toxicity of the agent or how the product prevents toxicity is not well understood.

Approval is generally subject to three requirements: (1) postmarketing studies to verify and describe the product’s clinical benefit when feasible and ethical (may not be feasible until an exigency arises); (2) postmarketing restrictions as needed to assure safe use, commensurate with product specific safety concerns (e.g., distribution restricted to certain facilities or health care providers with special training or experience, if needed); and (3) labeling restrictions.

PharmAthene believes that the FDA places high priority on Category A agents, a designation the CDC gives to the greatest threats to public health. Category A agents include the organisms that cause anthrax, plague, smallpox, tularemia and viral hemorrhagic fevers, as well as botulinum toxin.

Government Procurement

The U.S. Government awarded Medarex, PharmAthene’s partner in the development of Valortim, two separate grants of up to $7.2 million over the next three years for the further development of Valortim. In addition, the DoD Appropriations bill for fiscal year 2006 included $2.05 million to support Medarex in ongoing development of Valortim, although there can be no assurances that any additional funds will be allocated to this program.

Prior to PharmAthene’s acquisition of the recombinant butyrylocholinesterase program, Nexia, the predecessor of PharmAthene Canada, was awarded a $2.6 million contract by the DoD to support the expression of rBChE in the milk of transgenic goats and to provide proof of concept data that the product can be produced in kilogram quantities. This contract has been transferred to PharmAthene Canada. PharmAthene believes the work under the contract has been successful, as over one kilogram of rBChE has been produced in goat milk.

Collaborations

PharmAthene entered into a collaboration and development agreement with Medarex in November 2004 to co-develop Valortim for the treatment of anthrax infection. Under the terms of the agreement, Medarex and PharmAthene have agreed jointly to continue to investigate the potential for

Valortim to be used as a therapeutic for individuals with active disease as well as for prophylactic treatment of individuals exposed to anthrax. Medarex received an initial payment from PharmAthene of $2,000,000 used to fund development activities already underway for Valortim. PharmAthene will be solely responsible for funding all future research and development activities that are not supported by government funds. The companies will share profits according to a predetermined allocation percentage. The percentage of profits that PharmAthene will be entitled to receive will depend in part upon the amount of funding that it provides. Additionally, PharmAthene will be responsible for marketing, selling and distribution of the product in connection with the collaboration.

PharmAthene has actively co-developed Protexia with the U.S. Army Medical Research Institute of Chemical Defense under a cooperative research and development agreement.

Non-Biodefense Products in Development

In addition to its utility as a broad-spectrum countermeasure against nerve agent chemical weapons, PharmAthene is evaluating the use of BChE as a potential clinical candidate for the treatment of cocaine and heroin addiction and the treatment of initial toxicity from overdose of cocaine and heroin. This is due to the unique structure of the enzyme that allows for selective binding to a variety of substrates and inhibitors. Increasing endogenous levels of BChE can reduce risks of complications due to cocaine and heroin abuse.

Intellectual Property

PharmAthene’s success depends in part on its ability to obtain patents, to protect trade secrets, and to operate without infringing upon the proprietary rights of others. PharmAthene seeks to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications related to the proprietary technology, inventions and improvements that are important to the development of its business. Further, all of PharmAthene’s employees have executed agreements assigning to PharmAthene all rights to any inventions and processes they develop while they are employed by PharmAthene.

In addition, PharmAthene intends to use license agreements to access external products and technologies, as well as to convey its own intellectual property to others. PharmAthene will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Protection of PharmAthene’s intellectual property rights is subject to a number of risks.

Manufacturing

PharmAthene has limited manufacturing capabilities and believes that acceptable alternatives are available through Contract Manufacturing Organizations (‘‘CMOs’’). These CMOs have experience in operating under the current Good Manufacturing Practices established by the FDA.

For Protexia, PharmAthene owns and operates a transgenic goat farm for the production of BChE in Quebec, Canada. PharmAthene is currently producing this protein in the milk of transgenic goats at commercially feasible concentrations. This farm will be used for the commercial production of the crude material. The large-scale recovery and purification process is currently under development at PharmAthene’s research center in Montreal and at a CMO. For commercial manufacturing, the initial production will be performed at PharmAthene’s farm and the final purification of the bulk drug substance will be performed at a CMO. Final formulation and delivery are still being developed.

For Valortim, the cell culture process was developed by PharmAthene’s partner for Valortim, Medarex, and results in a commercially feasible and high purity product that would be manufactured commercially by a CMO. PharmAthene has determined that the capital investment and high operating costs of a manufacturing operation are not justified at this time and several acceptable CMOs are available to produce this product.

Competition

Anthrax Therapeutics:

Monoclonal antibodies (‘‘MAbs’’) directed against anthrax PA are being developed for post-exposure prophylaxis and as symptomatic therapy for anthrax infection. There are currently a limited number of companies of which PharmAthene is aware with anti-anthrax MAbs in development. These include: Human Genome Sciences, Inc., Elusys Therapeutics, Inc., Avanir Pharmaceuticals Inc. and IQ Corporation BV. In September of 2005, Human Genome Sciences, Inc. received $1.8 million under Project BioShield and in June 2006, it received a contract valued at $165 million for delivery of 20,000 doses of an anthrax antidote.

Passive immunization occurs when a patient is supplied with antibodies derived from the plasma of donors. Passive immunotherapy can provide ongoing protection and treatment to patients with immune deficiencies by providing them with the spectrum of antibodies normally present in healthy adult human plasma. When an infection is already present, hyperimmune products, which contain high levels of antibodies specific to the pathogen causing that infection, can be used. Hyperimmune products to treat anthrax are under development by Cangene Corporation and Emergent Biosolutions, Inc. These immuneglobulin products are typically obtained from donors who have been vaccinated with the existing anthrax vaccine.

There are a number of orally available small molecule drugs approved and/or under development for the treatment of anthrax. These include both broad spectrum antibiotics as well as anthrax specific products. Bayer Corporation produces Ciprofloxacin, or ‘‘Cipro,’’ which has been approved for the post-exposure prophylaxis of inhalation anthrax. In late 2004, a number of generic versions of Cipro were also approved by the FDA. Cipro is one of several antibiotics that have been approved for the post-exposure prophylaxis of inhalation anthrax, including penicillin and doxicyclin. In addition, Merck & Co., Inc. is believed to have a small molecule program targeting the inhibition of the anthrax LF toxin in preclinical development.

In addition to anthrax therapeutics, anthrax vaccines are currently available or in development. At present, PharmAthene is aware of only one vaccine licensed for use by the FDA for anthrax which is AVA/BioThrax made by BioPort Corporation, a subsidiary of Emergent Biosolutions Inc. AVA/BioThrax is a cell-filtrate vaccine that requires administration of six doses over an eighteen-month period to confer protection. Second generation vaccines are being developed by a number of companies, including: VaxGen Inc., Avecia Biotechnology/Baxter Healthcare Corporation, Avant Immunotherapeutics Inc., BioSante Pharmaceuticals, Cerus Corporation Inc., Dynavax Technologies Inc., DVC, Vical and LigoCyte Pharmaceuticals Inc.

Organophosphorous Nerve Agent Therapeutics:

Nerve agents are considered to be among the most lethal biowarfare agents, yet there are few antidotes available. Symptoms of intoxication develop within seconds, and death can result within minutes after exposure by inhalation, absorption through the skin, or by oral consumption.

The current medical regimen for organophospate intoxication includes pretreatment with carbamates (i.e. pyridostigmine) to protect acetylcholinesterase (AChE) from irreversible inhibition, followed by anticholinergic drugs (i.e. atropine) to counteract the effects of excess acetylcholine, quaternary ammonium oximes (i.e. 2-PAM) to reactivate AChE that was inhibited by organophospate binding, and anticonvulsant drugs (i.e. diazepam) to minimize convulsions and permanent brain damage.

However, these medical countermeasures against nerve agents are not sufficiently effective, particularly at protecting the central nervous system. PharmAthene is aware of several antidotes being developed by pharmaceutical companies, including Meridian Medical Technologies, a subsidiary of King Pharmaceuticals Inc. and DVC, a division of Computer Sciences Corp., in collaboration with Baxter Healthcare Corporation.

PharmAthene’s Subsidiary: PharmAthene Canada, Inc.

PharmAthene’s efforts with respect to Protexia are conducted primarily through its facility in Canada and through its Canadian subsidiary, PharmAthene Canada, Inc. (‘‘PharmAthene Canada’’) through which it develops and manufactures complex recombinant proteins in the milk of transgenic goats for medical and industrial applications. PharmAthene Canada’s strength is producing proteins that cannot be made commercially using other recombinant systems.

Legal Proceedings

PharmAthene is not a party to any material legal proceedings.

Facilities

PharmAthene’s corporate headquarters are in the Chesapeake Innovation Center (‘‘CIC’’) in Annapolis, Maryland. The CIC is an incubator facility co-sponsored by the State of Maryland and the National Security Agency.

Employees

As of May 31, 2006, PharmAthene had 75 full-time employees. PharmAthene believes its relations with its employees are good.

MARKET PRICE AND DIVIDEND INFORMATION

SIGA

SIGA common stock is traded on the NASDAQ Capital Market and traded under the symbol ‘‘SIGA.’’ The table below sets forth for the periods indicated the high and low sale prices per share of SIGA common stock. No assurance can be given as to future prices of, or markets for, shares of SIGA common stock.

2004
First quarter	$2.34	$1.85
Second quarter	$1.93	$1.29
Third quarter	$1.63	$1.23
Fourth quarter	$1.75	$1.35

2005
First quarter	$1.69	$1.28
Second quarter	$1.44	$0.99
Third quarter	$1.10	$.070
Fourth quarter	$1.35	$0.87

2006
First quarter	$1.56	$0.90

On [                            ], 2006, the last reported sales price of SIGA common stock was $[        ] per share. On [                            ], 2006, there were approximately [        ] record holders of SIGA common stock. We believe that the number of beneficial owners of SIGA common stock is substantially greater than the number of record holders, because a large portion of SIGA common stock is held in broker ‘‘street names.’’

You are advised to obtain current market quotations for SIGA common stock. No assurance can be given as to the market prices of SIGA common stock before or after the Merger. The exchange ratios in the Merger will not be adjusted to compensate SIGA’s stockholders for decreases in the market price of SIGA common stock, whether they occur before or after the Merger.

To date, SIGA has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future.

PharmAthene

Historical market price information regarding the PharmAthene stock is not provided because there is no public market for PharmAthene stock. On May 13, 2006, there were approximately 18 record holders of PharmAthene common stock, 1 record holder of SIGA Series A Preferred Stock, 13 record holders of PharmAthene Series B Preferred Stock, and 15 record holders of PharmAthene Series C Preferred Stock.

To date, PharmAthene has not paid cash dividends on its stock and does not intend to pay any cash dividends in the foreseeable future.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SIGA

Security Ownership of Certain Beneficial Owners and Management
and Related Stockholder Matters

The following tables set forth certain information regarding the beneficial ownership of SIGA’s voting securities as of June 5, 2006 of (i) each person known to SIGA to beneficially own more than 5% of the applicable class of voting securities, (ii) each director of SIGA, (iii) each Named Officer, and (iv) all directors and officers of SIGA as a group. As of June 5, 2006, a total of 27,000,648 shares of common stock and a total of 68,038 shares of Series A preferred stock were outstanding. Each share of common stock and Series A preferred stock is entitled to one vote on matters on which common stockholders are eligible to vote. The column entitled ‘‘Percentage of Total Voting Stock Outstanding’’ shows the percentage of total voting stock beneficially owned by each listed party. The column entitled ‘‘Percentage of Total Stock Outstanding after Merger and $25 Million PIPE’’ shows, on a pro forma basis, the percentage of total voting stock that would be beneficially owned by each listed party following the consummation of both of these transactions.

The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of June 5, 2006, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Ownership of Common Stock

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)		Percentage of Common Stock Outstanding	Percentage of Total Voting Stock Outstanding	Percentage of Total Voting Stock Outstanding after Merger and $25 Million PIPE
Beneficial Holders
McAndrews & Forbes(3) 35 East 62nd Street New York, New York 10021	5,121,845		17.8%	17.8%	3.7%
TransTech Pharma, Inc. 4170 Mendenhall Oaks Parkway High Point, NC 27265	5,296,634	(5)	18.4%	18.3%	3.8%
Eliot Rose Asset Management, LLC 10 Weybosset Street Suite 401 Providence, RI 02903	1,665,000		6.25%	6.28%	1.2%
Tapestry Investment Partners, LP 10 Weybosset Street Suite 401 Providence, RI 02903	1,325,000		5.0%	5.0%	1.0%

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)		Percentage of Common Stock Outstanding	Percentage of Total Voting Stock Outstanding	Percentage of Total Voting Stock Outstanding after Merger and $25 Million PIPE
Officers and Directors
Donald G. Drapkin(6) 35 East 62nd Street New York, New York 10021	1,808,326	(7)	6.3%	6.3%	1.3%
James J. Antal 30952 Steeplechase Drive San Juan, Capistrano, CA 94704	46,154	(8)	*	*	0.0%
Judy S. Slotkin(21) 888 Park Avenue New York, New York 10021	35,000	(9)	*	*	0.0%
Thomas E. Constance 1177 Avenue of the Americas New York, New York 10036	263,467	(10)	*	*	0.2%
Bernard L. Kasten, Jr., M.D.(11)	1,462,360	(12)	5.2%	5.2%	1.1%
Adnan M. Mjalli, Ph.D 4170 Mendenhall Oaks Parkway Suite 110 High Point, NC 27265	35,000	(13)	*	—	0.0%
Mehmet C. Oz, M.D. 177 Fort Washington Avenue New York, New York 10032	135,000	(14)	*	*	0.1%
Eric A. Rose, M.D.(15) 122 East 78th Street New York, NY 10021	800,090	(16)	2.9%	2.9%	0.6%
Paul G. Savas 35 East 62nd Street New York, New York 10021	61,664	(17)	*	*	0.0%
Michael A. Weiner, M.D. 161 Fort Washington Avenue New York, New York 10032	121,500	(14)	*	*	0.1%
Thomas N. Konatich	545,000	(18)	2.0%	2.0%	0.4%
Dennis E. Hruby, Ph.D	550,000	(18)	2.0%	2.0%	0.4%
All Executive Officers and Directors as a group (twelve persons)	5,864,561	(20)	18.3%	18.3%	4.1%

*	Less than 1%

(1)	Unless otherwise indicated the address of each beneficial owner identified is 420 Lexington Avenue, Suite 408, New York, NY 10170.

(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have ‘‘beneficial ownership’’ of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	MacAndrews & Forbes Inc. is a direct wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc., a holding company whose sole stockholder is Ronald O. Perelman.

(4)	Includes 1,764,206 shares of common stock issuable upon exercise of warrants.

(5)	Includes 1,824,412 shares of common stock issuable upon exercise of warrants.

(6)	Mr. Drapkin is a director and Vice Chairman of MacAndrews & Forbes Holdings Inc. and MacAndrews & Forbes Inc. and a director of TransTech Pharma.

(7)	Includes 1,135,000 shares of common stock issuable upon exercise of options, shares of common stock underlying a warrant to purchase up to 347,826 shares of common stock and shares of common stock underlying a warrant to purchase up to 30,500 shares of common stock (the ‘‘Drapkin September 2001 Investor Warrant’’). However, the Drapkin September 2001 Investor Warrant provides that, with certain limited exceptions, such warrant is not exercisable if, as a result of such exercise, the number of shares of common stock beneficially owned by Mr. Drapkin and his affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Drapkin September 2001 Investor Warrant) would exceed 9.99% of the outstanding shares of common stock. Does not include shares of common stock that Mr. Drapkin, as a director and Vice Chairman of Mafco Holdings Inc. and MacAndrews & Forbes or as director of TransTech Pharma, may be deemed to beneficially own and as to which Mr. Drapkin disclaims beneficial ownership.

(8)	Includes 35,000 shares of common stock issuable upon exercise of options.

(9)	Includes 35,000 shares of common stock issuable upon exercise of options.

(10)	Includes 12,200 shares issuable upon exercise of warrants and 235,000 shares of common stock issuable upon exercise of options.

(11)	Dr. Kasten became our Chief Executive Officer in the third quarter of 2004 and resigned as Chief Executive Officer effective as of April 30, 2006.

(12)	Includes 1,350 shares of common stock issuable upon exercise of warrants and 1,100,000 shares of common stock issuable upon exercise of options.

(13)	Includes 35,000 shares of common stock issuable upon exercise of options. Does not include shares of common stock that Dr. Mjalli, as a director of TransTech Pharma, may be deemed to beneficially own and as to which Dr. Mjalli disclaims beneficial ownership.

(14)	Includes 12,500 shares issuable upon exercise of warrants and 110,000 shares issuable upon exercise of options.

(15)	Dr. Rose is a director of TransTech Pharma.

(16)	Includes 88,610 shares of common stock issuable upon exercise of warrants and 610,000 shares of common stock issuable upon exercise of options. Does not include shares of common stock that Dr. Rose, as a director of TransTech Pharma, may be deemed to beneficially own and as to which Dr. Rose disclaims beneficial ownership.

(17)	Includes 9,303 shares of common stock issuable upon exercise of warrants and 35,000 shares issuable upon exercise of options.

(18)	Neither of Messrs. Konatich and Hruby own shares of common stock. All shares listed as beneficially owned by each of Messrs. Konatich and Hruby are shares issuable upon exercise of stock options.

(19)	Does not include 35,605 shares of common stock owned by Ms. Slotkin’s spouse to which she disclaims beneficial ownership.

(20)	See footnotes (6)-(19).

Ownership of Series A Preferred Stock

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Series A Preferred Shares Outstanding(2)
Frank J. and Mary Ann Loccisano	68,038	100%

(1)	Unless otherwise indicated the address of each beneficial owner identified is 420 Lexington Avenue, Suite 408, New York, NY 10170.

(2)	Percentage of beneficial ownership of Series A Preferred Stock is calculated based on the assumption that there were 68,038 shares of Series A Preferred Stock outstanding on March 31, 2005.

PharmAthene

Significant Shareholders

As of May 31, 2006, the only persons, firms or corporations who beneficially own, directly or indirectly, or exercise control or direction over voting securities of PharmAthene carrying more than 5% of the voting rights attached to voting securities of PharmAthene are set out in the table below.

Name	Number and Class of PharmAthene Shares	Percentage of Voting Rights Attached to Voting Securities of PharmAthene
HealthCare Ventures VII, L.P.(1)	16,442,000 Series A Shares 6,089,630 Series B Shares	39.1%
MPM Capital(1) (2)	15,796,500 Series B Shares	27.4%
Bear Stearns Health Innoventures(1)(3)	6,089,628 Series B Shares	10.6%

(1)	Does not include Bridge Notes convertible into either the securities to be offered in the PIPE or, if the Merger is not completed, Series B Shares.

(2)	For the purposes of this table, MPM Capital means MPM Bioventures III, L.P., MPM Bioventures III-QP, L.P., MPM Bioventures III Parallel Fund, L.P., MPM Bioventures III GMBH & Co. Beteiliungs KG and MPM Asset Management Investors 2004 BVIII LLC.

(3)	For the purposes of this table, Bear Stearns Health Innoventures means Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BSHI Members, L.L.C., Bear Stearns Health Innoventures Employee Fund, L.P. and BX, L.P.

MANAGEMENT OF SIGA

Officers

The following table sets forth certain information with respect to the executive officers of SIGA:

Name	Age	Position
Bernard L. Kasten Jr. M.D.(1)	60	Director, Chief Executive Officer
Thomas N. Konatich (2)	60	Acting Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer
Dennis E. Hruby, Ph.D	54	Chief Scientific Officer
John R. Odden(3)	52	Vice President — Business Development

(1)	Dr. Kasten became Chief Executive Officer in the third quarter of 2004. Dr. Kasten resigned as Chief Executive Officer of SIGA effective as of April 30, 2006.

(2)	Mr. Konatich was appointed to serve in an additional capacity as Acting Chief Executive Officer effective as of May 1, 2006.

(3)	Mr. Odden became Vice President — Business Development in the third quarter of 2004. He resigned as Vice President Business Development in September, 2005.

Bernard L. Kasten, Jr., M.D. has been a director of SIGA since May 23, 2003 and was Chief Executive Officer from the third quarter of 2004 through April 30, 2006. Prior to becoming Chief Executive Officer of SIGA and since February 2002, Dr. Kasten has been Vice President, Medical Affairs of medPlus Inc., a healthcare information technology company and a wholly-owned subsidiary of Quest Diagnostics, Inc., a diagnostic testing, information and services company. Since 1975, Dr. Kasten has been a Diplomat of the American Board of Pathology with a sub-specialty certification 1976 in Medical Microbiology. Dr. Kasten’s staff appointments have included service in the Division of Laboratory Services at The Cleveland Clinic; Associate of Pathology and Laboratory Services at the Bethesda Hospital Systems in Cincinnati, Ohio and Chief Laboratory Officer at Quest Diagnostics Incorporated. Dr. Kasten was a founder of Plexus Vaccine Inc., a vaccine company of which SIGA acquired substantially all of the assets in May 2003. Dr. Kasten is an author of ‘‘Infectious Disease Handbook’’ 5th Edition, 2003, Lexi-Comp Inc.

Thomas N. Konatich has served as Vice President, Chief Financial Officer and Treasurer since April 1, 1998. He was named Secretary of SIGA on June 29, 2001 and from October 5, 2001 until July 2, 2004 was our Acting Chief Executive Officer. Mr. Konatich resumed the position of Acting Chief Executive Officer on May 1, 2006. From November 1996 through March 1998, Mr. Konatich served as Chief Financial Officer and a director of Innapharma, Inc., a privately held pharmaceutical development company. From 1993 through November 1996, Mr. Konatich served as Vice President and Chief Financial Officer of Seragen, Inc., a publicly traded biopharmaceutical development company. Mr. Konatich has an MBA from the Columbia Graduate School of Business.

Dennis E. Hruby, Ph.D. has served as Vice President — Chief Scientific Officer since June 2000. From April 1, 1997 through June 2000, Dr. Hruby was our Vice President of Research. From

January 1996 through March 1997, Dr. Hruby served as a senior scientific advisor to SIGA. Dr. Hruby is a Professor of Microbiology at Oregon State University, and from 1990 to 1993 was Director of the Molecular and Cellular Biology Program and Associate Director of the Center for Gene Research and Biotechnology. Dr. Hruby specializes in virology and cell biology research, and the use of viral and bacterial vectors to produce recombinant vaccines. He is a member of the American Society of Virology, the American Society for Microbiology and a fellow of the American Academy of Microbiology. Dr. Hruby received a Ph.D. in microbiology from the University of Colorado Medical Center and a B.S. in microbiology from Oregon State University.

John R. Odden had served as Vice President — Business Development of SIGA from the third quarter of 2004 until September, 2005. From October 2002 until he became Vice President — Business Development of SIGA in the third quarter of 2004, he was Vice President, Business Development for Quest Diagnostics, Inc. and its MedPlus, Inc. division, the nation’s leading provider of diagnostics testing, information and services, where he was responsible for launching a national biosurveillance solution for homeland security and managing relationships with major healthcare information technology companies. From 1996 through October 2002, he held a series of progressive leadership roles at First Consulting Group, a leading provider of consulting and systems integration services for life sciences, healthcare and government health services businesses. Mr. Odden has a B.S. in mathematics from the California Institute of Technology.

MANAGEMENT OF PHARMATHENE

Management

The following table sets forth the name, position with PharmAthene and principal occupation of PharmAthene’s executive officers, key employees, directors, and members of PharmAthene’s scientific advisory board.

Name	Position	Principal Occupation
David P. Wright	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director
Ronald W. Kaiser	Chief Financial Officer, Treasurer and Vice President	Chief Financial Officer
Solomon Langermann, Ph.D.	Vice President, Chief Scientific Officer	Vice President, Chief Scientific Officer
Valerie Riddle, MD	Vice President, Medical Director	Vice President, Medical Director
Eric I. Richman	Vice President, Business Development and Strategic Planning	Vice President, Business Development and Strategic Planning
Francesca Cook	Vice President, Policy and Government Affairs	Vice President, Policy and Government Affairs
Joel McCleary	Chairman of the Board	Chairman of the Board Private Investor
James Cavanaugh, Ph.D.	Director	Director General Partner of HealthCare Ventures LLC
Elizabeth Czerepak	Director	Partner, Bear Stearns Health Innoventures Management LLC
Ansbert Gadicke, MD	Director	General Partner of MPM Capital

Name	Position	Principal Occupation
John Gill	Director	President, Chief Executive Officer and Director of Gentara Corporation
John Mekalanos, Ph.D.	Director	Professor and Chairman of the Department of Microbiology and Molecular Genetics, Harvard Medical School
Steven St. Peter, MD	Director	General Partner of MPM Capital
Mrs. William McCormick Blair	Advisor to the Scientific Advisory Board	Vice President and Director Emeritus of The Albert and Marcy Lasker Foundation
Stephen Calderwood, MD	Member Scientific Advisory Board	Chief, Division of Infectious Diseases, and Professor of Medicine (Microbiology and Molecular Genetics) at Harvard Medical School
John Collier, Ph.D.	Member Scientific Advisory Board	Professor of Microbiology and Molecular Genetics at Harvard Medical School
R. Gordon Douglas, MD	Member Scientific Advisory Board	Consultant to the Vaccine Research Center at the National Institute of Health
Stephen Lory, Ph.D.	Member Scientific Advisory Board	Professor of Microbiology and Molecular Genetics at Harvard Medical School
Jerald C. Sadoff, MD	Member Scientific Advisory Board	President and Chief Executive Officer of the Aeras Global TB Vaccine Foundation
John A.T. Young, Ph.D	Member Scientific Advisory Board	Professor, The Salk Institute for Biological Studies in LaJolla, CA

MANAGEMENT OF COMBINED COMPANY
FOLLOWING MERGER

Following the Merger, it is anticipated that the directors and executive officers of the combined company will be the individuals indicated below.

Name	Age	Position
Joel McCleary	58	Chairman of the Board
David P. Wright	58	Chief Executive Officer, Director
James H. Cavanaugh, Ph.D.	69	Director
Elizabeth Czerepak	50	Director
Mathew Drapkin	34	Director
Steven St. Peter, M.D.	39	Director
Paul Savas	43	Director
Ronald Kaiser	52	Chief Financial Officer
Eric Richman	45	Vice President
Valerie Riddle	46	Vice President
Solomon Langermann	46	Vice President
Richard Schonfeld	57	Vice President
Dennis Hruby	54	Vice President

Joel McCleary has served as Chairman of the Board of PharmAthene since its inception. He has previously served as a White House Aide, Treasurer of the Democratic Party, and President of the Sawyer — Miller Group International and President of the Institute for Asian Democracy. He has served as a consultant to the Department of State. He is a co-founder and board member of Raydiance Inc. and is also a co-founder of Drinks that Work Inc. He serves on the Harvard Medical School’s board of advisors and is an advisor to the Center for Biosecurity of the University of Pittsburgh Medical Center. Mr. McCleary is founding partner of Four Seasons Ventures LLC. Mr. McCleary will serve as Chairman of the Board of the combined company.

David P. Wright joined PharmAthene as President and Chief Executive Officer in July 2003. Prior to joining PharmAthene, and during 2003, he served as President and Chief Operating Officer of GenVec Inc, and previously, from 2001 to 2003, President and Chief Business Officer of Guilford Pharmaceuticals. Mr. Wright served as Executive Vice President for MedImmune, Inc. from 1990 to 2000 where he was responsible for building MedImmune’s commercial operation and growing product sales from $0 to over $400 million per year. Prior to serving at MedImmune, he has held various marketing and sales positions at pharmaceutical companies including Smith-Kline & French, G.D. Searle, and Glaxo.

James H. Cavanaugh has been a General Partner of HealthCare Ventures LLC since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of MedImmune, Inc., Shire Pharmaceuticals Group PLC, Diversa Corp., Advancis Pharmaceutical Corporation and Vicuron, Inc. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Directors of the National Venture Capital Association and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Research and Manufacturers Association, Unihealth America, the Proprietary Association and on the Board of Trustees of the National Center for Genome Resources. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master’s degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

Elizabeth Czerepak was a founder of Bear Stearns Health Innoventures and has been a member of Bear Stearns Health Innoventures Management L.L.C., the general partner of the funds comprising the Bear Stearns Health Innoventures group since its inception in April 2001. She is an employee of Bear Stearns Asset Management Inc., the managing member of Bear Stearns Health Innoventures Management LLC. Prior to joining Bear Stearns Health Innoventures, Ms. Czerepak was vice president of business development and a member of the executive board at BASF Pharma/Knoll Pharmaceutical Co. from 1987 to 1995, Ms. Czerepak served in various senior positions at Hoffmann-La Roche, responsible for licensing, acquisitions, financial analysis and strategic planning. Ms. Czerepak also established an internal venture vehicle for Hoffmann-La Roche to facilitate start-up companies. Ms. Czerepak currently serves on the board of directors of Affymax, Inc., Agensys, Inc. and is a board observer of Corus Pharmaceutical, Inc.

Matthew Drapkin is a Senior Vice President — Corporate Development at MacAndrews & Forbes Holdings, Inc. where he sources, executes, and monitors investments. Prior to joining MacAndrews & Forbes in 2003, he spent three years working at Conde Net where he was responsible for internet investments and business development.

Steven St. Peter, M.D. has served as a member of PharmAthene’s Board of Directors since October 2004. He joined MPM Capital L.P. as a principal in 2004 and became a general partner in 2005. Prior to joining MPM, from 2001 to 2003, he was a principal at Apax Partners and from 1999 to 2001, he was a senior associate at The Carlyle Group. His investment scope has included both venture and buyout transactions across the medical technology and biopharmaceutical industries. Dr. St. Peter is board certified in internal medicine and was previously an assistant clinical professor of Medicine at Columbia University. He completed his Doctor of Medicine at Washington University. Prior to his medical training, he was an investment banker at Merrill Lynch. He is also a director of Omrix Biopharmaceuticals (Nasdaq: OMRI), Helicos BioSciences Corporation, and Xanodyne Pharmaceuticals Inc.

Paul G. Savas has served as a director of SIGA since January 2004. Mr. Savas has been a Senior Vice President of Finance at MacAndrews & Forbes Holdings, Inc. and its affiliates since October 2002, and was Vice President of MacAndrews & Forbes and its affiliates from 1998 until 2002. He was Director of Corporate Finance at MacAndrews & Forbes from 1994 until 1998.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the total compensation paid or accrued for the years ended December 31, 2005, 2004 and 2003, for each person who acted as SIGA’s Chief Executive Officer at any time during the year ended December 31, 2005, and its most highly compensated executive officers, other than its Chief Executive Officer, whose salary and bonus for the fiscal year ended December 31, 2005 were in excess of $100,000.

Annual Compensation

Name and Principal Position	Year	Salary ($)	Other Annual Compensation ($)	Bonus ($)	Long-Term Compensation Securities Underlying Options (#)
Bernard L. Kasten, M.D. Chief Executive Officer (1)	2005	250,000	—	—	—
	2004	113,636	—	—	2,500,000
	2003	—	—	—	—
Thomas N. Konatich Chief Financial Officer (2)	2005	230,000	—	35,000	—
	2004	218,485	—	50,000	150,000
	2003	210,000	—	—	—
Dennis E. Hruby, Ph.D. Chief Scientific Officer	2005	225,000	—	112,500	—
	2004	213,363	—	63,000	150,000
	2003	210,000	—	—	—
John R. Odden Vice President Business Development (3)	2005	175,070	—	—	—
	2004	82,257	—	—	200,000
	2003	—	—	—	—

(1)	Dr. Kasten became Chief Executive Officer in the third quarter of 2004. Dr. Kasten resigned as Chief Executive Officer of SIGA effective as of April 30, 2006.

(2)	Mr. Konatich was appointed to serve in an additional capacity as Acting Chief Executive Officer effective as of May 1, 2006.

(3)	Mr. Odden became Vice President – Business Development in the third quarter of 2004. His annual salary was $230,000. He resigned as Vice President – Business Development in September 2005.

Option Grants for the Year Ended December 31, 2005

No options were granted during the year ended December 31, 2005 to anyone who served as Chief Executive Officer and its three most highly paid executive officers.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides certain summary information concerning stock options held as of December 31, 2005 by SIGA’s Chief Executive Officer and its two most highly compensated executive officers, other than its Chief Executive Officer. No options were exercised during fiscal 2005 by any of the officers.

	Number of Securities Underlying Unexercised Options #		Value of Unexercised In-The-Money Options At Fiscal Year-End ($) (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Bernard L. Kasten M.D.	933,332	1,666,668	—	—
Thomas N. Konatich	545,000	—	—	—
Dennis E. Hruby, Ph.D.	550,000	75,000	—	—

(1)	Based upon the closing price on December 31, 2005, as reported on the NASDAQ Capital Market and the exercise price per option.

Long-Term Incentive Plans — Awards in Last Fiscal Year

During the fiscal year ending December 31, 2005, the named officers of SIGA received no long-term incentive compensation under the SIGA Option Plan.

Directors’ Compensation

Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates receive $1,000 per meeting for board meetings and will be reimbursed for expenses incurred by them in connection with serving on our Board of Directors. The chairman of the Audit Committee will receive $1,000 per meeting for meetings of the Audit Committee and all other members of the Audit Committee will receive $500 per meeting for meetings of the Audit Committee. Members of Compensation Committee and Nominating and Corporate Governance Committee will receive $500 per meeting for meetings of the Compensation Committee and Nominating and Corporate Governance Committee.

Non-employee directors will receive an initial grant of 25,000 options, upon such non-employee director’s first election to the Board of Directors, which such options will be granted under the SIGA Option Plan. In addition, non-employee directors will receive an annual grant of 10,000 options under the SIGA Option Plan, made at each Annual Meeting and commencing with the 2005 Annual Meeting. All such options have an exercise price equal to the fair market value of the underlying SIGA shares on the date of grant.

Employment Contracts

Dr. Bernard L. Kasten, SIGA’s Chief Executive Officer, was employed by SIGA under an employment agreement dated July 2, 2004. Dr. Kasten received an annual base salary of $250,000 and his employment agreement also provided for additional bonus payments at the discretion of the Board of Directors. On July 2, 2004, he received options to purchase 2,500,000 shares of common stock with an exercise price of $1.30 per share, of which 500,000 shares vested on the date of grant; with respect to the next 1,000,000 shares, an additional 166,666 shares vested on the end of each six (6) month period after date of grant until the end of the sixth six (6) month period at which time 166,667 shares were to vest. In anticipation of the closing of the proposed merger with Pharmathene, Inc., SIGA and Dr. Kasten reached an agreement for Dr. Kasten’s resignation effective April 30, 2006. In connection with such agreed upon resignation, SIGA and Dr. Kasten entered into a Separation Agreement dated March 31, 2006 (the ‘‘Separation Agreement’’). Under the provisions of the Separation Agreement, Dr. Kasten will receive his salary on the existing terms and conditions as set forth in his Employment Agreement with SIGA, dated July 2, 2004 (the ‘‘Employment Agreement’’) in lieu of any other severance or payment, through September 16, 2006 (the ‘‘Separation Period’’). Concurrently with the execution of the Separation Agreement, SIGA and Dr. Kasten are also amending Dr. Kasten’s Incentive Stock Option Agreement such that Dr. Kasten’s ‘‘Milestone Options’’ (as such term is defined in the Employment Agreement) are cancelled and Dr. Kasten’s ‘‘Time Vested Options’’ (as such term is defined in the Employment Agreement) are amended such that with respect to the Time Vested Options which have not vested as of the date of the Separation Agreement, such options will vest as follows: with respect to 166,666 shares as of July 2, 2006 and with respect to the remaining 83,334 shares, as of January 2, 2007. Time Vested Options granted to Dr. Kasten which have vested prior to the date of the Separation Agreement shall remain unchanged. Dr. Kasten will also be permitted to continue to receive medical and/or dental insurance benefits under the relevant SIGA plans until (i) the end of the Remaining Tenure, (ii) he becomes entitled to Medicare or (iii) he becomes eligible for coverage under medical and/or dental insurance benefit plans, as the case may be, of another employer through his future employment, whichever occurs first. The Separation Agreement also contains mutual non-disparagement and release terms, requires that Dr. Kasten remain available to SIGA on a reasonable basis for transitional purposes during the Separation Period and requires SIGA to indemnify Dr. Kasten under the terms of its certificate of incorporation and bylaws for acts relating to his employment.

Thomas N. Konatich, SIGA’s Acting Chief Executive Officer, Vice President, Chief Financial Officer, Secretary and Treasurer, is employed by SIGA under an employment agreement dated April 1, 1998, as amended on January 19, 2000, as amended and restated on October 6, 2000, as amended as of January 31, 2002, as amended on November 5, 2002, as amended on July 29, 2004 and as amended on February 1, 2006. This employment agreement expires on June 30, 2007. Mr. Konatich has previously also served as SIGA’s Acting Chief Executive Officer, which duties concluded on July 2, 2004. Mr. Konatich receives an annual base salary of $230,000 and received a one-time payment of $50,000 for his initial service as Acting Chief Executive Officer. His employment agreement also provides for an additional bonus payment at the discretion of the Board of Directors and not to exceed 25% of his annual base salary amount. He received options to purchase 95,000 shares of common stock, at $4.44 on April 1, 1998. The options vested on a pro rata basis on the first, second, third and fourth anniversaries of the agreement. On January 19, 2000, he received an additional grant to purchase 100,000 shares at an exercise price of $2.00 per share. These options vest on a pro rata basis each quarter through January 19, 2002. On January 31, 2002, Mr. Konatich was granted an ‘‘Incentive Stock Option’’ to purchase 50,000 shares at an exercise price of $3.94 per share. Such options vest in eight equal quarterly installments beginning on April 20, 2002. On November 5, 2002, Mr. Konatich was granted an Incentive Stock Option to purchase 150,000 shares at an exercise price of $2.50 per share. 75,000 of these options vested immediately and 75,000 options vested on September 1, 2003. On July 29, 2004, Mr. Konatich was granted an Incentive Stock Option to purchase 150,000 shares at an exercise price of $1.40 per share. 75,000 of these options vested immediately and with the remaining 75,000 options vesting on a pro rata basis from January 1, 2005 through December 31, 2005 with no provision for acceleration under any circumstances. Mr. Konatich is also eligible to receive additional stock options and bonuses at the discretion of the Board of Directors. SIGA may terminate the employment agreement with or without cause (as such term is defined in the employment agreement), provided that upon any termination without cause, SIGA will be obligated to continue to pay Mr. Konatich’s salary and all other amounts due under the employment agreement for the remainder of the term. If Mr. Konatich is terminated due to a change of control (as such term is defined in the employment agreement), SIGA is required to pay Mr. Konatich a change in control amount (as such term is defined in the employment agreement) plus his accrued and unpaid base salary, and, upon the first event constituting a change of control, all stock options and other stock-based grants to Mr. Konatich shall immediately and irrevocably vest and become exercisable upon the date of such event.

Dr. Dennis E. Hruby, Chief Scientific Officer, is employed by SIGA under an employment agreement dated January, 1, 1998, as amended on June 16, 2000, as amended on January 31, 2002, as amended on October 3, 2002 and as amended on July 29, 2004. This employment agreement expires on December 31, 2007. Dr. Hruby receives a base salary of $225,000 per year and his employment agreement also provides for additional bonus payments at the discretion of the Board of Directors and not to exceed 50% of his base salary amount. Dr. Hruby received options to purchase 10,000 shares of common stock at an exercise price of $5.00 per share on April 1, 1997 and 40,000 shares of common stock at an exercise price of $4.63 per share on April 1, 1998. The options became exercisable on a pro rata basis on the first, second, third and fourth anniversaries of the agreement. Under the June 16, 2000 amendment, Dr. Hruby was granted options to purchase 125,000 shares of SIGA’s common stock at $2.00 per share. The options vest ratably over the remaining term of the amendment. The January 31, 2002 amendment changed the terms of the lock-up agreed to in the June 16, 2000 amendment to the employment agreement limiting Hruby’s ability to sell SIGA stock. On January 31, 2002, Dr. Hruby was granted an ‘‘Incentive Stock Option’’ to purchase 50,000 shares at an exercise price of $3.94 per share. Such options vest in four equal annual installments beginning on August 15, 2002. As part of the October 3, 2002 amendment, Dr. Hruby was granted an option to purchase 300,000 shares of common stock. Options with respect to 75,000 shares vested upon the signing of the amendment and an additional 75,000 shares shall vest on a pro rata basis on September 1 of each 2003, 2004 and 2005. The options have an exercise price of $2.50 per share. Dr. Hruby surrendered his option to purchase up to 50,000 shares of common stock of SIGA at an exercise price of $3.94 that he was granted under an earlier amendment. On July 29, 2004, Dr. Hruby was granted an Incentive Stock Option to purchase 150,000 shares at an exercise price of $1.40 per share, which options shall vest in 75,000 share increments on December 31 of each year, commencing December 31, 2005. Dr. Hruby is eligible to receive additional stock options and bonuses at the discretion of the Board of Directors. SIGA may terminate the employment agreement with or without cause (as such term is defined in the employment agreement), provided that upon any termination without cause SIGA will be obligated to continue to pay Dr. Hruby’s salary for the remainder of the term. In addition, SIGA shall have the right to terminate Dr. Hruby’s employment upon one (1) year written notice with such termination being treated as a termination for cause. If Dr. Hruby is terminated due to a change of control (as such term is defined in the employment agreement), SIGA shall pay Dr. Hruby a change in control amount (as such term is defined in the employment agreement) plus his accrued and unpaid base salary, and, upon the first event constituting a change of control, all stock options "and other stock-based grants to Dr. Hruby shall immediately and irrevocably vest and become exercisable upon the date of such event.

 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During the year ended December 31, 2005, the Compensation Committee was comprised of Donald G. Drapkin, Paul G. Savas and Mehmet C. Oz. The Compensation Committee’s duties include determination of the Company’s compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation provided to the Company’s Chief Executive Officer and the four other most highly compensated executive officers.

Compensation Policies

The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company’s business strategy, to maximize the link between executive and stockholder interests through a stock option plan and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive’s compensation to performance.

The key elements of the Company’s compensation program consist of fixed compensation in the form of base salary, and the discretion to award variable compensation in the forms of annual incentive compensation and stock option awards. The Compensation Committee’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

Base Salaries

Base salaries for executive officers are determined based upon the Compensation Committee’s evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company.

Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect of any corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include the Company’s market share, scientific developments and improvements in relations with employees.

Annual Incentive Compensation Awards

Annual incentive compensation is payable pursuant to contractual provisions with certain executives which provide eligibility to receive performance based bonuses and/or discretionary bonuses. The annual incentive compensation earned by the executives with respect to 2004 was discretionary and determined by the Compensation Committee.

Other Incentive Compensation Awards

The principal component of executive compensation is the granting of stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the Company’s long-term profitability. The exercise price of stock options is set at a price equal to the market price of the Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Common Stock rises.

Chief Executive Officer Compensation

Dr. Kasten began service as Chief Executive Officer on July 2, 2004 and resigned his position effective April 30, 2006. The compensation of Dr. Kasten had been governed by the terms of his Employment Agreement dated as of July 2, 2004, which terms were modified as of his resignation, all as described below under the heading ‘‘Employment Contracts.’’

Tax Deductibility Of Executive Compensation

The Compensation Committee attempts to ensure full deductibility of compensation notwithstanding the limitation on the deductibility of certain compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). The Company’s stock options are designed so as to cause stock options and bonuses granted thereunder to be exempt from the limitations contained in Section 162(m) of the Code.

Respectfully submitted by the Compensation Committee,
Donald G. Drapkin
Paul G. Savas
Mehmet C. Oz

 COMMON STOCK PERFORMANCE

The following line graph compares the cumulative total stockholder return through December 31, 2005, assuming reinvestment of dividends, by an investor who invested $100 on December 31, 2000 in each of (i) the Common Stock, (ii) the NASDAQ National Market-US; and (iii) the NASDAQ Pharmaceutical Index.

Value of Initial Investment	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
SIGA Technologies, Inc.	$100.00	$91.77	$45.25	$72.47	$52.53	$30.06
NASDAQ Composite Index	$100.00	$83.80	$45.81	$66.77	$70.86	$72.87
NASDAQ Biotech Composite Index	$100.00	$78.95	$54.06	$81.09	$88.06	$89.27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Thomas E. Constance, a director of SIGA, is Chairman of Kramer Levin Naftalis & Frankel LLP, a law firm in New York City, which SIGA has retained to provide legal services.

Adnan M. Mjalli, a director of SIGA, is also President and Chief Executive Officer of TransTech Pharma.

DESCRIPTION OF SIGA’S CAPITAL STOCK

SIGA is authorized to issue 50,000,000 shares of common stock , par value $.0001 per share, and 10,000,000 shares of preferred stock, par value, $.0001 per share. As of the date of this proxy statement there are 27,000,648 shares of common stock outstanding and 68,038 shares of preferred stock outstanding.

The following summary description of the SIGA’s common stock and preferred stock is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of SIGA which have been filed with the SEC.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

The Board of Directors has the authority, without further action of the stockholders of the Company, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock. Currently, the Board of Directors has issued one series of Preferred Stock, Series A Preferred Stock.

Holders of Series A Preferred Stock are entitled to (i) cumulative dividends at the annual rate of 6% payable when and if declared by the Board of Directors; (ii) in the event of liquidation of SIGA, receive $1.4375 per share (subject to certain adjustments) plus all accrued but unpaid dividends; (iii) convert each share of Series A Preferred Stock to a number of fully paid and non-assessable shares of Common Stock as calculated by dividing $1.4375 by the conversion price of $1.4375 per share (subject to certain adjustments); and (iv) vote with the holders of other classes of shares on an as converted basis.

Warrants

There are currently warrants to purchase an aggregate of 9,655,396 shares of SIGA common stock outstanding held by approximately 106 persons. The exercise prices of such warrants range from $1.10 per share to $3.60 per share. These warrants expire from December 31, 2007 until November 2, 2012. Certain of these warrants contain anti-dilution protection entitling the holders thereof to adjustments to either the exercise price or the number of shares issuable thereunder upon the occurrence of specified dilutive issuances.

Upon the consummation of the PIPE, anti-dilution rights held by certain holders of certain warrants to purchase shares of SIGA common stock will vest thus giving rise to an adjustment to the total number shares of SIGA common stock issuable upon the exercise of such warrants. Upon the closing of the Merger, the holders of PharmAthene securities shall receive, in the aggregate, warrants to purchase a number of shares of SIGA common stock equal to 2.1 multiplied by the increase in the number of shares of SIGA common stock issuable upon the exercise of such warrants, resulting from the application of such anti-dilution rights. The warrants to be received by holders of PharmAthene securities shall be subject to the same terms and conditions, including without limitation, exercise price, as the corresponding warrants giving rise to their issuance.

MISCELLANEOUS MATTERS

Stockholder Proposals

SIGA plans to hold its 2006 Annual Meeting of Stockholders on or around                 , 2006. Stockholder proposals that were intended to be presented at the 2006 Annual Meeting of Stockholders, for inclusion in SIGA’s proxy statement and form of proxy relating to that meeting, were to have been received by SIGA at its offices in New York, New York, addressed to the Secretary, not later than January 2, 2006. Such proposals must comply with SIGA’s By-Laws and the requirements of Regulation 14A of the Exchange Act.

In addition, Rule 14a-4 of the Exchange Act governs SIGA’s use of its discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to SIGA’s 2006 Annual Meeting of Stockholders, if SIGA was not provided notice of a stockholder proposal prior to March 17, 2006, SIGA will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

Information on SIGA’s Website

Information on the SIGA Internet website is not part of this document and you should not rely on that information in deciding whether to approve the proposals, unless that information is also in this document.

Information on PharmAthene’s Website

Information on PharmAthene’s Internet website or the website of any subsidiary of PharmAthene is not part of this document and you should not rely on that information in deciding how to vote on the proposals described in this proxy statement, unless that information is also in this document.

HISTORICAL FINANCIAL STATEMENTS OF PHARMATHENE AND SIGA

PHARMATHENE, INC.

Consolidated Financial Statements

Years ended December 31, 2005, 2004 and 2003
with Report of Independent Auditors

PharmAthene, Inc.
Consolidated Financial Statements
Years ended December 31, 2005, 2004 and 2003

Report of Independent Auditors

Board of Directors
PharmAthene, Inc.

We have audited the accompanying consolidated balance sheets of PharmAthene, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PharmAthene, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the financial statements, the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are also described in Note 3. The 2005 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

McLean, VA
April 19, 2006

PharmAthene, Inc.

Consolidated Balance Sheets

	December 31
	2005	2006
Assets
Current Assets:	$7,938,116	$21,662,117
Cash and cash equivalents	494,652	—
Accounts receivable	1,549,711	2,287,023
Other current assets	8,657	3,150
Total current assets	9,991,136	23,952,023
Property and equipment, net	4,906,467	64,593
Patents, net	1,382,631	—
Total assets	$16,280,234	$24,016,883
Liabilities, convertible redeemable preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$783,070	$601,286
Accrued expenses and other liabilities	658,257	1,038,403
Total current liabilities	$1,441,327	$1,639,689
Commitments and contingencies	—	—
Minority interest — Series C convertible redeemable preferred stock of PharmAthene Canada, Inc., $0.001 par value; unlimited shares authorized; 2,591,654 issued and outstanding; liquidation preference in the aggregate of $2,517,758	2,326,037	—
Series A convertible redeemable preferred stock, $0.001 par value; 16,442,000 shares authorized, issued and outstanding; liquidation preference in the aggregate of $17,921,922	17,867,448	16,518,550
Series B convertible redeemable preferred stock, $0.001 par value; 65,768,001 shares authorized; 30,448,147 issued and outstanding; liquidation preference in the aggregate of $30,564,879	28,297,277	23,285,260
Series C convertible redeemable preferred stock, $0.001 par value; 22,799,574 shares authorized; 14,946,479 issued and outstanding; liquidation preference in the aggregate of $14,520,308	10,826,013	—
Warrants to purchase Series C convertible redeemable preferred stock, exercisable at approximately $0.91 per share	1,304,834	—
Stockholders’ deficit:
Common stock, $0.001 par value; 147,089,104 shares authorized; 10,942,906 at December 31, 2005 and 10,740,000 at December 31, 2004 shares issued and outstanding	10,943	10,740
Additional paid-in capital	—	3,034,711
Accumulated other comprehensive income	115,160	—
Accumulated deficit	(45,908,805)	(20,472,067)
Total stockholders’ deficit	(45,782,702)	(17,426,616)
Total liabilities, convertible redeemable preferred stock, and stockholders’ deficit	$16,280,234	$24,016,883

See accompanying notes.

PharmAthene, Inc.

Consolidated Statements of Operations

	Year ended December 31
	2005	2004	2003
Grant revenue	$1,045,751	$1,037,979	$7,297,332
Other revenue	52,649	—	—
	1,098,400	1,037,979	7,297,332
Operating expenses:
Research and development	6,351,157	7,843,863	11,324,559
General and administrative	5,009,267	3,327,571	2,510,112
Acquired in-process research and development	12,812,000	—	—
Depreciation and amortization	660,567	25,198	3,074
Total operating expenses	24,832,991	11,196,632	13,837,745
Loss from operations	(23,734,591)	(10,158,653)	(6,540,413)
Other income (expense):
Interest income	381,840	72,374	12,718
Interest expense	(988)	(32,666)	(20,349)
Total other income (expense)	380,852	39,708	(7,631)
Net loss	(23,353,739)	(10,118,945)	(6,548,044)
Accretion of redeemable convertible preferred stock to redemptive value	(8,184,099)	(2,600,572)	(371,085)
Net loss attributable to common shareholders	$(31,537,838)	$(12,719,517)	$(6,919,129)
Basic and diluted net loss per share	$(2.92)	(1.18)	(2.03)
Weighted average shares used in calculation of basic and diluted net loss per share	10,817,949	10,740,000	3,401,212

See accompanying notes.

PharmAthene, Inc.

Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit

								Stockholders’ Deficit
	Convertible Redeemable Preferred Stock									Additional Paid In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Stockholders' Deficit
	Series A		Series B		Series C		Series C	Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Warrants	Shares	Amount
Balance at 12/31/2002	—	$—	—	$—	—	$—	$—	9,340,000	$9,340	$167,268	$—	$(372,474)	$(195,866)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(6,548,044)	(6,548,044)
Exercise of common stock options	—	—	—	—	—	—	—	1,400,000	1,400	56,529	—	—	57,929
Issuance of Series A convertible redeemable preferred stock and warrants at approximately $1.09 per share, net of issuance costs of $105,501	13,769,230	14,894,498	—	—	—	—	—	—	—	10,683	—	—	10,683
Dividends to common stockholders	—	—	—	—	—	—	—	—	—	—	—	(3,299,999)	(3,299,999)
Stock compensation	—	—	—	—	—	—	—	—	—	4,000	—	—	4,000
Accrual of Series A dividends	—	364,931	—	—	—	—	—	—	—	(238,480)	—	(126,451)	(364,931)
Accretion of Series A issuance costs	—	6,154	—	—	—	—	—	—	—	—	—	(6,154)	(6,154)
Balance as of 12/31/2003	13,769,230	15,265,583	—	—	—	—	—	10,740,000	10,740	—	—	(10,353,122)	(10,342,382)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(10,118,945)	(10,118,945)
Accrual of Series A dividends	—	1,229,194	—	—	—	—	—	—	—	(1,229,194)	—	—	(1,229,194)
Accretion of Series A issuance costs	—	21,100	—	—	—	—	—	—	—	(21,100)	—	—	(21,100)
Issuance of Series B convertible redeemable preferred stock and warrants at approximately $0.9123 per share, net of issuance costs of $207,288	—	—	28,803,951	23,252,736	—	—	—	—	—	2,817,754	—	—	2,817,754
Conversion of bridge loan	2,672,770	2,673	1,644,196	1,500,000	—	—	—	—	—	(2,673)	—	—	(2,673)
Recognition of beneficial conversion feature in Series B convertible redeemable preferred stock	—	—	—	(2,817,754)	—	—	—	—	—	2,817,754	—	—	2,817,754
Accrual of Series B dividends	—	—	—	523,592	—	—	—	—	—	(523,592)	—	—	(523,592)
Accretion of Series B issuance costs	—	—	—	10,364	—	—	—	—	—	(10,364)	—	—	(10,364)
Accretion of common stock purchase warrants	—	—	—	408,161	—	—	—	—	—	(408,161)	—	—	(408,161)
Accretion of beneficial conversion	—	—	—	408,161	—	—	—	—	—	(408,161)	—	—	(408,161)
Stock compensation	—	—	—	—	—	—	—	—	—	2,448	—	—	2,448
Balance as of 12/31/2004	16,442,000	16,518,550	30,448,147	23,285,260	—	—	—	10,740,000	10,740	3,034,711	—	(20,472,067)	(17,426,616)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(23,353,739)	(23,353,739)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	115,160	—	115,160
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(23,238,579)
Exercise of common stock options	—	—	—	—	—	—	—	202,906	203	27,067	—	—	27,270
Accrual of Series A dividends	—	1,327,798	—	—	—	—	—	—	—	(1,327,798)	—	—	(1,327,798)
Accretion of Series A issuance costs	—	21,100	—	—	—	—	—	—	—	(21,100)	—	—	(21,100)
Accrual of Series B dividends	—	—	—	2,263,509	—	—	—	—	—	(2,263,509)	—	—	(2,263,509)
Accretion of Series B issuance costs	—	—	—	44,508	—	—	—	—	—	(44,508)	—	—	(44,508)
Accretion of common stock purchase warrants	—	—	—	1,352,000	—	—	—	—	—	(1,352,000)	—	—	(1,352,000)
Accretion of beneficial conversion	—	—	—	1,352,000	—	—	—	—	—	(929,908)	—	(422,092)	(1,352,000)
Issuance of Series C convertible redeemable preferred stock and warrants at approximately $0.9123 per share, net of issuance costs of $330,495	—	—	—	—	14,946,479	10,982,363	1,772,025	—	—	550,751	—	—	550,751
Recognition of beneficial conversion feature in Series C convertible redeemable preferred stock	—	—	—	—	—	(1,979,534)	—	—	—	2,322,777	—	—	2,322,777
Accrual of Series C dividends	—	—	—	—	—	884,635	—	—	—	—	—	(1,038,027)	(1,038,027)
Accretion of Series C issuance costs	—	—	—	—	—	64,697	—	—	—	—	—	(64,697)	(64,697)
Accretion of common stock purchase warrants	—	—	—	—	—	38,773	—	—	—	—	—	(45,496)	(45,496)
Accretion of preferred stock purchase warrants	—	—	—	—	—	398,153	(467,191)	—	—	—	—	—	—
Accretion of beneficial conversion	—	—	—	—	—	436,926	—	—	—	—	—	(512,687)	(512,687)
Stock compensation	—	—	—	—	—	—	—	—	—	3,517	—	—	3,517
Balance as of 12/31/2005	16,442,000	$17,867,448	30,448,147	28,297,277	14,946,479	10,826,013	$1,304,834	10,942,906	$10,943	$—	$115,160	$(45,908,805)	$(45,782,702)

See accompanying notes.

PharmAthene, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31
	2005	2004	2003
Operating activities
Net loss	$(23,353,739)	$(10,118,945)	$(6,548,044)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of acquired in-process research and development	12,812,000	—	—
Depreciation and amortization	660,567	25,198	3,074
Compensatory option expense	3,517	2,448	4,000
Non-cash rent expense	—	—	10,683
Changes in operating assets and liabilities:
Accounts receivable	(494,652)	355,355	363,719
Prepaid expenses and other current assets	979,805	(2,037,023)	(253,150)
Accounts payable	(218,216)	(2,076,181)	2,125,058
Accrued expenses	(380,146)	1,016,056	(19,854)
Net cash used in operating activities	(9,990,864)	(12,833,092)	(4,314,514)
Investing activities
Purchase of property and equipment	(329,594)	(46,574)	(46,291)
Purchase of Nexia assets	(12,277,005)	—	—
Net cash used in investing activities	(12,606,599)	(46,574)	(46,291)
Financing activities
Net proceeds from the issuance of redeemable preferred stock	8,858,766	26,070,490	14,894,498
Proceeds from stock options exercised	27,270	—	—
Proceeds from issuance of bridge loan	—	1,500,000	—
Proceeds from the issuance of common stock	—	—	57,929
Dividends paid to common stockholders	—	—	(3,299,999)
Proceeds from issuance of notes payable to directors	—	—	45,000
Payments on notes payable to directors	—	—	(491,858)
Net cash provided by financing activities	8,886,036	27,570,049	11,205,570
Effects of exchange rates on cash	(12,574)	—
(Decrease) Increase in cash and cash equivalents	(13,724,001)	14,690,824	6,844,765
Cash and cash equivalents at beginning of year	21,662,117	6,971,293	126,528
Cash and cash equivalents at end of year	$7,938,116	$21,662,117	$6,971,293
Non-cash financing activities
Issuance of Series C redeemable preferred stock and warrants for assets	$(1,212,622)	$—	$—

See accompanying notes.

PharmAthene, Inc.
Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

1.    Organization and Business

PharmAthene, Inc. (the Company) was incorporated on March 13, 2001 (inception), under the laws of the State of Delaware. The Company is a biopharmaceutical company focused on developing anti-infectives for biodefense applications. The Company has generated an accumulated deficit of $45,908,805 since inception. The Company anticipates incurring additional losses until such time, if ever, as it can generate significant sales of its products currently in development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its products. There is no assurance that such financing will be available when needed.

The Company is subject to those risks associated with any biopharmaceutical company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

2.    Nexia Asset Purchase

On March 10, 2005, the Company acquired substantially all of the assets and liabilities of Nexia Biotechnologies Inc. (Nexia) that relate to its Protexia® (recombinant human butyrylcholinesterase) compound. The Company paid approximately $19.1 million in cash, Series C Convertible Redeemable Preferred Stock (the Series C Preferred Stock), and warrants. Specifically, the Company delivered to Nexia (i) 7,465,501 shares of Series C Preferred Stock valued at approximately $0.91 per share; (ii) warrants to acquire 2,239,650 shares of Series C Preferred Stock, which are exercisable at approximately $0.91 per share and which expire on March 10, 2008; and (iii) warrants to acquire 1,343,790 common shares, which are exercisable at $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014. In addition, the Company delivered to Nexia $11,763,176 in cash. The purchased assets and liabilities are held by PharmAthene Canada Inc., a variable interest entity consolidated by the Company, which was established by PharmAthene in connection with the purchase to allow for the holding of the assets and the investment of certain shareholders as further described in Note 8.

The purchase price of the Nexia assets was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The results of Nexia’s operations have been included in the financial statement since the acquisition date.

The following table summarizes the purchase price allocation to estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

Prepaid expenses and other current assets	$248,000
Property and equipment, net	5,021,000
In-process research and development	12,812,000
Acquired identifiable intangibles	1,407,000
Accounts payable	(371,000)
Total assets acquired	$19,117,000

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

In connection with the acquisition and as calculated by a third party appraiser, the Company recorded $12.8 million of the purchase price of the Nexia Asset Purchase as acquired in-process research and development. The fair value was determined utilizing a present value technique involving a discounted cash flow analysis. Under this approach, fair value reflects the present value of the projected free cash flow that will be generated by the in-process research and development.

At the date of the acquisition, the development of Protexia® was not complete, had not reached technological feasibility and had no known alternative uses. Consequently, there is considerable uncertainty as to the technological feasibility of this product at the date of the acquisition. The Company does not foresee any alternative future benefit from the acquired in-process research and development. Significant technological and regulatory approval risks are associated with the development of the product. Development of a product will require significant amounts of future time, effort, and substantial development costs, which will be incurred by the Company. The efforts required to develop the acquired in-process research and development into commercially viable products include the development of the compound for use in intended subjects and the reformulation of an alternate purification process for the compound, as well as the conducting of applicable clinical-trial testing, regulatory approval and the development of a product suitable for commercialization. The principal risks relating to achieving an indication under development are the outcomes of clinical studies of the alternatively purified compound and receiving positive results regulatory filings and approval. Since pharmaceutical products cannot be marketed without regulatory approvals, the Company will not receive any benefits unless regulatory approval is obtained. Accordingly, the portion of the purchase price related to these products under development was allocated to acquired in-process research and development and was expensed at the date of acquisition.

3.    Management’s Plans as to Continuing as a Going Concern

The Consolidated Financial Statements has been prepared on a basis which assumed that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. The Company does not have commercial products and has limited capital resources. Management’s plans with regard to these matters include continued development of its products as well as seeking additional research support funds and financial arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on commercial reasonable terms or that the Company will be able to secure financing from anticipated government contracts and grants.

Management has developed a plan to reduce the Company’s operating expenses in the event that sufficient funds are not available, or if the Company is not able to obtain the anticipated government contracts and grants. If the company is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued. Continuance of the Company’s going concern is dependent upon, among other things, the success of the Company’s research and development programs and the Company’s ability to obtain adequate financing. The financial statements do not include any adjustments relating to recoverability of the carrying amount of recorded assets and liabilities that might result from the outcome of these uncertainties.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

4.    Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its subsidiary, PharmAthene Canada Inc., which was formed in March of 2005. All significant intercompany transactions and balances have been eliminated.

The FASB has issued FASB Interpretation (FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46R). FIN 46R expands consolidated financial statements to include certain variable interest entities (VIEs). VIEs are to be consolidated by the company which is considered to be the primary beneficiary of that entity, even if the company does not have majority control. FIN 46R is immediately effective for VIEs created after January 31, 2003, and is effective for the Company in 2005 for VIEs created prior to February 1, 2003. The Company’s subsidiary, PharmAthene Canada, Inc., is a VIE and the Company is the primary beneficiary. Therefore, the Company has consolidated PharmAthene, Canada Inc. as of its date of inception.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Loss and Foreign Currency Translation

The financial statements of subsidiaries located outside of the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents consist of a short-term money market account with a bank.

Accounts Receivable

Accounts receivable consist primarily of Quebec provincial and Canadian federal credits for internally and externally generated research and development expenditures. Accounts receivable that management has the intent and ability to hold for the foreseeable future or until payment are reported in the balance sheets at outstanding amounts. The Company writes off uncollectible receivables when the likelihood of collection is remote. The Company has not historically maintained an allowance for doubtful accounts.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

Property and Equipment

Property and equipment consist of land, building and leasehold improvements, laboratory, computer, farm and office equipment and furniture and are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

Asset Category	Estimated Useful Life (in years)
Building and leasehold improvements	4-20
Laboratory equipment	7
Furniture, farm and office equipment	5-7
Computer equipment	3

Intangible Assets

Intangible assets consist of patents and are being amortized using the straight-line method over an 11 year period. The intangible assets are reviewed for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to have occurred if expected future undiscounted cash flows are insufficient to recover the carrying value of the asset. If impaired, the asset’s carrying value is reduced to fair value.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheets. As of December 31, 2005, management believes that no revision of the remaining useful lives or write-down of long-lived assets is required.

Revenue Recognition

    Grant Revenue

The Company recognizes revenue when all terms and conditions of the agreements have been met including persuasive evidence of an arrangement, services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. For reimbursable cost research grants, the Company recognizes revenue as costs are incurred and appropriate regulatory approvals have been obtained or approval criteria are met for invoicing the related government agency.

All of the grant revenue the Company recognized was received under a cost reimbursement grant from the U.S. government to fund the development of pharmaceutical products for biodefense applications. Receipts pursuant to such cost reimbursement grants are contingent upon the successful completion of related tasks, the granting agency may modify the contract at any time, and reimbursed costs are subject to review and adjustment by the granting agency.

Research and Development and In-Process Research and Development

Research and development costs are charged to expense as incurred.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

Stock Compensation

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Company’s stock and the exercise price of the option.

The Company accounts for equity instruments issued to non-employees in accordance with SFAS 123 and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

In accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (SFAS 148), the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation is as follows:

	Year ended December 31
	2005	2004	2003
Net loss attributable to common shareholders, as reported	$(31,537,838)	$(12,719,517)	$(6,919,129)
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards	$(242,340)	$(81,413)	$(45,999)
Pro forma net loss attributable to common shareholders	$(31,780,178)	$(12,800,930)	$(6,965,128)
Basic and diluted net loss per share:
As reported	(2.92)	(1.18)	(2.03)
Pro forma	(2.94)	(1.19)	(2.05)

The fair value for the 2005 awards was estimated at the date of grant using the Black-Scholes option-pricing model assuming a weighted-average volatility of approximately 60%, a risk-free interest rate of 3.9%, a dividend yield of 0%, and a weighted-average expected life of the option of 8.7 years.

The fair value for the 2004 awards was estimated at the date of grant using the Black-Scholes option-pricing model assuming a weighted-average volatility of approximately 60%, a risk-free interest rate of 4.1%, a dividend yield of 0%, and a weighted-average expected life of the option of 7 years.

The fair value for the 2003 awards was estimated at the date of grant using the Black-Scholes option-pricing model assuming a weighted-average volatility of approximately 56%, a risk-free interest rate of 3.2%, a dividend yield of 0%, and a weighted-average expected life of the option of 7 years.

These pro forma amounts are not necessarily indicative of future effects of applying the fair value-based method because of, among other things, the vesting period of the stock options and the fair value of the additional stock options issued in future years.

Basic and Diluted Net Loss Per Share

Basic net loss per share of common stock excludes dilution for potential common stock issuances and is computed by dividing net loss by the weighted-average number of shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities were exercised into common stock. However, for all periods presented, diluted net loss per share is the

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

same as basic net loss attributable to common shareholders per share as the inclusion of weighted average shares of common stock issuable upon the exercise of stock options and warrants would be anti-dilutive. Securities outstanding in the amount of 118,374,000, 31,964,000 and 6,478,000 shares for the years ended December 31, 2005, 2004 and 2003, respectively, were excluded from the calculation of diluted net loss per share since their inclusion would be anti-dilutive.

The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share:

	Year ended December 31
	2005	2004	2003
Numerator:
Net loss	$(23,353,739)	$(10,118,945)	$(6,548,044)
Dividends on and accretion of convertible preferred stock	$(8,184,099)	$(2,600,572)	$(371,085)
Net loss available to common stockholders	$(31,534,838)	$(12,719,517)	$(6,919,129)
Denominator:
Weighted-average shares of common stock outstanding – basic and diluted	$10,817,949	$10,740,000	$3,401,212

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the Company’s valuation allowance, the Company records a change in valuation allowance through income tax expense in the period such determination is made.

Fair Value of Financial Instruments and Concentration of Credit Risk

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate their fair values because of their short maturities at December 31, 2005 and 2004.

New Accounting Standards

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R) which requires all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their grant date fair values for interim or annual periods beginning after June 15, 2005. Pro forma disclosure of stock option expense will no longer be permitted. The cost will be recognized over the requisite service period that an employee must provide to earn the award (i.e., usually the vesting period). The Company adopted SFAS 123R on January 1, 2006 using the ‘‘modified prospective’’ method. The Company is still evaluating the impact of SFAS 123R on its financial statements, however, stock-based employee compensation expense is expected to be similar to disclosed pro-forma amounts.

Reclassifications

Certain prior year amounts in the Consolidated Financial Statements have been reclassified to conform to the current year presentation.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

5.    Property and Equipment

Property and equipment consisted of the following:

	December 31
	2005	2004
Land	$471,860	$—
Building and leasehold improvements	4,014,717	—
Furniture, farm and office equipment	281,907	22,953
Laboratory equipment	325,398	—
Computer equipment	151,844	69,910
	5,245,726	92,863
Less accumulated depreciation	(339,259)	(28,270)
Property and equipment, net	$4,906,467	$64,593

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $559,306, $25,198 and $3,074, respectively. Depreciation expense in 2005 includes the write off of leasehold improvements of approximately $245,000, adjusted based on current foreign currency rates.

6.    Patents

In conjunction with the Nexia Asset Purchase described in Note 2, the Company recorded intangible assets related to patents of $1,407,000 with a useful life of 11 years. The gross carrying value and accumulated amortization, adjusted based on current foreign currency rates, was $1,483,892 and $101,261, respectively, at December 31, 2005. For the year ended December 31, 2005, the Company has recorded amortization expense of $101,261. Amortization expense related to the above intellectual property is expected to be approximately $127,910 per year for the next five years.

7.    Preferred Stock

Series A Convertible Redeemable Preferred Stock

On October 6, 2003, the Company’s Board of Directors approved a 2-for-1 stock split to be effected in the form of a stock dividend payable to common and preferred stockholders of record as of October 6, 2003. On October 15, 2003, the Company affected the 2-for-1 stock split.

All share and per share information presented in the consolidated financial statements and related footnotes for all periods presented have been restated to reflect this 2-for-1 stock split.

In September 2003, the Company sold 13,769,230 shares of Series A convertible redeemable preferred stock (the Series A Preferred Stock) to an investor at a price of approximately $1.09 per share for net proceeds of $14,894,498.

The Series A Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series A Preferred Stock at December 31, 2005 and 2004 totaled $2,921,923 and $1,594,125, respectively.

Each share of the Series A Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The shares of Series A Preferred Stock are currently convertible into 16,442,000 common shares. The conversion rate is subject to adjustment for certain defined equity transactions. At December 31, 2005 and 2004, the Company has reserved 16,442,000 shares of common stock for the potential conversion. The Series A Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

The Series A Preferred Stock has a liquidation preference in an amount equal to the redefined original purchase price of $0.91 per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is junior to the Series B Preferred Stock and the Series C Preferred Stock, and senior to the common stock.

Commencing October 7, 2009, the holder of the Series A Preferred Stock may require the Company to redeem the Series A Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared. The right of redemption is junior to the Series B Preferred Stock and Series C Preferred Stock redemption rights.

The holder of the Series A Preferred Stock is entitled to the number of votes equal to the number of common shares into which its shares are convertible.

Series B Convertible Redeemable Preferred Stock

In October 2004, the Company sold 30,448,147 shares of Series B Convertible Redeemable Preferred Stock (the Series B Preferred Stock) to the Series A Preferred Stock investor and four additional investors at a price of approximately $0.91 per share for net proceeds of $27,570,490. Purchasers of the Series B Preferred Stock also received warrants to purchase common stock as described in Note 9.

The Series B Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series B Preferred Stock at December 31, 2005 and 2004 total $2,787,101 and $523,592, respectively.

Each share of the Series B Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At December 31, 2005, the Company has reserved 65,768,001 shares of common stock for the potential conversion. The Series B Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

The Series B Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series C Preferred Stock.

Commencing October 7, 2009, the holders of the Series B Preferred Stock may require the Company to redeem the Series B Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

The holders of the Series B Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

Series C Convertible Redeemable Preferred Stock

Contemporaneously with the consummation of the Nexia asset acquisition transaction (as described in Note 2), the Company sold 7,480,978 shares of Series C Preferred Stock to investors at a price of approximately $0.91 per share for net proceeds of $6,824,896. Included in these proceeds were two Canadian investors, who previously invested in Nexia, who purchased an aggregate of 3,370,479 shares of Series C Preferred Stock for net proceeds of $3,074,880. Those proceeds were used to

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

partially fund the acquisition of the Nexia assets. In addition, the Company issued to such investors (i) warrants to acquire 2,244,293 shares of Series C Preferred Stock, which are exercisable at approximately $0.91 per share and which expire on March 10, 2008, and (ii) warrants to acquire 1,346,576 common shares, which are exercisable at $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

The Series C Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series C Preferred Stock at December 31, 2005 total $884,635.

Each share of the Series C Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At December 31, 2005, the Company has reserved 22,799,574 shares of common stock for the potential conversion. The Series C Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

The Series C Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series B Preferred Stock.

Commencing October 7, 2009, the holders of the Series C Preferred Stock may require the Company to redeem the Series C Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

The holders of the Series C Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

8.	Minority Interest – Series C Convertible Redeemable Preferred Stock of PharmAthene Canada, Inc.

A Canadian investor purchased 2,591,654 shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. for net proceeds of $2,364,366. The shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. are convertible at the discretion of the investors into an equal number of shares of Series C Preferred Stock of the Company. In addition, the Company issued to such investors (i) warrants to acquire 777,496 Series C Preferred Stock of PharmAthene Canada, Inc. (also convertible into Series C Preferred Stock of the Company) exercisable at approximately $0.91 per share, which expire on March 10, 2008, and (ii) warrants to acquire 466,498 common shares of PharmAthene Canada, Inc. exercisable at $0.01 per share, convertible into shares of common stock of the Company on a 1-for-1 basis, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

The Series C Convertible Preferred Stock of PharmAthene Canada, Inc. bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividend for the Series C Convertible Preferred Stock of PharmAthene Canada, Inc. at December 31, 2005 total $153,392.

The holders of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. have no voting rights.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

9. Stockholders’ Deficit

Common Stock

On August 28, 2003, the Company’s Board of Directors approved a 50-for-1 stock split to be effected in the form of a stock dividend payable to stockholders of record as of August 28, 2003. On September 11, 2003, the Company effected the 50-for-1 stock split.

On October 6, 2003, the Company’s Board of Directors approved a 2-for-1 stock split to be effected in the form of a stock dividend payable to stockholders of record as of October 6, 2003. On October 15, 2003, the Company effected the 2-for-1 stock split.

All common stock shares and amounts presented in the consolidated financial statements and related footnotes for all periods presented have been restated to reflect the 50-for-1 and 2-for-1 stock splits.

In conjunction with the Series A Preferred Stock closing, the common stockholders agreed to certain limitations on their rights to sell their stock. Further, the common stockholders agreed that 5,370,000 shares of common stock would be subject to a right of repurchase by the Company and the Series A Preferred Stock investor in the event of a termination of the relationship between the Company and the Series A Preferred Stock investor. The repurchase price will be either cost or fair market value, depending on the termination event. The number of shares subject to the repurchase right decreased by 41.67% on December 11, 2004, and further decreases by 8.33% quarterly thereafter until September 11, 2006. As of December 31, 2005, 2,214,846 shares remained subject to the right of repurchase.

Cash Dividends

Upon the closing of the Series A Preferred Stock financing, the Company declared and paid a cash dividend of $0.614525 per share ($3,299,999 in aggregate) to all common stockholders of record as of September 12, 2003.

2002 Long-Term Incentive Plan

The Company adopted the 2002 Long-Term Incentive Plan (the Plan) to provide an incentive to eligible employees, consultants, and officers. The Plan provides for the granting of stock options, restricted common stock, and stock appreciation rights. As of December 31, 2005, the Company had reserved 10,919,372 shares of common stock for distribution under the Plan, of which 1,330,463 remain available for future grants. Stock options granted under the Plan may be either incentive stock options, as defined by the Internal Revenue Code, or non-qualified stock options. The Board of Directors determines who will receive options, the vesting period which is generally four years, and the exercise price. Options may have a maximum term of no more than 10 years.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

The following table summarizes the activity of the Company’s stock option plan:

	Shares	Weighted-Average Exercise Price
Outstanding, January 1, 2003	—	$—
Granted	4,320,296	$0.12
Exercised	1,400,000	0.04
Outstanding, December 31, 2003	2,920,296	0.16
Exercisable, December 31, 2003	—	—
Outstanding, January 1, 2004	2,920,296	$0.16
Granted	514,330	0.17
Exercised	—	—
Outstanding, December 31, 2004	3,434,626	$0.16
Exercisable, December 31, 2004	650,603	$0.16
Outstanding, January 1, 2005	3,434,626	$0.16
Granted	5,497,677	0.21
Exercised	202,906	0.13
Forfeited	743,394	0.19
Outstanding, December 31, 2005	7,986,003	$0.19
Exercisable, December 31, 2005	2,405,369	$0.18

Exercise prices for options granted during 2005 were $0.21 per share. The weighted-average remaining contractual life of those options is approximately 9.2 years. As of the date of grant, the weighted-average fair value of the options granted in 2005 was $0.14.

Exercise prices for options granted during 2004 ranged from $0.16 to $0.21 per share. The weighted-average remaining contractual life of those options is approximately 8.7 years. As of the date of grant, the weighted-average fair value of the options granted in 2004 was $0.10.

Exercise prices for options granted during 2003 ranged from $0.04 to $0.16 per share. The weighted-average remaining contractual life of those options is approximately 9.6 years. As of the date of grant, the weighted-average fair value of the options granted in 2003 was $0.07.

The weighted-average expected life of options outstanding at December 31, 2005 is approximately 8.7 years.

In 2003, 2004 and 2005, the Company granted options to non-employees to purchase up to 200,000, 125,000 and 38,000 shares, respectively, of the Company’s common stock at exercise prices of $0.0411, $0.1634 and $0.21 per share, respectively. The 2003 options vested immediately, and the fair value measurement of these options at the grant date was recorded as compensation expense. The 2004 and 2005 options vest over four years. Stock-based compensation expense recorded during the years ended December 31, 2005, 2004 and 2003 was $3,517, $2,448 and $4,000, respectively.

Warrants

In August 2003 in connection with entering into an operating lease for office space, the Company issued a warrant to an affiliate of its landlord to purchase up to 263,296 shares of common stock at an exercise price of $0.01 per share. The warrant is exercisable at any time until August 2013. The Company recorded the aggregate fair value of the warrant of $10,683 as rent expense in 2003.

In conjunction with the Series B Preferred Stock issuance in October 2004, the Company issued warrants to purchase 15,400,000 shares of common stock at an exercise price of $0.01 per share,

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

subject to reduction if certain business milestones are met by the Company, as specified in the warrants and expiring in October 2014. As of December 31, 2004, milestones related to 1,540,000 shares of common stock underlying of the warrants to purchase common stock were attained, with the outstanding total of warrants reduced to 13,860,000. Following the Nexia asset purchase in March 2005 (as described in Note 2), an additional milestone related to 6,160,001 shares of common stock underlying of the warrants was achieved, and the total warrants outstanding were further reduced to 7,699,999.

10.    Income Taxes

For the years ended December 31, 2005, 2004 and 2003, there is no current provision for income taxes, and the deferred tax provision has been entirely offset by a valuation allowance. Actual income tax benefit differs from the expected income tax benefit computed at the federal statutory rate as follows:

	December 31
	2005	2004	2003
Statutory federal tax benefit	$(7,654,035)	$(3,351,673)	$(2,226,335)
State income tax, net of federal benefit	(326,400)	(453,900)	(299,900)
Other permanent differences	16,700	7,300	1,500
Other, net	(96,331)	(616)	(6,289)
Increase in valuation allowance	8,060,066	3,798,889	2,518,446
	$—	$—	$—

The Company’s net deferred tax assets consisted of the following:

	December 31
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$10,188,453	$6,418,954
Depreciation/amortization	3,967,637	—
Research and development credits	267,764	—
Accrued expenses and other	54,680	3,012
	14,478,534	6,421,966
Deferred tax liabilities:
Depreciation/amortization	—	(3,498)
	—	(3,498)
Gross deferred tax assets	14,478,534	6,418,468
Less: valuation allowance	(14,478,534)	(6,418,468)
Net deferred tax assets	$—	$—

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

The deferred tax amounts discussed above are classified as follows:

	December 31
	2005	2004
Current deferred tax assets	$322,444	$3,021
Non-current deferred tax assets	14,156,090	6,415,456
	14,478,534	6,418,468
Less: valuation allowance	(14,478,534)	(6,418,468)
Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities and available tax planning strategies that can be implemented by the Company in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a full valuation allowance.

The U.S. federal net operating loss carryforwards of approximately $23.8 million will begin to expire in various years beginning 2022. The use of the Company’s net operating loss carryforwards may be restricted because of changes in company ownership in accordance with I.R.C. Section 382. The Canadian net operating loss carryforwards of approximately $3.3 million will expire in 2015. Additionally, despite the net operating loss carryforwards, the Company may have a future tax liability due to alternative minimum tax or state tax requirements.

The Company intends to permanently reinvest foreign earnings within the foreign country.

11.    Commitments and Contingencies

Leases

The Company leases offices in the United States under a month-to-month operating lease agreement. Additionally, following the Nexia asset purchase in March 2005, the Company entered into a two year renewable lease agreement for office space in Canada. This lease is renewable for an additional two years and provides for expansion into additional facility space if available. Annual minimum payments are as follows:

2006	$138,026
2007	89,138
$227,164

Total rent expense under operating lease agreements approximated $520,365, $69,333 and $14,870 for the years ended December 31, 2005, 2004 and 2003, respectively.

License Agreements

In June 2002, the Company licensed certain patent rights from a university. The license agreement required a $125,000 up-front payment and a $125,000 payment upon closing of the Series A Preferred Stock. Amounts paid to the university upon the closing of the Series A Preferred Stock are included in research and development expense in the accompanying statements of operations. Upon commercialization, the license agreement requires royalty payments equal to a specified percentage of future sales of products subject to the license through the expiration of the licensed patents, as well as a percentage of any nonroyalty sublicense income.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

In November 2004, the Company licensed certain patent rights from two universities. The license agreements required a $50,000 up-front payment to be paid over two years. Additionally, payments within the agreement included a sublicense fee of 12.5% until Investigational New Drug Application (IND) filing, a minimum royalty of $10,000 a year beginning in 2009, and a milestone payment of $100,000 upon Biologics License Application (BLA) approval. Upon commercialization, the license agreements require royalty payments equal to a specified percentage of future sales of products subject to the license through the expiration of the licensed patents.

In 2005, the Company determined that the program for which these license agreements were entered into was not a viable product. Accordingly, the Company terminated these agreements and agreed to pay $7,756 and $37,364 to terminate the June 2002 and November 2004 license agreements, respectively. Of these amounts, $37,364 was accrued for at year end, and no additional future payments are required.

In March 2005, the Company licensed certain patent rights from a company. The license agreement required a $75,000 up front payment. Additionally, the license agreement requires royalties payments equal to specific percentages of future sales of products subject to the license through the expiration of the licensed patent. In the event that the minimum annual royalty amount of $75,000 has not been met by either the earliest of obtaining a biologics license application or three years upon execution of the license agreement, the Company will pay the difference between the minimum royalty payment and those royalties actually paid.

12.    Related Party Transactions

Upon the closing of the Series A Preferred Stock financing, legal fees totaling $1.0 million were paid to an affiliate of a shareholder. No additional fees were paid to that shareholder or its affiliate during 2003.

The Company leases its office space from an entity that is affiliated with the organization to which the Company issued warrants for 263,296 shares of common stock in August 2003 (see Note 9). The Company paid $78,448, $69,333 and $14,870 in rent expense related to this operating lease for the years ended December 31, 2005, 2004 and 2003, respectively.

13.    Medarex Collaboration

In November 2004, the Company and Medarex, Inc. entered into a collaboration agreement under which the companies plan to develop and commercialize MDX-1303, a fully human monoclonal antibody targeting the Bacillus anthracis protective antigen. MDX-1303 was developed by Medarex using its UltiMAb Human Antibody Development System®, and this antibody is currently in preclinical development for use against human anthrax infection.

Under the terms of the agreement, Medarex and PharmAthene have agreed jointly to continue to investigate the potential for MDX-1303 to be used as a therapeutic for individuals with active disease as well as for prophylactic treatment of individuals exposed to anthrax. In December 2004, Medarex received an initial payment of $2 million from PharmAthene, which will be used to fund development activities already underway for MDX-1303. Approximately $1.3 million and $1.9 million of this amount is included in prepaid expenses at December 31, 2005 and 2004, respectively. PharmAthene is fully responsible for funding all future research and development activities that are not supported by government funds. The companies will share profits according to a pre-agreed allocation percentage.

14.    8% Convertible Notes

In June 2004, the Series A investor and the Company entered into an agreement for up to $3.0 million in the form of convertible notes (the Bridge Notes). The Bridge Notes were repayable upon the earlier of (i) the closing of a financing with gross proceeds in excess of $10.0 million, (ii) the

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

sale of the Company, or (iii) December 31, 2004. The Bridge Notes bear interest at a rate of 8% per annum and are convertible at the investor’s option into the next round of financing or, if no financing has occurred by December 31, 2004, into Series A Preferred Stock.

The Company drew down $1.5 million under the Bridge Notes in June 2004. In October 2004 the bridge loan was converted to Series B Preferred Stock at approximately $0.91 per share. In conjunction with this financing, the conversion price of the investor’s Series A Preferred Stock was adjusted in accordance with the terms of the Series A Preferred Stock, which resulted in the Series A being convertible into an additional 2,672,770 shares, or a total of 16,442,000 shares, of the Company’s common stock.

15.    Subsequent Events

Merger Agreement

On March 9, 2006, the Company entered into a term sheet for the merger of the Company with SIGA Technologies Inc. (SIGA). Pursuant to this agreement, shareholders of the Company will receive shares of SIGA common stock and warrants will be converted into options and warrants to purchase common stock of the combined company. It is expected that shareholders of the Company will own approximately 68% of the combined company, which is anticipated to remain listed on the NASDAQ stock market. Subject to the execution of a definitive merger agreement, shareholder of both the Company and SIGA approvals, regulatory approval and other customary closing conditions, the Company expects the merger to close in the second or third quarter of 2006. The Company is entitled to certain fees in the event that the merger is not completed and SIGA completes an alternative financing within a certain time period.

In conjunction with the transaction, the Company has agreed to enter into a Bridge Note Purchase Agreement providing SIGA with interim financing up to $3.0 million, of which the Company has already paid $2.0 million. This interim financing is subject to the execution of a definitive merger agreement.

PharmAthene, Inc.
Notes to Consolidated Financial Statements (Continued)

16.    Quarterly Information (Unaudited)

Set forth below is the Company’s quarterly financial information for the previous two fiscal years:

	Three months ended
	March 31, 2005[1]	June 30, 2005	September 30, 2005	December 31, 2005
Total revenue	$277,389	$440,210	$200,061	$180,740
Loss from operations	(15,175,457)	(2,347,838)	(2,398,396)	(3,812,900)
Net loss attributable to common shareholders	(16,753,206)	(4,412,622)	(4,478,796)	(5,893,215)
Net loss attributable to common shareholders per share — basic and diluted	(1.56)	(0.41)	(0.41)	(0.54)

	Three months ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Total Revenue	$—	$585,854	$(157,852)	$609,977
Loss from operations	(2,672,019)	(1,469,719)	(3,099,777)	(2,917,138)
Net loss attributable to common shareholders	(2,972,513)	(1,778,235)	(3,440,478)	(4,527,927)
Net loss attributable to common shareholders per share — basic and diluted	(0.25)	(0.14)	(0.29)	(0.27)

[1]	As described in Note 2, loss from operations for the three months ended March 31, 2005 includes a $12,812,000 charge to acquired in-process research and development related to the Nexia asset acquisition.

PharmAthene, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Grant Revenue	$178,701	$248,139
Other revenue	7,741	29,250
Total revenues	186,442	277,389
Costs and expenses:
Research and development	1,871,699	1,549,421
General and administrative	1,395,645	1,027,374
Depreciation and amortization	136,336	64,052
Acquired In-Process Research and Development	—	12,812,000
Total costs and expenses	3,403,680	15,452,847
Operating loss	(3,217,238)	(15,175,458)
Other income (expense):
Interest Income	69,398	108,436
Interest Expense	(37)	—
Total other income	69,361	108,436
Net loss	$(3,147,877)	$(15,067,022)
Accretion of redeemable convertible preferred stock to redemptive value	(1,684,206)	(1,686,184)
Net loss attributable to common shareholders	$(4,832,083)	$(16,753,206)
Net loss available to common stockholders per share of common stock – basic and diluted	$(0.44)	$(1.56)
Weighted average number of shares of common stock – basic and diluted	10,942,906	10,740,000
Pro forma net loss attributable to common stockholders	(4,832,083)
Pro forma net loss available to common stockholders per share of common stock – basic and diluted	$(0.06)
Pro forma weighted average number of shares of common stock – basic and diluted	87,028,744

See Notes to Condensed Consolidated Financial Statements.

PharmAthene, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$3,833,759	$7,938,116
Accounts receivable, net	562,689	494,652
Prepaid expenses	1,150,902	1,549,711
Note receivable	1,000,000	—
Other assets	9,282	8,657
Total current assets	6,556,632	9,991,136
Property and equipment, net	5,023,770	4,906,467
Patents, net	1,350,654	1,382,631
Total assets	$12,931,056	$16,280,234
Current liabilities:
Accounts payable	667,098	783,070
Accrued expenses and other current liabilities	499,323	658,257
Total current liabilities	1,166,421	1,441,327
Minority Interest – Series C convertible redeemable preferred stock of PHTN Canada, par value $0.001 per share; unlimited shares authorized	2,421,428	2,326,037
Series A convertible redeemable preferred stock, par value $0.001 per share; authorized 16,442,000 shares	18,226,232	17,867,448
Series B convertible redeemable preferred stock, par value $0.001 per share; authorized 30,448,147 shares	29,052,132	28,297,277
Series C convertible redeemable preferred stock, par value $0.001 per share; authorized 22,799,574 shares	11,396,581	10,826,013
Warrants to purchase Series C convertible redeemable preferred stock, exercisable at approx. $0.91 per share	1,157,300	1,304,834
Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 147,089,104 shares, 10,942,906 outstanding	10,943	10,943
Additional paid-in capital	—	—
Accumulated other comprehensive loss	103,264	115,160
Accumulated deficit	(50,603,245)	(45,908,805)
Total stockholders’ equity	(50,489,038)	(45,782,702)
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$12,931,056	$16,280,234

See Notes to Condensed Consolidated Financial Statements.

PharmAthene, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31
	2006	2005
Operating activities
Net loss	$(3,147,877)	$(15,067,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of acquired in-process research and development	—	12,812,000
Depreciation and amortization	136,336	64,052
Non-cash compensation expense	84,838	880
Changes in operating assets and liabilities:
Accounts receivable	(68,037)	(69,164)
Prepaid expenses and other current assets	398,184	48,804
Accounts payable	(115,972)	(501,502)
Accrued expenses	(158,934)	309,487
Net cash used in operating activities	(2,871,462)	2,402,465
Investing activities
Purchase of property and equipment	(189,054)	(2,708)
Purchase of Nexia assets	—	(12,277,005)
Net cash used in investing activities	(189,054)	(12,279,713)
Financing activities
Net proceeds from the issuance of redeemable preferred stock	—	8,858,766
Issuance of note receivable	(1,000,000)	—
Net cash (used in) provided by financing activities	(1,000,000)	8,858,766
Effects of exchange rates on cash	(43,841)	39,483
Decrease in cash and cash equivalents	(4,104,357)	(5,783,929)
Cash and cash equivalents at beginning of year	7,938,116	21,662,117
Cash and cash equivalents at end of year	$3,833,759	$15,878,188
Non-cash financing activities
Issuance of Series C redeemable preferred stock and warrants for assets	$—	$(1,212,622)

See Notes to Condensed Consolidated Financial Statements.

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

1.    General

The condensed consolidated financial statements do not include footnotes and certain financial information normally presented annually under accounting principles generally accepted in the United States, and therefore, should be read in conjunction with the Consolidated Financial Statements for the year ended December 31, 2005. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the quarterly period ended March 31, 2006 are not necessarily indicative of results that can be expected for the fiscal year ending December 31, 2006.

The condensed consolidated financial statements included herein are unaudited; however, they contain all adjustments (consisting of normal recurring accruals), which, in the opinion of the Company, are necessary to present fairly its consolidated financial position at March 31, 2006 and December 31, 2005, and its consolidated results of operations and cash flows for the three months ended March 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States.

PharmAthene, Inc. (the Company) was incorporated on March 13, 2001 (inception), under the laws of the State of Delaware. The Company is a biopharmaceutical company focused on developing anti-infectives for biodefense applications. The Company has generated an accumulated deficit of $50,603,245 since inception. The Company anticipates incurring additional losses until such time, if ever, as it can generate significant sales of its products currently in development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its products. There is no assurance that such financing will be available when needed.

The Company is subject to those risks associated with any biopharmaceutical company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

2.    Nexia Asset Purchase

On March 10, 2005, the Company acquired substantially all of the assets and liabilities of Nexia Biotechnologies Inc. (Nexia) that relate to its Protexiar® (recombinant human butyrylcholinesterase) compound. The Company paid approximately $19.1 million in cash, Series C Convertible Redeemable Preferred Stock (the Series C Preferred Stock), and warrants. Specifically, the Company delivered to Nexia (i) 7,465,501 shares of Series C Preferred Stock valued at approximately $0.91 per share; (ii) warrants to acquire 2,239,650 shares of Series C Preferred Stock, which are exercisable at approximately $0.91 per share and which expire on March 10, 2008; and (iii) warrants to acquire 1,343,790 common shares, which are exercisable at $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014. In addition, the Company delivered to Nexia $11,763,176 in cash. The purchased assets and liabilities are held by PharmAthene Canada Inc., a variable interest entity consolidated by the Company, which was established by PharmAthene in connection with the purchase to allow for the holding of the assets and the investment of certain shareholders as further described in Note 8.

The purchase price of the Nexia assets was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The results of Nexia’s operations have been included in the financial statement since the acquisition date.

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

The following table summarizes the purchase price allocation to estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

Prepaid expenses and other current assets	$248,000
Property and equipment, net	5,021,000
In-process research and development	12,812,000
Acquired identifiable intangibles	1,407,000
Accounts payable	(371,000)
Total assets acquired	$19,117,000

In connection with the acquisition and as calculated by a third party appraiser, the Company recorded $12.8 million of the purchase price of the Nexia Asset Purchase as acquired in-process research and development. The fair value was determined utilizing a present value technique involving a discounted cash flow analysis. Under this approach, fair value reflects the present value of the projected free cash flow that will be generated by the in-process research and development.

At the date of the acquisition, the development of Protexia® was not complete, had not reached technological feasibility and had no known alternative uses. Consequently, there is considerable uncertainty as to the technological feasibility of this product at the date of the acquisition. The Company does not foresee any alternative future benefit from the acquired in-process research and development. Significant technological and regulatory approval risks are associated with the development of the product. Development of a product will require significant amounts of future time, effort, and substantial development costs, which will be incurred by the Company. The efforts required to develop the acquired in-process research and development into commercially viable products include the development of the compound for use in intended subjects and the reformulation of an alternate purification process for the compound, as well as the conducting of applicable clinical-trial testing, regulatory approval and the development of a product suitable for commercialization. The principal risks relating to achieving an indication under development are the outcomes of clinical studies of the alternatively purified compound and receiving positive results regulatory filings and approval. Since pharmaceutical products cannot be marketed without regulatory approvals, the Company will not receive any benefits unless regulatory approval is obtained. Accordingly, the portion of the purchase price related to these products under development was allocated to acquired in-process research and development and was expensed at the date of acquisition.

3.    Management’s Plans as to Continuing as a Going Concern

The Consolidated Financial Statements has been prepared on a basis which assumed that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. The Company does not have commercial products and has limited capital resources. Management’s plans with regard to these matters include continued development of its products as well as seeking additional research support funds and financial arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on commercial reasonable terms or that the Company will be able to secure financing from anticipated government contracts and grants.

Management has developed a plan to reduce the Company’s operating expenses in the event that sufficient funds are not available, or if the Company is not able to obtain the anticipated government contracts and grants. If the company is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued. Continuance of the Company’s going concern is dependent upon, among other things, the success of the Company’s research and development programs and the Company’s ability to obtain adequate financing. The financial statements do not

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

include any adjustments relating to recoverability of the carrying amount of recorded assets and liabilities that might result from the outcome of these uncertainties.

4.    Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its subsidiary, PharmAthene Canada Inc., which was formed in March of 2005. All significant intercompany transactions and balances have been eliminated.

The FASB has issued FASB Interpretation (FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46R). FIN 46R expands consolidated financial statements to include certain variable interest entities (VIEs). VIEs are to be consolidated by the company which is considered to be the primary beneficiary of that entity, even if the company does not have majority control. FIN 46R is immediately effective for VIEs created after January 31, 2003, and is effective for the Company in 2005 for VIEs created prior to February 1, 2003. The Company’s subsidiary, PharmAthene Canada, Inc., is a VIE and the Company is the primary beneficiary. Therefore, the Company has consolidated PharmAthene, Canada Inc. as of its date of inception.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Loss and Foreign Currency Translation

The financial statements of subsidiaries located outside of the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Comprehensive loss for each of the one-year periods ended March 31, 2006 and 2005 was approximately $3,159,773 and $15,095,601, respectively. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents consist of a short-term money market account with a bank.

Accounts Receivable

Accounts receivable consist primarily of Quebec provincial and Canadian federal credits for internally and externally generated research and development expenditures. Accounts receivable that management has the intent and ability to hold for the foreseeable future or until payment are reported in the balance sheets at outstanding amounts. The Company writes off uncollectible receivables when the likelihood of collection is remote. The Company has not historically maintained an allowance for doubtful accounts.

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

Property and Equipment

Property and equipment consist of land, building and leasehold improvements, laboratory, computer, farm and office equipment and furniture and are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

Asset Category	Estimated Useful Life (in years)
Building and leasehold improvements	4-20
Laboratory equipment	7
Furniture, farm and office equipment	5-7
Computer equipment	3

Intangible Assets

Intangible assets consist of patents and are being amortized using the straight-line method over an 11 year period. The intangible assets are reviewed for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to have occurred if expected future undiscounted cash flows are insufficient to recover the carrying value of the asset. If impaired, the asset’s carrying value is reduced to fair value.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheets. As of March 31, 2006 and 2005, management believes that no revision of the remaining useful lives or write-down of long-lived assets is required.

Revenue Recognition

Grant Revenue

The Company recognizes revenue when all terms and conditions of the agreements have been met including persuasive evidence of an arrangement, services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. For reimbursable cost research grants, the Company recognizes revenue as costs are incurred and appropriate regulatory approvals have been obtained or approval criteria are met for invoicing the related government agency.

All of the grant revenue the Company recognized was received under a cost reimbursement grant from the U.S. government to fund the development of pharmaceutical products for biodefense applications. Receipts pursuant to such cost reimbursement grants are contingent upon the successful completion of related tasks, the granting agency may modify the contract at any time, and reimbursed costs are subject to review and adjustment by the granting agency.

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

Research and Development and In-Process Research and Development

Research and development costs are charged to expense as incurred.

Basic and Diluted Net Loss Per Share

Basic net loss per share of common stock excludes dilution for potential common stock issuances and is computed by dividing net loss by the weighted-average number of shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities were exercised into common stock. However, for all periods presented, diluted net loss per share is the same as basic net loss attributable to common shareholders per share as the inclusion of weighted average shares of common stock issuable upon the conversion of mandatorily redeemable convertible preferred stock and exercise of stock options and warrants would be anti-dilutive. Securities outstanding in the amount of 122,918,000 and 115,995,000 shares for the three month periods ended March 31, 2006 and 2005, respectively, were excluded from the calculation of diluted net loss per share since their inclusion would be anti-dilutive.

The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share:

	Three months ended March 31
	2006	2005
Numerator
Net loss	$(3,147,877)	$(15,067,022)
Dividends on and accretion of convertible preferred stock	(1,684,206)	(1,686,184)
Net loss available to common stockholders	$(4,832,083)	$(16,753,206)
Denominator:
Weighted-average shares of common stock outstanding — basic and diluted	10,942,906	10,740,000

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the Company’s valuation allowance, the Company records a change in valuation allowance through income tax expense in the period such determination is made.

Fair Value of Financial Instruments and Concentration of Credit Risk

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate their fair values because of their short maturities at March 31, 2006 and 2005.

Share-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, (‘‘SFAS 123(R)’’) which requires the measurement and recognition of compensation expense for all

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

share-based payment awards made to employees and directors including employee stock options based on estimated fair values. SFAS 123(R) supersedes the Company's previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (‘‘APB 25’’) for periods beginning on January 1, 2006.

The Company adopted SFAS 123(R) using the modified prospective method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company's fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the three months ended March 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective method, the Company's Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation related to stock options expense recognized under SFAS 123(R) for the three months ended March 31, 2006 was $84,838. No share-based compensation expense related to employee stock options was recognized during the three months ended March 31, 2005.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the grant-date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Statements of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (‘‘SFAS 123’’). Under the intrinsic value method, no share-based compensation expense related to stock options had been recognized in the Company's Statements of Operations when the exercise price of the Company's stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant-date.

Share-based compensation expense recognized during the current period is based on the value of the portion of share-based payment awards that is ultimately expected to vest. SFAS 123(R) requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is based on historical rates. Share-based compensation expense recognized in the Company's Statements of Operations for the first quarter of 2006 includes (i) compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123 and (ii) compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The Company utilizes the Black-Scholes option pricing model for the valuation of share-based awards.

Share-based compensation expense reduced the Company's results of operations for the three months ended March 31, 2006 by $84,838 or $0.01 per share and had no impact on the Company's cash flow.

The fair value for the 2006 awards was estimated at the date of grant using the Black-Scholes option-pricing model assuming a weighted-average volatility of approximately 72%, a risk-free interest rate of 4.8%, a dividend yield of 0%, and a weighted-average expected life of the option of 9.7 years.

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosures.

Three months ended March 31, 2005
Net loss available to common shareholders, as reported	$(16,753,206)
Deduct: Total stock-based employee compensation expense determined under the fair value-based method for all awards	(57,722)
Pro forma net loss available to common shareholders	$(16,810,928)
Basic and diluted net loss per share:
As reported	$(1.56)
Pro forma	$(1.57)

The fair value for the 2005 awards was estimated at the date of grant using the Black-Scholes option-pricing model assuming a weighted-average volatility of approximately 60%, a risk-free interest rate of 3.9%, a dividend yield of 0%, and a weighted-average expected life of the option of 8.7 years.

5.    Property and Equipment

Property and equipment consisted of the following:

	March 31 2006	December 31 2005
Land	$471,860	$471,860
Building and leasehold improvements	4,064,792	4,014,717
Furniture, farm and office equipment	284,797	281,907
Laboratory equipment	480,429	325,398
Computer equipment	173,324	151,844
	5,475,202	5,245,726
Less accumulated depreciation	(451,432)	(339,259)
Property and equipment, net	$5,023,770	$4,906,467

6.    Patents

In conjunction with the Nexia Asset Purchase described in Note 2, the Company recorded intangible assets related to patents of $1,407,000 with a useful life of 11 years. The gross carrying value and accumulated amortization, adjusted based on current foreign currency rates, was:

	March 31 2006	December 31 2005
Intangible assets	$1,483,892	$1,483,892
Less accumulated amortization	(133,238)	(101,261)
Intangible assets, net	$1,350,654	$1,382,631

7.     Preferred Stock

Series A Convertible Redeemable Preferred Stock

The Series A Convertible Redeemable Preferred Stock (the ‘‘Series A Preferred Stock’’) bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series A Preferred Stock at March 31, 2006 and December 31, 2005 totaled $3,275,505 and $2,921,923, respectively.

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

Each share of the Series A Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The shares of Series A Preferred Stock are currently convertible into 16,442,000 common shares. The conversion rate is subject to adjustment for certain defined equity transactions. At March 31, 2006 and December 31, 2005, the Company has reserved 16,442,000 shares of common stock for the potential conversion. The Series A Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

The Series A Preferred Stock has a liquidation preference in an amount equal to the redefined original purchase price of $0.91 per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is junior to the Series B Preferred Stock and the Series C Preferred Stock, and senior to the common stock.

Commencing October 7, 2009, the holder of the Series A Preferred Stock may require the Company to redeem the Series A Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared. The right of redemption is junior to the Series B Preferred Stock and Series C Preferred Stock redemption rights.

The holder of the Series A Preferred Stock is entitled to the number of votes equal to the number of common shares into which its shares are convertible.

Series B Convertible Redeemable Preferred Stock

The Series B Convertible Redeemable Preferred Stock (‘‘Series B Preferred Stock’’) bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series B Preferred Stock at March 31, 2006 and December 31, 2005 total $3,390,025 and $2,787,101, respectively.

Each share of the Series B Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At March 31, 2006 and December 31, 2005, the Company has reserved 65,768,001 shares of common stock for the potential conversion. The Series B Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

The Series B Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series C Preferred Stock.

Commencing October 7, 2009, the holders of the Series B Preferred Stock may require the Company to redeem the Series B Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

The holders of the Series B Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

Series C Convertible Redeemable Preferred Stock

Contemporaneously with the consummation of the Nexia asset acquisition transaction (as described in Note 2), the Company sold 7,480,978 shares of Series C Preferred Stock to investors at a

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

price of approximately $0.91 per share for net proceeds of $6,824,896. Included in these proceeds were two Canadian investors, who previously invested in Nexia, who purchased an aggregate of 3,370,479 shares of Series C Preferred Stock for net proceeds of $3,074,880. Those proceeds were used to partially fund the acquisition of the Nexia assets. In addition, the Company issued to such investors (i) warrants to acquire 2,244,293 shares of Series C Preferred Stock, which are exercisable at approximately $0.91 per share and which expire on March 10, 2008, and (ii) warrants to acquire 1,346,576 common shares, which are exercisable at $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

The Series C Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series C Preferred Stock at March 31, 2006 and December 31, 2005 total $1,171,063 and $884,635, respectively.

Each share of the Series C Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At March 31, 2006 and December 31, 2005, the Company has reserved 22,799,574 shares of common stock for the potential conversion. The Series C Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

The Series C Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series B Preferred Stock.

Commencing October 7, 2009, the holders of the Series C Preferred Stock may require the Company to redeem the Series C Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

The holders of the Series C Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

8.	Minority Interest – Series C Convertible Redeemable Preferred Stock of PharmAthene Canada, Inc.

A Canadian investor purchased 2,591,654 shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. for net proceeds of $2,364,366. The shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. are convertible at the discretion of the investors into an equal number of shares of Series C Preferred Stock of the Company. In addition, the Company issued to such investors (i) warrants to acquire 777,496 Series C Preferred Stock of PharmAthene Canada, Inc. (also convertible into Series C Preferred Stock of the Company) exercisable at approximately $0.91 per share, which expire on March 10, 2008, and (ii) warrants to acquire 466,498 common shares of PharmAthene Canada, Inc. exercisable at $0.01 per share, convertible into shares of common stock of the Company on a 1-for-1 basis, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

The Series C Convertible Preferred Stock of PharmAthene Canada, Inc. bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividend for the Series C Convertible Preferred Stock of PharmAthene Canada, Inc. at March 31, 2006 and December 31, 2005 total $203,057 and $153,392, respectively.

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

The holders of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. have no voting rights.

9.    Stockholders’ Deficit

Common Stock

In conjunction with the Series A Preferred Stock closing, the common stockholders agreed to certain limitations on their rights to sell their stock. Further, the common stockholders agreed that 5,370,000 shares of common stock would be subject to a right of repurchase by the Company and the Series A Preferred Stock investor in the event of a termination of the relationship between the Company and the Series A Preferred Stock investor. The repurchase price will be either cost or fair market value, depending on the termination event. The number of shares subject to the repurchase right decreased by 41.67% on December 11, 2004, and further decreases by 8.33% quarterly thereafter until September 11, 2006. As of March 31, 2006, 2,027,549 shares remained subject to the right of repurchase.

2002 Long-Term Incentive Plan

The Company adopted the 2002 Long-Term Incentive Plan (the Plan) to provide an incentive to eligible employees, consultants, and officers. The Plan provides for the granting of stock options, restricted common stock, and stock appreciation rights. As of March 31, 2006, the Company had reserved 10,919,372 shares of common stock for distribution under the Plan, of which 379,287 remain available for future grants. Stock options granted under the Plan may be either incentive stock options, as defined by the Internal Revenue Code, or non-qualified stock options. The Board of Directors determines who will receive options, the vesting period which is generally four years, and the exercise price. Options may have a maximum term of no more than 10 years.

The following table summarizes the activity of the Company’s stock option plan for the three months ended March 31, 2006:

	Shares	Weighted-Average Exercise Price
Outstanding, December 31, 2005	7,986,003	$0.19
Granted	951,176	0.21
Exercised	—
Forfeited
Outstanding, March 31, 2006	8,937,179	$0.19
Exercisable, March 31, 2006	3,351,180	$0.19

Exercise prices for options granted during 2006 were $0.21 per share. The weighted-average remaining contractual life of those options is approximately 9.7 years. As of the date of grant, the weighted-average fair value of the options granted in 2006 was $0.17.

Options outstanding at March 31, 2006 (with exercise prices of $0.1634 or $0.21) were 8,937,179, with a weighted remaining average life of 8.5 years, a weighted average exercise price of $0.194 and a weighted average intrinsic value of $0.027. At March 31, 2006, the number of exercisable options was 3,351,180. These options were at exercise prices of $0.1634 or $0.21, had a weighted averaged remaining contractual life of 8.3 years and a weighted averaged exercise price of $0.189. The weighted average intrinsic value of these options was $0.02.

In 2004 and March 2005, the Company granted options to non-employees to purchase up to 125,000 and 18,000 shares, respectively, of the Company’s common stock at exercise prices of $0.1634

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

and $0.21 per share, respectively. In August 2005, an additional 20,000 options were granted at an exercise price of $0.21. The options vest over four years with stock-based compensation expense recorded for the quarters ended March 31, 2006 and 2005 was $1,162 and $834, respectively.

Warrants

In conjunction with the Series B Preferred Stock issuance in October 2004, the Company issued warrants to purchase 15,400,000 shares of common stock at an exercise price of $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and expiring in October 2014. As of December 31, 2004, milestones related to 1,540,000 shares of common stock underlying of the warrants to purchase common stock were attained, with the outstanding total of warrants reduced to 13,860,000. Following the Nexia asset purchase in March 2005 (as described in Note 2), an additional milestone related to 6,160,001 shares of common stock underlying of the warrants was achieved, and the total warrants outstanding were further reduced to 7,699,999.

11.    Commitments and Contingencies

Leases

The Company leases offices in the United States under a month-to-month operating lease agreement. Additionally, following the Nexia asset purchase in March 2005, the Company entered into a two year renewable lease agreement for office space in Canada. This lease is renewable for an additional two years and provides for expansion into additional facility space if available. Annual minimum payments are as follows:

2006	$138,026
2007	89,138
$227,164

Total rent expense under operating lease agreements approximated $49,000 and $34,200 for the three months ended March 31, 2006 and 2005, respectively.

License Agreements

In June 2002, the Company licensed certain patent rights from a university. The license agreement required a $125,000 up-front payment and a $125,000 payment upon closing of the Series A Preferred Stock. Amounts paid to the university upon the closing of the Series A Preferred Stock are included in research and development expense in the accompanying statements of operations. Upon commercialization, the license agreement requires royalty payments equal to a specified percentage of future sales of products subject to the license through the expiration of the licensed patents, as well as a percentage of any nonroyalty sublicense income.

In November 2004, the Company licensed certain patent rights from two universities. The license agreements required a $50,000 up-front payment to be paid over two years. Additionally, payments within the agreement included a sublicense fee of 12.5% until Investigational New Drug Application (IND) filing, a minimum royalty of $10,000 a year beginning in 2009, and a milestone payment of $100,000 upon Biologics License Application (BLA) approval. Upon commercialization, the license agreements require royalty payments equal to a specified percentage of future sales of products subject to the license through the expiration of the licensed patents.

In 2005, the Company determined that the program for which these license agreements were entered into was not a viable product. Accordingly, the Company terminated these agreements and agreed to pay $7,756 and $37,364 to terminate the June 2002 and November 2004 license agreements, respectively. Of these amounts, $37,364 was accrued for at December 31, 2005, and no additional future payments are required.

PharmAthene, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)  (continued)

In March 2005, the Company licensed certain patent rights from a company. The license agreement required a $75,000 up front payment. Additionally, the license agreement requires royalties payments equal to specific percentages of future sales of products subject to the license through the expiration of the licensed patent. In the event that the minimum annual royalty amount of $75,000 has not been met by either the earliest of obtaining a biologics license application or three years upon execution of the license agreement, the Company will pay the difference between the minimum royalty payment and those royalties actually paid.

12.    Related Party Transactions

The Company leases its office space from an entity that is affiliated with the organization to which the Company issued warrants for 263,296 shares of common stock in August 2003 (see Note 9). The Company paid $24,471 and $19,200 in rent expense related to this operating lease for the period ended March 31, 2006 and 2005, respectively.

13.    Medarex Collaboration

In November 2004, the Company and Medarex, Inc. entered into a collaboration agreement under which the companies plan to develop and commercialize MDX-1303, a fully human monoclonal antibody targeting the Bacillus anthracis protective antigen. MDX-1303 was developed by Medarex using its UltiMAb Human Antibody Development System®, and this antibody is currently in preclinical development by Medarex for use against human anthrax infection.

Under the terms of the agreement, Medarex and PharmAthene have agreed jointly to continue to investigate the potential for MDX-1303 to be used as a therapeutic for individuals with active disease as well as for prophylactic treatment of individuals exposed to anthrax. In December 2004, Medarex received an initial payment of $2 million from PharmAthene, which will be used to fund development activities already underway for MDX-1303. Approximately $0.9 million and $1.3 million of this amount is included in prepaid expenses at March 31, 2006 and December 31, 2005, respectively. PharmAthene is fully responsible for funding all future research and development activities that are not supported by government funds. The companies will share profits according to a pre-agreed allocation percentage.

14.    Merger Agreement

On March 9, 2006, the Company entered into a term sheet for the merger of the Company with SIGA Technologies Inc. (SIGA). On June 9, 2006, the boards of directors of both companies approved the merger in a definitive agreement. Pursuant to this agreement, shareholders of the Company will receive shares of SIGA common stock and warrants will be converted into options and warrants to purchase common stock of the combined company. It is expected that shareholders of the Company will own approximately 68% of the combined company, which is anticipated to remain listed on the NASDAQ stock market. Subject to shareholder of both the Company and SIGA approvals, regulatory approval and other customary closing conditions, the Company expects the merger to close in the second or third quarter of 2006. The Company is entitled to certain fees in the event that the merger is not completed and SIGA completes an alternative financing within a certain time period.

In conjunction with the transaction, the Company has agreed to enter into a Bridge Note Purchase Agreement providing SIGA with interim financing, subject to the execution of a definitive merger agreement, of up to $3.0 million. The Company has paid $2.0 million of this interim financing to SIGA.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SIGA Technologies, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of SIGA Technologies, Inc. at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
March 28, 2006

SIGA TECHNOLOGIES, INC.
BALANCE SHEETS
As of December 31, 2005 and 2004

	December 31, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$1,772,489	$2,020,938
Accounts receivable	883,054	108,904
Prepaid expenses	160,144	278,547
Total current assets	2,815,687	2,408,389
Property, plant and equipment, net	1,224,147	508,015
Goodwill	898,334	898,334
Intangible assets, net	932,735	2,114,297
Other Assets	234,126	181,725
Total assets	$6,105,029	$6,110,760
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,251,854	$1,148,277
Accrued expenses and other	452,082	403,072
Deferred revenue	347,219	—
Common stock rights	73,400	—
Notes payable	107,520	—
Total current liabilities	2,232,175	1,551,349
Non-current portion of notes payable	106,705	—
Common stock warrants	535,119	—
Total liabilities	2,873,999	1,551,349
Commitments and contingencies	—	—
Stockholders’ equity
Series A convertible preferred stock ($.0001) par value, 10,000,000 shares authorized, 68,038 issued and outstanding at December 31, 2005 and December 31, 2004)	58,672	58,672
Common stock ($.0001 par value, 50,000,000 shares authorized, 26,500,648 and 24,500,648 issued and outstanding at December 31, 2005 and December 31, 2004, respectively)	2,650	2,450
Additional paid-in capital	49,638,619	48,679,650
Accumulated deficit	(46,468,911)	(44,181,361)
Total stockholders’ equity	3,231,030	4,559,411
Total liabilities and stockholders’ equity	$6,105,029	$6,110,760

SIGA TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005, 2004 and 2003

	Year Ended December 31,
	2005	2004	2003
Revenues
Research and development	$8,476,741	$1,839,182	$731,743
Operating expenses
Selling, general and administrative	2,481,489	4,041,973	2,646,586
Research and development	8,295,262	4,165,849	2,942,809
Patent preparation fees	232,329	393,100	300,494
In-process research and development	—	568,329	—
Impairment of intangible assets	—	2,118,219	136,750
Total operating expenses	11,009,080	11,287,470	6,026,639
Operating loss	(2,532,339)	(9,448,288)	(5,294,896)
Decrease in fair market value of common stock rights and common stock warrants	235,730	—	—
Other income, net		74,969	18,256
Net loss	$(2,287,550)	$(9,373,319)	$(5,276,640)
Weighted average shares outstanding: basic and diluted	24,824,824	23,724,026	15,717,138
Net loss per share: basic and diluted	$(0.90)	$(0.40)	$(0.34)

The accompanying notes are an integral part of these financial statements.

SIGA TECHNOLOGIES, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2005, 2004 and 2003

	Series A Convertible PreferredStock		Common Stock
	Shares	Amount	Shares	Amount
Balance at January 1, 2003	410,760	$443,674	12,902,053	$1,293
Net proceeds from issuance of common stock ($1,20 to $1.44 per share)			3,444,031	344
Issuance of common stock upon acquisition			1,950,000	195
Issuance of stock options and warrants upon acquisition
Issuance of common stock upon exercise of stock option and warrants			27,582	3
Conversion of preferred stock	(353,185)	(371,008)	353,185	33
Issuance of preferred stock for anti-dilution	23,791
Stock options issued to non-employee
Receipt of stock subscriptions outstanding
Net loss
Balance at December 31, 2003	81,366	$72,666	18,676,851	$1,868
Net proceeds from issuance of common stock ($1.44 per share)			4,750,413	475
Issuance of common stock upon exercise of stock options and warrants			70,994	7
Conversion of preferred stock for common stock	(13,328)	(13,994)	13,328	1
Stock issued in acquisition of intangible assets
Common stock retired upon settlement agreement with former founder
Stock issued for services
Net loss
Balance at December 31, 2004	68,038	$58,672	24,500,648	$2,450
Net proceeds allocated to the issuance of common stock ($1.00 per share)			2,000,000	$200
Stock options issued to members of the Board of Directors
Net loss
Balance at December 31, 2005	68,038	$58,672	26,500,648	$2,650

The accompanying notes are an integral part of these financial statements.
(Continued)

	Additional Paid-In Capital	Stock Subscription Outstanding	Accumulated Deficit	Total Stockholders’ Equity
Balance at January 1, 2003	32,051,461	$(791,940)	$(29,531,402)	$2,173,086
Net proceeds from issuance of common stock ($1,20 to $1.44 per share)	4,171,652			4,171,996
Issuance of common stock upon acquisition	3,408,805			3,409,000
Issuance of stock options and warrants upon acquisition	255,873			255,873
Issuance of common stock upon exercise of stock option and warrants	24,715			24,718
Conversion of preferred stock	370,975			—
Issuance of preferred stock for anti-dilution				—
Stock options issued to non-employee	1,375			1,375
Receipt of stock subscriptions outstanding		791,940		791,940
Net loss			(5,276,640)	(5,276,640)
Balance at December 31, 2003	$40,284,856	$—	$(34,808,042)	$5,551,348
Net proceeds from issuance of common stock ($1.44 per share)	6,784,131			6,748,606
Issuance of common stock upon exercise of stock options and warrants	69,369			69,376
Conversion of preferred stock for common stock	13,993			—
Stock issued in acquisition of intangible assets	1,479,900			1,480,000
Common stock retired upon settlement agreement with former founder	4			—
Stock issued for services	47,397		—	—
Net loss			(9,373,319)	47,400
				(9,373,319)
Balance at December 31, 2004	$48,679,650	$—	$(44,181,361)	$4,559,411
Net proceeds allocated to the issuance of common stock ($1.00 per share)	$947,269			947,469
Stock options issued to members of the Board of Directors	11,700
Net loss				11,700
			(2,287,550)	(2,287,550)
Balance at December 31, 2005	$49,638,619	$—	$(46,468,911)	$3,231,030

The accompanying notes are an integral part of these financial statements.

SIGA TECHNOLGOIES, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities:
Net loss	$(2,287,550)	$(9,373,319)	$(5,276,640)
Adjustments to reconcile net loss to net cash used in operating activities:
Purchase in-process research & development	—	568,329	—
Loss on impairment of intangible assets	—	2,118,219	136,750
Loss on impairment of investments	15,000	—	—
Loss on write-off prepaid expenses	116,243	—	—
Bad debt expense	—	—	26,000
Depreciation	145,243	221,719	354,667
Amortization of intangible assets	1,181,562	832,534	384,893
Decrease in fair market value of common stock rights and warrants	(235,730)	—	—
Stock based competition	—	47,400	1,375
Issuance of stock options to non-employee directors	11,700	—	—
Change in assets and liabilities:
Accounts receivable	(774,150)	(70,118)	(4,635)
Prepaid expenses	2,160	(231,210)	53,889
Other assets	(67,401)	(6,729)	(10,827)
Deferred Revenue	347,319	—	—
Accounts payable and accrued expenses	152,587	1,033,177	(997,640)
Net cash used in operating activities	(1,392,451)	(4,890,058)	(5,332,168)
Cash flows from investing activities:
Acquisition of intangible assets	—	(1,033,022)	—
Capital expenditures	(861,941)	(350,688)	(273,560)
Net cash used in operating activities:	(861,941)	(1,383,710)	(273,560)
Cash flows from investing activities:
Proceeds from note payable	276,434	—	—
Repayment of note payable	(62,209)	—	—
Net proceeds from issuance of common stock and derivatives	1,791,718	6,784,606	4,171,996
Receipt of stock subscription outstanding	—	—	791,940
Principal payments on capital lease obligations	—	—	(11,206)
Proceeds from exercise of options and warrants	—	69,376	24,718
Net cash provided from financing activities	2,005,938	6,853,982	4,977,448
Net increase (decrease) in cash and cash equivalents	(248,449)	580,214	(628,280)
Cash and cash equivalents at beginning of period	2,020,938	1,440,724	2,069,004
Cash and cash equivalents at end of period	$1,772,489	$2,020,938	$1,440,724
Non-cash supplemental information:
Conversion of preferred stock to common stock	—	$13,994	371,008
Transfer of intangible assets for investment in Pecos Labs, Inc.	—	$15,000	$—
Shares issued for acquisition of assets from ViroPharma, Inc.	—	$1,480,000	—
Shares issued for services	$11,700	$47,400	—

	2005	2004	2003
Supplemental information of business acquired:
Fair value of asset acquired:
Equipment	—	—	$27,711
Intangible assets	—	—	$3,639,000
Goodwill	—	—	$898,334
Less, liabilities assumed and non-cash consideration:
Current liabilities	—	—	$(494,142)
Stock issued	—	—	$(3,409,000)
Stock options and warrants issued	—	—	$(255,873)
Accrued acquisition costs	—	—	$(460,030)

The accompanying notes are an integral part of these financial statements.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS

1.    Organization and Basis of Presentation

Organization

SIGA Technologies, Inc. (‘‘SIGA’’ or the ‘‘Company’’) is a bio-defense company engaged in the discovery, development and commercialization of products for use in defense against biological warfare agents such as Smallpox and Arenaviruses. In December 2005, the FDA accepted the SIGA’s IND application for the Company’s lead product, SIGA-246, an orally administered anti-viral drug that targets the smallpox virus. The Company is also engaged in the discovery and development of other novel anti-infectives, vaccines, and antibiotics for the prevention and treatment of serious infectious diseases. The Company’s anti-viral programs are designed to prevent or limit the replication of viral pathogens. SIGA’s anti-infectives programs are aimed at the increasingly serious problem of drug resistant bacteria and emerging pathogens.

Basis of presentation

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. The Company does not have commercial products and has limited capital resources. Management’s plans with regard to these matters include continued development of its products as well as seeking additional research support funds and financial arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on commercially reasonable terms or that the Company will be able to secure funding from anticipated government contracts and grants.

On March 20, 2006, the Company received $1.0 million under a $3.0 million Bridge Note Purchase Agreement between the Company and PharmAthene Inc. (see Note 12). Management believes that existing cash combined with anticipated cash flows, including receipt of future funding from government contracts and grants and receipt of the remaining $2.0 million funding under the Bridge Note Purchase Agreement will be sufficient to support its operations beyond March 31, 2007, and that sufficient cash flows will be available to meet the Company’s business objectives. Management has developed a plan to further reduce the Company’s operating expenses in the event that sufficient funds are not available, or if the Company is not able to obtain funding from the Bridge Note Purchase Agreement or the anticipated government contracts and grants, which would be sufficient to enable the Company to operate beyond March 31, 2007. If the Company is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued. Continuance of the Company as a going concern is dependent upon, among other things, the success of the Company’s research and development programs and the Company’s ability to obtain adequate financing. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets and liabilities that might result from the outcome of these uncertainties.

2.    Summary of Significant Accounting Policies

Use of Estimates

The financial statements and related disclosures are prepared in conformity with accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

during the period reported. These estimates include the realization of deferred tax assets, useful lives and impairment of tangible and intangible assets, and the value of options and warrants granted or issued by the Company. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents consist of short term, highly liquid investments, with original maturities of less than three months when purchased and are stated at cost. Interest is accrued as earned.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the various asset classes. Estimated lives are 5 years for laboratory equipment; 3 years for computer equipment; 7 years for furniture and fixtures; and the life of the lease for leasehold improvements. Maintenance, repairs and minor replacements are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the Balance Sheet and any gain or loss is reflected in the Statement of Operations.

Revenue Recognition

The Company recognizes revenue from contract research and development and research payments in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition, (‘‘SAB 104’’). In accordance with SAB 104, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied and title and risk of loss have been transferred to the customer. The Company recognizes revenue from non-refundable up-front payments, not tied to achieving a specific performance milestone, over the period which the Company is obligated to perform services or based on the percentage of costs incurred to date, estimated costs to complete and total expected contract revenue. Payments for development activities are recognized as revenue as earned, over the period of effort. Substantive at-risk milestone payments, which are based on achieving a specific performance milestone, are recognized as revenue when the milestone is achieved and the related payment is due, providing there is no future service obligation associated with that milestone. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed.

For the years ended December 31, 2005, 2004, and 2003, revenues from National Institute of Health (‘‘NIH’’) SBIR grants was 87%, 77%, and 54%, respectively, of total revenues recognized by the Company.

Accounts Receivable

Accounts receivable are recorded net of provisions for doubtful accounts. An allowance for doubtful accounts is based on specific analysis of the receivables. At December 31, 2005, 2004, and 2003, the Company had no allowance for doubtful accounts.

Research and development

Research and development expenses include costs directly attributable to the conduct of research and development programs, including employee related costs, materials, supplies, depreciation on and maintenance of research equipment, the cost of services provided by outside contractors, and facility

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

costs, such as rent, utilities, and general support services. All costs associated with research and development are expensed as incurred. Costs related to the acquisition of technology rights, for which development work is still in process, and that have no alternative future uses, are expensed as incurred.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.

The Company performs an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, to determine if the carrying value of the recorded goodwill is impaired. Goodwill impairment is determined using a two-step approach in accordance with Statement of Financial Accounting Standards No. 142 ‘‘Goodwill and Other Intangible Assets’’ (‘‘SFAS 142’’). The impairment review process compares the fair value of the reporting unit in which goodwill resides to its carrying value. In 2005, 2004 and 2003 the Company operated as one business and one reporting unit. Therefore, the goodwill impairment analysis was performed on the basis of the Company as a whole, using the market capitalization of the Company as an estimate of its fair value. The estimated fair values might produce significantly different results if other reasonable assumptions and estimates were to be used.

Identified Intangible Assets

Acquisition-related intangible assets include acquired technology, customer contracts, grants and covenants not to compete, and are amortized on a straight line basis over periods ranging from 1-4 years.

In accordance with Statement of Financial Accounting Standards No. 144 ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets’’ (‘‘SFAS 144’’), the Company performs a review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Changes in events or circumstances that may affect long-lived assets include, but are not limited to, cancellations or terminations of research contracts or pending government grants (See Note 4).

Income taxes

Income taxes are accounted for under the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, ‘‘Accounting for Income Taxes.’’ Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or the entire deferred tax asset will not be realized.

Net loss per common share

The Company computes, presents and discloses earnings per share in accordance with SFAS 128 ‘‘Earnings Per Share’’ (‘‘EPS’’) which specifies the computation, presentation and disclosure requirements for earnings per share of entities with publicly held common stock or potential common

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

stock. The statement defines two earnings per share calculations, basic and diluted. The objective of basic EPS is to measure the performance of an entity over the reporting period by dividing income (loss) by the weighted average shares outstanding. The objective of diluted EPS is consistent with that of basic EPS, that is to measure the performance of an entity over the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period. The calculation of diluted EPS is similar to basic EPS except the denominator is increased for the conversion of potential common shares.

The Company incurred losses for the years ended December 31, 2005, 2004, and 2003, and as a result, certain equity instruments are excluded from the calculation of diluted loss per share. At December 31, 2005 and 2004, 68,038 shares of the Company’s Series A convertible preferred stock have been excluded from the computation of diluted loss per share as they are anti-dilutive. At December 31, 2003, 81,366 shares of the Company’s Series A convertible preferred stock have been excluded from the computation of diluted loss per share as they are anti-dilutive. At December 31, 2005, 2004, and 2003, outstanding options to purchase 9,399,561, 9,762,061, and 6,460,811 shares, respectively, of the Company’s common stock with exercise prices ranging from $1.00 to $5.50 have been excluded from the computation of diluted loss per share as they are anti-dilutive. At December 31, 2005, 2004, and 2003, outstanding warrants to purchase 9,378,794, 8,469,594, and 6,329,616 shares, respectively, of the Company’s common stock, with exercise prices ranging from $1.00 to $3.63 have been excluded from the computation of diluted loss per share as they are anti-dilutive.

Fair value of financial instruments

The carrying value of cash and cash equivalents, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

Concentration of credit risk

The Company has cash in bank accounts that exceed the Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses on its cash accounts. No allowance has been provided for potential credit losses because management believes that any such losses would be minimal.

Stock compensation

The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees’’ (‘‘APB 25’’) and related interpretations in accounting for its stock-based compensation program. Accordingly, employees’ and directors’ related compensation expense is recognized only to the extent of the intrinsic value of the compensatory options or shares granted.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

The following table illustrates the effect on net income (loss) available to common stockholders and earnings (loss) per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, ‘‘Accounting for Stock-Based Compensation’’ (‘‘SFAS 123’’), as amended by SFAS 148, ‘‘Accounting for Stock-Based Compensation — Transaction and Disclosure, an amendment to FASB Statement No. 123.’’

	Year Ended December 31,
	2005	2004	2003
Net loss applicable to common shareholders, as reported	$(2,287,550)	$(9,373,319)	$(5,276,640)
Add: Stock based compensation expense recorded under APB No. 25	11,700	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(709,285)	(1,105,330)	(687,766)
Pro forma net loss applicable to common shareholders	$(2,985,135)	(10,478,649)	(5,964,406)
Net loss per share:
Basic and diluted – as reported	(0.09)	(0.40)	(0.34)
Basic and diluted – pro forma	$(0.12)	$(0.44)	$(0.38)

The fair value of the options granted to employees and directors of the Company during 2005, 2004, and 2003 ranged from $0.58 to $1.30 on the date of the respective grant using the Black-Scholes option-pricing model.

The value of options granted in 2005, 2004, and 2003 was estimated at the date of grant using the following weighted average assumptions:

	2005	2004	2003
Expected Life	2 - 5 Yrs	2 - 5 Yrs	3 - 5 Yrs
Risk free interest rate	3.00% - 4.00%	2.75% - 3.80%	2.89% - 3.24%
Volatility	60% - 75%	74% - 107%	100%
Dividend Yield	0%	0%	0%

Segment information

The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas or by location and only has one reportable segment as defined by SFAS No. 131, ‘‘Disclosures about Segments of an Enterprise and Related Information.’’

Recent accounting pronouncements

In December 2004, the FASB issued SFAS 123(R), which requires the Company to recognize compensation expense for stock options granted to employees based on the estimated fair value of the equity instrument at the time of grant. Currently, the Company discloses the pro forma net income

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

and earnings per share as if the Company applied the fair value recognition provisions of SFAS 123 as mended by SHAS 148. The requirements of SFAS 123(R) are effective for the Company in the first quarter of fiscal 2006. The Company will recognize compensation expense for stock based awards issued after January 1, 2006 on a straight-line basis over the requisite service period for the entire award. The Company also expects to record expense of approximately $440,000 and $400,000 in fiscal 2006 and 2007 related to previously issued, unvested stock options. The Company will continue to use the Black-Scholes model for evaluating the fair market value of its stock options.

In May 2005, the FASB issued SFAS No. 154, ‘‘ccounting Changes and Error Correction – a Replacement of APB Opinion No. 20 and FASB Statement No. 3’’ (‘‘SFAS – 154’’). SFAS 154 changes the requirements for the accounting for and the reporting of a change in accounting principle. SFAS 154 requires that a voluntary change in accounting principle be applied retroactively with all prior period financial statements presented using the new accounting principle. SFAS 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005. The Company will apply the requirements of SFAS 154 on any changes in principle made on or after January 1, 2006.

3.    Business Acquisitions and Other Transactions

Purchase of Intangible Assets

In August 2004, the Company acquired certain government grants and two early stage antiviral programs, Smallpox and Arenavirus, targeting certain agenda of biological warfare for a purchase price of $1,000,000 in cash and 1,000,000 shares of the Company’s common stock from ViroPharma Incorporated (‘‘ViroPharma’’) (the ‘‘ViroPharma Transaction’’). The shares issued to ViroPharma were valued at the closing date price.

The total purchase price of approximately $2.5 million was allocated to the acquired government grants ($1.9 million) and to purchased in-process research and development ($464,000 allocated to the Smallpox program and approximately $104,000 to the Arenavirus program) (‘‘IPRD’’). The grants are amortized over the contractual life of each grant or 2 years. The amount expensed as IPRD was attributed to technology that has not reached technological feasibility and has no alternate future use. The value allocated to IPRD was determined using the income approach that included an excess earnings analysis reflecting the appropriate costs of capital for the purchase. Estimates of future cash flows related to the IPRD were made for both the Smallpox and Arenavirus programs. The aggregate discount rate of approximately 55% utilized to discount the programs’ cash flows were based on consideration of the Company’s weighted average cost of capital as well as other factors, including the stage of completion and the uncertainty of technology advances for these programs. If the programs are not successful or completed in a timely manner, the Company’s product pricing and growth rates may not be achieved and the Company may not realize the financial benefits expected from the programs.

Business Acquisition

On May 23, 2003, the Company acquired substantially all of the assets of Plexus Vaccine Inc., (‘‘Plexus’’) and assumed certain liabilities in exchange for 1,950,000 shares of the Company’s common stock and 190,950 of the Company’s options and warrants at an exercise price of $1.62 per share. The results of operations of Plexus have been included in the Statement of Operations of the combined entity since May 23, 2003.

In determining the non-cash purchase price of Plexus, the equity consideration has been calculated based on Emerging Issues Task Force (‘‘EITF’’) No. 99-12, ‘‘Accounting for Formula

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

Arrangements under EITF 95-19.’’ For this calculation, the Company used the average market price for a few days before and after May 14, 2003, the announcement date. Based on EITF 99-12, the value of the common stock issued was approximately $3,409,000. The value attributed to the options and warrants exchanged was approximately $255,900. In addition, loans made to Plexus, payments made on behalf of Plexus prior to the asset purchase agreement and costs incurred for the transaction amounted to $406,030.

The allocation of the total purchase price of $4,070,903 is as follows:

	Useful Life	Fair Value
Equipment, net	3 - 7 years	$27,711
Liabilities assumed	N/A	(494,142)
Acquired technology	10 years	2,191,000
Customer contract and grants	3½ years	741,000
Covenant not to compete	3½ years	707,000
Goodwill	Indefinite	898,334
Purchase Price		$4,070,903

In May 2004, the Company sold certain intangible assets originally acquired from Plexus, to Pecos Labs, Inc. (‘‘Pecos’’). See Note 4 ‘‘Intangible Assets.’’

Selected Unaudited Pro Forma Financial Information

The Company has prepared a condensed pro forma statement of operations in accordance with SFAS 141, for the years ended December 31, 2003 as if Plexus were part of the Company as of January 1, 2003.

Revenues	$826,525
Net loss	$(7,527,206)
Net loss per common share – basic and diluted	$(0.46)
Weighted average number of common shares outstanding	$16,481,110

In the fourth quarter of 2003, a customer contract acquired with the acquisition of Plexus was cancelled. Management recorded an impairment loss of $136,750, included in the Company’s operating expenses for the year ended December 31, 2003, to reflect the cancellation.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

4.    Intangible Assets

The following table presents the components of the Company’s acquired intangible assets with finite lives:

	December 31, 2005			December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Acquired grants	$1,962,693	$1,308,465	$654,228	$1,962,693	$327,118	$1,635,575
Customer contract and grants	83,571	52,927	30,644	83,571	19,499	64,072
Covenants not to compete	202,000	202,000	—	202,000	117,833	84,167
Acquired technology	330,483	82,620	247,863		—	330,483
	$2,578,747	$1,646,012	$932,735	$2,578,747	$464,450	$2,114,297

Amortization expense for intangible assets and costs included the following:

	Year Ended December 31,
	2005	2004
Amortization of acquired grants	$981,347	$327,116
Amortization of customer contract and grants	33,428	89,345
Impairment of customer contract and grants	—	322,063
Amortization of covenants not to compete	84,167	196,973
Impairment of covenants not to compete	—	303,000
Amortization of acquired technology	82,620	219,000
Impairment of acquired technology	—	1,508,156
	$1,181,562	$2,965,753

The Company anticipates amortization expense to approximate $767,500, $82,600, and $82,600 for the years ending December 31, 2006, 2007, and 2008, respectively.

Impairment of Intangible Assets

In December 2004, upon completion of the ViroPharma Transaction, integration of the related acquired programs into the Company’s operations, and the demonstrated antiviral activity of the Company’s lead smallpox compound against several mouse models of poxvirus disease; management commenced an application process for additional government grants to support its continued efforts under the Smallpox and Arenavirus antiviral programs. Management determined that significant efforts and resources will be necessary to successfully continue the development efforts under these programs and decided to allocate the necessary resources to support its commitment. As a result, limited resources will be available for the development of future product candidates that utilize the technology acquired from Plexus in May 2003. These factors resulted in a significant reduction in forecasted revenues related to that technology and a reduction in the future remaining useful life, and triggered the related intangible asset impairment. The amount of impairment recorded by management in December 2004 was determined using the two-step process impairment review as required by SFAS 144. In the first step, management compared the projected undiscounted net cash flows associated with the technology acquired from Plexus over its remaining life against its carrying

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

amount. Management determined that the carrying amount of the technology acquired from Plexus exceeded its projected undiscounted cash flows. In the second step, management estimated the fair value of the technology using the income method of valuation, which included the use of estimated discounted cash flows using a discount rate of 28.5%. Based on management’s assessment, the Company recorded a non-cash impairment charge of approximately $1.5 million in December 2004, which was included as a component of the Company’s operating loss.

Transfer of Intangible Assets to Pecos Labs, Inc.

In May 2004, the Company sold intangible assets from its immunological bioinformatics technology and certain non-core vaccine development assets to a privately-held company, Pecos Labs, Inc. (‘‘Pecos’’) in exchange for 150,000 shares of Pecos common stock. In addition, concurrent with the asset transfer, the Company terminated its employment agreement with the President of the Company. The Company paid approximately $270,000 in severance to the President as well as accelerated vesting on 100,000 stock options that were due to vest in May 2004. No compensation charge was recorded as the exercise price of the options was above the fair value market price on the date of termination. In addition, the Company reduced the covenant not to compete with the President to one year from the date of termination.

As a result of the Pecos transaction in the second quarter of 2004, the Company performed an impairment review of the intangible assets in accordance with SFAS 144. The impairment of intangible assets consists of $322,063 of impairments to unamortized intangible assets related to the grants transferred to Pecos and $303,000 of impairment to the unamortized covenant not to compete with the President of the Company due to the reduction of the covenant to one year from the date of termination.

During the year ended December 31, 2005, Pecos terminated its operations. As a result, the Company recorded a loss of $15,000 to write-off its investment in Pecos.

5.    Stockholders’ Equity

At December 31, 2004, the Company’s authorized share capital consisted of 60,000,000 shares, of which 50,000,000 are designated common shares and 10,000,000 are designated preferred shares. The Company’s Board of Directors is authorized to issue preferred shares in series with rights, privileges and qualifications of each series determined by the Board.

2005 Placement

In November 2005, the Company entered into a Securities Purchase Agreement for the issuance and sale of 2,000,000 shares of the Company’s common stock at $1.00 per share and warrants to purchase 1,000,000 shares of the Company’s common stock. The warrants are initially exercisable at 110% of the closing price on the closing date of the transaction ($1.18 per share) at any time and from time to time through and including the seventh anniversary of the closing date. The investors are also entitled to purchase additional shares of the Company’s common stock for a gross amount of $2,000,000 at an initial price of $1.10 per share for a period of 90 trading days following the effectiveness of a registration statement. An initial registration statement relating to the common stock sold and the stock underlying the warrants became effective on December 2, 2005. With respect to the transaction, the Company entered into an Exclusive Finder’s Agreement. Finder’s fees under the agreement include cash compensation of 7% of the gross amount financed and a warrant to acquire 60,000 shares of the Company’s common stock at terms equal to the investors’ warrants. The Company received gross proceeds of $2,000,000 from the transaction on November 3, 2005. Net proceeds from were $1,792,000.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

The Company accounted for the transaction under the provisions of EITF 00-19 which requires that free standing derivative financial instruments that require net cash settlement be classified as assets or liabilities at the time of the transaction, and recorded at their fair value. On November 2, 2005, the Company recorded the warrants to acquire common stock and the option to acquire common stock as liabilities with estimated fair value of $631,000 and $213,000, respectively. EITF 00-19 also requires that any changes in the fair value of the derivative instruments be reported in earnings as long as the derivative contracts are classified as assets or liabilities. At December 31, 2005, the fair market value of the warrants to acquire common stock and the option to acquire additional shares of common stock was $535,000 and $73,000, respectively. The Company applied the Black-Scholes model to calculate the fair values of the respective derivative instruments using the contracted term of the instruments. Management estimates the expected volatility using a combination of the Company’s historical volatility and the volatility of a group of comparable companies. SIGA recorded a gain of $236,000 for the decline in the instruments’ fair value form the date of the transaction to December 31, 2005.

2003 and 2004 Placements

In August 2003, the Company entered into a securities purchase agreement with MacAndrews & Forbes Holdings Inc. (‘‘MacAndrews & Forbes’’), a holding company of which the Company’s Chairman of the Board of Directors is Vice Chairman and a Director. Pursuant to the agreement, the Company raised gross proceeds of $1.0 million from MacAndrews & Forbes and certain of its employees, in exchange for 694,444 shares of the Company’s common stock at a price of $1.44 per share and warrants to purchase 347,222 shares of the Company’s common stock at an exercise price of $2.00 per share. In addition, MacAndrews & Forbes and certain of its employees were granted an option, exercisable through October 13, 2003, to invest up to an additional $9.0 million in the Company on the same terms.

In October 2003, MacAndrews & Forbes, certain of its employees and TransTech Pharma, Inc., a related party to the Company and an affiliate of MacAndrews & Forbes (‘‘TransTech Pharma’’), exercised their option to invest $9.0 million in the Company, in exchange for an aggregate of 6,250,000 shares of common stock of the Company’s common stock, and warrants to purchase up to an aggregate of 3,125,000 shares of the Company’s common stock at an exercise price of $2.00 per share. Immediately prior to the exercise of such option, MacAndrews & Forbes assigned the right to invest up to $5.0 million in the Company to TransTech Pharma. The Company and TransTech Pharma are parties to a drug discovery collaboration agreement signed in October 2002.

In accordance with and subject to the terms and conditions of the securities purchase agreement, MacAndrews & Forbes and certain of its employees invested $2.2 million in exchange for 1,499,587 shares of the Company’s common stock at a price of $1.44 per share and received warrants to purchase up to an additional 749,794 shares of common stock at an exercise price of $2.00 per share.

In January 2004, following the approval of the Company’s stockholders, MacAndrews & Forbes and TransTech Pharma completed the final portion of their investment. MacAndrews & Forbes invested $1,840,595 in exchange for 1,278,191 shares of common stock at a price of $1.44 per share, and warrants to purchase up to an additional 639,095 shares of common stock at an exercise price of $2.00 per share; and TransTech Pharma invested $5,000,000 in exchange for 3,472,222 shares of common stock and warrants to purchase up to an additional 1,736,111 shares of common stock on the same terms. In addition, as part of the investment, MacAndrews & Forbes and TransTech Pharma each were given the right to appoint one board member to the Board of Directors, subject to certain terms and conditions. On January 8, 2004, in accordance with the terms of the investment, the respective designees of MacAndrews & Forbes and TransTech Pharma were appointed to serve on SIGA’s board of directors.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

In June 2003, the Company raised gross proceeds of $1.5 million in a private offering for 1,250,000 shares of common stock. In connection with the offering the Company issued warrants to purchase 125,000 shares of the Company’s common stock to placement agents. The warrants are exercisable at a price of $2.00 per share and have a term of five years.

Other Transactions

In 2004, the Company reached a settlement agreement for breach of contract with a founder of the Company, whereby the founder returned 40,938 common shares, 150,000 warrants and $15,000 to the Company. The common shares were retired by the Company. The Company recorded the settlement amount as other income.

Preferred Stock

Holders of the Series A Convertible Preferred Stock are entitled to (i) cumulative dividends at an annual rate of 6% payable when and if declared by the Company’s board of directors; (ii) in the event of liquidation of the Company, each holder is entitled to receive $1.4375 per share (subject to certain adjustments) plus all accrued but unpaid dividends; (iii) convert each share of Series A to a number of fully paid and non-assessable shares of common stock as calculated by dividing $1.4375 by the Series A Conversion Price (shall initially be $1.4375); and (iv) vote with the holders of other classes of shares on an as-converted basis.

During the year ended December 31, 2004 certain preferred stockholders converted 13,328 Series A convertible preferred stock into 13,328 shares of common stock.

6.    Stock option plan and warrants

Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan In January 1996, the Company implemented its 1996 Incentive and Non-Qualified Stock Option Plan (the ‘‘Plan’’). The Plan as amended provides for the granting of up to 11,000,000 shares of the Company’s common stock to employees, consultants and outside directors of the Company. The exercise period for options granted under the Plan, except those granted to outside directors, is determined by a committee of the Board of Directors. Stock options granted to outside directors pursuant to the Plan must have an exercise price equal to or in excess of the fair market value of the Company’s common stock at the date of grant.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

	Number of Shares	Weighted Average Exercise Price
Options outstanding on January 1, 2003	5,807,561	$2.52
Granted	813,250	1.79
Forfeited	(160,000)	4.81
Exercised	—	—
Options outstanding on December 31, 2003	6,460,811	$2.33
Granted	3,442,500	1.34
Forfeited	(138,334)	1.77
Exercised	(2,916)	1.77
Options outstanding on December 31, 2004	9,762,061	$1.99
Granted	90,000	1.22
Forfeited	(452,500)	1.60
Exercised	—	—
	9,399,561	2.00
Options available for future grant at December 31, 2005	1,385,398
Weighted average fair value of options granted during 2005	$0.64
Weighted average fair value of options granted during 2004	$0.98
Weighted average fair value of options granted during 2003	$1.14

The following table summarizes information about options outstanding at December 31, 2005:

Exercise Price	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
1.00 - 1.85	4,224,084	7.99	$1.37	2,249,584	$1.40
2.00 - 2.75	4,837,250	5.19	$2.38	4,837,250	$2.38
3.94 - 5.5	338,227	3.16	$4.36	325,227	$4.38
	9,399,561			7,412,061

At December 31, 2005, options held outside of the plan included 125,000 options granted to an employee and 125,000 options granted to consultants and have not been included in the above tables.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

The following tables summarize information about warrants outstanding at December 31, 2005:

	Number of Shares	Weighted Average Exercise Price	Expiration Dates
Options outstanding on January 1, 2003	4,675,144	$3.06
Granted	2,161,250	1.98	12/31/2007 – 03/01/2012
Exercised	(40,562)	1.19
Cancelled/Expires	(466,216)	5.83
Options outstanding on December 31, 2003	6,329,616	$2.50
Granted	2,375,206	2.00	08/10/2010
Exercised	(85,228)	1.08
Cancelled/Expires	(150,000)	1.50
Options outstanding on December 31, 2004	8,469,594	$2.39
Granted	1,060,000	1.18	11/2/2012
Exercised	—	—
Cancelled/Expires	(150,800)	2.38
Outstanding at December 31, 2005	9,378,794	$2.26

Number of Warrants Outstanding	Exercise Price ($)
1,583,410	1.18 - 1.69
5,294,172	2.00 - 2.25
2,501,212	2.94 - 3.63
9,378,794

In February 2003, the Company entered into a 12-month consulting agreement with an outside consultant in the amount of $249,420 to provide marketing research support. Upon the Company being awarded research contracts in excess of $2.0 million from such support, and recognizing $2.0 million in revenues from such contracts, the Company is obligated to issue 400,000 fully vested warrants at an exercise price of $1.32 with an expiration of 3 years. As of December 31, 2005, the Company had not yet recognized the minimum of $2.0 million in revenues from the related contract.

During 2003, the Company extended 3,225,000 options held by the Board of Directors for an additional 5 years. The Company accounted for such extension in accordance with Financial Accounting Standard Board Interpretation Number 44, ‘‘Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of APB Opinion Number 25’’. No compensation cost was incurred with the extension as the exercise prices of the options were higher than the fair value of the common stock at the date of modification.

7.    Related Parties

Directors

The Company’s Chairman of the Board of Directors is Vice Chairman and a Director of MacAndrews & Forbes. During 2003 and January 2004, MacAndrews & Forbes, along with TransTech Pharma, invested $10.0 million in SIGA. Furthermore, two directors of the Company are also directors of TransTech Pharma (See Note 5). Additionally, a director of the Company is a member of the Company’s outside counsel.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

Other related party transactions

In January 2004, TransTech Pharma invested $5.0 million in SIGA (See Note 5). During the year ended December 31, 2005, the Company incurred costs of $461,000 related to services provided by TransTech Pharma, Inc., a related party, and its affiliates mostly in connection with one of the Company’s lead product programs. On December 31, 2005, the Company’s outstanding payables included $339,000 payable to the related party and its affiliates. Accounts receivable as of December 31, 2005, included $25,400 outstanding from TransTech Pharma, Inc.

8.    Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31, 2005 and 2004:

Laboratory equipment	$1,358,489	$1,259,711
Leasehold improvements	649,211	632,435
Computer equipment	306,527	212,077
Furniture and fixtures	205,628	194,890
Construction in-progress	804,596	163,397
	3,324,451	2,462,510
Less – Accumulated depreciation	(2,100,304)	(1,954,495)
Property, plant and equipment, net	$1,224,147	$508,015

9.    Note Payable

On May 20, 2005, the Company borrowed approximately $276,000 under a Promissory Note payable to General Electric Capital Corporation. The note is payable in 36 monthly installments of principal and interest of 10.31% per annum. The note is collateralized by a master security agreement dated as of April 29, 2005 and by specific property listed under the master security agreement. Total balance outstanding at December 31, 2005 was $214,225. Scheduled payments for 2006 and 2007 are $107,520 and $106,705, respectively.

10.    Income Taxes

The Company has incurred losses since inception, which have generated net operating loss carryforwards of approximately $31,079,000 at December 31, 2005 for federal and state income tax purposes. These carryforwards are available to offset future taxable income and begin expiring in 2010 for federal income tax purposes. As a result of a previous change in stock ownership, the annual utilization of the net operating loss carryforwards is subject to limitation. The net operating loss carryforwards and temporary differences, arising primarily from deferred research and development expenses and differences in the treatment of intangible assets, result in a noncurrent deferred tax asset at December 31, 2005 and 2004 of approximately $16,411,000 and $16,090,000, respectively. In consideration of the Company’s accumulated losses and the uncertainty of its ability to utilize this deferred tax asset in the future, the Company has recorded a valuation allowance of an equal amount on such date to fully offset the deferred tax asset.

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

At December 31, 2005 and 2004, the Company’s deferred tax assets are comprised of the following:

	2005	2004
Net Operating Losses	12,121	11,810
Deferred Research and Development Costs	3,455	3,950
Amortization of Acquired Assets	623	60
Depreciation of Property Plant and Equipment	212	270
Total Deferred Tax Assets	16,411	16,090
Valuation Allowance	(16,411)	(16,090)
Net Deferred Tax Assets	$—	$—

Following is a summary of changes in our valuation allowance for deferred tax assets as of and for the years ended December 31, 2005, 2004 and 2003 (in thousands):

December 31,	Balance at Beginning of Year	Additions Charged To Costs and Expenses	Deductions	Balance at End Of Year
2005	$16,090	$321		$16,411
2004	13,030	$3,060	$—	$16,090
2003	11,144	$1,886	—	$13,030

For the years ended December 31, 2005 and 2004, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded, state taxes and other permanent differences.

11.    Commitments and Contingencies

Employment agreements

In July 2004, the Company entered into a 3-year employment agreement with its Vice President of Business Development, commencing in August 2004. The employment agreement provided for an annual salary of $230,000 plus bonuses based on certain objectives and goals. Under the agreement, the Company granted the employee an option to acquire 200,000 shares of its common stock at an exercise price of $1.40, of which 50,000 options vested upon signing and 50,000 would have vested at each of the next 3 anniversaries. At the discretion of the Board of Directors the employee might have been granted additional awards of up to 25,000 shares each, upon meeting certain milestones. The agreement had a one year renewal option. Effective September 16, 2005, the employee resigned and his options were forfeited.

In July 2004, the Company entered into an employment agreement with Bernard L. Kasten, M.D. to serve as the Company’s Chief Executive Officer (CEO). The employment agreement provides for an annual salary of $250,000 plus, at the discretion of the Board of Directors, bonus payments for a 3-year initial term with an automatic 3-year renewal unless either party gives notice that it does not want to renew. The agreement also provides for an award of 2,500,000 options to purchase common stock with an exercise price of $1.30, of which 500,000 vested upon signing, one million options ratably vest over the 3-year initial term and the remaining 1 million options vest over the renewal term. The CEO is also entitled to additional options to be granted upon meeting certain milestones.

In July 2004, the Company entered into an amendment to its existing employment agreement with the Company’s Chief Scientific Officer (CSO). Pursuant to the amendment, the employment agreement is effective through December 31, 2007 and provides for an annual salary of $225,000 plus,

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

at the discretion of the Board of Directors, a bonus not to exceed 50% of the Chief Scientific Officer’s salary. The agreement also provides for an option grant of 150,000 options to purchase common stock with an exercise price of $1.40, of which 75,000 vest on December 31, 2005 and 75,000 vest on December 31, 2006. In October 2002, the Company granted the CSO options to acquire 300,000 shares of the Company’s common stock at an exercise price of $2.50. Upon such grant, the CSO was required to surrender 50,000 shares granted under a previous grant with an exercise price of $3.94. Under the October 2002 grant, 75,000 shares vested immediately, 75,000 shares vested on September 1, 2003 and 2004 and 75,000 shares will vest on September 1, 2005. As such, 50,000 options are considered variable options under APB 25 as replacement awards for the options surrendered. For the years ended December 31, 2005, 2004, and 2003 there was no stock compensation charge as the fair value of the underlying common stock was below the exercise price of the option.

In June 2004, the Company entered into an amendment to its existing employment agreement with the Company’s Chief Financial Officer. Pursuant to the amendment, the employment agreement is effective through December 31, 2005 and provides for an annual salary of $230,000 plus a one-time payment of $50,000 for the Chief Financial Officer’s prior service as Acting Chief Executive Officer. An additional bonus not to exceed 25% of the Chief Financial Officer’s salary may be awarded at the discretion of the Board of Directors. The agreement also provides for an option grant of 150,000 options to purchase common stock with an exercise price of $1.40, of which 75,000 vested upon signing and the remainder vested on a prorata basis from January 1, 2005 through December 31, 2005.

Operating lease commitments

The Company leases certain facilities and office space under operating leases. Rent expense for the years ended December 31, 2004, 2003 and 2002 was approximately $297,000, $235,000 and $213,000, respectively. Minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year are as follows:

Year ended December 31,
2006	$255,400
2007	261,800
2008	133,200
2009	135,900
2010	22,700
Total	$809,000

Other

From time to time, the Company is involved in disputes or legal proceedings arising in the ordinary course of business. The Company believes that there is no dispute or litigation pending that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations or cash flows.

12.    Subsequent Event

On March 9, 2006, SIGA entered into a term sheet for the merger of the Company with PharmAthene, Inc. Under the provisions of the term sheet, the Chief Executive Officer of PharmAthene will serve as President and Chief Executive Officer of the combined company and the Board of Directors for the new company will reflect the new proportionate ownership. It is expected that the shareholders of SIGA will own approximately 32% of the combined company, which is anticipated to remain listed on the NASDAQ stock market. The transaction is conditioned on, among

SIGA TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS  (continued)

other things, the execution of a definitive merger agreement, approval of the shareholders of each company, regulatory approval and other customary closing conditions. In connection with the transaction, the Company and PharmAthene also entered into a Bridge Note Purchase Agreement whereby PharmAthene will provide SIGA with up to $3 million in interim financing.

13.	Financial Information By Quarter (Unaudited) (in thousand, except for per share data)

2005 For The Quarter Ended	March 31,	June 30,	September 30,	December 31,	Total
Revenues	$1,459	$1,864	$2,910	$2,244	$8,477
Selling, general & administrative	845	811	415	410	2,481
Research and development	1,552	2,583	1,765	2,395	8,295
Patent preparation fees	175	91	8	(42)	232
Operating income (loss)	(1,113)	(1,621)	722	(520)	(2,532)
Net income (loss)	(1,107)	(1,630)	724	(258)	2,271)
Net loss per share: basic and diluted	(0.05)	(0.07)	0.03	(0.00)	(0.09)
Market price range for common stock
High	1.69	1.44	1.10	1.35	1.69
Low	1.28	0.99	0.70	0.87	0.07

2004 For The Quarter Ended	March 31,	June 30,	September 30,	December 31,	Total
Revenues	$161	$299	$533	$846	$1,839
Selling, general & administrative	1,006	1,112	919	1,005	4,042
Research and development	1,020	1,026	827	1,292	4,165
Patent preparation fees	92	55	84	162	393
In-process research and development	—	—	568	—	568
Impairment of intangible assets	—	610	—	1,508	2,118
Operating loss	1,956	2,504	1,865	2,123	9,448
Net loss	1,940	2,490	1,837	3,106	9,373
Net loss per share: basic and diluted	0.08	0.11	0.08	0.13	0.40
Market price range for common stock
High	2.34	1.93	1.63	1.75	2.34
Low	1.85	1.29	1.23	1.35	1.23

SIGA TECHNOLOGIES, INC.

BALANCE SHEETS

	Unaudited March 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$2,478,102	$1,772,489
Accounts receivable	258,182	883,054
Prepaid expenses	97,878	160,144
Total current assets	2,834,162	2,815,687
Property, plant and equipment, net	1,492,392	1,224,147
Goodwill	898,334	898,334
Intangible assets, net	658,386	932,735
Other Assets	244,284	234,126
Total assets	$6,127,558	$6,105,029
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$581,103	$1,251,854
Accrued expenses and other	441,805	452,082
Deferred revenue	1,264,356	347,319
Common stock rights	1,007,722	73,400
Notes payable	1,107,520	107,520
Total current liabilities	4,402,506	2,232,175
Non-current portion of notes payable	79,825	106,705
Common stock warrants	1,126,432	535,119
Total liabilities	5,608,763	2,873,999
Commitments and contingencies	—	—
Stockholders’ equity
Series A convertible preferred stock ($.0001) par value, 10,000,000 shares authorized, 68,038 issued and outstanding at March 31, 2006 and December 31, 2005)	58,672	58,672
Common stock ($.0001) par value, 50,000,000 shares authorized, 26,500,648 issued and outstanding at March 31, 2006 and December 31, 2005)	2,650	2,650
Additional paid-in capital	49,760,044	49,638,619
Accumulated deficit	(49,302,571)	(46,468,911)
Total stockholders’ equity	518,795	3,231,030
Total liabilities and stockholders’ equity	$6,127,558	$6,105,029

The accompanying notes are an integral part of these financial statements.

SIGA TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2006	2005
Revenues
Research and development	$1,394,454	$1,458,565
Operating expenses
Selling, general and administrative (includes $92,172 of non-cash share based compensation)	941,540	844,709
Research and development (includes $29,253 of non-cash share based compensation)	1,657,670	1,551,640
Patent preparation fees	109,537	175,038
Total operating expenses	2,708,747	2,571,387
Operating loss	(1,314,293)	(1,112,822)
Increase in fair market value of common stock rights and common stock warrants	(1,525,635)	—
Other income, net	6,268	5,397
Net loss	$(2,833,660)	$(1,107,425)
Weighted average shares outstanding: basic and diluted	26,500,648	24,500,648
Net loss per share: basic and diluted	$(0.11)	$(0.05)

The accompanying notes are an integral part of these financial statements.

SIGA TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2006	2005
Cash flow from operating activities:
Net loss	$(2,833,660)	$(1,107,425)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	39,172	39,497
Amortization of intangible assets	274,349	324,848
Increase in fair market value of common stock rights and warrants	1,525,635	—
Stock based compensation	121,425	—
Changes in assets and liabilities:
Accounts receivable	624,872	46,174
Prepaid expenses	62,266	44,178
Other assets	(10,158)	(61,651)
Deferred revenue	917,037	—
Accounts payable and accrued expenses	(681,028)	88,007
Net cash provided by (used in) operating activities	39,910	(626,372)
Cash flows from investing activities:
Capital expenditures	(307,417)	(363,465)
Net cash used in investing activities	(307,417)	(363,465)
Cash flows from financing activities:
Proceeds from note payable	1,000,000	—
Repayment of note payable	(26,880)	—
Net cash provided by financing activities	973,120	—
Net increase (decrease) in cash and cash equivalents	705,613	(989,837)
Cash and cash equivalents at beginning of period	1,772,489	2,020,938
Cash and cash equivalents at end of period	$2,478,102	$1,031,101

The accompanying notes are an integral part of these financial statements.

SIGA TECHNOLOGIES, INC.
Notes to the March 31, 2006 Financial Statements (Unaudited)

1.    Basis of Presentation

SIGA Technologies, Inc. (‘‘SIGA’’ or the ‘‘Company’’) is a bio-defense company engaged in the discovery, development and commercialization of products for use in defense against biological warfare agents such as smallpox and arenaviruses. In December 2005, the FDA accepted the SIGA’s IND application for the Company’s lead product, SIGA-246, an orally administered anti-viral drug that targets the smallpox virus. The Company is also engaged in the discovery and development of other novel anti-infectives, vaccines, and antibiotics for the prevention and treatment of serious infectious diseases. The Company’s anti-viral programs are designed to prevent or limit the replication of viral pathogens. SIGA’s anti-infectives programs are aimed at the increasingly serious problem of drug resistant bacteria and emerging pathogens.

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission (the ‘‘SEC’’) for quarterly reports on Forms 10-Q and should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2005, included in the 2005 Form 10-K. All terms used but not defined elsewhere herein have the meaning ascribed to them in the Company’s 2005 annual report and Form 10-K. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation of the results of the interim periods presented have been included. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results expected for the full year.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. The Company does not have commercial products and has limited capital resources. Management’s plans with regard to these matters include continued development of its products as well as seeking additional research support funds and financial arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on commercially reasonable terms or that the Company will be able to secure funding from anticipated government contracts and grants.

On April 19, 2006, the Company received the second $1.0 million under a $3.0 million Bridge Note Purchase Agreement between the Company and PharmAthene, Inc. (see Note 6). Management believes that existing cash combined with anticipated cash flows, including receipt of future funding from government contracts and grants and receipt of the remaining $1.0 million funding under the Bridge Note Purchase Agreement will be sufficient to support its operations beyond September 30, 2007, and that sufficient cash flows will be available to meet the Company’s business objectives. Management has developed a plan to further reduce the Company’s operating expenses in the event that sufficient funds are not available, or if the Company is not able to obtain the additional $1.0 million funding from the Bridge Note Purchase Agreement or the anticipated government contracts and grants, which would be sufficient to enable the Company to operate beyond September 30, 2007. If the Company is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued. Continuance of the Company as a going concern is dependent upon, among other things, the success of the Company’s research and development programs and the Company’s ability to obtain adequate financing. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets and liabilities that might result from the outcome of these uncertainties.

2.    Significant Accounting Policies

Share-based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), ‘‘Share-Based Payment,’’ (‘‘SFAS 123(R)’’) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (‘‘employee stock purchases’’) based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees’’ (‘‘APB 25’’) for periods beginning on January 1, 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (‘‘SAB 107’’) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Financial Statements as of and for the three months ended March 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation related to stock options expense recognized under SFAS 123(R) for the three months ended March 31, 2006 was $121,425. No share-based compensation expense related to employee stock options was recognized during the three months ended March 31, 2005.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the grant-date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Statements of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, ‘‘Accounting for Stock-Based Compensation’’ (‘‘SFAS 123’’). Under the intrinsic value method, no share-based compensation expense related to stock options had been recognized in the Company’s Statements of Operations when the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant-date.

Share-based compensation expense recognized during the current period is based on the value of the portion of share-based payment awards that is ultimately expected to vest. SFAS 123(R) requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is based on historical rates. Share-based compensation expense recognized in the Company’s Statements of Operations for the first quarter of 2006 includes (i) compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123 and (ii) compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The Company utilizes the Black-Scholes option pricing model for the valuation of share-based awards.

Share-based compensation expense reduced the Company’s results of operations for the three months ended March 31, 2006 by $121,425 or $0.00 per share and had no impact on the Company’s cash flow.

The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, ‘‘Accounting for Stock-Based Compensation — Transition and Disclosures’’ (‘‘SFAS 148’’).

Three months ended March 31, 2005
Net loss available to common stockholders, as reported	$(1,107,425)
Add: Stock-based employee compensation expense included in reported net income	—
Deduct: Total stock based compensation expense determined under the fair value based method	(211,136)
Net loss available to common stockholders, pro forma	$(1,318,561)
Loss per common share – basic and diluted:
As reported	$(0.05)
Pro forma	$(0.05)

Use of Estimates

The financial statements and related disclosures are prepared in conformity with accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. These estimates include the realization of deferred tax assets, useful lives and impairment of tangible and intangible assets, and the value of options and warrants granted by the Company. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary. Actual results could differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents consist of short term, highly liquid investments, with original maturities of less than three months when purchased and are stated at cost. Interest income is accrued as earned.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the various asset classes. Estimated lives are 5 years for laboratory equipment; 3 years for computer equipment; 7 years for furniture and fixtures; and the shorter of the estimated lives or the life of the lease for leasehold improvements. Maintenance, repairs and minor replacements are charged to expense as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the Balance Sheet and any gain or loss is reflected in the Statement of Operations.

Revenue Recognition

The Company recognizes revenue from contract research and development and research payments in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition, (‘‘SAB 104’’). In accordance with SAB 104, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectibility is reasonably assured, contractual obligations have been satisfied and title and risk of loss have been transferred to the customer. The Company recognizes revenue from non-refundable up-front payments, not tied to achieving a specific performance milestone, over the period which the Company is obligated to perform services or based on the percentage of costs incurred to date, estimated costs to complete and total expected contract revenue. Payments for development activities are recognized as revenue as earned, over the period of effort. Substantive at-risk milestone payments, which are based on achieving a specific performance milestone, are recognized as revenue when the milestone is achieved and the related payment is due, providing there is no future service obligation associated with that milestone. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed.

For the three month periods ended March 31, 2006 and 2005, revenues from National Institutes of Health (‘‘NIH’’) Small Business Innovation Research (‘‘SBIR’’) grants approximated 52% and 94%, respectively, of total revenues recognized by the Company.

Accounts Receivable

Accounts receivable are recorded net of provisions for doubtful accounts. An allowance for doubtful accounts is based on specific analysis of the receivables. At March 31, 2006 and December 31, 2005 the Company had no allowance for doubtful accounts.

Research and development

Research and development expenses include costs directly attributable to the conduct of research and development programs, including employee related costs, materials, supplies, depreciation on and maintenance of research equipment, the cost of services provided by outside contractors, and facility costs, such as rent, utilities, and general support services. All costs associated with research and development are expensed as incurred. Costs related to the acquisition of technology rights, for which development work is still in process, and that have no alternative future uses, are expensed as incurred.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.

The Company performs an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment exist, to determine if the carrying value of the recorded goodwill is impaired. Goodwill impairment is determined using a two-step approach in accordance with Statement of Financial Accounting Standards No. 142 ‘‘Goodwill and Other Intangible Assets’’ (‘‘SFAS 142’’). The impairment review process compares the fair value of the reporting unit in which goodwill resides to its carrying value.

Identified Intangible Assets

Acquisition-related intangible assets include acquired technology, customer contracts, grants and covenants not to compete, and are amortized on a straight line basis over periods ranging from 2 to 4 years.

In accordance with Statement of Financial Accounting Standards No. 144 ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets’’ (‘‘SFAS 144’’), the Company performs a review of its identified intangible assets to determine if facts and circumstances exist which indicate that the useful life is shorter than originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Changes in events or circumstances that may affect long-lived assets include, but are not limited to, cancellations or terminations of research contracts or pending government grants.

Income taxes

Income taxes are accounted for under the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, ‘‘Accounting for Income Taxes.’’ Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

Net income (loss) per common share

The Company computes, presents and discloses earnings per share in accordance with SFAS 128 ‘‘Earnings Per Share’’ (‘‘EPS’’) which specifies the computation, presentation and disclosure requirements for earnings per share of entities with publicly held common stock or potential common stock. The statement defines two earnings per share calculations, basic and diluted. The objective of basic EPS is to measure the performance of an entity over the reporting period by dividing income (loss) by the weighted average shares outstanding. The objective of diluted EPS is consistent with that of basic EPS, that is to measure the performance of an entity over the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period. The calculation of diluted EPS is similar to basic EPS except the denominator is increased for the conversion of potential common shares.

The Company incurred losses for the three months ended March 31, 2006 and 2005, and as a result, certain equity instruments are excluded from the calculation of diluted loss per share. At March 31, 2006 and 2005, 68,038 shares of the Company’s Series A convertible preferred stock have been excluded from the computation of diluted loss per share as they are anti-dilutive. At March 31, 2006 and 2005, outstanding options to purchase 8,488,727 and 10,012,061 shares, respectively, of the Company’s common stock with exercise prices ranging from $0.94 to $5.50 have been excluded from the computation of diluted loss per share as they are anti-dilutive. At March 31, 2006 and 2005, outstanding warrants to purchase 9,478,794 and 8,469,594 shares, respectively, of the Company’s common stock, with exercise prices ranging from $1.18 to $3.60 have been excluded from the computation of diluted loss per share as they are anti-dilutive.

Fair value of financial instruments

The carrying value of cash and cash equivalents, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

Concentration of credit risk

The Company has cash in bank accounts that exceed the Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses on its cash accounts. No allowance has been provided for potential credit losses because management believes that any such losses would be minimal.

Segment information

The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the Chief Executive Officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas or by location and only has one reportable segment as defined by SFAS No. 131, ‘‘Disclosures about Segments of an Enterprise and Related Information’’.

3.    Intangible Assets

Amortization expense recorded for the three months ended March 31, 2006 and 2005 was as follows:

	Three Months Ended March 31,
	2006	2005
Amortization of acquired grants	$245,337	$245,336
Amortization of customer contract and grants	8,357	8,357
Amortization of covenants not to compete	—	50,500
Amortization of acquired technology	20,655	20,655
	$274,349	$324,848

4.    Stockholders’ Equity

At March 31, 2006, the Company’s authorized share capital consisted of 60,000,000 shares, of which 50,000,000 are designated common shares and 10,000,000 are designated preferred shares. The Company’s Board of Directors is authorized to issue preferred shares in series with rights, privileges and qualifications of each series determined by the Board.

Holders of the Series A Convertible Preferred Stock are entitled to (i) cumulative dividends at an annual rate of 6% payable when and if declared by the Company’s board of directors; (ii) in the event of liquidation of the Company, each holder is entitled to receive $1.4375 per share (subject to certain adjustments) plus all accrued but unpaid dividends; (iii) convert each share of Series A to a number of fully paid and non-assessable shares of common stock as calculated by dividing $1.4375 by the Series A Conversion Price (shall initially be $1.4375); and (iv) vote with the holders of other classes of shares on an as-converted basis.

In November 2005, the Company sold 2,000,000 shares of the Company’s common stock at $1.00 per share, warrants to purchase 1,000,000 shares of the Company’s common stock with an initial exercise price of $1.18 per share, and rights to purchase 2,000,000 additional shares of the Company’s common stock for an initial price of $1.10 per share. The warrants are exercisable at any time and from time to time through and including the seventh anniversary of the sale closing date and the rights are exercisable for a period of 90 trading days following the effectiveness of a registration statement. An initial registration statement relating to the common stock sold and the stock underlying the warrants became effective on December 2, 2005. A registration statement relating to the common stock underlying the rights became effective on April 17, 2006.

The Company accounted for the transaction under the provisions of EITF 00-19 which requires that free standing derivative financial instruments that require net cash settlement be classified as assets or liabilities at the time of the transaction, and recorded at their fair value. EITF 00-19 also requires that any changes in the fair value of the derivative instruments be reported in earnings as long as the derivative contracts are classified as assets or liabilities. At March 31, 2006, the fair value of the warrants to acquire common stock and the option to acquire additional shares of common stock was $1,123,000 and $1,008,000, respectively. At December 31, 2005, the fair market value of the warrants to acquire common stock and the option to acquire additional shares of common stock was $535,000 and $73,000, respectively. The Company applied the Black-Scholes model to calculate the fair values of the respective derivative instruments using the contracted term of the instruments. Management estimates the expected volatility using a combination of the Company’s historical volatility and the volatility of a group of comparable companies. SIGA recorded a loss of $1,526,000 for the increase in the instruments’ fair value from December 31, 2005 to March 31, 2006.

5.    Related Parties

During the three months ended March 31, 2006, the Company incurred costs of $38,900 related to work performed by Transtech Pharma, Inc., a related party, and its affiliates in connection with one of the Company’s lead product programs. On March 31, 2006, the Company’s outstanding payables included $157,000 payable to the related party and its affiliates. Revenues for the three months ended March 31, 2006 included $21,500 related to services provided by the Company to Transtech Pharma, Inc. The balance is included in the Company’s accounts receivable on March 31, 2006.

6.    Notes Payable

On May 20, 2005, the Company borrowed approximately $276,000 under a Promissory Note payable to General Electric Capital Corporation. The note is payable in 36 monthly installments of principal and interest of 10.31% per annum. The note is secured by a master security agreement dated as of April 29, 2005 and by specific property listed under the master security agreement.

On March 20, 2006, SIGA entered into a Bridge Note Purchase Agreement (‘‘Note Purchase Agreement’’) with PharmAthene, Inc. for the sale of three 8% Notes by SIGA, for $1,000,000 each. The first and second Notes were issued on March 20, 2006 and April 19, 2006, respectively. The subsequent remaining Note is contemplated to be issued on May 19, 2006. The proceeds of the Notes will be used by the Company for (i) expenses directly related to the development of SIGA’s lead product, SIGA-246, (ii) expenses related to the Company’s planned merger with PharmAthene and (iii) corporate overhead. Pursuant to a Security Agreement between the Company and PharmAthene, also entered into on March 20, 2006, the Notes are secured by a first priority security interest in the Company’s assets (other than assets subject to the security interest granted to General Electric Capital Corporation).

The first and second Notes for a principal amount of $1,000,000 each, will be payable on the earliest of (x) March 20, 2008 and April 19, 2008, respectively, (the ‘‘Maturity Dates’’), (y) the closing of a Qualified Financing (as defined in the Purchase Agreement) or (z) a Sale Event (as defined in the Purchase Agreement). In the event of default under the Notes, payment of the Notes will be accelerated such that the entire unpaid principal amount of the Notes and all accrued and unpaid interest shall become immediately due and payable in full.

7.    Stock Compensation Plans

In January 1996, the Company implemented its 1996 Incentive and Non-Qualified Stock Option Plan (the ‘‘Plan’’). The Plan as amended provides for the granting of up to 11,000,000 shares of the Company’s common stock to employees, consultants and outside directors of the Company. The exercise period for options granted under the Plan, except those granted to outside directors, is determined by a committee of the Board of Directors. Stock options granted to outside directors pursuant to the Plan must have an exercise price equal to or in excess of the fair market value of the Company’s common stock at the date of grant.

For the three months ended March 31, 2006, the Company recorded compensation expense of approximately $121,000 related to stock options. The total fair value of options vested during the three months ended March 31, 2006 was $222,000. The total compensation cost not yet recognized related to non-vested awards at March 31, 2006 was $1,634,000. The weighted average period over which total compensation cost is expected to be recognized is 2.5 years.

SIGA calculated the fair value of each option grant using the Black-Scholes model with the following weighted average assumptions:

Weighted Average Assumptions	Three months ended March 31, 2006
Expected volatility	54.35%
Dividend Yield	0.00%
Risk-free interest rate	4.29%
Forfeitures Rate	2.50%
Expected holding period	3.00

The Company calculates the expected volatility using a combination of SIGA’s historical volatility and the volatility of a group of comparable companies. The risk-free interest rate assumption is based upon observed interest rate appropriate for the term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s intent not to issue a dividend in the foreseeable future. The expected holding period assumption was estimated based on historical experience.

Stock option activity of the Company is summarized as follows:

	Number of Shares	Average Exercise Price ($)
Options outstanding at December 31, 2005
Granted	9,399,561	2.00
Forfeited	122,500	0.94
Expired	(1,250,000)	1.30
Exercised	(33,334)	1.50
Options outstanding at March 31, 2006	8,238,727	2.09

	Number of Shares	Weighted Average Intrinsic Value ($)
Nonvested options at December 31, 2005	1,987,500	—
Nonvested options at March 31, 2006	524,974	0.18
Options vested during 2006	212,526	0.21
Options available for future grant at March 31, 2006	2,546,232
Weighted average fair value of options granted during 2006	$0.38
Weighted average fair value of options forfeited during 2006	$1.02

The following table summarizes information about options outstanding at March 31, 2006:

Range of Exercise Price ($)	Number of Options Outstanding at March 31, 2006	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price ($)	Number of Fully Vested & Exercisable at March 31, 2006	Weighted Average Exercise Price ($)	Aggregate Intrinsic Value at March 31, 2006
1.00 – 1.85	3,063,250	7.70	1.38	2,415,776	1.40	$493,100
2.00 – 2.75	4,837,250	4.94	2.38	4,837,250	2.38	—
3.94 – 5.50	338,227	2.91	4.36	338,227	4.36	—
	8,238,727			7,591,253		$493,100

8.    Commitments and Contingencies

As of March 31, 2006, our purchase obligations are not material. We lease certain facilities and office space under operating leases. Minimum future rental commitments under operating leases having non-cancelable lease terms in excess of one year are as follows:

Year ended December 31,
2006	$255,400
2007	261,800
2008	133,200
2009	135,900
2010	22,700
Total	$809,000

STATEMENT A
STOCKHOLDER STATEMENT
PURSUANT TO TREASURY REGULATION §1.368-3(b)

Statement, pursuant to Treasury Regulation §1.368-3(b), of stockholder whose common stock in SIGA Technologies, Inc., a Delaware corporation (‘‘SIGA’’), was exchanged for SIGA common stock.

1.	On [ , 2006], in the reverse stock split (the ‘‘Reverse Stock Split’’), the taxpayer received one share of SIGA common stock for every shares of SIGA common stock, he, she or it held.

2.	Pursuant to the Reverse Stock Split, the taxpayer received whole shares of common stock of SIGA, having a fair market value of [$ ] per share (based on the market price per share on , 2006), in exchange for shares of common stock of SIGA. The taxpayer assumed no liabilities and received no property subject to liabilities in the Reverse Stock Split.

3.	At the time of the exchange, the taxpayer had an adjusted basis of $ in the shares of SIGA common stock surrendered in the Reverse Stock Split.

4.	The name and address of the corporation involved is as follows:
SIGA Technologies, Inc. 420 Lexington Avenue Suite 408 New York, NY 10170

COMPLETE AND ATTACH TO YOUR U.S. FEDERAL INCOME TAX RETURN
FOR THE TAX PERIOD INCLUDING [                            , 2006].

2

SIGA TECHNOLOGIES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                ], 2006

The undersigned appoints Donald G. Drapkin and Paul G. Savas, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of SIGA Technologies, Inc. (the ‘‘Company’’) which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held on [                    ], 2006 at [        ] Eastern time, at the offices of Kramer Levin Naftalis & Frankel LLP, located at 1177 Avenue of the Americas, 29th Floor, New York, NY 10036, and at any and all continuations, adjournments or postponements thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 THROUGH PROPOSAL 8, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT TRANSMITTED IN CONNECTION WITH THE SPECIAL MEETING.

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

PROPOSAL 1	To consider and vote upon an amendment to the certificate of incorporation of SIGA to increase the number of authorized shares of capital stock to 310,000,000, divided into 300,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

FOR	AGAINST	ABSTAIN

PROPOSAL 2	To consider and vote upon an amendment to the certificate of incorporation of SIGA to change the name of the Company to PharmAthene, Inc.

FOR	AGAINST	ABSTAIN

PROPOSAL 3	To consider and vote upon five alternative amendments to the certificate of incorporation of SIGA each of which would effect a reverse stock split of the common stock of the combined company at a ratio of between 1-for-3 and 1-for-7.

FOR	AGAINST	ABSTAIN

PROPOSAL 4	To consider and vote upon a proposal to issue up to 87,034,604 shares of SIGA common stock and warrants to purchase up to 5,083,366 shares of SIGA common stock to the stockholders of PharmAthene, Inc. as merger consideration for the merger of a wholly-owned subsidiary of SIGA into PharmAthene, Inc.

FOR	AGAINST	ABSTAIN

PROPOSAL 5	To consider and vote upon a proposal to issue shares of SIGA common stock, together with warrants to purchase shares of SIGA common stock, in a private offering to certain investors (the ‘‘PIPE’’).

FOR	AGAINST	ABSTAIN

PROPOSAL 6	To consider and vote upon a proposal to issue shares of SIGA common stock and warrants to purchase shares of common stock to certain investors who we expect will be considered affiliates of SIGA at the time of the closing of the PIPE.

FOR	AGAINST	ABSTAIN

PROPOSAL 7	To consider and vote upon an amendment to SIGA’s stock option plan to increase the number of shares of common stock reserved for issuance under the plan from 11,000,000 to 25,250,000 shares.

FOR	AGAINST	ABSTAIN

PROPOSAL 8	To consider and vote upon a proposal to adjourn the Special Meeting, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes for the foregoing proposals.

FOR	AGAINST	ABSTAIN

In their discretion, to transact any other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

Receipt of the Proxy Statement dated [                    ], 2006 is hereby acknowledged.

Dated: [ ], 2006

SIGNATURE(S)
Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person.

Annex A

MERGER AGREEMENT

Annex B

VOTING AGREEMENT

Annex C

FAIRNESS OPINION

Annex D

FORM OF PROPOSED AMENDMENTS TO SIGA’S CERTIFICATE OF INCORPORATION

Annex E

FORM OF AMENDMENT TO SIGA STOCK OPTION PLAN

Annex F

FORM OF PIPE PURCHASE AGREEMENT

Annex G

REGISTRATION RIGHTS AGREEMENT

Annex H

LOCK-UP AGREEMENT

EXECUTION VERSION

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of June 8, 2006

among

SIGA TECHNOLOGIES, INC.,

SIGA ACQUISITION CORP.

AND

PHARMATHENE, INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of this 8th day of June, 2006 (hereinafter referred to as the ‘‘Agreement’’), by and among SIGA TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as ‘‘SIGA’’), SIGA ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of SIGA (hereinafter referred to as ‘‘Merger Sub’’), and PHARMATHENE, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as ‘‘Pharmathene’’; and, together with Merger Sub, as the ‘‘Constituent Corporations’’).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the respective boards of directors of SIGA, Merger Sub, and Pharmathene have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the Merger (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective boards of directors of SIGA, Merger Sub and Pharmathene have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, SIGA, Merger Sub and Pharmathene intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the ‘‘Code’’) and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.

At the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware General Corporation Law (hereinafter referred to as the ‘‘GCL’’), Merger Sub shall be merged into and with Pharmathene, the separate corporate existence of Merger Sub shall cease and Pharmathene shall continue as the surviving corporation (hereinafter referred to as the ‘‘Merger’’), governed by the laws of the State of Delaware, under the corporate name it possesses immediately prior to the Effective Time. Pharmathene is hereinafter sometimes referred to as the ‘‘Surviving Corporation’’.

        1.2    Effect of Merger.

At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, of the Constituent Corporations. All of the rights, privileges, immunities and franchises, and all property, real and personal, and all debts due on whatever account to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all of the property, rights, privileges, immunities, powers, franchises and all and every other interest of each of the Constituent Corporations thereafter shall be vested as effectively and fully in the Surviving Corporation as they were in each of the Constituent Corporations.

        1.3    Certificate of Incorporation and By-Laws.

The certificate of incorporation and by-laws of Pharmathene, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation and by-laws until changed as provided therein and under the laws of the State of Delaware. The first annual meeting of the stockholders of the Surviving Corporation held after the Effective Time shall be the next annual meeting of stockholders provided for in the by-laws of Pharmathene. Notwithstanding the foregoing, the certificate of incorporation of Pharmathene shall be amended and restated as of the Effective Time (as hereinafter defined) to provide for the changing of the name of such entity to Pharmathene Holdings, Inc., and to eliminate all classes of equity securities other than common stock.

        1.4    Effective Time of Merger.

The Merger shall become effective at the time of filing of a certificate of merger with respect to the Merger in the office of the Secretary of State of the State of Delaware, as required by the GCL. Such time is herein referred to as the ‘‘Effective Time’’.

        1.5    Surviving Corporation Directors and Officers.

At the Effective Time and until their successors have been duly elected and have qualified, the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of SIGA as of the Effective Time. Until their successors have been duly elected and have qualified, the officers of SIGA as of the effective time shall become the officers of the Surviving Corporation.

        1.6    Withholding Rights.

Each of the Exchange Agent, SIGA and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Pharmathene Capital Stock, Pharmathene Options or to Pharmathene such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        1.7    Taking of Necessary Action; Further Action.

Pharmathene, SIGA and Merger Sub, respectively, shall take all such lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all assets, rights, privileges, powers, immunities, purposes and franchises of either of the Constituent Corporations, the officers and directors of such corporation shall take all such lawful and necessary action.

ARTICLE II

MERGER CONSIDERATION AND CONVERSION OF SHARES

The manner and basis of converting in the Merger the outstanding shares of Pharmathene Common Stock (as defined below) and Pharmathene Preferred Stock (as defined below) into shares of SIGA Common Stock (as hereinafter defined), as well as the manner and basis of converting in the merger the outstanding shares of Merger Sub Common Stock into shares of the capital stock of the Surviving Corporation are as follows:

        2.1    Merger Sub Common Stock.

The one share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and shall represent the right to receive one share of the common stock, $.01 par value (hereinafter referred to as the ‘‘Surviving Common Stock’’), of the Surviving Corporation.

        2.2    Merger Consideration.

(a)    The shares of common stock of Pharmathene, $.001 par value (hereinafter referred to as the ‘‘Pharmathene Common Stock’’), Series A Convertible Preferred Stock of Pharmathene, $.001 par value (hereinafter referred to as the ‘‘Pharmathene Series A Preferred Stock’’), Series B Convertible Preferred Stock of Pharmathene, $.001 par value (hereinafter referred to as the ‘‘Pharmathene Series B Preferred Stock’’), and Series C Convertible Preferred Stock of Pharmathene, $.001 par value (hereinafter referred to as the ‘‘Pharmathene Series C Preferred Stock’’ and together with the Pharmathene Series A Preferred Stock, and the Pharmathene Series B Preferred Stock, the ‘‘Pharmathene Preferred Stock’’; the Pharmathene Common Stock and Pharmathene Preferred Stock may be hereinafter referred to collectively as the ‘‘Pharmathene Capital Stock’’), outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and shall represent the right to receive the aggregate number of shares of the common stock of SIGA, $.0001 par value (hereinafter referred to as the ‘‘SIGA Common Stock’’), equal to: the product of (i) the difference between (A) the sum of (I) the number of shares of SIGA Common Stock outstanding on the Closing Date (as hereinafter defined), (II) the number of shares of SIGA Common Stock issuable upon the exercise of SIGA Options (as hereinafter defined) outstanding on the Closing Date, and (III) the number of shares of SIGA Common Stock issuable upon the exercise of SIGA Warrants (as hereinafter defined) outstanding on the Closing Date and (B) the product of (I) the number of Partially Excluded Derivative Shares (as hereinafter defined) as of the Closing Date and (II) .5, and (ii) 2.1 (hereinafter referred to as the ‘‘Merger Stock’’). In addition, the holders of Pharmathene Capital Stock shall receive, in the aggregate, warrants to purchase a number of shares of SIGA Common Stock (hereinafter referred to as ‘‘True-up Warrants’’ and together with the Merger Stock, the ‘‘Aggregate Merger Consideration’’) equal to the product of (i) the increase in the outstanding number of shares issuable upon the exercise of warrants or other derivative securities to purchase SIGA Common Stock resulting from the application of anti-dilution rights held by holders of derivative securities identified on Schedule 2.2 hereto (hereinafter referred to as the ‘‘Included Derivative Securities’’)) of SIGA on the Closing Date after taking into consideration the transactions contemplated by this Agreement (hereinafter referred to as ‘‘Anti-Dilution Warrants’’), including without limitation, the Merger and the PIPE (as hereinafter defined) and (ii) 2.1 (such True-up Warrants shall be subject to substantially the same terms and conditions, including without limitation, exercise price, as the corresponding Anti-Dilution Warrant giving rise to its issuance).

(b)    The Aggregate Merger Consideration to be distributed pursuant to Section 2.2(a) shall be allocated to the holders of Pharmathene Capital Stock, in accordance with an agreement among such holders, as follows:

(i)    the holders of Pharmathene Common Stock shall be entitled to receive on a pro rata basis (determined based upon the number of shares of Pharmathene Common Stock held by such holder) divided among the holders thereof, 5.3774% of the Aggregate Merger Consideration;

(ii)    the holders of Pharmathene Series A Preferred Stock shall be entitled to receive on a pro rata basis (determined based upon the number of shares of Pharmathene Series A Preferred Stock held by such holder) divided among the holders thereof, 17% of the Aggregate Merger Consideration;

(iii)    the holders of Pharmathene Series B Preferred Stock shall be entitled to receive on a pro rata basis (determined based upon the number of shares of Pharmathene Series B Preferred Stock held by such holder) divided among the holders thereof, 41.9% of the Aggregate Merger Consideration; and

(iv)    the holders of Pharmathene Series C Preferred Stock shall be entitled to receive on a pro rata basis (determined based upon the number of shares of Pharmathene Series C Preferred Stock held by such holder) divided among the holders thereof, 31.1% of the Aggregate Merger Consideration.

The balance of the Aggregate Merger Consideration shall be distributed upon the exercise of Replacement Options (as hereinafter defined). To the extent Replacement Options terminate without being exercised, the shares of SIGA Common Stock allocated to such Replacement Options under this Agreement shall be remain unissued. Notwithstanding anything herein to the contrary, if any Pharmathene Options (as hereinafter defined) are exercised between the date hereof and the Closing, the foregoing allocation shall be adjusted as necessary to maintain the allocation percentages prescribed by this section. In particular, the percentage of the Aggregate Merger Consideration allocated to holders of Pharmathene Common Stock in accordance with Subsection (b)(i) above shall be increased to ensure that the interest of the current holders of Pharmathene Common Stock are not diluted as a result of such exercise and the percentage of the Aggregate Merger Consideration allocated to holders of Pharmathene Options hereunder shall be proportionately decreased. The percentages of the Aggregate Merger Percentage allocated to the holders of Pharmathene Preferred Stock shall remain unchanged.

(c)    Notwithstanding anything set forth in paragraph (a) of this Section 2.2, no fractional shares of SIGA Common Stock shall be issued by virtue of the Merger. All fractional shares of SIGA Common Stock to be distributed to an individual stockholder of Pharmathene shall be aggregated before determining whether any fractional share remains. Any remaining fractional shares of SIGA Common Stock to be issued shall be rounded to the nearest whole share (with .5 shares being rounded up).

(d)    Notwithstanding the foregoing, immediately following the Effective Time SIGA shall issue to each holder of a Pharmathene Option (as hereinafter defined) that remains outstanding at the Effective Time, in exchange for such Pharmathene Option (as hereinafter defined), a replacement option to purchase shares of SIGA Common Stock in the form attached hereto as Exhibit A (each hereinafter referred to as, a ‘‘Replacement Option’’), which shall be exercisable for the number of shares of SIGA Common Stock equal to the number of shares of SIGA Common Stock that would have been issued to such holder pursuant to Section 2.2(b) hereof, rounded down to the nearest whole share, had the unexercised portion of the applicable Pharmathene Options been exercised immediately prior to the Effective Time and shall have an exercise price equal to (x) (A) the number of shares of Pharmathene Common Stock issuable upon the exercise of the then unexercised portion of such Pharmathene Option multiplied by (B) the exercise price of such Pharmathene Option; divided by (y) the number of shares of SIGA Common Stock issuable upon the exercise of the applicable Replacement Option, rounded up to the nearest whole cent. The SIGA Common Stock issuable upon exercise of the Replacement Options shall vest in accordance with a vesting schedule that is substantially similar to the remaining vesting schedule under the Pharmathene Options.

        2.3    SIGA Common Stock.

The Merger shall effect no change in any shares of SIGA Common Stock issued prior to the Effective Time.

ARTICLE III

DISSENTING SHARES; EXCHANGE OF CERTIFICATES

        3.1    Dissenting Shares.

Notwithstanding anything in this Agreement to the contrary, shares of Pharmathene Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger and shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Section 262 of the GCL shall not be converted into or be exchangeable for the right to receive the consideration provided in Article II of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the

GCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Pharmathene Capital Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration therefor specified under Article II hereof, without any interest thereon.

        3.2    Exchange of Shares.

(a)    Prior to the Effective Time, SIGA shall designate American Stock Transfer, or, at its election, a bank or trust company or similar entity, reasonably satisfactory to Pharmathene, which is authorized to exercise corporate trust or stock powers, to act as the exchange agent (hereinafter referred to as the ‘‘Exchange Agent’’) in the Merger. Promptly after the Effective Time, SIGA shall cause the delivery to the Exchange Agent of shares of the SIGA Common Stock contemplated by Section 2.2 hereof.

(b)    As soon as practicable after the Effective Time, Pharmathene shall provide to the Exchange Agent a schedule setting forth the number of shares of SIGA Common Stock to be delivered to each former holder of Pharmathene Capital Stock in accordance with Section 2.2(a) and (b) above. SIGA shall instruct the Exchange Agent to promptly thereafter send a notice and transmittal form to each holder of a certificate theretofore evidencing shares of Pharmathene Capital Stock, advising such holders of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of SIGA) such record holder’s certificate evidencing Pharmathene Capital Stock for exchange for shares of SIGA Common Stock. Each holder of a certificate theretofore evidencing shares of Pharmathene Capital Stock, upon surrender of the same to the Exchange Agent in accordance with such transmittal, shall be entitled to receive, in exchange for such certificate, a certificate evidencing the number of full shares of SIGA Common Stock for which the shares of Pharmathene Capital Stock theretofore represented by the certificate so surrendered shall have been exchanged pursuant to Section 2.2 hereof, and the certificate so surrendered shall forthwith be cancelled.

(c)    If any certificate evidencing shares of SIGA Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, or if any payment of cash is to be made to a person other than the person in whose name such certificate is registered, it shall be a condition of the issuance thereof or such payment, as the case may be, that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of SIGA Common Stock in any name other than that of, and payment of cash to a person other than, the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such transfer or other taxes have been paid or are not applicable.

(d)    In the event any certificate representing any shares of Pharmathene Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate or option instrument the consideration payable in exchange therefor pursuant to Article II. The Exchange Agent or SIGA may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Exchange Agent a bond in such sum as it may direct as indemnity against any claim that may be made against SIGA with respect to the certificate or option instrument alleged to have been lost, stolen or destroyed.

        3.3    Dividends and Other Distributions.

No dividends or other distributions to holders of SIGA Common Stock as of any date subsequent to the Effective Time shall be paid to the holders of outstanding certificates formerly representing shares of Pharmathene Capital Stock until such certificates are so surrendered. Subject to the effect, if any, of applicable law upon surrender of certificates evidencing shares of Pharmathene Capital Stock, there shall be paid to the record holders of SIGA Common Stock issued in exchange therefor the amount of dividends or other distributions with a record date for payment after the Effective Time that have theretofore been paid with respect to full shares of SIGA Common Stock which have not yet been paid to a public official pursuant to abandoned property laws. No interest shall be payable with respect to the payment of such dividends or other distributions on surrender of outstanding certificates. Notwithstanding the foregoing, neither SIGA, Merger Sub, the Exchange Agent nor any other party hereto shall be responsible or liable to any holder of shares of Pharmathene Capital Stock for any SIGA Common Stock, or dividends or distributions thereon or cash, delivered to any public official pursuant to applicable escheat laws.

        3.4    Pharmathene Stock Transfer Ledger.

At the Effective Time, it shall be deemed that the stock transfer books of Pharmathene are closed, and no transfer of Pharmathene Capital Stock on the books of Pharmathene shall thereafter be made or consummated. Until surrendered and exchanged in accordance with the provisions of Section 3.3 hereof, the outstanding certificates evidencing shares of Pharmathene Capital Stock immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all corporate purposes to evidence the right to receive the number of shares of SIGA Common Stock into which the shares of Pharmathene Capital Stock theretofore evidenced by such certificate or certificates shall have been so converted, as though such surrender and exchange had taken place.

        3.5    Termination of Exchange Agency.

Any portion of the shares of SIGA Common Stock, which remains undistributed to the holders of Pharmathene Capital Stock for one year after the Effective Time shall be delivered to SIGA, upon demand, and any holders of Pharmathene Capital Stock who have not therefore complied with this Article III shall thereafter look only to SIGA for the shares of SIGA Common Stock, to which they are entitled pursuant to Paragraph (b) of Section 2.2 hereof and any dividends or other distributions with respect to SIGA Common Stock to which they are entitled pursuant to Section 3.3. Any portion of such remaining shares unclaimed by holders of Pharmathene Capital Stock as of a date which is immediately prior to such time as such shares or amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of SIGA free and clear of any claims or interest of any person previously entitled thereto.

ARTICLE IV

CLOSING

        4.1    Time and Place of Closing.

Pharmathene, SIGA and Merger Sub shall regularly communicate and consult with each other with respect to the fulfillment of the various conditions to the obligations under this Agreement of the parties hereto. The exchange of certificates, opinions and other documents contemplated by this Agreement (hereinafter referred to as the ‘‘Closing’’) shall be held at the offices of McCarter & English LLP, 245 Park Avenue, 27th Floor, New York, New York 10167, at 10:00 A.M., local time, at such time and date (hereinafter referred to as the ‘‘Closing Date’’) as the parties may determine, such date to fall within ten business days after the satisfaction or waiver of the last of the conditions set forth in Articles IX, X and XI hereof to be satisfied or waived (other than conditions with respect to actions the parties shall take at the Closing), or such other time and date as may be agreed upon by the parties hereto. For purposes of this Agreement, ‘‘business day’’ shall mean any day on which the principal offices of the Securities and Exchange Commission (the ‘‘SEC’’) in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

        4.2    Certificate of Merger.

In the event that, at or prior to the Closing, none of the parties has exercised any right it may have to terminate this Agreement, and no condition to the obligations of the parties exists that is not waived, the parties shall, on the Closing Date, execute the certificate of merger, in the form attached hereto as Exhibit B (hereinafter referred to as the ‘‘Certificate of Merger’’), and, as soon thereafter as is practicable cause it to be filed with the Secretary of State of the State of Delaware in accordance with the GCL.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PHARMATHENE

Pharmathene hereby represents and warrants to SIGA as follows, except as set forth in the written disclosure schedules delivered by Pharmathene to SIGA (the ‘‘Pharmathene Disclosure Schedules’’). The Pharmathene Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V. The disclosures in any section or subsection of the Pharmathene Disclosure Schedules shall qualify other sections and subsections in this Article V to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Pharmathene Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect (as defined below), or is outside the ordinary course of business. For purposes of this Agreement, the phrase ‘‘to the knowledge ofPharmathene’’ or any phrase of similar import shall mean the actual or constructive knowledge of any person holding the office or position, or fulfilling the function of a director or officer of Pharmathene.

        5.1    Incorporation.

(a)    Pharmathene is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all of its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and upon the receipt of authorization of the holders of Pharmathene Capital Stock in accordance with the GCL, to consummate the Merger. Pharmathene is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect (as hereinafter defined). The copies of the certificate of incorporation and by-laws of Pharmathene which have been delivered to SIGA and Merger Sub by Pharmathene are complete and correct.

(b)    For purposes of this Agreement:

(i)    ‘‘Material Adverse Effect’’ with respect to a party shall mean any change, effect, event, occurrence or state of facts which is, or is reasonably expected to be, materially adverse to the business, financial condition, results of operations or prospects of such party and its subsidiaries (as hereinafter defined), taken as a whole, other than any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general or (ii) this Agreement or the transactions contemplated hereby or the announcement thereof; and

(ii)    each reference to a ‘‘subsidiary’’ or ‘‘subsidiaries’’ of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        5.2    Authorization.

The execution and delivery of this Agreement by Pharmathene, the performance by Pharmathene of its covenants and agreements hereunder and thereunder and upon the receipt of authorization of the holders of Pharmathene Capital Stock in accordance with the GCL, the consummation by Pharmathene of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. When executed and delivered by Pharmathene, this Agreement shall constitute the valid and legally binding obligations of Pharmathene, enforceable against Pharmathene in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

        5.3    Conflicts.

Neither the execution and delivery of this Agreement, nor upon the receipt of authorization of the holders of Pharmathene Capital Stock in accordance with the GCL, the consummation of the transactions contemplated herein, will violate any provision of the certificate of incorporation or by-laws of Pharmathene or, subject to compliance with the regulatory requirements hereinafter specified in this Section 5.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon Pharmathene or any of its subsidiaries or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any material contract or agreement to which Pharmathene or any subsidiary is a party or by which Pharmathene or any subsidiary or any of their respective properties or assets is bound. Other than the approval of the consummation of the transactions contemplated by this Agreement in accordance with the GCL by the holders of Pharmathene Capital Stock, and except as set forth on Schedule 5.3, no consents, approvals or authorizations, or filings or registrations with any governmental agency or authority or any other person or entity are required in connection with the execution and delivery of this Agreement by Pharmathene or the consummation by Pharmathene of the transactions contemplated hereby.

        5.4    Capitalization.

The authorized Pharmathene Capital Stock consists of (i) 147,089,105 shares of Pharmathene Common Stock, of which 10,942,906 shares are issued and outstanding and (ii) 105,009,575 shares of Pharmathene Preferred Stock, of which (A) 16,442,000 shares have been designated as Series A Convertible Preferred Stock, 16,442,000 of which are issued or outstanding, (B) 65,768,001 shares have been designated as Series B Convertible Preferred Stock, 30,448,147 of which are issued or outstanding, and (C) 22,799,574 shares have been designated as Series C Convertible Preferred Stock, of which 14,946,479 shares are issued and outstanding. There are no other classes of capital stock of Pharmathene authorized, issued or outstanding. All of the outstanding shares of Pharmathene Capital Stock are, and all outstanding shares of Pharmathene Capital Stock issuable upon exercise of Pharmathene Options and Pharmathene Warrants will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person. Except as set forth on Schedule 5.4, there are no subscriptions, warrants, options, calls, commitments by or agreements to which Pharmathene is bound relating to the issuance, conversion, or purchase of any shares of Pharmathene Common Stock, or any other capital stock of Pharmathene, except for the options (‘‘Pharmathene Options’’) granted by Pharmathene pursuant to its 2002 Long Term Incentive Plan, as amended covering an aggregate of 9,193,683 shares of Pharmathene Common Stock. The Warrants described on Schedule 5.4 are hereinafter referred to as the ‘‘Pharmathene Warrants.’’ Except as set forth on Schedule 5.4, Pharmathene is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock, or obligating Pharmathene, directly or indirectly, to sell any asset which is material to the businesses, financial condition, results of operations or prospects of Pharmathene and the Pharmathene subsidiaries (as hereinafter defined), taken as a whole (hereinafter referred to as ‘‘Pharmathene’s business or condition’’). Except as set forth in Schedule 5.4, Pharmathene has not agreed to register any securities under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), under any arrangements that would require any such registration as a result of this Agreement or the transactions contemplated hereby or otherwise. All outstanding shares of Pharmathene Capital Stock, all outstanding Pharmathene Options, and all outstanding Pharmathene Warrants have been issued or granted in compliance with all applicable securities laws.

        5.5    Subsidiaries.

(a)    Schedule 5.5 annexed hereto sets forth the name of each corporation, partnership, joint venture, business trust or other legal entity in which Pharmathene, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest (herein referred to, individually, as a ‘‘Pharmathene Subsidiary’’ and, collectively, as the ‘‘Pharmathene Subsidiaries’’), the jurisdiction of its incorporation or formation, and Pharmathene’s direct or indirect ownership thereof. Each Pharmathene Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party and to conduct such Pharmathene Subsidiary’s business. Each Pharmathene Subsidiary is in good standing in each other jurisdiction wherein the failure so to qualify would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.5, all of the outstanding shares of the capital stock of each Pharmathene Subsidiary are owned by Pharmathene and are duly authorized and validly issued, fully paid and non-assessable, issued without violation of the preemptive rights of any person, and are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature. Except as set forth on Schedule 5.5, no shares of capital stock or other proprietary interest of any Pharmathene Subsidiary is subject to any option, call, commitment or other agreement of any nature, and except as set forth on Schedule 5.5, there are no subscriptions, warrants, options, calls, commitments by agreements to which Pharmathene or any Pharmathene Subsidiary is bound relating to the issuance or purchase of any shares of capital stock of any Pharmathene Subsidiary. Except as set forth on Schedule 5.5, neither Pharmathene nor any Pharmathene Subsidiary is party to any agreement or arrangement relating to the voting or control of any capital stock of any Pharmathene Subsidiary, or obligating Pharmathene or any Pharmathene Subsidiary to sell any assets of any Pharmathene Subsidiary, which is material to Pharmathene’s business or condition. The copies of the certificates of incorporation and by-laws, or other instruments of formation, of each such Pharmathene Subsidiary, which have been delivered or made available to SIGA by Pharmathene are complete and correct.

        5.6    Disputes and Litigation.

Except as set forth in Schedule 5.6, there is no action, suit, proceeding, or claim, pending or to the Knowledge of Pharmathene, threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or to the Knowledge of Pharmathene, threatened, against Pharmathene or any of the Pharmathene Subsidiaries, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against Pharmathene or any of the Pharmathene Subsidiaries.

        5.7    Financial Statements.

(a)    Set forth in Schedule 5.7 are: (i) the audited consolidated balance sheets of Pharmathene and the Pharmathene Subsidiaries as and at December 31, 2004 and 2005, respectively, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the report of Ernst & Young LLP (hereinafter referred to as the ‘‘Accountant’’) with respect thereto (hereinafter referred to as the ‘‘Pharmathene Audited Financial Statements’’) and (ii) the consolidated balance sheet of Pharmathene and the Pharmathene Subsidiaries as and at March 31, 2006, and the related consolidated statements of income and cash flows for the three months then ended (hereinafter referred to as the ‘‘Pharmathene Interim Financial Statements’’ and, together with the Pharmathene Audited Financial Statements, the ‘‘Pharmathene Historical Financial Statements’’).

(b)    The Pharmathene Audited Financial Statements are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate. The Pharmathene Audited Financial Statements fairly present, in all material respects, in conformity with such principles as so applied, the consolidated financial position and results of operations and cash flows of Pharmathene and the Pharmathene Subsidiaries, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Pharmathene Audited Financial Statements fairly present, in all material respects, all liabilities of Pharmathene and the Pharmathene Subsidiaries, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of Pharmathene and the Pharmathene Subsidiaries, and the changes in their cash flows, on a consolidated basis, for such periods have been included in the Pharmathene Audited Financial Statements.

(c)    The Pharmathene Interim Financial Statements are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate. The Pharmathene Interim Financial Statements fairly present, in all material respects, in conformity with such principles as so applied, the consolidated financial position and results of operations and cash flows of Pharmathene and the Pharmathene Subsidiaries, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the Pharmathene Interim Financial Statements fairly present, in all material respects, all liabilities of Pharmathene and the Pharmathene Subsidiaries, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of Pharmathene and the Pharmathene Subsidiaries, and the changes in their cash flows, on a consolidated basis, for such periods have been included in the Pharmathene Interim Financial Statements.

(d)    Each of Pharmathene and each Pharmathene Subsidiary: maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded timely as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2004, there have been no changes in the internal accounting controls or in other factors that could affect Pharmathene’s internal accounting controls.

        5.8    Absence of Undisclosed Liabilities.

Except as set forth in Schedule 5.8 or as otherwise disclosed in this Agreement or the Pharmathene Historical Financial Statements, neither Pharmathene, nor any of the Pharmathene Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or any unrealized or anticipated losses from any unfavorable commitments or sales of products, other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

        5.9    Absence of Certain Changes.

Since December 31, 2005, Pharmathene and each Pharmathene Subsidiary has operated its business in the ordinary course consistent with past practice. Without limiting the generality of the immediately preceding sentence, except as set forth in Schedule 5.9, since December 31, 2005, neither Pharmathene nor any Pharmathene Subsidiary has:

(a)    amended or otherwise modified its constituting documents or by-laws (or similar organizational documents);

(b)    altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c)    with respect to, any shares of its capital stock or any other of its securities, granted, encumbered, issued or sold, or authorized for grant or encumbrance, issuance or sale, or granted, encumbered, issued or sold any options, warrants, purchase agreements, put agreement, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments fixed or contingent that could directly or indirectly, require Pharmathene or any Pharmathene Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate or entered into any agreement, commitment or understanding calling for any of the above;

(d)    declared, set aside or made any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock or other securities of or other ownership interests in Pharmathene or any Pharmathene Subsidiary;

(e)    incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any notes or other corporate debt securities or paid or discharged any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waived any of its respective rights;

(f)    mortgaged, pledged, subjected to any Lien (as hereinafter defined) or granted any security interest in any of its assets or properties; entered into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, entered into any lease of machinery or equipment, or sold, transferred, leased to others or otherwise disposed of any tangible or intangible asset or property;

(g)    effected any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as was required from time to time by governmental legislation affecting wages (provided, however, that in no event was any such increase in compensation made with respect to any employee or agent earning in excess of $100,000 per annum); made any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to such date (provided, however, that in no event was any such payment made with respect to any employee or agent earning in excess of $100,000 per annum); or entered into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or made any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to such date; or lost the employment services of any employee whose annual salary exceeded $100,000;

(h)    adopted or, except as required by law, amended, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(i)    entered into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(j)    terminated or modified any Pharmathene Agreement, or received any written notice of termination of any Pharmathene Agreement, except for terminations of Pharmathene Agreements upon their expiration during such period in accordance with their terms;

(k)    incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any entity or person;

(l)    discharged or satisfied any Lien other than those then required to be discharged or satisfied during such period in accordance with their original terms;

(m)    paid any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Pharmathene Historical Financial Statements or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;

(n)    cancelled, waived or compromised any material debt or claim;

(o)    suffered any damage, destruction, or loss to any of its assets or properties (whether or not covered by insurance) except for damage, destruction or loss occurring in the ordinary course of business which, individually or in the aggregate, would not have a Material Adverse Effect;

(p)    made any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(q)    made any capital expenditures or capital additions or betterments in amounts which exceed $50,000 in the aggregate;

(r)    purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(s)    changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the Pharmathene Historical Financial Statements, other than as required by GAAP;

(t)    instituted or settled any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(u)    made any new elections, changed any current elections or settled or compromised any liability with respect to its Taxes; or

(v)    entered into any agreement or commitment to do any of the foregoing; or

(w)    suffered any Material Adverse Effect;

and, since December 31, 2005, there has been no condition, development or contingency which, so far as reasonably may be foreseen, may, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, the term ‘‘Lien’’ shall be defined to mean any mortgage, deed of trust, security interest, pledge, lien, or other charge or encumbrance of any nature whatsoever except: (a) liens disclosed in either the Pharmathene Historical Financial Statements or SIGA Historical Financial Statements; (b) liens for taxes, assessments, or governmental charges or levies not yet due and delinquent; and (c) liens consisting of zoning or planning restrictions, easements, permits, any other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Pharmathene, SIGA or any of their subsidiaries.

        5.10    Intellectual Property.

(a)    As used in this Agreement, the term ‘‘Intellectual Property Rights’’ means all: (i) patents, patent applications, foreign patents and foreign patent applications, inventions and designs, and any registrations thereof with any agency or authority, (ii) trademarks, service marks, trade names, domain names, copyrights and mask works and all registrations and applications to register any of the foregoing with any agency or authority; (iii) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, including all formulae, processes, know-how, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and any media or other tangible embodiment thereof and all descriptions thereof; (iv) all other technology and intangible property, including without limitation computer software and programs in object code or source code form, databases, and documentation and flow charts; and (v) all licenses, grants or other rights running to or from a person relating to any of the foregoing, including material transfer agreements.

(b)    Set forth on Schedule 5.10 is a true, accurate and complete list of all Intellectual Property Rights owned, licensed or used by Pharmathene and that are material to the business of Pharmathene as presently conducted or as contemplated to be conducted (hereinafter referred to as the ‘‘Pharmathene Intellectual Property Rights’’), specifying whether such Intellectual Property Rights are exclusive or non-exclusive to Pharmathene and including identifying information of all federal, state and foreign registrations of such Intellectual Property Rights or applications for registration thereof (but excluding software licenses that are generally commercially available).

(c)    Pharmathene owns, is licensed to use, or otherwise has the full legal right to use all of the Pharmathene Intellectual Property Rights, free and clear of any Lien. To the knowledge of Pharmathene, such Pharmathene Intellectual Property Rights are sufficient for the conduct of Pharmathene’s business as presently conducted and to the knowledge of Pharmathene, as contemplated to be conducted, and constitute all of the Intellectual Property Rights owned, licensed or used by Pharmathene. Except for the licenses disclosed in Schedule 5.10 (hereinafter referred to as the ‘‘Pharmathene Licenses’’), (i) Pharmathene is not bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements of any kind (other than software licenses that are generally commercially available) with respect to the Pharmathene Intellectual Property Rights and (ii) to Pharmathene’s knowledge, there are no other outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to Pharmathene Intellectual Property Rights. Except under the Pharmathene Licenses identified in Schedule 5.10, Pharmathene is not obligated to pay any royalties or other compensation or expenses (other than fees for software licenses that are generally commercially available), to any third party in respect of its ownership, use or license of any of the Pharmathene Intellectual Property Rights. There has been no breach or violation by Pharmathene, and to the knowledge of Pharmathene there is no breach or violation by any other party to, any Pharmathene License that is reasonably likely to give rise to any termination or any loss of rights thereunder.

(d)    Except as set forth in Schedule 5.10, to the knowledge of Pharmathene, neither Pharmathene’s business, as presently conducted or as contemplated to be conducted, nor the current and contemplated products or services of Pharmathene infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of any third party. Pharmathene is not aware of any claim, and has not received any notice or other communication (in writing or otherwise) of any claim from, any person asserting that Pharmathene’s business, as presently conducted or as contemplated to be conducted, or any of the current or contemplated products or services of Pharmathene infringe or may infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of another person. Pharmathene is not aware of any existing or threatened infringement, misappropriation, or competing claim by any third party on the right to use or own any of, the Pharmathene Intellectual Property Rights.

(e)    Pharmathene has taken commercially reasonable measures and precautions to establish and preserve the confidentiality, secrecy and ownership of all Pharmathene Intellectual Property Rights with respect to its products and services. Without limiting the generality of the foregoing employees who have had access to confidential or proprietary information of Pharmathene have executed and delivered to Pharmathene confidentiality agreements in a form customary in the industry in which Pharmathene operates. Copies of such agreements have been delivered to

SIGA, and all of such agreements are in full force and effect. Pharmathene is not aware of any violation of the confidentiality of any non-public Pharmathene Intellectual Property Rights. Pharmathene is not making unlawful use of any confidential information or trade secrets of any third party. To the knowledge of Pharmathene, the activities of Pharmathene’s employees, consultants, or independent contractors on behalf of Pharmathene’s business, as presently conducted and contemplated to be conducted, do not violate any agreements or arrangements which such employees have with former employers or any other third person. To the knowledge of Pharmathene, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any of the Pharmathene Intellectual Property Rights.

(f)    Except as set forth in Schedule 5.10, to the knowledge of Pharmathene, no third party has infringed, misappropriated or otherwise conflicted with any of the Pharmathene Intellectual Property Rights. To the knowledge of Pharmathene, there are no third party challenges to the Pharmathene Intellectual Property Rights including interferences, reexaminations, oppositions and appeals.

(g)    Except as set forth in Schedule 5.10, (i) there is no action, suit, order, claim, or to Pharmathene’s knowledge, governmental investigation pending, or, to Pharmathene’s knowledge, threatened in writing against Pharmathene or affecting Pharmathene, relating to the Pharmathene Intellectual Property and reasonably likely so as to cause a Material Adverse Effect (or to the knowledge of Pharmathene, pending or threatened in writing against any of the officers, directors or employees of Pharmathene with respect to Pharmathene’s business or proposed business activities) at law or in equity, or before of by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); (ii) nor has there been any such actions, suits, orders, claims, or to the knowledge of Pharmathene, governmental investigations or claims pending against Pharmathene at any time; (iii) to the knowledge of Pharmathene, there is no valid basis for any of the foregoing; (v) Pharmathene is not subject to any judgment, order or decree of any court or other governmental agency; and (vi) there is no action, suit, proceeding, or investigation by Pharmathene currently pending or which Pharmathene presently intends to initiate with respect to the transactions contemplated by the Agreement.

        5.11    Taxes.

Except as set forth in Schedule 5.11:

(a)    Pharmathene and each Pharmathene Subsidiary has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established and which are being contested in good faith. There are no claims or assessments pending against Pharmathene or any Pharmathene Subsidiary for any alleged deficiency in any Tax, there are no pending or, to the knowledge of Pharmathene, threatened audits or investigations for or relating to any liability in respect of any Taxes, and Pharmathene has not been notified in writing of any proposed Tax claims or assessments against Pharmathene or any Pharmathene Subsidiary (other than in each case, claims or assessments for which adequate reserves have been established and which are being contested in good faith). Neither Pharmathene nor any Pharmathene Subsidiary has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by Pharmathene or any Pharmathene Subsidiary for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. To the knowledge of Pharmathene, there are no liens for Taxes on the assets of Pharmathene or any Pharmathene Subsidiary except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent Pharmathene or any Pharmathene Subsidiary with respect to Taxes. Other than with respect to

Pharmathene or any Pharmathene Subsidiary, neither Pharmathene nor any Pharmathene Subsidiary is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by Pharmathene or any Pharmathene Subsidiary with respect to any amounts of Taxes. Neither Pharmathene nor any Pharmathene Subsidiary has engaged in any transaction which requires its participation to be disclosed under Treas. Reg. Sec. 1.6011-4.

(b)    For purposes of this Agreement, the term ‘‘Tax’’ shall mean any United States or Canadian federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, goods and services or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any governmental authority, together with any interest or penalty imposed thereon. The term ‘‘Tax Return’’ shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

        5.12    Title.

Except as set forth in Schedule 5.12, Pharmathene and the Pharmathene Subsidiaries have good and marketable title to all of their respective assets and properties, in each case free and clear of all Liens. Pharmathene and the Pharmathene Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of Pharmathene and the Pharmathene Subsidiaries include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by Pharmathene or the Pharmathene Subsidiaries in the conduct of their respective businesses. Neither Pharmathene nor the Pharmathene Subsidiaries have received notice of any violation of, or default under, any law, ordinance, order, regulation, or governmental or contractual requirement relating to the assets and properties of Pharmathene or the Pharmathene Subsidiaries which remains uncured or has not been dismissed, other than with respect to any violation which, individually or in the aggregate, would not have a Material Adverse Effect. All leases and licenses pursuant to which Pharmathene or the Pharmathene Subsidiaries lease or license personal and intangible property from others, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance) which would result in a Material Adverse Effect. All the tangible personal property owned or leased by Pharmathene or the Pharmathene Subsidiaries is in good operating condition and repair, subject only to ordinary wear and tear, and conforms in all respects to all applicable laws, ordinances, orders, regulations or governmental or contractual requirements relating to their operation.

        5.13    Real Estate and Leases.

Set forth in Schedule 5.13 attached hereto is a list of every parcel of real estate owned by Pharmathene or a Pharmathene Subsidiary and a list of each lease agreement under which Pharmathene or any of the Pharmathene Subsidiaries is lessee of, or holds or operates, any real estate owned by any third party (collectively hereinafter referred to as the ‘‘Pharmathene Real Properties’’). Pharmathene or a Pharmathene Subsidiary has good and marketable title to the properties owned by Pharmathene or a Pharmathene Subsidiary set forth on Schedule 5.13 and all fixtures thereon in fee simple absolute, subject to no Liens. There is no option or right held by any third party to purchase any such properties or any part thereof, or any of the fixtures and equipment thereon. All buildings, driveways and other improvements on such properties, respectively, are within its boundary lines, and no improvements on adjoining properties extend across the boundary lines onto such properties. Each lease agreement described in Schedule 5.13 is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither Pharmathene nor any Pharmathene Subsidiary is in a default under any such lease agreement, nor to the knowledge of Pharmathene is any other party to any such lease agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by any party to any such lease agreement or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder, other than with respect to any default, event or claim which, individually or in the aggregate, would not have any Material Adverse Effect.

        5.14    Contractual and Other Obligations.

(a)    As used in this Agreement, the term the ‘‘Pharmathene Agreements’’ shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, to which Pharmathene or any of the Pharmathene Subsidiaries is a party or by which Pharmathene or any of the Pharmathene Subsidiaries or any of their respective properties may be bound or affected. Set forth or provided for on Schedule 5.14 attached hereto is a list, of each Pharmathene Agreement which is material to its business or condition, including but not limited to: (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by Pharmathene or any Pharmathene Subsidiary; (ii) any guaranty, direct or indirect, by Pharmathene or any Pharmathene Subsidiary of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business; (iii) any Pharmathene Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any assets of Pharmathene or any Pharmathene Subsidiary, except for such agreements which, individually and in the aggregate, are not material to Pharmathene’s business or condition; (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies; (v) any collective bargaining agreement with any trade or labor union; (vi) any Pharmathene Agreement to which (A) any officer of Pharmathene, (B) director of Pharmathene or (C) any stockholder of Pharmathene beneficially owning (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’)) more than 5% of the outstanding shares of Pharmathene Common Stock (determined on an as-converted basis) (herein referred to collectively, as the ‘‘Pharmathene Insiders’’), is a party; (vii) any Pharmathene Agreement containing noncompetition or other limitations restricting the conduct of the business of Pharmathene or any Pharmathene Subsidiary; (viii) any license agreements to which Pharmathene or any Pharmathene Subsidiary is a party relating to any Intellectual Property; (ix) any partnership, shareholder agreement, joint venture or similar agreement; (x) any agreements with independent contractors; (xi) any agreements other than licenses related to any Intellectual Property; and (xii) any agreements with employees.

(b)    No event has occurred, or, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance by Pharmathene or any Pharmathene Subsidiary under any Pharmathene Agreements, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of the knowledge of Pharmathene, no party with whom Pharmathene or any Pharmathene Subsidiary has any Pharmathene Agreement is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder.

        5.15    Compensation.

Except as disclosed in Schedule 5.15 attached hereto, neither Pharmathene nor any Pharmathene Subsidiary has any agreement with any employee with regard to compensation, whether individually or collectively, except agreements terminable by Pharmathene or any Pharmathene Subsidiary at will without penalty or with respect to employees located in Canada, by providing the notice or indemnity required by applicable Canadian federal or provincial law, or oral agreements terminable by Pharmathene or a Pharmathene Subsidiary on not more than 30 days notice or with respect to employees located in Canada, any notice or indemnity required by applicable Canadian federal or provincial law without penalty, and set forth in Schedule 5.15 is a list of all employees of Pharmathene and each Pharmathene Subsidiary entitled to receive annual compensation in excess of $100,000 and their respective positions and salaries. No union or other collective bargaining unit has been certified or recognized by Pharmathene or any Pharmathene Subsidiary as representing any of their respective employees. Neither Pharmathene nor SIGA will incur any liability with respect to any payment due or damage suffered by any employee of Pharmathene or any Pharmathene Subsidiary, including, but not limited to, any claims for severance, termination benefits or similar claims, by virtue of the operation of the Merger and the transactions contemplated hereby.

        5.16    Employee Benefit Plans.

(a)    Except as set forth on Schedule 5.16, neither Pharmathene nor any Pharmathene Subsidiary maintains, sponsors, contributes to, is required to contribute to, is a party to, or otherwise has or is reasonably expected to have any liability (contingent or otherwise) with respect to (1) any ‘‘employee welfare benefit plan,’’ as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), (2) any ‘‘employee pension benefit plan,’’ as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for bonuses, stock options, stock appreciation rights, stock purchase plans or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation (including any deferred compensation) other than workers’ compensation, unemployment compensation and other government programs, (5) any employment, severance, separation, change of control or other similar contract, arrangement or policy providing for insurance coverage, salary continuation, non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, supplemental pension, savings, retirement savings, fringe benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, (6) any other employee benefit plan, arrangement, program, agreement, policy or practice, formal or informal, funded or unfunded, insured or self-insured, that covers any current or former employee of Pharmathene or any Pharmathene Subsidiary, or (7) any multiemployer plan (within the meaning of Section 3(37) of ERISA) (hereinafter ‘‘Multiemployer Plan’’). Each plan or agreement required to be set forth on Schedule 5.16, other than a Multiemployer Plan, pursuant to the foregoing is referred to herein as a ‘‘Pharmathene Benefit Plan.’’

(b)    Pharmathene has delivered or made available to SIGA the following documents with respect to each Pharmathene Benefit Plan: (1) correct and complete copies of all documents embodying such Pharmathene Benefit Plan, including (without limitation) all amendments thereto and all related trust documents, (2) a written description of any Pharmathene Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description, summary of material modifications and other similar descriptive materials distributed to plan participants and beneficiaries, (4) the most recent Internal Revenue Service (‘‘IRS’’) determination letter or similar forms of any applicable foreign jurisdiction, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, and (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts.

(c)    Each Pharmathene Benefit Plan materially complies, and has been maintained and administered in all material respects in compliance with, its terms and with the requirements prescribed by any and all applicable law, including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Pharmathene Benefit Plans have been timely made or accrued. Neither Pharmathene nor any Pharmathene Subsidiary has taken or failed to take any action with respect to any Pharmathene Benefit Plan which might create any material liability on the part of Pharmathene or any Pharmathene Subsidiary.

(d)    Neither Pharmathene nor any Pharmathene Subsidiary maintains, participates in or contributes to, nor have they ever maintained, participated in, or contributed to, any Multiemployer Plan, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA. Neither Pharmathene nor any Pharmathene Subsidiary has any outstanding or contingent obligations or liabilities (including, without limitation, any withdrawal liability) with respect to a Multiemployer Plan providing pension or other benefits, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA.

(e)    Neither Pharmathene nor any Pharmathene Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. With respect to each Benefit Plan which is a ‘‘group health plan’’ as defined in Section 5000(b)(1) of the Code and Section 607(l) of ERISA, Pharmathene and each Pharmathene Subsidiary has complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA. Pharmathene, and each Pharmathene Subsidiary, and each Pharmathene Benefit Plan which is a group health plan has, as of the date hereof, complied in all material respects with the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of Pharmathene and each Pharmathene Subsidiary. No ‘‘prohibited transaction,’’ within the meaning of Section 4975(c) of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Pharmathene Benefit Plan.

(f)    Except as set forth on Schedule 5.16, there is no contract, plan or arrangement covering any employee or former employee of Pharmathene or any Pharmathene Subsidiary that, individually or collectively, would give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Pharmathene or such Pharmathene Subsidiary by reason of Section 280G or 162(m) of the Code.

(g)    No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of Pharmathene, threatened against or with respect to any Pharmathene Benefit Plan, or the assets or any fiduciary thereof (in that person's capacity as a fiduciary of such Pharmathene Benefit Plan) and to the knowledge of Pharmathene, there are no facts likely to give rise to any such action, suit or claim. There are no audits, inquiries or proceedings pending or, to the knowledge of Pharmathene, threatened by the IRS or the Department of Labor or corresponding authority in Canada with respect to any Pharmathene Benefit Plan, and no Pharmathene Benefit Plan has been the subject of any application for relief under the Internal Revenue Service Employee Plans Compliance Resolution Program or the Closing Agreement Program, nor has any Pharmathene Benefit Plan been the subject of any application for relief under the United States Department of Labor Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program.

(h)    All Pharmathene Benefit Plans that are intended to be qualified and exempt from United States federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code, have been the subject of favorable determination letters or in the case of prototype plans, opinion letters, from the IRS which consider the effect of the series of laws commonly known as GUST, and no such determination letter has been revoked nor has revocation been threatened.

(i)    Each ‘‘fiduciary’’ (within the meaning of Section 3(21)(A) of ERISA) as to each Pharmathene Benefit Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect of each such Pharmathene Benefit Plan.

(j)    Except as set forth in Schedule 5.16, all required employer and employee contributions and premiums under the Pharmathene Benefit Plans to the date hereof have been paid or duly accrued, the respective fund or funds established under the Pharmathene Benefit Plans are, in all material respects, funded in accordance with all applicable law and such plans, and no material past service funding liabilities exist thereunder.

(k)    Other than any pension benefits payable under the Benefit Plans, neither Pharmathene nor any Pharmathene Subsidiary is under any obligation to provide benefits or coverage under a Pharmathene Benefit Plan to retirees of Pharmathene or any Pharmathene Subsidiary or other former employees of Pharmathene or any Pharmathene Subsidiary (or the beneficiaries of such retirees or former employees), including, but not limited to, retiree health care coverage (except to the extent mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985).

(l)    Neither Pharmathene nor any Pharmathene Subsidiary maintains any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code (a VEBA) with respect to any Pharmathene Benefit Plan.

(m)    No commitments have been made by Pharmathene or any Pharmathene Subsidiary to amend any Pharmathene Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable laws or as disclosed in Schedule 5.16. None of the Pharmathene Benefit Plans require or permit retroactive increases or assessments in premiums or payments. Except as set forth in Schedule 5.16, all Pharmathene Benefit Plans can be amended or terminated without any restrictions and Pharmathene or a Pharmathene Subsidiary has the unrestricted power to amend or terminate any of the Pharmathene Benefit Plans.

        5.17    Labor Relations.

There are no disputes pending or to the knowledge of Pharmathene, threatened between Pharmathene or any Pharmathene Subsidiary on the one hand and any of their respective employees on the other, and there are no organizational efforts currently being made or to the knowledge of Pharmathene threatened involving any of such employees. Pharmathene has complied with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any material arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.

        5.18    Transactions with Affiliated Persons.

Except (i) for employment relationships between Pharmathene or any of the Pharmathene Subsidiaries and employees of Pharmathene or any of the Pharmathene Subsidiaries otherwise disclosed pursuant to this Agreement, (ii) for remuneration by Pharmathene or any of the Pharmathene Subsidiaries for services rendered as a director, officer or employee of Pharmathene or any of the Pharmathene Subsidiaries otherwise disclosed pursuant to this Agreement, or (iii) as set forth in Schedule 5.18, (A) neither Pharmathene nor any of the Pharmathene Subsidiaries has, and has not since its inception, in the ordinary course of business or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to any affiliate of Pharmathene or any of the Pharmathene Subsidiaries; (B) neither Pharmathene nor any of the Pharmathene Subsidiaries owes any amount to any affiliate of Pharmathene or any of the Pharmathene Subsidiaries; (C) no affiliate of Pharmathene or any of the Pharmathene Subsidiaries owes any amount to any of Pharmathene or any of the Pharmathene Subsidiaries; and (D) no part of the property or assets of any affiliate of Pharmathene or any of the Pharmathene Subsidiaries is used by any of Pharmathene or any of the Pharmathene Subsidiaries in the conduct or operation of its businesses. No affiliate of Pharmathene or any of the Pharmathene Subsidiaries owns any business which is a significant competitor of Pharmathene or any of the Pharmathene Subsidiaries.

        5.19    Insurance.

As of the date of this Agreement, Pharmathene and the Pharmathene Subsidiaries maintain insurance policies, and bonding arrangements, covering all of their respective assets and properties,

and in each case the various occurrences which may arise in connection with the operation of their respective businesses. Schedule 5.19 attached hereto sets forth all such policies and bonding arrangements. Such policies and bonding arrangements are in full force and effect, all premiums and other amounts due thereon have been paid, and Pharmathene, and the Pharmathene Subsidiaries have complied with the provisions of such policies and bonding arrangements. There are no notices of any pending or threatened terminations or premium increases with respect to any such policies or bonding arrangements, and such policies and bonding arrangements will not be modified as a result of or terminate or lapse by reason of, the transactions contemplated by this Agreement.

        5.20    Licenses; Franchises; Rights.

Each of Pharmathene and the Pharmathene Subsidiaries has (or has made timely application for) all franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on its business as currently conducted, and to the knowledge of Pharmathene, the employees and agents of Pharmathene and the Pharmathene Subsidiaries also have all such franchises, licenses, permits, governmental and other approvals required of them in carrying out their duties on behalf of Pharmathene and the Pharmathene Subsidiaries, except for such franchises, licenses, permits and other approvals the failure to hold which, individually or in the aggregate, would not have a Material Adverse Effect. All such franchises, licenses, permits, and governmental and other approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement, and the consummation of the Merger, will not adversely affect or otherwise impair the ability of the Surviving Corporation fully to enjoy the benefits of any such franchises, licenses, permits or governmental and other approvals. Schedule 5.20 attached hereto identifies each material permit, license and other approval required by any national, state, commonwealth, or territorial government to be maintained by Pharmathene or any Pharmathene Subsidiary in order to conduct its current operations. Neither Pharmathene nor any Pharmathene Subsidiary has violated, or is alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, binding upon Pharmathene or any Pharmathene Subsidiary which violation, individually or in aggregate, would have a Material Adverse Effect.

        5.21    Environmental Matters.

(a)    Definitions.    For the purposes of this Agreement, the following terms shall have the meanings set forth below.

(i)    ‘‘Environment’’ shall mean air, land, surface soil, subsurface soil, sediment, surface water, groundwater, wetlands and all flora and fauna present therein or thereon.

(ii)    ‘‘Environmental Conditions’’ shall mean any pollution or contamination or threatened pollution or contamination of, or the Release or threatened Release of Hazardous Materials into, the Environment.

(iii)    ‘‘Environmental Laws’’ means all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, including but not limited to, the Federal Water Pollution Control Act, 33 U.S.C. §§ 1231-1387; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6991 (‘‘RCRA’’); the Clean Air Act, 42 U.S.C. §§7401-7642; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601-9675 (‘‘CERCLA’’); the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629; the Federal Occupational Safety and Health Act, 29 U.S.C. § 657 et seq. (‘‘OSHA’’); comparable state laws; and any and all rules and regulations promulgated thereunder.

(iv)    ‘‘Hazardous Materials’’ shall mean any substances, materials or wastes, whether liquid, gaseous or solid, or any pollutant or contaminant, that is infectious, toxic, hazardous, explosive, corrosive, flammable or radioactive, including without limitation, petroleum, polychlorinated biphenyls, asbestos and asbestos containing materials and urea formaldehyde, or that is regulated under, defined, listed or included in any Environmental Laws, including without limitation, CERCLA, RCRA and OSHA.

(v)    ‘‘Release’’ shall mean any intentional or unintentional release, discharge, burial, spill, leaking, pumping, pouring. emitting, emptying, injection, disposal or dumping into the Environment.

(b)    Except as set forth in Schedule 5.21:

(i)    The respective businesses of Pharmathene and the Pharmathene Subsidiaries, and the Pharmathene Real Properties, are, and at all times have been, in compliance with all applicable Environmental Laws, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(ii)    Pharmathene possess all permits, authorizations, licenses, approvals and consents required under Environmental Laws (‘‘Environmental Permits’’) in order to conduct its business as it is now being conducted. Pharmathene is in compliance with all requirements, terms and provisions of such Environmental Permits, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(iii)    Pharmathene and each Pharmathene Subsidiary has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws with respect to its business and the Pharmathene Real Properties.

(iv)    Neither Pharmathene nor, to the knowledge of Pharmathene, any Pharmathene Subsidiary has received any notice that Pharmathene, any Pharmathene Subsidiary or any of the Pharmathene Real Properties: (1) is in violation of the requirements of any Environmental Permit or Environmental Laws; (2) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environmental Laws; or (3) has actual or potential liability under any Environmental Laws, including without limitation, CERCLA, RCRA or any comparable state or local Environmental Laws.

(v)    To the knowledge of Pharmathene, there are no Environmental Conditions or other facts, circumstances or activities arising out of or relating to the business of Pharmathene or any Pharmathene Subsidiary or the use, operation or occupancy by Pharmathene or any Pharmathene Subsidiary of any of the Pharmathene Real Properties that result or reasonably could be expected to result in (1) any obligation of Pharmathene or any Pharmathene Subsidiary to file any report or notice, to conduct any investigation, sampling or monitoring or to effect any environmental cleanup or remediation, whether on-site or offsite; or (2) liability, either to governmental agencies or third parties, for damages (whether to person, property or natural resources), cleanup costs or remedial costs of any kind or nature whatsoever.

(vi)    Neither Pharmathene nor, to the knowledge of Pharmathene, any Pharmathene Subsidiary has transported for storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Material at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Materials.

        5.22    Food And Drug Administration Matters.

(a)    For purposes of this Agreement: (i) ‘‘FDA’’ means the United States Food and Drug Administration and corresponding regulatory agencies in other countries and in states of the

United States, (ii) ‘‘FDA Clearance and Approval’’ means any pre-market notification or pre-market approval application, consent, certificate, registration, permit, license or other authorization, and the filing of any notification, application, report or information, required by the FDA or any other government entity pursuant to any FDA Law, (iii) ‘‘FDA Company Contractor’’ means any person with which Pharmathene or SIGA, as the case may be, formerly or presently had or has any agreement or arrangement (whether oral or written) under which that person has or had physical possession of, or was or is obligated to develop, test, process, investigate, manufacture or produce, any FDA Regulated Product on behalf of Pharmathene, (iv) ‘‘FDA Law’’ means any statute, regulation, judicial or administrative interpretation, guideline, point-to-consider, recommendation or standard international guidance relating to any FDA Regulated Product, including, without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. sec. 301 et seq., the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), and equivalent statutes, regulations and guidances adopted by countries, international bodies and other jurisdictions, in addition to the United States, where Pharmathene has facilities, does business, or directly or through others sells or offers for sale any FDA Regulated Product, and (v) ‘‘FDA Regulated Product’’ means any product or component including, without limitation, any medical device, that is studied, used, held or offered for sale for human research or investigation or clinical use.

(b)    Pharmathene has not obtained any clearances or approvals from the FDA to conduct its current businesses, to manufacture, hold or sell FDA Regulated Products, and to use and occupy the Pharmathene Real Properties.

(c)    Pharmathene has no obligations to submit reports and filings to the FDA.

(d)    Except as set forth in Schedule 5.22, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to comply with any FDA Laws. There is no act, omission, event or circumstance of which Pharmathene has knowledge that may give rise to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigations, notice, demand letter, proceeding or request, or any such liability:

(i)    against, involving or of Pharmathene, or

(ii)    against, involving or of any other person (including, without limitation, any FDA Company Contractor) that could be imputed or attributed to Pharmathene.

(e)    There has not been any violation of any FDA Laws by Pharmathene in their prior product developmental efforts, or any other government entity (or any failure to make any such submission or report) that could reasonably be expected to require investigation, corrective action or enforcement action.

        5.23    Brokers and Finders.

Except as set forth in Schedule 5.23, neither Pharmathene, nor any Pharmathene Subsidiary, nor any director, officer, agent or employee thereof has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

        5.24    Absence of Certain Business Practices.

Neither Pharmathene nor any of the Pharmathene Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of Pharmathene, any of the employees or agents of Pharmathene or any of the Pharmathene Subsidiaries, has directly or indirectly (a) made any contribution or gift which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of Pharmathene or any of the Pharmathene Subsidiaries, or any affiliate of Pharmathene or any of the Pharmathene Subsidiaries, or (iv) in violation of any Law or legal requirement, or (c) established or maintained any fund or asset of Pharmathene or any of the Pharmathene Subsidiaries, that has not been recorded in the books and records of Pharmathene or the appropriate Pharmathene Subsidiary. For purposes of this Agreement, the term ‘‘Person’’ shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereto, and the term ‘‘Law’’ shall mean any law in any jurisdiction (including common law), statute, code, ordinance, rule, regulation, permit, order, decree or other requirement or guideline.

        5.25    Restrictions on Business Activities.

There are no judgments, injunctions, orders or decrees binding upon any of Pharmathene or any of the Pharmathene Subsidiaries, or, to the knowledge of Pharmathene, threatened, that has or could either individually or in the aggregate reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by Pharmathene or any of the Pharmathene Subsidiaries, as currently conducted or any business practice of Pharmathene or any of the Pharmathene Subsidiaries, including the acquisition of property, the sale of products, the provision of services, the hiring of employees, and the solicitation of customers.

        5.26    Section 203 of GCL Not Applicable.

The Board of Directors of Pharmathene has taken all actions so that the restrictions contained in Section 203 of the GCL applicable to a ‘‘business combination’’ (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

        5.27    Books and Records.

The books and records of Pharmathene and each of the Pharmathene Subsidiaries with respect to Pharmathene and any of the Pharmathene Subsidiaries, their operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions involving Pharmathene and any of the Pharmathene Subsidiaries, have been accurately accounted for.

        5.28    Disclosure.

None of the representations or warranties of Pharmathene contained herein and none of the information contained in the Pharmathene Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SIGA AND MERGER SUB

Each of SIGA and Merger Sub hereby represents and warrants to Pharmathene as follows, except as set forth in the written disclosure schedules delivered by SIGA to Pharmathene (the ‘‘SIGA Disclosure Schedules’’). The SIGA Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article VI. The disclosures in any section or subsection of the SIGA Disclosure Schedules shall qualify other sections and subsections in this Article VI to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the SIGA Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase ‘‘to the knowledge of SIGA’’ or any phrase of similar import shall mean the actual or constructive knowledge of any person holding the office or position, or fulfilling the function of a director or officer of SIGA or Merger Sub.

        6.1    Incorporation.

SIGA is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all of its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and upon the receipt of authorization of the stockholders of SIGA, in accordance with the GCL, to consummate the Merger. SIGA is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect. The copies of the certificate of incorporation and by-laws of SIGA which have been delivered to Pharmathene by SIGA are complete and correct.

        6.2    Authorization.

The execution and delivery of this Agreement SIGA and Merger Sub, the performance by SIGA and Merger Sub of their respective covenants and agreements hereunder and thereunder and upon the receipt of authorization of the stockholders of SIGA, in accordance with the GCL, the consummation by SIGA and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. When executed and delivered by SIGA and Merger Sub, this Agreement shall constitute the valid and legally binding obligations of SIGA and Merger Sub, respectively, enforceable against SIGA and Merger Sub in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

        6.3    Conflicts.

Neither the execution and delivery of this Agreement, nor upon the receipt of authorization of the stockholders of SIGA, in accordance with the GCL, the consummation of the transactions contemplated herein, including without limitation, the PIPE (as hereinafter defined), will violate any provision of the certificate of incorporation or by-laws of SIGA or Merger Sub or, subject to compliance with the regulatory requirements hereinafter specified in this Section 6.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon SIGA or Merger Sub or any of their subsidiaries or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any material contract or agreement to which SIGA, Merger Sub or any of their respective subsidiaries is a party or by which SIGA, Merger Sub, or any of their respective subsidiaries or any of their respective properties or assets is bound. Other than the approval of the consummation of the transactions contemplated by this Agreement in accordance with the GCL by the stockholders of SIGA and except as set forth on Schedule 6.3, no consents, approvals or authorizations, or filings or registrations with any governmental agency or authority or any other person or entity are required in connection with the execution and delivery of this Agreement by SIGA or Merger Sub or the consummation by SIGA or Merger Sub of the transactions contemplated hereby, including without limitation, the PIPE (as hereinafter defined).

        6.4    Capitalization.

(a)    The authorized capital stock of SIGA consists of (i) 50,000,000 shares of SIGA Common Stock, of which 26,500,648 shares are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock, of which 10,000,000 are designated as Series A Preferred Stock (hereinafter referred to as the ‘‘SIGA Preferred Stock’’ and together with the SIGA Common Stock the ‘‘SIGA Capital Stock’’), of which 68,038 shares are issued and outstanding. There is no other class of SIGA authorized, issued or outstanding. All of the outstanding shares of SIGA Common Stock and SIGA Preferred Stock are, and all outstanding shares of SIGA Common Stock issuable upon exercise of SIGA Options (as hereinafter defined) and SIGA Warrants (as hereinafter defined) will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person. Except as set forth on Schedule 6.4, there are no subscriptions, warrants, options, calls, commitments by or agreements to which SIGA is bound relating to the issuance, conversion, or purchase of any shares of SIGA Common Stock, or any other capital stock of SIGA, except for the options (the ‘‘SIGA Options’’) granted by SIGA pursuant to the SIGA Stock Option Plan covering an aggregate of 8,238,727 shares of SIGA Common Stock. The warrants described on Schedule 6.4 are hereinafter referred to as the ‘‘SIGA Warrants.’’ The aggregate number of shares of SIGA Common Stock issuable upon the exercise of SIGA Options or SIGA Warrants, for an exercise price greater than $2.00 per share (hereinafter referred to as the ‘‘Partially Excluded Derivative Shares’’), is 7,264,439. SIGA is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock, or obligating SIGA, directly or indirectly, to sell any asset which is material to the businesses, financial condition, results of operations or prospects of SIGA and the SIGA Subsidiaries (as hereinafter defined), taken as a whole (hereinafter referred to as ‘‘SIGA’s business or condition’’). Except as set forth in Schedule 6.4, SIGA has not agreed to register any securities under the Securities Act, under any arrangements that would require any such registration as a result of this agreement or the transactions contemplated hereby or otherwise. All outstanding shares of SIGA Capital Stock, all outstanding SIGA Options, and all outstanding SIGA Warrants have been issued or granted in compliance with all applicable securities laws.

(b)    Except as set forth on Schedule 6.4, there are no anti-dilution or price adjustment provisions contained in any security issued by SIGA (or in any agreement providing rights to SIGA’s security holders) and except as set forth on Schedule 6.4, the sale and issuance of the Aggregate Merger Consideration or securities to be issued in connection with the PIPE will not obligate SIGA to issue shares of SIGA Common Stock or any other securities to any person (other than as contemplated by this Agreement or the PIPE) and except as set forth on Schedule 6.4, will not result in a right of any holder of SIGA securities to adjust the exercise, conversion, exchange or reset price under such securities.

(c)    SIGA is not a reporting issuer under securities legislation in Canada.

(d)    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share (‘‘Merger Sub Common Stock’’). All of the issued and outstanding shares of Merger Sub Common Stock are owned by SIGA. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any party, other than SIGA.

        6.5    Subsidiaries.

Schedule 6.5 annexed hereto sets forth the name of each corporation, partnership, joint venture, business trust or other legal entity in which SIGA, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest (herein referred to, individually, as a ‘‘SIGA Subsidiary’’ and, collectively, as the ‘‘SIGA Subsidiaries’’), the jurisdiction of its incorporation or formation, and SIGA’s direct or indirect ownership thereof. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party and to conduct such Subsidiary’s business. No SIGA Subsidiary is a resident of Canada for purposes of the Income Tax Act (Canada) and none of SIGA or any SIGA Subsidiary files any Tax Returns with any governmental entity of Canada or any political subdivision thereof. Each SIGA

Subsidiary is in good standing in each other jurisdiction wherein the failure so to qualify would, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding shares of the capital stock of each SIGA Subsidiary are owned by SIGA and are duly authorized and validly issued, fully paid and non-assessable, issued without violation of the preemptive rights of any person, and are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature. No shares of capital stock or other proprietary interest of any SIGA Subsidiary is subject to any option, call, commitment or other agreement of any nature, and there are no subscriptions, warrants, options, calls, commitments by agreements to which SIGA or any SIGA Subsidiary is bound relating to the issuance or purchase of any shares of capital stock of any SIGA Subsidiary. Neither SIGA nor any SIGA Subsidiary is party to any agreement or arrangement relating to the voting or control of any capital stock of any SIGA Subsidiary, or obligating SIGA or any SIGA Subsidiary to sell any assets of any SIGA Subsidiary which is material to SIGA’s business or condition. The copies of the certificates of incorporation and by-laws, or other instruments of formation, of each such SIGA Subsidiary, which have been delivered or made available to Pharmathene by SIGA are complete and correct.

        6.6    Disputes and Litigation.

Except as set forth in SIGA’s Form 10-K filed with the SEC with respect to the fiscal year ended December 31, 2005 (hereinafter referred to as the ‘‘Form 10-K’’), SIGA’s Form 10-Q filed with the SEC with respect to the three months ended on March 31, 2006 (hereinafter referred to as the ‘‘Form 10-Q’’), in any Form 8-K filed by SIGA with the SEC between the date of the Form 10-K and the date hereof (each hereinafter referred to as a ‘‘Form 8-K’’) or any amendment to the Form 10-K, the Form 10-Q a Form 8-K filed prior to the execution of this Agreement (hereinafter referred to as ‘‘Publicly Disclosed’’), there is no action, suit, proceeding, or claim, pending or to the Knowledge of SIGA, threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or to the Knowledge of SIGA, threatened, against SIGA or any of the SIGA Subsidiaries, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against SIGA or any of the SIGA Subsidiaries.

        6.7    Financial Statements and SEC Filings.

(a)    The consolidated financial statements (hereinafter referred to collectively as the ‘‘SIGA Audited Financial Statements’’) of SIGA and its consolidated subsidiaries contained in each Form 10-K or Form 10-KSB filed, with respect to the fiscal years ended December 31, 2004 and 2005, by SIGA in response to ‘‘Item 8. Consolidated Financial Statements and Supplementary Data’’, are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate. The SIGA Audited Financial Statements fairly present, in all material respects in conformity with such principles as so applied, the consolidated financial position and results of operations and cash flows of SIGA and the SIGA Subsidiaries, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the SIGA Audited Financial Statements fairly present in all material respects all consolidated liabilities of SIGA and the SIGA Subsidiaries, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of SIGA and the SIGA Subsidiaries and the changes in their cash flows, on a consolidated basis for such periods have been included in the SIGA Audited Financial Statements.

(b)    The consolidated financial statements (hereinafter referred to as the ‘‘SIGA Interim Financial Statements,’’ and, together with the SIGA Audited Financial Statements, herein referred to as the ‘‘SIGA Historical Financial Statements’’) of SIGA and its consolidated subsidiaries contained in each Form 10-Q filed by SIGA in response to ‘‘Item 1. Financial Statements’’ are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied through the periods to which such financial statements related, except as permitted by Form 10-Q. The SIGA Interim Financial Statements fairly present in all material respects in conformity with such principles so applied, the consolidated financial position and results of operations and cash flows of SIGA and the SIGA Subsidiaries, on a consolidated basis, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the SIGA Interim Financial Statements fairly present, in all material respects, all liabilities of SIGA and the SIGA Subsidiaries, on a consolidated basis of the types normally reflected in balance sheets as and at the respective date thereof. All adjustments necessary to fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of SIGA and the SIGA Subsidiaries and the changes in their cash flows, on a consolidated basis, for such periods have been included in the SIGA Interim Financial Statements.

(c)    Each of SIGA and each SIGA Subsidiary: maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded timely as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2004, there have been no changes in the internal accounting controls or in other factors that could affect SIGA’s internal accounting controls.

(d)    SIGA has filed all forms, reports and documents required to be filed with the SEC since January 1, 2000 except to the extent that the failure to file such would have a Material Adverse Effect on SIGA. All such required forms, reports and documents (including those that SIGA may file subsequent to the date hereof) are referred to herein as the ‘‘SIGA SEC Reports.’’ As of their respective dates, the SIGA SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SIGA SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, at the time each SIGA SEC Report filed after July 30, 2002 containing financial statements was filed with the SEC, such SIGA SEC Report complied in all material respects with the Sarbanes-Oxley Act of 2002, as amended (the ‘‘Sarbanes-Oxley Act’’), as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder and applicable to such SIGA SEC Reports. Each of the principal executive officer of SIGA and the principal financial officer of SIGA (as defined under the Sarbanes-Oxley Act), or each former principal executive officer of SIGA and each former principal financial officer of SIGA, as applicable, has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the SIGA SEC Reports pursuant to the Exchange Act, when applicable. None of the SIGA’s Subsidiaries is or has been required to file any forms, reports or other documents with the SEC.

        6.8    Absence of Undisclosed Liabilities.

Except as Publicly Disclosed or otherwise disclosed in this Agreement or disclosed in the SIGA Historical Financial Statements, neither SIGA, nor any of the SIGA Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or any unrealized or anticipated losses from any unfavorable commitments or sales of products, other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

        6.9    Absence of Certain Changes.

Except as Publicly Disclosed or as described on Schedule 6.9, subsequent to December 31, 2005, neither SIGA nor any SIGA Subsidiary has:

(a)    amended or otherwise modified its constituting documents or by-laws (or similar organizational documents);

(b)    altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c)    with respect to, any shares of its capital stock or any other of its securities, granted, encumbered, issued or sold, or authorized for grant or encumbrance, issuance or sale, or granted, encumbered, issued or sold any options, warrants, purchase agreements, put agreements, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments fixed or contingent that could directly or indirectly require SIGA or any SIGA Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate or entered into any agreement, commitment or understanding calling for any of the above;

(d)    declared, set aside or made any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock or other securities of or other ownership interests in SIGA or any SIGA Subsidiary;

(e)    incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any notes or other corporate debt securities or paid or discharged any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waived any of its respective rights;

(f)    mortgaged, pledged, subjected to any Lien or granted any security interest in any of its assets or properties; entered into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, entered into any lease of machinery or equipment, or sold, transferred, leased to others or otherwise disposed of any tangible or intangible asset or property;

(g)    effected any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as was required from time to time by governmental legislation affecting wages (provided, however, that in no event was any such increase in compensation made with respect to any employee or agent earning in excess of $100,000 per annum); made any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to such date (provided, however, that in no event was any such payment made with respect to any employee or agent earning in excess of $100,000 per annum); or entered into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or made any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to such date; or lost the employment services of any employee whose annual salary exceeded $100,000;

(h)    adopted or, except as required by law, amended, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(i)    entered into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(j)    terminated or modified any SIGA Agreement, or received any written notice of termination of any SIGA Agreement, except for terminations of SIGA Agreements upon their expiration during such period in accordance with their terms;

(k)    incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any entity or person;

(l)    discharged or satisfied any Lien other than those then required to be discharged or satisfied during such period in accordance with their original terms;

(m)    paid any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the SIGA Historical Financial Statements or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;

(n)    cancelled, waived or compromised any material debt or claim;

(o)    suffered any damage, destruction, or loss to any of its assets or properties (whether or not covered by insurance) except for damage, destruction or loss occurring in the ordinary course of business which, individually or in the aggregate, would not have a Material Adverse Effect;

(p)    made any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(q)    made any capital expenditures or capital additions or betterments in amounts which exceed $50,000 in the aggregate;

(r)    purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(s)    changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the SIGA Historical Financial Statements, other than as required by GAAP;

(t)    instituted or settled any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(u)    made any new elections, changed any current elections or settled or compromised any liability with respect to its Taxes; or

(v)    entered into any agreement or commitment to do any of the foregoing; or

(w)    suffered any Material Adverse Effect;

and, since December 31, 2005, there has been no condition, development or contingency which, so far as reasonably may be foreseen, may, individually or in the aggregate, have a Material Adverse Effect.

        6.10    Intellectual Property.

(a)    Set forth on Schedule 6.10 is a true, accurate and complete list of all Intellectual Property Rights owned, licensed or used by SIGA and that are material to the business of SIGA as presently conducted or as contemplated to be conducted (hereinafter referred to as the ‘‘SIGA Intellectual Property Rights’’), specifying whether such Intellectual Property Rights are exclusive or non-exclusive to SIGA and including identifying information of all federal, state and foreign registrations of such Intellectual Property Rights or applications for registration thereof (but excluding software licenses that are generally commercially available).

(b)    SIGA owns, is licensed to use, or otherwise has the full legal right to use all of the SIGA Intellectual Property Rights, free and clear of any Lien. To the knowledge of SIGA, all of such SIGA Intellectual Property Rights are sufficient for the conduct of SIGA’s business as presently conducted and to the knowledge of SIGA, as contemplated to be conducted, and constitute all of the Intellectual Property Rights owned, licensed or used by SIGA. Except for the licenses disclosed in Schedule 6.10 (hereinafter referred to as the ‘‘SIGA Licenses’’), (i) SIGA is not bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements of any kind (other than software licenses that are generally commercially available) with respect to the SIGA Intellectual Property Rights and (ii) to SIGA’s knowledge, there are no other outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to SIGA Intellectual Property Rights. Except under the SIGA Licenses identified in Schedule 6.10, SIGA is not obligated to pay any royalties or other compensation or expenses (other than fees for software licenses that are generally commercially available), to any third party in respect of its ownership, use or license of any of the SIGA Intellectual Property Rights. There has been no breach or violation by SIGA, and to the knowledge of SIGA there is no breach or violation by any other party to, any SIGA License that is reasonably likely to give rise to any termination or any loss of rights thereunder.

(c)    To the knowledge of SIGA, neither SIGA’s business, as presently conducted or as contemplated to be conducted, nor the current and contemplated products or services of SIGA infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of any third party. SIGA is not aware of any claim, and has not received any notice or other communication (in writing or otherwise) of any claim from, any person asserting that SIGA’s business, as presently conducted or as contemplated to be conducted, or any of the current or contemplated products or services of SIGA infringe or may infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of another person. SIGA is not aware of any existing or threatened infringement, misappropriation, or competing claim by any third party on the right to use or own any of, the SIGA Intellectual Property Rights.

(d)    SIGA has taken commercially reasonable measures and precautions to establish and preserve the confidentiality, secrecy and ownership of all SIGA Intellectual Property Rights with respect to its products and services. Without limiting the generality of the foregoing, employees who have had access to confidential or proprietary information of SIGA have executed and delivered to SIGA confidentiality agreements in a form customary in the industry in which SIGA operates. Copies of such agreements have been delivered to Pharmathene, and all of such agreements are in full force and effect. SIGA is not aware of any violation of the confidentiality of any non-public SIGA Intellectual Property Rights. SIGA is not making unlawful use of any confidential information or trade secrets of any third party. To the knowledge of SIGA, the activities of SIGA’s employees, consultants, or independent contractors on behalf of SIGA’s business, as presently conducted and contemplated to be conducted, do not violate any agreements or arrangements which such employees have with former employers or any other third person. To the knowledge of SIGA, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any of the SIGA Intellectual Property Rights.

(e)    Except as set forth in Schedule 6.10, to the knowledge of SIGA, no third party has infringed, misappropriated or otherwise conflicted with any of the SIGA Intellectual Property Rights. To the knowledge of SIGA, there are no third party challenges to the SIGA Intellectual Property Rights including interferences, reexaminations, oppositions and appeals.

(f)    Except as set forth in Schedule 6.10, (i) there is no action, suit, order, claim, or to SIGA’s knowledge, governmental investigation pending, or, to SIGA’s knowledge, threatened in writing against SIGA or affecting SIGA, relating to the SIGA Intellectual Property and reasonably likely so as to cause a Material Adverse Effect (or to the knowledge of SIGA, pending or threatened in writing against any of the officers, directors or employees of SIGA with respect to SIGA’s business or proposed business activities) at law or in equity, or before of by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); (ii) nor has there been any such actions, suits, orders, claims, or to the knowledge of SIGA, governmental investigations or claims pending against SIGA at any time; (iii) to the knowledge of SIGA, there is no valid basis for any of the foregoing; (v) SIGA is not subject to any judgment, order or decree of any court or other governmental agency; and (vi) there is no action, suit, proceeding, or investigation by SIGA currently pending or which SIGA presently intends to initiate with respect to the transactions contemplated by the Agreement.

        6.11    Taxes.

Except as set forth in Schedule 6.11, SIGA and each SIGA Subsidiary has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established and which are being contested in good faith. There are no claims or assessments pending against SIGA or any SIGA Subsidiary for any alleged deficiency in any Tax, there are no pending or, to the knowledge of SIGA, threatened audits or investigations for or relating to any liability in respect of any Taxes, and SIGA has not been notified in writing of any proposed Tax claims or assessments against SIGA or any SIGA Subsidiary (other than in each case, claims or assessments for which adequate reserves have been established and which are being contested in good faith). Neither SIGA nor any SIGA Subsidiary has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by SIGA or any SIGA Subsidiary for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. To the knowledge of SIGA, there are no liens for Taxes on the assets of SIGA or any SIGA Subsidiary except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent SIGA or any SIGA Subsidiary with respect to Taxes. Other than with respect to SIGA or any SIGA Subsidiary, neither SIGA nor any SIGA Subsidiary is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by SIGA or any SIGA Subsidiary with respect to any amounts of Taxes. Neither SIGA nor any SIGA Subsidiary has engaged in any transaction which requires its participation to be disclosed under Treas. Reg. Sec. 1.6011-4.

        6.12    Title.

SIGA and the SIGA Subsidiaries have good and marketable title to all of their respective assets and properties, in each case free and clear of all Liens except for those Liens described on Schedule 6.12 (hereinafter referred to as the ‘‘SIGA Permitted Liens’’). SIGA and the SIGA Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of SIGA and the SIGA Subsidiaries include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by SIGA or the SIGA Subsidiaries in the conduct of their respective businesses. Neither SIGA nor the SIGA Subsidiaries have received notice of any violation of, or default under, any law, ordinance, order, regulation, or governmental or contractual requirement relating to the assets and properties of SIGA or the SIGA Subsidiaries which remains uncured or has not been dismissed, other than with respect to any violation which, individually or in the aggregate, would not have a Material Adverse Effect. All leases and licenses pursuant to which SIGA or the SIGA Subsidiaries lease or license personal and intangible property from others, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance) which would result in a Material Adverse Effect. All the tangible personal property owned or leased by SIGA or the SIGA Subsidiaries is in good operating condition and repair, subject only to ordinary wear and tear, and conforms in all respects to all applicable laws, ordinances, orders, regulations or governmental or contractual requirements relating to their operation, except for any such non-conformity which, individually or in the aggregate, would not have a Material Adverse Effect.

        6.13    Real Estate and Leases.

Set forth in Schedule 6.13 attached hereto is a list of every parcel of real estate owned by SIGA or a SIGA Subsidiary and a list of each lease agreement under which SIGA or any of the SIGA Subsidiaries is lessee of, or holds or operates, any real estate owned by any third party (collectively hereinafter referred to as the ‘‘SIGA Real Properties’’). SIGA or a SIGA Subsidiary has good and marketable title to the properties owned by SIGA or a SIGA Subsidiary set forth on Schedule 6.13 and all fixtures thereon in fee simple absolute, subject to no Liens other than SIGA Permitted Liens. There is no option or right held by any third party to purchase any such properties or any part thereof, or any of the fixtures and equipment thereon. All buildings, driveways and other improvements on such properties, respectively, are within its boundary lines, and no improvements on adjoining properties extend across the boundary lines onto such properties. Each lease agreement described in Schedule 6.13 is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither SIGA nor any SIGA Subsidiary is in a default under any such lease agreement, nor to the knowledge of SIGA is any other party to any such lease agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by any party to any such lease agreement or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder, other than with respect to any default, event or claim which, individually or in the aggregate, would not have any Material Adverse Effect.

        6.14    Contractual and Other Obligations.

(a)    As used in this Agreement, the term the ‘‘SIGA Agreements’’ shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, to which SIGA or any of the SIGA Subsidiaries is a party or by which SIGA or any of the SIGA Subsidiaries or any of their respective properties may be bound or affected. Set forth or provided for on Schedule 6.14 attached hereto is a list, of each SIGA Agreement which is material to SIGA’s business or condition, including but not limited to: (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by SIGA or any SIGA Subsidiary; (ii) any guaranty, direct or indirect, by SIGA or any SIGA Subsidiary of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business; (iii) any SIGA Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any assets of SIGA or any SIGA Subsidiary, except for such agreements which, individually and in the aggregate, are not material to SIGA’s business or condition; (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies; (v) any collective bargaining agreement with any trade or labor union; (vi) any SIGA Agreement to which any officer or director of SIGA or any stockholder (herein referred to collectively, as the ‘‘SIGA Insiders’’) of SIGA beneficially owning (within the meaning of Section 13(d) of the Exchange Act) more than 5% of the outstanding shares of SIGA Common Stock, is a party; (vii) any SIGA Agreement containing noncompetition or other limitations restricting the conduct of the business of SIGA or any Subsidiary; (viii) any license agreements to which SIGA or any SIGA Subsidiary is a party relating to any Intellectual Property; (ix) any partnership, shareholder agreement, joint venture or similar agreement; and (x) any agreements with independent contractors; (xi) any agreements other than licenses related to any Intellectual Property; and (xii) any agreements with employees.

(b)    No event has occurred, or, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance by SIGA or any SIGA Subsidiary under any SIGA Agreements, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of the knowledge of SIGA, no party with whom SIGA or any SIGA Subsidiary has any SIGA Agreement is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect.

        6.15    Compensation.

Except as Publicly Disclosed or disclosed in Schedule 6.15 attached hereto, neither SIGA nor any SIGA Subsidiary has any agreement with any employee with regard to compensation, whether individually or collectively, except agreements terminable by SIGA or any SIGA Subsidiary at will without penalty, or oral agreements terminable by SIGA or a SIGA Subsidiary on not more than 30 days notice without penalty, and set forth in Schedule 6.15 is a list of all employees of SIGA and each SIGA Subsidiary entitled to receive annual compensation in excess of $100,000 and their respective positions and salaries. No union or other collective bargaining unit has been certified or recognized by SIGA or any SIGA Subsidiary as representing any of their respective employees. Except as set forth on Schedule 6.15, neither SIGA nor Pharmathene will incur any liability with respect to any payment due or damage suffered by any employee of SIGA or any SIGA Subsidiary, including, but not limited to, any claims for severance, termination benefits or similar claims, by virtue of the operation of the Merger and the transactions contemplated hereby.

        6.16    Employee Benefit Plans.

(a)    Except as Publicly Disclosed or set forth on Schedule 6.16, neither SIGA nor any SIGA Subsidiary maintains, sponsors, contributes to, is required to contribute to, is a party to, or otherwise has or is reasonably expected to have any liability (contingent or otherwise) with respect to (1) any ‘‘employee welfare benefit plan,’’ as defined in Section 3(1) of ERISA, (2) any ‘‘employee pension benefit plan,’’ as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for bonuses, stock options, stock appreciation rights, stock purchase plans or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation (including any deferred compensation) other than workers’ compensation, unemployment compensation and other government programs, (5) any employment, severance, separation, change of control or other similar contract, arrangement or policy providing for insurance coverage, salary continuation, non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, supplemental pension, savings, retirement savings, fringe benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, (6) any other employee benefit plan, arrangement, program, agreement, policy or practice, formal or informal, funded or unfunded, insured or self-insured, that covers any current or former employee of SIGA or any SIGA Subsidiary, or (7) any Multiemployer Plan. Each plan or agreement required to be set forth on Schedule 6.16, other than a Multiemployer Plan, pursuant to the foregoing is referred to herein as a ‘‘SIGABenefit Plan.’’

(b)    SIGA has delivered or made available to Pharmathene the following documents with respect to each SIGA Benefit Plan: (1) correct and complete copies of all documents embodying such SIGA Benefit Plan, including (without limitation) all amendments thereto and all related trust documents, (2) a written description of any SIGA Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description, summary of material modifications and other similar descriptive materials distributed to plan participants and beneficiaries, (4) the most recent IRS determination letter or similar forms of any applicable foreign jurisdiction, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, and (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts.

(c)    Each SIGA Benefit Plan materially complies and has been maintained and administered in all material respects in compliance with, its terms and with the requirements prescribed by any and all applicable law, including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the SIGA Benefit Plans have been timely made or accrued. Neither SIGA nor any SIGA Subsidiary has taken or failed to take any action with respect to any SIGA Benefit Plan which might create any material liability on the part of SIGA or any SIGA Subsidiary.

(d)    Neither SIGA nor any SIGA Subsidiary maintains, participates in or contributes to, nor have they ever maintained, participated in, or contributed to, any Multiemployer Plan, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA. Neither SIGA nor any SIGA Subsidiary has any outstanding or contingent obligations or liabilities (including, without limitation, any withdrawal liability) with respect to a Multiemployer Plan providing pension or other benefits, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA.

(e)    Neither SIGA nor any SIGA Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. With respect to each SIGA Benefit Plan which is a ‘‘group health plan’’ as defined in Section 5000(b)(1) of the Code and Section 607(l) of ERISA, SIGA and each SIGA Subsidiary has complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA. SIGA, and each SIGA Subsidiary, and each SIGA Benefit Plan which is a group health plan has, as of the date hereof, complied in all material respects with the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of SIGA and each SIGA Subsidiary. No ‘‘prohibited transaction,’’ within the meaning of Section 4975(c) of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any SIGA Benefit Plan.

(f)    Except as set forth in Schedule 6.16, there is no contract, plan or arrangement covering any employee or former employee of SIGA or any SIGA Subsidiary that, individually or collectively, would give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by SIGA or such SIGA Subsidiary by reason of Section 280G or 162(m) of the Code.

(g)    No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of SIGA, threatened against or with respect to any SIGA Benefit Plan, or the assets or any fiduciary thereof (in that person's capacity as a fiduciary of such SIGA Benefit Plan) and to the knowledge of SIGA, there are no facts likely to give rise to any such action, suit or claim. There are no audits, inquiries or proceedings pending or, to the knowledge of SIGA, threatened by the IRS or the Department of Labor or corresponding authority in Canada with respect to any SIGA Benefit Plan, and no SIGA Benefit Plan has been the subject of any application for relief under the Internal Revenue Service Employee Plans Compliance Resolution Program or the Closing Agreement Program, nor has any SIGA Benefit Plan been the subject of any application for relief under the United States Department of Labor Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program.

(h)    All SIGA Benefit Plans that are intended to be qualified and exempt from United States federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code, have been the subject of favorable determination letters or, in the case of prototype plans, opinion letters, from the IRS which consider the effect of the series of laws commonly known as GUST, and no such determination letter has been revoked nor has revocation been threatened.

(i)    Each ‘‘fiduciary’’ (within the meaning of Section 3(21)(A) of ERISA) as to each SIGA Benefit Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect of each such SIGA Benefit Plan.

(j)    All required employer and employee contributions and premiums under the SIGA Benefit Plans to the date hereof have been paid or duly accrued, the respective fund or funds established under the SIGA Benefit Plans are, in all material respects, funded in accordance with all applicable law and such plans, and no material past service funding liabilities exist thereunder.

(k)    Other than any pension benefits payable under the SIGA Benefit Plans, neither SIGA nor any SIGA Subsidiary is under any obligation to provide benefits or coverage under a SIGA Benefit Plan to retirees of SIGA or any SIGA Subsidiary or other former employees of SIGA or the SIGA Subsidiaries (or the beneficiaries of such retirees or former employees), including, but not limited to, retiree health care coverage (except to the extent mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985).

(l)    Neither SIGA nor any SIGA Subsidiary maintains any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code (a VEBA) with respect to any SIGA Benefit Plan.

(m)    No commitments have been made by SIGA or any SIGA Subsidiary to amend any SIGA Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable law or as disclosed on Schedule 6.16. None of the SIGA Benefit Plans require or permit retroactive increases or assessments in premiums or payments. All SIGA Benefit Plans can be amended or terminated without any restrictions and SIGA or a SIGA Subsidiary has the unrestricted power to amend or terminate any of the SIGA Benefit Plans.

        6.17    Labor Relations.

Except as Publicly Disclosed, there are no disputes pending or to the knowledge of SIGA, threatened between SIGA or any SIGA Subsidiary on the one hand and any of their respective employees on the other and there are no organizational efforts currently being made or to the knowledge of SIGA threatened involving any of such employees. SIGA has complied with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any material arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.

        6.18    Transactions with Affiliated Persons.

Except (i) as Publicly Disclosed, (ii) for employment relationships between SIGA or any of the SIGA Subsidiaries and employees of SIGA or any of the SIGA Subsidiaries otherwise disclosed pursuant to this Agreement, (iii) for remuneration by SIGA or any of the SIGA Subsidiaries for services rendered as a director, officer or employee of SIGA or any of the SIGA Subsidiaries otherwise disclosed pursuant to this Agreement, or (iv) as set forth in Schedule 6.18, (A) neither SIGA nor any of the SIGA Subsidiaries has, and has not since its inception, in the ordinary course of business or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to any affiliate of SIGA or any of the SIGA Subsidiaries; (B) neither SIGA nor any of the SIGA Subsidiaries owes any amount to any affiliate of SIGA or any of the SIGA Subsidiaries; (C) no affiliate of SIGA or any of the SIGA Subsidiaries owes any amount to any of SIGA or any of the SIGA Subsidiaries; and (D) no part of the property or assets of any affiliate of SIGA or any of the SIGA Subsidiaries is used by any of SIGA or any of the SIGA Subsidiaries in the conduct or operation of its businesses. No affiliate of SIGA or any of the SIGA Subsidiaries owns any business which is a significant competitor of SIGA or any of the SIGA Subsidiaries.

        6.19    Insurance.

As of the date of this Agreement, SIGA and the SIGA Subsidiaries maintain insurance policies, and bonding arrangements, covering all of their respective assets and properties, and in each case the various occurrences which may arise in connection with the operation of their respective businesses.

Schedule 6.19 attached hereto sets forth all such policies and bonding arrangements. Such policies and bonding arrangements are in full force and effect, all premiums and other amounts due thereon have been paid, and SIGA, and the SIGA Subsidiaries have complied with the provisions of such policies and bonding arrangements. There are no notices of any pending or threatened terminations or premium increases with respect to any such policies or bonding arrangements, and such policies and bonding arrangements will not be modified as a result of or terminate or lapse by reason of, the transactions contemplated by this Agreement.

        6.20    Licenses; Franchises; Rights.

Each of SIGA and the SIGA Subsidiaries has (or has made timely application for) all franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on its business as currently conducted, and to the knowledge of SIGA, the employees and agents of SIGA and the SIGA Subsidiaries also have all such franchises, licenses, permits, governmental and other approvals required of them in carrying out their duties on behalf of SIGA and the SIGA Subsidiaries, except for such franchises, licenses, permits and other approvals the failure to hold which, individually or in the aggregate, would not have a Material Adverse Effect. All such franchises, licenses, permits, and governmental and other approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement, and the consummation of the Merger, will not adversely affect or otherwise impair the ability of SIGA fully to enjoy the benefits of any such franchises, licenses, permits or governmental and other approvals. Schedule 6.20 attached hereto identifies each material permit, license and other approval required by any national, state, commonwealth, or territorial government to be maintained by SIGA or any Subsidiary in order to conduct its current operations. Neither SIGA nor any SIGA Subsidiary has violated, or is alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, binding upon SIGA or any SIGA Subsidiary which violation, individually or in aggregate, would have a Material Adverse Effect.

        6.21    Environmental Matters.

(a)    Except as set forth in Schedule 6.21:

(i)    The respective businesses of SIGA and the SIGA Subsidiaries, and the SIGA Real Properties, are, and at all times have been, in compliance with all applicable Environmental Laws, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(ii)    SIGA possess all Environmental Permits in order to conduct its business as it is now being conducted. SIGA is in compliance with all requirements, terms and provisions of such Environmental Permits, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(iii)    SIGA and each SIGA Subsidiary has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws with respect to its business and the SIGA Real Properties.

(iv)    Neither SIGA nor, to the knowledge of SIGA, any SIGA subsidiary has received any notice that SIGA, any SIGA Subsidiary or any of the SIGA Real Properties: (1) is in violation of the requirements of any Environmental Permit or Environmental Laws; (2) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environmental Laws; or (3) has actual or potential liability under any Environmental Laws, including without limitation, CERCLA, RCRA or any comparable state or local Environmental Laws.

(v)    To the knowledge of SIGA, there are no Environmental Conditions or other facts, circumstances or activities arising out of or relating to the business of SIGA or any SIGA Subsidiary or the use, operation or occupancy by SIGA or any SIGA Subsidiary of any of the SIGA Real Properties that result or reasonably could be expected to result in (1) any obligation of SIGA or any SIGA Subsidiary to file any report or notice, to conduct any investigation, sampling or monitoring or to effect any environmental cleanup or remediation, whether on-site or offsite; or (2) liability, either to governmental agencies or third parties, for damages (whether to person, property or natural resources), cleanup costs or remedial costs of any kind or nature whatsoever.

(vi)    Neither SIGA nor, to the knowledge of SIGA, any SIGA Subsidiary has transported for storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Material at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Materials.

        6.22    Food And Drug Administration Matters.

(a)    SIGA has not obtained any clearances or approvals from the FDA to conduct its current businesses, to manufacture, hold or sell FDA Regulated Products, and to use and occupy the SIGA Real Properties.

(b)    SIGA has no obligations to submit reports and filings to the FDA.

(c)    There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to comply with any FDA Laws. There is no act, omission, event or circumstance of which SIGA has knowledge that may give rise to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigations, notice, demand letter, proceeding or request, or any such liability:

(i)    against, involving or of SIGA, or

(ii)    against, involving or of any other person (including, without limitation, any FDA Company Contractor) that could be imputed or attributed to SIGA.

(d)    There has not been any violation of any FDA Laws by SIGA in their prior product developmental efforts, or any other government entity (or any failure to make any such submission or report) that could reasonably be expected to require investigation, corrective action or enforcement action.

        6.23    Brokers and Finders.

Neither SIGA, nor any SIGA Subsidiary, nor any director, officer, agent or employee thereof has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

        6.24    Voting Agreement.

Attached hereto as Exhibit C is a Voting Agreement (hereinafter referred to as the ‘‘Voting Agreement’’) executed by the holders of at least 29 percent of the shares of SIGA Common Stock as of the date of this Agreement pursuant to which such holders of SIGA Common Stock have agreed to vote their shares in favor of the transactions contemplated by this Agreement when the Merger is presented to the holders of SIGA Common Stock for a vote. The Voting Agreement constitutes the valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms.

        6.25    Fairness Opinion

SIGA’s board of directors has received the written opinion of Sutter Securities Incorporated, financial advisor to SIGA, dated the date of this Agreement, to the effect that the Merger is fair to SIGA and its stockholders from a financial point of view.

        6.26    Section 203 of GCL Not Applicable.

The Board of Directors of SIGA has taken all actions so that the restrictions contained in Section 203 of the GCL applicable to a ‘‘business combination’’ (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger, the other transactions contemplated by this Agreement and the Voting Agreement.

        6.27    Valid Issuance.

The SIGA Common Stock to be issued upon the consummation of the Merger, when issued in accordance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable.

        6.28    Absence of Certain Business Practices.

Neither SIGA nor any of the SIGA Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of SIGA, any of the employees or agents of SIGA or any of the SIGA Subsidiaries, has directly or indirectly (a) made any contribution or gift which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of SIGA or any of the SIGA Subsidiaries, or any affiliate of SIGA or any of the SIGA Subsidiaries, or (iv) in violation of any Law or legal requirement, or (c) established or maintained any fund or asset of SIGA or any of the SIGA Subsidiaries, that has not been recorded in the books and records of SIGA or the appropriate SIGA Subsidiary.

        6.29    Restrictions on Business Activities.

There are no judgments, injunctions, orders or decrees binding upon any of SIGA or any of the SIGA Subsidiaries, or, to the knowledge of SIGA, threatened, that has or could either individually or in the aggregate reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by SIGA or any of the SIGA Subsidiaries, as currently conducted or any business practice of SIGA or any of the SIGA Subsidiaries, including the acquisition of property, the sale of products, the provision of services, the hiring of employees, and the solicitation of customers.

        6.30    Nasdaq.

Shares of SIGA Common Stock are listed for trading on the Nasdaq Stock Market (hereinafter referred to as the ‘‘Nasdaq’’). SIGA is in compliance with all rules, regulations and listing requirements of Nasdaq. Except as set forth on Schedule 6.30 or as Publicly Disclosed, SIGA has not received any notices or other communication with respect to any violations or potential violations of any rules, regulations and listing requirements of Nasdaq.

        6.31    Books and Records.

The books and records of SIGA and each of the SIGA Subsidiaries with respect to SIGA and any of the SIGA Subsidiaries, their operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions involving SIGA and any of the SIGA Subsidiaries, have been accurately accounted for

        6.32    Validity of Shares.

The Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, shall be duly and validly, issued fully-paid and nonassessable and neither SIGA nor the holder thereof shall be subject to any preemptive, anti-dilution or similar right with respect thereto that has not been properly waived or complied with.

ARTICLE VII

CERTAIN COVENANTS

        7.1    SIGA Stockholders’ Meeting; Preparation of Proxy Statement.

(a)    SIGA shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene as promptly as practicable an annual or special meeting of the holders of shares of SIGA Capital Stock (the ‘‘SIGA Stockholders Meeting’’), to vote upon this Agreement, the issuance of SIGA Common Stock in accordance with this Agreement and the transactions contemplated hereby, including, without limitation, an amendment to its certificate of incorporation so as to increase the authorized number of shares of SIGA Common Stock to 300,000,000 shares and to change the name of SIGA to ‘‘Pharmathene Inc.’’ upon the Closing, to amend its Stock Option Plan to increase the number of shares authorized thereunder to 25,250,000, to obtain proper authorization under the GCL and the requirements of Nasdaq to consummate the PIPE (as hereinafter defined) and as otherwise required thereunder in connection with the Merger and the transactions contemplated hereunder (collectively referred to herein as the ‘‘Merger Transactions’’), and to reconstitute its board of directors, as set forth under Section 7.2 hereof, and shall include in the proxy statement the recommendation (subject to the fiduciary duty of the Board of Directors under applicable law) of its Board of Directors that the holders of SIGA Capital Stock vote in favor of the Merger Transactions. SIGA shall use its commercially reasonable efforts to solicit from such stockholders proxies in favor of such matters and shall take all other action necessary to secure a favorable vote. For the avoidance of doubt, the obligation of SIGA to take the actions described in this Section 7.1(a) shall not be affected by any change in the recommendation of the Board of Directors with respect to the Merger.

(b)    SIGA will (i) as soon as practicable following the date of this Agreement, prepare in correct and appropriate form and file with the SEC a preliminary proxy statement (hereinafter referred to as the ‘‘Proxy Statement’’) and (ii) use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. Pharmathene shall supply SIGA on a timely basis in connection with the preparation of the Proxy Statement all financial and other information necessary to be included therein with respect to Pharmathene. SIGA will notify Pharmathene of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Pharmathene with copies of all correspondence between SIGA or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. SIGA shall give Pharmathene and its counsel the opportunity to review the Proxy Statement prior to being filed with the SEC and shall give Pharmathene and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of SIGA and Pharmathene agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, SIGA shall mail the Proxy Statement to the stockholders of SIGA.

(c)    Each party agrees to notify the other of, and to correct, any information contained in the Proxy Statement furnished by such party to the other for inclusion therein, which information shall be, at the time of furnishing, or become, prior to the meeting of SIGA stockholders, false or misleading in any material respect. If at any time prior to the meeting of SIGA stockholders or any adjournment thereof, there shall occur any event that should be set forth in an amendment to Proxy Statement, SIGA shall prepare and mail to its stockholders such an amendment or supplement.

(d)    During the period from the date of this Agreement to the date of Closing, SIGA shall file all reports, schedules and definitive proxy statements (including the Proxy Statement) (the ‘‘SIGA Filings’’) required to be filed by SIGA.

        7.2    SIGA Board of Directors.

Prior to the Effective Time, SIGA shall take such action as may be necessary, so that the SIGA Board of Directors will be reconstituted immediately following the Effective Time and pursuant to SIGA’s certificate of incorporation and by-laws, to be set at seven (7) persons and to be comprised of the following persons: James H. Cavanaugh, Elizabeth Czerepak, Joel McCleary, Steven St. Peter, David P. Wright, Matthew Drapkin, and Paul Savas with David P. Wright serving as Chairman; or such other persons designated by the parties prior to Closing.

        7.3    SIGA Officers.

SIGA shall take such action as may be necessary so that David Wright shall be appointed to the office of Chief Executive Officer of SIGA, effective as of the Effective Time in accordance with and subject to the provisions of the by-laws of SIGA.

        7.4    Preparation of Information Statement.

SIGA shall cooperate with Pharmathene in Pharmathene’s preparation of, the information required by Regulation D under the Securities Act (hereinafter referred to as ‘‘Regulation D’’) to be delivered to the holders of the Pharmathene Capital Stock (hereinafter referred to as the ‘‘Information Statement’’). Each of SIGA and Pharmathene shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Information Statement. SIGA shall not include in the Information Statement any information with respect to Pharmathene or its subsidiaries unless the form and content of such information shall have been approved by Pharmathene prior to such inclusion.

        7.5    Governmental and Judicial Filings.

As soon as practicable after the date hereof, Pharmathene, SIGA and Merger Sub will cooperate in the preparation and filing of all materials necessary or desirable to obtain the approval of the transactions contemplated hereby or the disclaimer of jurisdiction with respect thereto by any regulatory body or other governmental or judicial authority that has jurisdiction over the transactions contemplated hereby.

        7.6    Access to Information.

(a)    Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to such limitations as are imposed by applicable law (if any), each party shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to (i) all of such party’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request; subject, in each case, to duties of confidentiality and subject to any applicable law relating to the privacy of individually identifiable employee information.

(b)    No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        7.7    Ordinary Course of Pharmathene.

From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Schedule 7.7, Pharmathene and each of the Pharmathene Subsidiaries will (i) maintain its corporate existence in good standing, and (ii) in all respects conduct its business in the usual and ordinary course and consistent with past practice, without a material change in current operational policies.

        7.8    Conduct of Pharmathene Business.

From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Schedule 7.8, neither Pharmathene nor any of the Pharmathene Subsidiaries will do any of the following without the prior written consent of Pharmathene:

(a)    amend or otherwise modify its constituting documents or by-laws (or similar organizational documents);

(b)    alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c)    with respect to, any shares of its capital stock or any other of its securities, grant, encumber issue or sell, or authorize for grant, encumbrance issuance or sale, or grant, encumber, issue or sell any options, warrants, purchase agreements, put agreements, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments, fixed or contingent, that could directly or indirectly, require Pharmathene or any Pharmathene Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate (other than the issuance of options pursuant to Pharmathene’s existing stock option plan or the conversion or exchange of securities existing on the date hereof) or enter into any agreement commitment or understanding calling for any of the above;

(d)    declare, set aside or make any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of capital stock or other securities of or other ownership interests in Pharmathene or any Pharmathene Subsidiary;

(e)    incur any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issue any notes or other corporate debt securities or pay or discharge any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waive any of its respective rights;

(f)    mortgage, pledge, subject to any Lien or grant any security interest in any of its assets or properties; enter into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, enter into any lease of machinery or equipment, or sell, transfer, lease to others or otherwise dispose of any tangible or intangible asset or property;

(g)    effect any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as is required from time to time by governmental legislation affecting wages; make any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to the date hereof; or enter into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or make any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to the date hereof;

(h)    adopt or, except as required by law, amend, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(i)    enter into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(j)    terminate or modify any Pharmathene Agreement, except for terminations of Pharmathene Agreements upon their expiration after the date hereof in accordance with their terms;

(k)    incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any entity or person;

(l)    discharge or satisfy any Lien other than those then required to be discharged or satisfied after the date hereof in accordance with their original terms;

(m)    pay any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Pharmathene Historical Financial Statements or incurred since the date hereof in the ordinary course of business consistent with past practice;

(n)    cancel, waive or compromise any material debt or claim;

(o)    make any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(p)    purchase or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(q)    make capital expenditures or capital additions or betterments in an amount which exceed $50,000 in the aggregate;

(r)    change its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the Pharmathene Historical Financial Statements, other than as required by GAAP;

(s)    institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(t)    make any new elections, change any current elections or settle or compromise any liabilities with respect to its Taxes; or

(u)    enter into any agreement or commitment to do any of the foregoing.

        7.9    Ordinary Course of SIGA.

From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Schedule 7.9, SIGA and each of the SIGA Subsidiaries will (i) maintain its corporate existence in good standing, and (ii) in all respects conduct its business in the usual and ordinary course and consistent with past practice, without a material change in current operational policies.

        7.10    Conduct of SIGA Business.

From the date hereof until the Closing, other than as contemplated by this Agreement or as set forth in Schedule 7.10, neither SIGA nor any of the SIGA Subsidiaries will do any of the following without the prior written consent of Pharmathene:

(a)    amend or otherwise modify its constituting documents or by-laws (or similar organizational documents);

(b)    alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(c)    with respect to, any shares of its capital stock or any other of its securities, grant, encumber issue or sell, or authorize for grant, encumbrance issuance or sale, or grant, encumber,

issue or sell any options, warrants, purchase agreements, put agreements, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments, fixed or contingent that could, directly or indirectly, require SIGA or any SIGA Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate (other than the issuance of options pursuant to SIGA’s existing stock option plan or the conversion or exchange of securities existing on the date hereof) or enter into any agreement, commitment or understanding calling for any of the above;

(d)    declare, set aside or make any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of capital stock or other securities of or other ownership interests in SIGA or any SIGA Subsidiary;

(e)    incur any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issue any notes or other corporate debt securities or pay or discharge any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waive any of its respective rights;

(f)    mortgage, pledge, subject to any Lien or grant any security interest in any of its assets or properties; enter into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, enter into any lease of machinery or equipment, or sell, transfer, lease to others or otherwise dispose of any tangible or intangible asset or property;

(g)    effect any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as is required from time to time by governmental legislation affecting wages; make any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to the date hereof; or enter into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or make any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to the date hereof;

(h)    adopt or, except as required by law, amend, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(i)    enter into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(j)    terminate or modify any SIGA Agreement, except for terminations of SIGA Agreements upon their expiration after the date hereof in accordance with their terms;

(k)    incur or assume any indebtedness for borrowed money or guarantee any obligation or the net worth of any entity or person;

(l)    discharge or satisfy any Lien other than those then required to be discharged or satisfied after the date hereof in accordance with their original terms;

(m)    pay any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the SIGA Historical Financial Statements or incurred since the date hereof in the ordinary course of business consistent with past practice;

(n)    cancel, waive or compromise any material debt or claim;

(o)    make any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(p)    purchase or acquire any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(q)    make capital expenditures or capital additions or betterments in an amount which exceed $50,000 in the aggregate;

(r)    change its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the SIGA Historical Financial Statements, other than as required by GAAP;

(s)    institute or settle any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(t)    make any new elections, change any current elections or settle or compromise any liabilities with respect to its Taxes; or

(u)    enter into any agreement or commitment to do any of the foregoing.

        7.11    Notification of Certain Matters.

(a)    Between the date hereof and the Effective Time, each party will give prompt notice in writing to the other parties, of: (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Effective Time, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against the notifying party or any subsidiary or relating to or involving or otherwise affecting the notifying party or which relate to the consummation of the transactions contemplated by this Agreement, and (v) any material failure of the notifying party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)    The giving of any such notice under this Section 7.11 shall in no way change or modify the representations and warranties or the conditions to either parties’ obligations contained herein or otherwise affect the remedies available to either party hereunder.

        7.12    SEC Filings.

SIGA will consult with Pharmathene and prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated by this Agreement to the extent and only to the extent of the content of any disclosure regarding the Merger or the transactions contemplated by this Agreement, including without limitation a current report on Form 8-K announcing the execution of this Agreement (collectively, the ‘‘Other Filings’’), and SIGA will permit Pharmathene and its counsel with reasonable advance notice in order to review and comment on any such Other Filings prior to their filing with the SEC. SIGA will notify Pharmathene promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to any Other Filing or for additional information and will supply Pharmathene with copies of all correspondence between SIGA or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Merger or any Other Filing. The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Other Filing, SIGA will promptly inform Pharmathene of such occurrence and cooperate in filing with the SEC or its staff or any other government officials.

        7.13    Forbearance and Fiduciary Duties.

(a)    From and after the date hereof until the Closing or termination of this Agreement in accordance with Article XII, SIGA shall not, and it shall not permit any of its officers, directors, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage proposals, requests, inquiries or contacts, or participate in negotiations or discussions, including without limitation, the delivery of non-public information of SIGA to any third party, for the purpose or with the intention of leading to any proposal, concerning any disposition, directly or indirectly, of any material assets of SIGA, without limitation, extending to any take-over bid, merger, consolidation or other business combination involving SIGA or any acquisition of an equity interest in SIGA representing any material amount of the equity of SIGA or any similar transaction, except for the transactions contemplated by this Agreement (hereafter referred to, collectively, as an ‘‘Acquisition Proposal’’). Furthermore, SIGA may not enter into any agreements or letters of intent relating to an Acquisition Proposal, except in accordance with this Section 7.13.

(b)    SIGA shall promptly (and in any event within 24 hours) notify Pharmathene in writing of the receipt of any unsolicited Acquisition Proposal or any request for non-public information relating to SIGA, its assets or business or for access to the properties, books or records of SIGA by any person or entity that informs SIGA that it is considering making, or has made, an Acquisition Proposal. Such notice to Pharmathene shall indicate the relevant details of such Acquisition Proposal, inquiry, request or contact and such other information Pharmathene may reasonably request, including a copy of such Acquisition Proposal. SIGA shall keep Pharmathene informed on a reasonably prompt basis (and, in any event, within 24 hours of any significant development) of the status and details (including amendments and proposed amendments) of any such Acquisition Proposal or other inquiry or request.

(c)    If at any time between the date hereof and the Closing, SIGA receives an unsolicited Acquisition Proposal (other than as a result of a breach of this Section 7.13) that the Board of Directors of SIGA determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor reasonably acceptable to the parties (provided that the parties hereto agree that Sutter Securities Incorporated shall be reasonably acceptable), constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) then, SIGA may (i) provide such person or entity with access to information regarding SIGA, its assets or its business, subject to the execution of a confidentiality agreement with term no less favorable to SIGA than those contained in the Confidentiality Agreement as hereinafter defined and (ii) participate in any negotiation or discussion for the purpose or with the intention of leading to an agreement with the party offering such Superior Proposal. SIGA shall provide to Pharmathene, as soon as practicable following the execution thereof (and in any case within 24 hours), a copy of any such confidentiality agreement executed by SIGA and copies of all written material provided by SIGA to such party. For purposes of this Agreement, ‘‘Superior Proposal’’ means any bona fide written proposal made by a third party (i) involving the purchase or acquisition, directly or indirectly, of all the shares of SIGA Common Stock or all or substantially all of the assets of SIGA and (ii) which is otherwise on terms which the SIGA Board of Directors determines in good faith, by resolution duly adopted, (A) would result in a transaction that, if consummated, is more favorable to holders of SIGA Common Stock, from a financial point of view, than the transactions contemplated by this Agreement after consultation with a financial advisor reasonably acceptable to the parties (provided that the parties hereto agree that Sutter Securities Incorporated shall be reasonably acceptable), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Pharmathene to amend the terms of this Agreement) that the SIGA Board of Directors deems relevant and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(d)    Neither the Board of Directors of SIGA nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Pharmathene or Merger Sub, the approval or recommendation by the Board of Directors of SIGA or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal or (iii) except as set forth in Section 12.1(b), enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the approval of the Merger Transactions by the requisite SIGA stockholders, (x) if the Board of Directors of SIGA has not received a Superior Proposal, but the Board of Directors of SIGA, in the exercise of its fiduciary duties, determines in good faith by resolution duly adopted, after consultation with its outside counsel, that an action set forth in clause (i) or (ii) above (a ‘‘SIGA Adverse Recommendation Change’’) is necessary in order to comply with its fiduciary duties to the stockholders of SIGA under the GCL, the Board of Directors of SIGA may make a SIGA Adverse Recommendation Change after providing Pharmathene with at least 24 hours prior notice of its determination and a reasonably detailed description of the reasons therefor, and (y) if SIGA has received a Superior Proposal, the Board of Directors of SIGA may make a SIGA Adverse Recommendation Change after (A) it has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the SIGA Board of Directors to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of SIGA under applicable Law, (B) SIGA has provided written notice of the determination described in clause (A) above to Pharmathene, which notice has attached to it a copy of the definitive agreement or agreements containing all of the terms and conditions of such Superior Proposal, (C) at least five (5) business days following receipt by Pharmathene of the notice referred to in clause (B) above, and after taking into account any revised proposal made by Pharmathene following receipt of the notice referred to in clause (B) above, such Superior Proposal remains a Superior Proposal and the SIGA Board of Directors has again made the determination referred to in clause (A) above (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Pharmathene under clause (B) above and a new five (5) business day period under this clause (C)), and (D) SIGA has not breached this Section 7.13 in any material respect.

        7.14    Additional Agreements.

Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with one another and use its commercially reasonable efforts to complete in a timely manner the transactions contemplated by this Agreement, including (i) complying with any and all applicable rules and regulations, and to send all notices to, make all declarations, filings and registrations with, and obtain all consents, authorizations, approvals and waivers from third parties and governmental and regulatory bodies required to consummate the transactions contemplated hereby or comply with any and all applicable rules and regulations governing such transactions, and (ii) furnishing the other parties with all information necessary or advisable for the matters referred to in Section 7.5 hereof and any other statements or applications made by or on behalf of any party to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

        7.15    PIPE.

SIGA shall, prior to the Closing Date, enter into one or more agreements related to the sale of at least $25,000,000 worth of SIGA Common Stock to investors through private transactions (individually and collectively hereinafter referred to as a ‘‘PIPE’’) on terms reasonably acceptable to a committee to consist of each of Paul Savas, Matthew Drapkin, Steven St. Peter and Elizabeth Czerepak. Notwithstanding the foregoing, if the terms of any proposed PIPE are consistent with the term sheet attached hereto as Exhibit D, the terms shall be deemed to be satisfactory to the committee and the approval of such four individuals shall not be required. Any shares of (a) SIGA Common Stock or (b)

SIGA Common Stock issuable upon the conversion of SIGA Warrants, issued pursuant to a PIPE shall, for purposes of Section 2.2, be deemed not to be issued and outstanding.

        7.16    Name and Nasdaq Symbol Change.

The parties hereto shall take all commercially reasonable action that is necessary to change (i) SIGA’s name to ‘‘Pharmathene, Inc.’’ and (ii) SIGA’s Nasdaq symbol to PTHN or such other symbol Pharmathene may select, effective immediately after the Effective Time.

        7.17    Tax Treatment.

Notwithstanding anything herein to the contrary, each of SIGA, Merger Sub and Pharmathene shall use its commercially reasonable efforts to cause the Merger to qualify, and will not (both before and after the Effective Time) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. SIGA shall, and shall cause the Surviving Corporation to, report, to the extent required by the Code or the regulations thereunder, the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        7.18    Registration Rights Agreement.

At or prior to the Closing, SIGA shall execute and deliver the Registration Rights Agreement (as hereinafter defined) to the other parties thereto.

        7.19    Stockholders Agreement.

At or prior to the Closing, SIGA shall execute and deliver the Stockholders Agreement (as hereinafter defined) to the other parties thereto which, among other things, provides for the right of certain holders of SIGA Common Stock, under certain conditions, to designate members for nomination to the Board of Directors of SIGA, after the Closing.

        7.20    SIGA Board Approval.

The Board of Directors of SIGA, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt such resolutions in advance of the Effective Time as may be requested by Pharmathene and in a form reasonably acceptable to Pharmathene approving the receipt by stockholders and/or optionholders of Pharmathene and/or the beneficial owners of the Aggregate Merger Consideration, any shares of SIGA Common Stock and other securities issued in the PIPE, and options to purchase SIGA Common Stock upon assumption and conversion of Pharmathene Stock Options in order to exempt such transactions under Section 16 of the Exchange Act.

ARTICLE VIII

PUBLICITY

        8.1    Publicity.

Any and all public announcements (whether written or oral), and notices by the parties hereto to other parties (other than to governmental authorities, except pursuant to contractual arrangements therewith), concerning the Merger and the other transactions contemplated by this Agreement shall be subject to the prior written approval of Pharmathene and SIGA (which consent shall not be unreasonably withheld); provided that nothing herein shall prohibit any party hereto or any of their affiliates from making any announcement or disclosure required to be made by it or them under applicable law, including, without limitation, the federal securities laws, if it or its affiliates determines in good faith that it is appropriate to do so and, if practicable, gives prior notice to the other parties hereto of such determination.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF EACH PARTY

The obligations of each of SIGA, Merger Sub and Pharmathene to consummate the Merger are subject to the following conditions precedent, any or all of which may be waived by such party at its sole discretion:

        9.1    Merger Approval.

This Agreement, and the transactions contemplated hereby, including without limitation, the PIPE, shall have been duly approved and adopted by the requisite vote of the respective stockholders of Merger Sub, SIGA and Pharmathene in accordance with the GCL and the requirements of Nasdaq.

        9.2    Amendments to SIGA’s Certificate of Incorporation.

The amendments to SIGA’s certificate of incorporation which are contemplated by Section 7.1 and Section 7.16, shall have been approved by the requisite vote of SIGA stockholders entitled to vote thereon.

        9.3    No Prohibition on Consummation.

No order, stay, judgment, injunction or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby. No statute, rule or regulation shall have been promulgated or enacted by any foreign or United States federal or state government, governmental authority or governmental agency, which would prevent or make illegal the consummation of the transactions contemplated hereby, including the Merger.

        9.4    Financing.

SIGA shall have consummated the PIPE. Notwithstanding anything herein to the contrary, this condition may be satisfied contemporaneously with the Effective Time.

        9.5    Litigation.

No action, suit or proceeding against any party hereto relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened and no investigation by any governmental or regulatory body shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, including the Merger, or seeking material damages in connection therewith which either party, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

        9.6    Stockholders Agreement.

The Third Amended and Restated Stockholders’ Agreement dated as of March 10, 2005, by and among Pharmathene, the Founders (as defined therein) and the Investors (as defined therein) shall have been terminated in accordance with its terms.

        9.7    Pharmathene Stockholders.

There shall be no more than 35 holders of Pharmathene Capital Stock entitled to receive SIGA Common Stock in accordance with this Agreement which are not ‘‘accredited investors’’ as such term is defined in Regulation D. Each holder of Pharmathene Capital Stock shall have received such information pertaining to SIGA, Pharmathene and the transactions contemplated by this Agreement, as may be necessary to satisfy all information delivery requirements of Regulation D, in all material respects, applicable to the issuance of SIGA Common Stock to the holders of Pharmathene Common

Stock in accordance with this Agreement. Pharmathene shall not have engaged in any general solicitation which would preclude SIGA’s reliance upon Regulation D for purposes of the issuance of SIGA Common Stock in accordance with this Agreement.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF PHARMATHENE

The obligation of Pharmathene to consummate the Merger is subject to the following additional conditions precedent, any or all of which may be waived by Pharmathene in its sole discretion:

        10.1    Opinion of Counsel for SIGA and Merger Sub.

Pharmathene shall have received an opinion of counsel of Kramer Levin Naftalis & Frankel LLP, counsel for SIGA and Merger Sub, in a form reasonably acceptable to Pharmathene.

        10.2    Representations; Warranties; Covenants.

The representations and warranties of SIGA and Merger Sub contained in Article VI hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement and provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects); and SIGA and Merger Sub shall have complied with their respective covenants contained in this Agreement in all material respects; and SIGA and Merger Sub shall each have delivered to Pharmathene a certificate to that effect, dated the Closing Date, signed by their respective Presidents or Chief Executive Officers.

        10.3    No Material Adverse Change.

There shall have been no event or occurrence since the date of this Agreement that has or could have a Material Adverse Effect on SIGA or Merger Sub.

        10.4    Secretary’s Certificate.

Pharmathene shall have received a certificate of the Secretary or an Assistant Secretary of each of SIGA and Merger Sub, in form and substance reasonably satisfactory to Pharmathene, with respect (i) their respective certificates of incorporation; (ii) their by-laws, and (iii) the authorization by their respective boards of directors and stockholders of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

        10.5    Third Party Consents.

All consents, authorizations, approvals, waivers and waivers of conflict identified on Schedule 6.3 shall have been made or obtained. The foregoing includes, but is not limited to (i) the waiver of any rights of first refusal which might be needed in connection with the retention of the placement agent identified in the PIPE term sheet; and (ii) the waiver by each party to the Securities Purchase Agreement dated November 1, 2005 among SIGA and the investors identified therein of each of their respective rights of first refusal as they relate to the PIPE and their Blackout Period Restrictions as they relate to the PIPE.

        10.6    Other Certificates.

Pharmathene shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to Pharmathene, as Pharmathene shall have reasonably requested in connection with compliance with the conditions set forth in this Article X.

        10.7    Lock-Up Agreement.

TransTech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, James J. Antal, Thomas E. Constance, Mehmet C. Oz, Eric A. Rose, Paul G Savas, Matthew Drapkin and Dennis E. Hruby shall each have entered into lock-up agreements, substantially in the form which is attached hereto as Exhibit E.

        10.8    Resignations.

Each director of SIGA other than Paul Savas and Matthew Drapkin shall have tendered their resignation from The Board to be effective immediately following the Effective Time.

        10.9    Directors.

Each of James H. Cavanaugh, Elizabeth Czerepak, Joel McCleary, Steven St. Peter and David P. Wright or such other persons (not to exceed a total of five) designated by Pharmathene, shall have been elected to serve as directors of SIGA effective immediately following the Effective Time.

        10.10    Stock Option Plan Amendment.

The SIGA Stock Option Plan shall have been amended to increase available securities thereunder to 25,250,000.

        10.11    Registration Rights Agreement.

SIGA shall have executed and delivered a registration rights agreement in the form attached hereto as Exhibit F (hereinafter referred to as the ‘‘Registration Rights Agreement’’).

        10.12    Amendment to SIGA Charter.

The number of shares of SIGA Common Stock authorized for issuance under its certificate of incorporation shall have been increased to 300,000,000.

        10.13    Termination of Agreements.

Any and all agreements relating to the nomination or election of directors of SIGA, other than the Stockholders Agreement, shall have been terminated.

        10.14    Waiver of Anti-Dilution Rights.

Every holder of Included Derivative Securities shall have waived the right to an adjustment to the exercise price of such derivative securities and the number of shares issuable upon exercise thereof as a result of or deriving from the issuance of the True-up Warrants.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF SIGA AND MERGER SUB

The obligations of each of SIGA and Merger Sub to consummate the Merger is subject to the following conditions precedent, any or all of which may be waived by SIGA in its sole discretion:

        11.1    Opinion of Counsel for Pharmathene.

SIGA shall have received an opinion of counsel of McCarter & English LLP, counsel for Pharmathene, in a form reasonably acceptable to SIGA.

        11.2    Representations: Warranties; Covenants.

The representations and warranties of Pharmathene contained in Article V hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement, and provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects); and Pharmathene shall have complied with all of its covenants contained in this Agreement in all material respects; and Pharmathene shall have delivered to SIGA a certificate to that effect, dated the Closing Date, signed by its Chief Executive Officer.

        11.3    No Material Adverse Change.

There shall have been no event or occurrence since the date of this Agreement that has or could have a Material Adverse Effect on Pharmathene.

        11.4    Secretary’s Certificate.

SIGA shall have received a certificate of the Secretary or an Assistant Secretary of Pharmathene in form and substance satisfactory to SIGA, with respect to (i) its certificate of incorporation, (ii) its by-laws and (iii) the authorization by the board of directors and the stockholders of Pharmathene of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

        11.5    Third Party Consents.

All consents, authorizations, approvals and waivers identified on Schedule 5.3 shall have been made or obtained.

        11.6    Other Certificates.

SIGA shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to SIGA and counsel for SIGA, as it shall have reasonably requested in connection with the transactions contemplated hereunder.

        11.7    Lock-Up Agreement.

MPM Bioventures III, L.P., MPM Bioventures III-QP, L.P., MPM Bioventures III Parallel Fund, L.P., MPM Bioventures III GMBH & Co. Beteiligungs KG, MPM Asset Management Investors 2004 BVIII LLC, Ontario Teachers’ Pension Plan Board, Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BSHI Members, L.L.C., Bear Stearns, Health Innoventures Employees Fund, L.P., BX, L.P., Healthcare Ventures VII, L.P., BX Associates Limited, Canadian Medical Discoveries Fund Inc., Nexia Biotechnologies Inc., MDS Life Sciences Technology Fund Limited Partnership, Joseph Klein III, David P. Wright, Eric Richman, Francesca Cook, Solomon Langermann, Valerie Riddle, Ronald Kaiser, Elizabeth Czerepak, Joel McCleary and Steven St. Peter shall each have entered into lock-up agreements, substantially in the form which is attached hereto as Exhibit E.

        11.8    Stockholders Agreement.

MPM Bioventures III, L.P., MPM Bioventures III-QP, L.P., MPM Bioventures III Parallel Fund, L.P., MPM Bioventures III GMBH & Co. Beteiligungs KG, MPM Asset Management Investors 2004 BVIII LLC, Ontario Teachers’ Pension Plan Board, Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BSHI Members, L.L.C., Bear Stearns, Health Innoventures Employees Fund, L.P., BX, L.P., Healthcare Ventures VII, L.P., BX Associates Limited, Canadian Medical Discoveries Fund Inc., Nexia Biotechnologies Inc., MDS Life Sciences Technology Fund Limited Partnership and Joseph Klein III shall each have entered into a stockholders Agreements in the form attached hereto as Exhibit G (hereinafter referred to as the ‘‘Stockholders Agreement’’).

        11.9    Investor Questionnaires.

Pharmathene shall have delivered to SIGA, Investor Questionnaires in a form reasonably acceptable to SIGA, completed by each holder of Pharmathene Capital Stock.

ARTICLE XII

TERMINATION

        12.1    Termination.

(a)    This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by the consent of all parties hereto, or (i) by Pharmathene if SIGA or Merger Sub shall have breached in any material respect any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach has resulted or is reasonably likely to result in any condition set forth in Section 10 not being satisfied (and such breach has not been cured or such condition has not be satisfied within ten (10) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); (ii) by SIGA if Pharmathene shall have breached in any material respect any of Pharmathene’s representations, warranties, covenants or agreements contained in this Agreement, which breach has resulted or is reasonably likely to result in any condition set forth in Section 11 not being satisfied (and such breach has not been cured or such condition has not be satisfied within ten (10) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period; (iii) by either Pharmathene or SIGA if a permanent injunction is entered, enforced or deemed applicable to this Agreement, or the Certificate of Merger, which prohibits the consummation of the transactions contemplated hereby and thereby and all appeals of such injunction shall have been taken and shall have been unsuccessful; (iv) by either Pharmathene or SIGA if any governmental entity, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeal of such determination shall have been taken and shall have been unsuccessful; or (v) by either Pharmathene or SIGA if the Closing shall not have occurred on or prior to September 30, 2006 (the ‘‘Termination Date’’); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1 subclause (v) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date. In the event that this Agreement is terminated in accordance with this Section 12.1, each party will be responsible for all expenses incurred by it in connection with the negotiation and preparation of this Agreement.

(b)    This Agreement may be terminated by SIGA upon the execution of a Superior Agreement (as defined below) by SIGA. SIGA shall not execute a Superior Agreement unless (i) the SIGA Board of Directors has received a Superior Proposal, (ii) in light of such Superior Proposal, the SIGA Board of Directors has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the SIGA Board of Directors to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of SIGA under applicable Law, (iii) SIGA has provided written notice of the determination described in clause (ii) above to Pharmathene, which notice has attached to it a copy of the definitive agreement or agreements containing all of the terms and conditions of such Superior Proposal (the ‘‘Superior Agreement’’), (iv) at least five (5) business days following receipt by Pharmathene of the notice referred to in clause (iii) above, and after taking into account any revised proposal made by Pharmathene following receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the SIGA Board of Directors has again made the determination referred to in clause (ii) above (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Pharmathene under clause

(iii) above and a new five (5) business day period under this clause (iv)), and (v) SIGA has not breached Section 7.13 in any material respect.

        12.2    Termination Fee.

(a)    If this Agreement is terminated pursuant to Section 12.1(b), SIGA shall pay Pharmathene upon demand a termination fee equal to three percent of the value of SIGA, as determined in accordance with the terms of this Agreement.

(b)    All termination fees shall be paid by SIGA by wire transfer of immediately available funds to such account as shall have been designated by Pharmathene.

        12.3    License Agreement.

Upon any termination of this Agreement, SIGA and Pharmathene will negotiate in good faith with the intention of executing a definitive License Agreement in accordance with the terms set forth in the License Agreement Term Sheet attached as Exhibit H and SIGA agrees for a period of 90 days during which the definitive license agreement is under negotiation, it shall not, directly or indirectly, initiate discussions or engage in negotiations with any corporation, partnership, person or other entity or group concerning any Competing Transaction (as hereinafter defined) without the prior written consent of Pharmathene or notice from Pharmathene that it desires to terminate discussions hereunder. For purposes of this Agreement, a ‘‘Competing Transaction’’ shall mean lease, exchange, mortgage, pledge, license, transfer or other disposition of any of the intellectual properties of SIGA relating to SIGA 246.

        12.4    Effect of Termination.

In the event of termination of this Agreement pursuant to Article XII hereof, all rights of all parties hereto shall cease and terminate, except for such rights as any party may otherwise have for breach of contract, including, without limitation, rights for breach of any representations, warranties or covenants contained herein, and, provided that the provisions of this Article XII and Article XIII shall survive any such termination.

ARTICLE XIII

MISCELLANEOUS

        13.1    Notices.

All notices, requests or instruction hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by telecopy (or like transmission), as follows:

(1)    if to Pharmathene:

175 Admiral Cochrane Drive
Suite 101
Annapolis, MD 21701
Attention: Chief Executive Officer
Fax: (410) 571-8927

with a copy to:

Jeffrey A. Baumel, Esq.
McCarter & English LLP
245 Park Avenue, 27th Floor
New York, New York 10167
Fax: (973) 624-7070

(2)    if to SIGA or Merger Sub:

420 Lexington Avenue
Suite 408

New York, NY 10170
Attention: Chief Financial Officer
Fax: (212) 697-3130

with a copy to:

James A. Grayer, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Fax: (212) 715-8050

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

        13.2    Entire Agreement.

This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements with respect to the subject matter hereof. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. Notwithstanding the foregoing the Confidentiality Agreement dated December 1, 2003 between SIGA and Pharmathene, a copy of which is attached hereto as Exhibit I, (hereinafter referred to as the ‘‘Confidentiality Agreement’’) shall remain in full force in accordance with its terms.

        13.3    Further Action.

Each of the parties hereto shall use such party’s best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

        13.4    Expenses.

Each of the parties hereto shall bear such party’s own expenses in connection with this Agreement.

        13.5    Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable in the case of agreements made and to be performed entirely within such State.

        13.6    Captions.

The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

        13.7    Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

        13.8    Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such attempted assignment without consent shall be void.

        13.9    No Third Party Beneficiary.

This Agreement is not intended, and shall not be construed, to confer upon any person other than the parties hereto any rights or remedies hereunder.

        13.10    Partial Invalidity.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        13.11    Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        13.12    Directors and Officers Insurance.

(a)    From and after the Effective Time, SIGA shall, to the fullest extent permitted by law, for a period of six years from the Effective Time, honor all of SIGA’s and Pharmathene’s respective obligations to indemnify and hold harmless each present and former director and officer of either party (hereinafter collectively referred to as the ‘‘Indemnified Parties’’), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent that such obligations to indemnify and hold harmless exist on the date hereof.

(b)    The Company shall, for a period of time not less than six (6) years following the Closing, maintain Directors and Officers insurance policies which are comparable to those in effect immediately prior to Closing. Such policies shall, at the absolute minimum, cover those directors and officers of SIGA and former directors and officers of SIGA who were covered immediately prior to Closing to the same extent as they were covered immediately prior to Closing.

(c)    The provisions of this Section 13.3 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        13.13    Nasdaq.

For a period of six months following the Effective Time, SIGA shall use its commercially reasonable efforts to satisfy the listing requirements of the Nasdaq Capital Market relating to the listing of SIGA Common Stock thereon; provided that any such action shall effect pre-Effective Time and post-Effective Time holders of SIGA equity securities mutatis mutandis.

{Signature Page to Follow}

IN WITNESS WHEREOF, this Agreement has duly executed by the parties hereto as of the date first above written.

SIGA TECHNOLOGIES, INC.
By:____________________________
Name: Thomas N. Konatich
Title: Chief Financial Officer and Acting Chief Executive Officer
SIGA ACQUISITION CORP.
By:____________________________
Name: Thomas N. Konatich
Title: President
PHARMATHENE, INC.
By:____________________________
Name: David P. Wright
Title: Chief Executive Officer

ANNEX B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this ‘‘Agreement’’), dated this 8th day of June 2006 is entered into by and among SIGA Technologies, Inc., a Delaware corporation (‘‘SIGA’’), TransTech Pharma, Inc., MacAndrews & Forbes Inc., Howard Gittis, Donald G. Drapkin, James J. Antal, Thomas E. Constance, Mehmet C. Oz, Eric A. Rose and Paul G. Savas (each a ‘‘Stockholder’’ and collectively the ‘‘Stockholders’’) and Pharmathene Inc., a Delaware corporation (‘‘Pharmathene’’). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement (as defined below).

W I T NE S S E TH:

WHEREAS, the Stockholders are collectively the legal and beneficial owners of 8,029,364 shares of SIGA Common Stock which represents 29.74% of the outstanding shares of SIGA Common Stock;

WHEREAS, SIGA is a party to an Agreement and Plan of Merger, which is being executed contemporaneously herewith, between SIGA, Merger Sub and Pharmathene, a true and complete copy of which has been provided to the Stockholders (the ‘‘Merger Agreement’’);

WHEREAS, each of the Stockholders have agreed to vote all of the SIGA Capital Stock owned by it, whether beneficially or otherwise, or over which it has voting power (collectively the ‘‘Stockholder Shares’’) in favor of all resolutions to be considered by holders of SIGA Capital Stock in connection with the transactions contemplated by the Merger Agreement;

NOW, THEREFORE in consideration of the foregoing premises and as inducement to and in consideration of Pharmathene entering into the Merger Agreement and certain other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1    Representations and Warranties.    Each of the Stockholders hereby represents and warrants, for and in respect of itself and its Stockholder Shares only, that:

(a)    if it is not an individual, it is duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization; it has the corporate or other power and capacity and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and its obligations hereunder and has received all requisite approvals to enter into this Agreement and to complete the transactions contemplated hereby and, upon the due execution and delivery of this Agreement by such Stockholder, this Agreement shall be a valid and binding agreement enforceable by Pharmathene against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;

(b)    if it is an individual, it has full power and authority to enter into and perform the obligations under this Agreement and to consummate the transactions contemplated hereby;

(c)    the Stockholder is not a party to, bound or affected by or subject to, any charter, by-law or constituting document provision (in the case of a party that is not an individual), statute, regulation, judgment, order, decree or law which would be: violated, contravened, breached by, or under which default would occur as a result of, the execution, delivery and performance of this Agreement and such Stockholder is not a party to, bound or affected by or subject to any agreement for voting any SIGA Capital Stock which would be violated, contravened, breached by, or under which default would occur as a result of, the performance of this Agreement; and

(d)    such Stockholder understands and agrees that if such Stockholder attempts to transfer, or provide any other person or entity with the authority to vote any of the Stockholder Shares other than in compliance with this Agreement, SIGA shall not, and such Stockholder hereby unconditionally and irrevocably instructs SIGA to not, (i) permit any such transfer on its books and records, (ii) issue a new certificate representing any of such Stockholder Shares, or (iii) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

Section 2    Covenants.

(a)    Except as otherwise expressly provided herein, each Stockholder hereby covenants that until this Agreement is terminated, such Stockholder will:

(i)    not, directly or indirectly, take or support any action of any kind which could reasonably be expected to reduce the likelihood of success of or delay the consummation of the Merger Agreement;

(ii)    not, directly or indirectly, initiate, solicit or encourage proposals, requests, inquiries or contacts, or participate in negotiations or discussions, including without limitation, the delivery of non-public information of SIGA to any third party, for the purpose or with the intention of leading to any proposal, concerning any disposition, directly or indirectly, of any material assets of SIGA, without limitation, extending to any take-over bid, merger, consolidation or other business combination involving SIGA or any acquisition of an equity interest in SIGA representing any material amount of the equity of SIGA or any similar transaction (a ‘‘Competing Proposal’’), except for the transactions contemplated by the Merger Agreement; and

(iii)    not enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or any other entity any non-public information with respect to, or otherwise cooperate in any way with any party offering a Competing Proposal.

(b)    Except as otherwise expressly provided herein or as otherwise agreed to by Pharmathene in writing on or prior to the date hereof, each Stockholder hereby covenants that until this Agreement is terminated, such Stockholder shall not directly or indirectly (v) grant any proxy, power of attorney or other authorization or consent with respect to any of its Stockholder Shares; (w) deposit any of its Stockholder Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of its Stockholder Shares; (x) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby; (y) sell, assign, transfer, encumber, pledge, hedge, gift or enter into derivative transactions in respect of, or otherwise dispose of any of its Stockholder Shares or any rights therein (including without limitation any voting rights) (or consent to do any of the foregoing), or (z) enter into any contract, option or other combination, arrangement, undertaking or understanding with respect to the actions described in any of the foregoing clauses (the restrictions in clauses (v), (w),(x), (y) and (z) hereof being referred to as the ‘‘Restrictions’’). Notwithstanding the forgoing, each Stockholder may transfer or permit the transfer of some or all of its Stockholder Shares to related persons of such Stockholder (including its members, partners, affiliates, trusts and/or family members) or to a charitable trust, provided that (a) such transfer does not adversely affect Pharmathene or SIGA, including without limitation from a tax perspective or by causing any delay or by reducing the number of the Stockholder Shares subject to this Agreement, and (b) the transferee executes and delivers an agreement in the same form as this Agreement to Pharmathene prior to the transfer; provided, however that the such Stockholder shall be responsible for any breach of default by its transferee.

(c)    Each Stockholder agrees that it shall not issue any press release or make any other statement to the public with respect to the Merger Agreement or any other transaction contemplated by the Merger Agreement without the prior consent of Pharmathene except as maybe required by applicable law.

Section 3    Voting.

Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees until this Agreement is terminated:

(a)    to vote (or cause to be voted) all of its Stockholder Shares (and any other securities in respect of which such Stockholder has the right to vote) which are eligible to vote at any meeting of holders of SIGA Capital Stock and in any action by written consent in favor of the Merger Agreement and the transactions contemplated thereby including, without limitation, the PIPE, the amendment of the SIGA Stock Option Plan and the reconfiguration of the board of directors (each as contemplated by the Merger Agreement), (collectively the ‘‘Merger Transactions’’) and against any Competing Proposal;

(b)    to vote (or cause to be voted) all of its Stockholder Shares (and any other securities in respect of which such Stockholder has the right to vote) which are eligible to vote at any meeting of holders of SIGA Capital Stock and in any action by written consent, against any action that could reasonably be expected to impede, interfere with, delay, frustrate, prevent, prohibit or discourage the consummation of the transactions contemplated by the Merger Agreement including, without limitation, the Merger Transactions;

(c)    not, without the prior written consent of Pharmathene, to requisition or join in any requisition of any meeting of holders of SIGA Capital Stock;

(d)    to vote in favor of adoption of any proposal or action that is reasonably determined by SIGA to be necessary or appropriate to submit for stockholder approval in order to facilitate the consummation of the transactions contemplated by the Merger Agreement, including, without limitation the Merger Transactions and against approval of any proposal made in opposition to or competition with the consummation of the transactions contemplated by the Merger Agreement, including, without limitation the Merger Transactions.

Section 4    Proxy.    Each of the Stockholders hereby grants to Pharmathene an irrevocable proxy, coupled with an interest, to vote all of their respective Stockholder Shares in accordance with this Agreement and to take such other action to the extent necessary to carry out the provisions of this Agreement.

Section 5    Directors and Officers; Voting as to Other Matters.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Stockholder from acting in such Stockholder’s capacity as a director or officer of SIGA (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of SIGA) or voting or granting proxies in each Stockholder’s sole discretion on any matter other than those matters specified in this Agreement. For the avoidance of doubt, this Agreement shall not require any Stockholder to vote or grant any proxy to vote, or refrain from voting or granting any proxy to vote, on any matter other than those specified in this Agreement.

Section 6    Remedies.    In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce its or their rights, either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

Section 7    Successors and Assigns.    Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of SIGA, Pharmathene and each of the Stockholders and the respective successors and permitted assigns.

Section 8    Duration of Agreement.    Except as specifically set forth herein, the rights and obligations of Pharmathene, SIGA and each of the Stockholders set forth herein shall survive until, and this Agreement shall terminate upon, either the consummation of the Merger or termination of the Merger Agreement.

Section 9    Entire Agreement.    This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

Section 10    Notices.    All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i)	if to SIGA, to:

420 Lexington Avenue
Suite 408
New York, NY 10170
Attention: Chief Financial Officer
Telecopier: (212) 697-3130

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: James A. Grayer, Esq.
Telecopier: (212) 715-8050

(ii)	if to the Stockholders:

MacAndrews & Forbes Holdings Inc.
35 East 62nd Street
New York, NY 10021
Attention: Michael C. Borofsky
Telecopier: (212) 572-8435

(iii)	if to Pharmathene:

175 Admiral Cochrane Drive
Suite 101
Annapolis, MD 21701
Attention: Chief Executive Officer
Telecopier: (410) 571-8927

with a copy to:

McCarter & English, LLP

Four Gateway Center
100 Mulberry Street
Newark, NJ 07102
Attention: Jeffrey Baumel
Telecopier: (973) 624-7070

All such notices, requests, consents and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the third business day following the date of such mailing, (c) in the case of overnight mail, on the first business day following the date of such mailing, and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.

Section 11    Changes.    The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, only pursuant to the written consent of Pharmathene, SIGA and each of the Stockholders.

Section 12    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 13    Headings.    The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 14    Nouns and Pronouns.    Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

Section 15    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 16    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.

*    *    *    *    *

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SIGA TECHNOLOGIES, INC.
By:
Name: Title:
PHARMATHENE, INC.
By:
Name: Title:
STOCKHOLDERS
TRANSTECH PHARMA, INC.
By:
Name: Title:
MACANDREWS & FORBES INC.
By:
Name: Title:

Howard Gittis

Donald G. Drapkin

James Antal

Thomas E. Constance

Mehmet C. Oz

Eric A. Rose

Paul G. Savas

ANNEX C

FORM OF OPINION LETTER

July     , 2006

Board of Directors
SIGA Technologies, Inc.
420 Lexington Avenue, Suite 601
New York, NY 10170

Attention:    Donald G. Drapkin, Chairman of the Board

Dear Sirs:

We understand that SIGA Technologies, Inc. (‘‘SIGA’’) has entered into an Agreement and Plan of Merger (the ‘‘Agreement’’) dated June     , 2006, with PharmAthene, Inc. (‘‘PharmAthene’’). Pursuant to the Agreement, PharmAthene would be merged into a subsidiary of SIGA and the shareholders of PharmAthene would own approximately 68% of the shares of SIGA (the ‘‘Transaction’’).

You have provided us with the proxy statement, which contains the Agreement, in substantially the form to be sent to the shareholders of SIGA (the ‘‘Proxy Statement’’).

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of SIGA.

In the course of our analyses for rendering this opinion, we have:

1.	reviewed the Proxy Statement;

2.	reviewed SIGA’s Annual Reports on Form 10-K for the years ended December 31, 2004 and 2005, and its Quarterly Report on Form 10-Q for the period ended March 31, 2006;

3.	reviewed certain operating and financial information, including projections, provided to us by SIGA’s management relating to SIGA's business and prospects;

4.	met with certain members of SIGA's senior management to discuss its operations, historical financial statements and future prospects;

5.	reviewed certain operating and financial information, including projections, provided to us by PharmAthene’s management relating to PharmAthene's business and prospects and the prospects of PharmAthene and SIGA combined;

6.	met with certain members of PharmAthene's senior management to discuss its operations, historical financial statements and future prospects and the prospects of PharmAthene and SIGA combined;

7.	visited PharmAthene's facilities in Annapolis, Maryland;

8.	reviewed the historical market prices and trading volume of the common shares of SIGA; and

9.	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by PharmAthene and SIGA. With respect to PharmAthene’s and SIGA’s projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates that the judgments of the managements of PharmAthene and SIGA, respectively. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the managements of PharmAthene and SIGA that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of PharmAthene or SIGA. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

C-1

Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of SIGA.

Very truly yours,
SUTTER SECURITIES INCORPORATED
By:
Senior Managing Director

C-2

ANNEX D

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION OF
SIGA TECHNOLOGIES, INC.

SIGA Technologies, Inc. (the ‘‘Corporation’’) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The name of the Corporation is SIGA Technologies, Inc. and the name under which the Corporation was originally incorporated was Siga Pharmaceuticals, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 28, 1995. The date of filing of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was April 27, 2000.

SECOND: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth proposed amendments of the Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered ‘‘First’’ so that, as amended, said Article shall be and read as follows:

‘‘FIRST: The name of the Corporation is PharmAthene, Inc. (the ‘‘Corporation’’).’’

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered ‘‘FOURTH’’ so that, as amended, said first paragraph of said Article shall be and read as follows:

‘‘FOURTH: The total number of shares of stock which the corporation shall have authority to issue is three hundred and ten million (310,000,000), of which three hundred million (300,000,000) shares with a par value of One Hundredth of One Cent ($0.0001) each, amounting in the aggregate to Thirty Thousand Dollars ($30,000), shall be Common Stock, and of which ten million (10,000,000) shares with a par value of One Hundredth of One Cent ($0.0001) each, amounting in the aggregate to One Thousand Dollars ($1,000), shall be Preferred Stock.’’

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

D-1

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this                                          day of                                         , 2006.

SIGA TECHNOLOGIES, INC.
By:
Name:

Title:

D-2

ANNEX E

AMENDMENT TO STOCK OPTION PLAN

[TO BE FILED WITH DEFINITIVE PROXY]

E-1

ANNEX F

PIPE PURCHASE AGREEMENT

[TO BE FILED WITH DEFINITIVE PROXY]

F-1

ANNEX G

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this ‘‘Rights Agreement’’), dated this          day of                  2006 is entered into by and among SIGA Technologies, Inc., a Delaware corporation (together with its successors and assigns, ‘‘SIGA’’) and those persons who are signatories hereto on the date hereof (the ‘‘Holders’’).

W I T N E S S E T H:

WHEREAS, this Rights Agreement is made pursuant to the Agreement and Plan of Merger dated as of June         , 2006 (the ‘‘Merger Agreement’’) by and among SIGA, PharmAthene, Inc., a Delaware corporation (‘‘PharmAthene’’), SIGA Acquisition Corp., a Delaware corporation;

WHEREAS, the Holders will become the owners of the Merger Shares and certain other shares of SIGA Common Stock in connection with the transactions described in the Merger Agreement; and

WHEREAS, in order to induce the Holders to cause PharmAthene to enter into the transactions described in the Merger Agreement, SIGA has agreed, with respect to the Merger Shares and any other shares of SIGA Common Stock currently held or hereafter acquired by such Holders, to provide such Holders with the registration rights set forth herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

SECTION 1    Definitions.    As used herein, the following terms shall have the following respective meanings:

‘‘Affiliates’’ shall have the meaning set forth in Section 2.10(a)

‘‘Closing Date’’ shall mean the ‘‘Closing Date’’ as defined in the Merger Agreement.

‘‘Commission’’ shall mean the U.S. Securities and Exchange Commission.

‘‘Demand Registration Statement’’ shall have the meaning set forth in Section 2.3(a)(ii).

‘‘Exchange Act’’ shall mean the Securities Exchange Act of 1934, as amended.

‘‘Filing Date’’ shall mean such date that is 30 days following the Closing Date.

‘‘Form D’’ shall mean a Form D: Notice of Sale of Securities, pursuant to Regulation D promulgated by the Commission.

‘‘Holders’’ shall have the meaning set forth in the preamble.

‘‘Merger Agreement’’ shall have the meaning set forth in the recitals.

‘‘Merger Shares’’ shall mean any shares of SIGA Common Stock issued to any Holder pursuant to the Merger Agreement.

‘‘Merger Share Registration Statement’’ shall have the meaning set forth in Section 2.1.

‘‘Other Shares’’ shall have the meaning set forth in Section 2.6(f).

‘‘Participating Stockholders’’ shall have the meaning set forth in Section 2.5(a).

‘‘PharmAthene’’ shall have the meaning set forth in the recitals.

‘‘Prospectus’’ shall have the meaning set forth in Section 2.10(a).

‘‘Registrable Securities’’ shall mean the Merger Shares held by any Holder, any shares of SIGA Common Stock hereafter acquired by such Holders (including any shares issued in the PIPE (as defined in the Merger Agreement) and any shares of SIGA Common Stock issued as a divided or other distribution in respect of any securities held by any Holder, excluding (i) any such shares sold under any other effective registration statement, (ii) any such shares sold pursuant to Rule 144 under the Securities Act or otherwise, and (iii) any such shares held by any Holder if all of such shares held by such Holder may be sold without restriction by reason of Rule 144(k) under the Securities Act or any other rule or statute of similar effect allowing for the unrestricted resale of such shares without registration under the Securities Act.

‘‘Registration Request’’ shall have the meaning set forth in Section 2.3(a).

‘‘Registration Statement’’ shall mean a registration statement required to be filed hereunder, including any Prospectus, amendments and supplements to such registration statement or Prospectus (including pre-effective and post-effective amendments), all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference therein.

‘‘Registration Statement/Suitability Questionnaire’’ shall mean the Registration Statement/Suitability Questionnaire in the form attached hereto as Annex B.

‘‘Requesting Stockholders’’ shall have the meaning set forth in Section 2.3(a).

‘‘Rule 415’’ means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

‘‘Rights Agreement’’ shall have the meaning set forth in the preamble.

‘‘Securities Act’’ shall mean the Securities Act of 1933, as amended.

‘‘SIGA’’ shall have the meaning set forth in the preamble.

‘‘SIGA Common Stock’’ shall mean the common stock, $0.01 par value per share, of SIGA.

‘‘Underwritten Registration Cutback’’ shall have the meaning set forth in Section 2.5(b).

‘‘Underwriting Request’’ shall have the meaning set forth in Section 2.5(a).

SECTION 2    Registration of Merger Shares.

2.1    Filing of Merger Share Registration Statement.    On or prior to the Filing Date, SIGA shall prepare and file with the Commission a Registration Statement (the ‘‘Merger Share Registration Statement’’) covering the resale of all of the Merger Shares for an offering to be made on a continuous basis pursuant to Rule 415, or if Rule 415 is not available for offers or sales of the Registrable Securities, such other means of distribution of Registrable Securities as the holders of at least two-thirds of the Merger Shares shall direct. The Merger Share Registration Statement shall be on Form S-3 (except if SIGA is not then eligible to register for resale the Merger Shares on Form S-3, in which case the Merger Share Registration Statement shall be on another appropriate form in accordance herewith). The Merger Share Registration Statement required hereunder shall contain (except if otherwise directed by the holders of at least two-thirds of the Merger Shares) the ‘‘Plan of Distribution’’ attached hereto as Annex A.

2.2    Procedures and Expenses for Merger Share Registration Statement.    SIGA shall:

(a)    cause the Commission to declare the Merger Share Registration Statement effective as soon as practicable, but in no event later than the earlier to occur of (i) effectiveness of the registration statement filed in connection with the PIPE and (ii) the fifth (5th) business day following the date on which SIGA is notified by the Commission that the Merger Share Registration Statement will not be reviewed or is no longer subject to review and comment, but in either case no later than the 180th calendar day following the Filing Date;

(b)    promptly prepare and file with the Commission such amendments and supplements to the Merger Share Registration Statement and the related Prospectus as may be necessary to keep the Merger Share Registration Statement effective until the earlier of (i) two years after the effective date of the Merger Share Registration Statement, (ii) such time as all of the Registrable

Securities have been sold pursuant to the Merger Share Registration Statement, or (iii) the date on which all Merger Shares may be resold without registration by reason of Rule 144(k) under the Securities Act or any other rule of similar effect; provided that, SIGA shall not file the Merger Share Registration Statement or any related Prospectus or any amendments or supplements thereto to which the holders of at least two-thirds of the Merger Shares shall reasonably object in good faith;

(c)    so long as there is an effective Merger Share Registration Statement covering the resale of Merger Shares owned by a Holder, furnish to such Holder with respect to the Merger Shares registered under the Merger Share Registration Statement (and to each underwriter, if any, of such Registrable Securities) such number of copies of the related Prospectus and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of all or any of such Registrable Securities;

(d)    file documents required of SIGA for normal ‘‘blue sky’’ clearance in states specified in writing by any Holder; provided, however, that SIGA shall not be required to qualify to do business or consent to general service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(e)    bear all expenses in connection with the procedures in paragraphs (a) through (d) of this Section 2.2 and the registration of the Registrable Securities pursuant to the Merger Share Registration Statement, other than underwriting discounts, brokerage fees and commissions incurred by the Holders, if any, in connection with the offering of the Registrable Securities pursuant to the Merger Share Registration Statement; provided, however, that the reasonable fees and expenses of one counsel to the Holders (selected by the holders of at least two-thirds of the Merger Shares) shall be paid by SIGA.

(f)    advise each Holder (via e-mail to the e-mail address provided pursuant to the Registration Statement/Suitability Questionnaire) on the same day that: (i) any Prospectus or any Prospectus supplement or post-effective amendment has been filed that relates to the Merger Share Registration Statement or any post-effective amendment thereto, and, in the case of a post-effective amendment, when the same has become effective; (ii) SIGA shall receive notice or obtain knowledge of the issuance of any stop order delaying or suspending the effectiveness of the Merger Share Registration Statement or of the initiation of any proceeding for that purpose, or any order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of the Registrable Securities under state ‘‘blue sky’’ laws; and SIGA will use its reasonable best efforts to prevent the issuance of any stop order or other order; and (iii) SIGA receives notice or obtains knowledge of the existence of any fact or the happening of any event that makes any statement of a material fact in the Merger Share Registration Statement, the related Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or which results in an omission of a material fact necessary in order to make the statement contained therein in light of the circumstances in which it was made not misleading;

(g)    file any documents required to be filed under applicable securities laws, file a Form D with the Commission with respect to the Merger Shares, and provide copies thereof to the Holders promptly after filing;

(h)    use commercially reasonable efforts to file (i) all financial statements and any other information required by Form 8-K (or any successor form) with respect to the transactions contemplated by the Merger Agreement within the time limits required by Form 8-K (or any successor form) and (ii) on or before the Filing Date, all reports required to maintain its eligibility to use Form S-3 (or any successor form).

2.3    Demand Registration.

(a)    At any time following the date that is 180 days following the Closing Date, if SIGA shall be requested (a ‘‘Registration Request’’) by holders of at least two-thirds of the outstanding Registrable Securities to effect the registration under the Securities Act of Registrable Securities (the ‘‘Requesting Stockholders’’), then SIGA shall:

(i)    within ten (10) days of the receipt of such Registration Request, give written notice of such request to all Holders of Registrable Securities describing the terms of such registration and, if applicable, the underwriting; and

(ii)    as soon as practicable, and in any event within thirty (30) days of receipt of such request, file a Registration Statement (a ‘‘Demand Registration Statement’’) under the Securities Act covering all Registrable Securities which the Holders request to be so registered, subject to the limitation of Section 2.5(b), within twenty (20) days of the mailing of such notice by SIGA in accordance with Section 2.3(a)(i)

(b)    SIGA shall not be obligated to file and cause to become effective more than six (6) Registration Statements in which Registrable Securities are registered under the Securities Act pursuant to this Section 2.3. A Registration Statement shall not be counted for purposes of the foregoing until such time as such Registrations Statement has been declared effective by the Commission and all of the Registrable Securities offered pursuant to such Registration Statement are sold thereunder upon the price and terms offered.

2.4    Procedures and Expenses for Demand Registration Statement. In connection with each Registration Request, SIGA shall:

(a)    cause the Commission to declare each Demand Registration Statement effective as soon as practicable, but in no event later than the earlier to occur of (i) the 180th calendar day following the date on which SIGA received the Registration Request and (ii) the fifth (5th) business day following the date on which SIGA is notified by the Commission that such Demand Registration Statement will not be reviewed or is no longer subject to review and comment;

(b)    promptly prepare and file with the Commission such amendments and supplements to the Demand Registration Statement and the related Prospectus as may be necessary to keep the Demand Registration Statement effective until the earlier of (i) two years after the effective date of the Demand Registration Statement and (ii) such time as all of the Registrable Securities have been sold pursuant to the Demand Registration Statement; provided, however, that SIGA shall not file the Demand Registration Statement or any related Prospectus or any amendments or supplements thereto to which the Requesting Holders shall reasonably object in good faith;

(c)    if requested by the Requesting Stockholders, permit the Requesting Stockholders, the underwriters participating in the offering, if any, and their counsel to review each Demand Registration Statement, any related Prospectus and any amendments and supplements thereto at least three (3) business days prior to the filing of such documents with the Commission, and consider in good faith any proposed revisions thereto;

(d)    so long as there is an effective Demand Registration Statement covering the resale of Registrable Securities owned by a Holder, furnish to such Holder with respect to the Registrable Securities registered under such Demand Registration Statement (and to each underwriter, if any, of such Registrable Securities) such number of copies of the related Prospectus and such other documents as such Holder may reasonably request in order to facilitate the public sale or other disposition of all or any of such Registrable Securities;

(e)    file documents required of SIGA for normal ‘‘blue sky’’ clearance in states specified in writing by any Holder; provided, however, that SIGA shall not be required to qualify to do business or consent to general service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(f)    bear all expenses in connection with the procedures in paragraphs (a) through (d) of this Section 2.4 and the registration of the Registrable Securities pursuant to the Demand Registration Statement, other than underwriting discounts, brokerage fees and commissions incurred by the Holders, if any, in connection with the offering of the Registrable Securities pursuant to the Demand Registration Statement; provided, however, that the reasonable fees and expenses of one counsel to the Holders (selected by the Requesting Stockholders) shall be paid by SIGA.

(g)    advise each Holder (via e-mail to the e-mail address provided pursuant to the Registration Statement/Suitability Questionnaire) on the same day that: (i) any Prospectus or any

Prospectus supplement or post-effective amendment has been filed that relates to the Demand Registration Statement or any post-effective amendment thereto, and, in the case of a post-effective amendment, when the same has become effective; (ii) SIGA shall receive notice or obtain knowledge of the issuance of any stop order delaying or suspending the effectiveness of the Demand Registration Statement or of the initiation of any proceeding for that purpose, or any order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of the Registrable Securities under state ‘‘blue sky’’ laws; and SIGA will use its reasonable best efforts to prevent the issuance of any stop order or other order; and (iii) SIGA receives notice or obtains knowledge of the existence of any fact or the happening of any event that makes any statement of a material fact in the Demand Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or which results in an omission of a material fact necessary in order to make the statement contained therein in light of the circumstances in which it was made not misleading.

2.5    Underwritten Offerings.

(a)    At the request (an ‘‘Underwriting Request’’) of the holders of at least two-thirds of the outstanding Registrable Securities, the distribution of the Registrable Securities covered by a Registration Statement filed or to be filed pursuant to Sections 2.1 or 2.3 hereof, shall be effected by means of a firm commitment underwriting.

(b)    In the event of an Underwriting Request, SIGA, together with all Holders proposing to distribute their securities through such underwriting (the ‘‘Participating Stockholders’’), shall enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting by the Requesting Stockholders, which underwriter(s) shall be reasonably acceptable to SIGA; provided, however, that no Holder shall be required to make any representations or warranties concerning SIGA or its business, properties, prospects, financial condition or related matters. Notwithstanding any other provision of this Section 2.5, if the managing underwriter(s) advises SIGA and the Participating Stockholders in writing that because the number of shares requested by the Participating Stockholders to be included in the registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Requesting Stockholders or that marketing factors require a limitation of the number of shares to be underwritten on behalf of the Participating Stockholders (the ‘‘Underwritten Registration Cutback’’), and such Underwritten Registration Cutback results in less than all of the Registrable Securities of the Participating Stockholders that are requested to be included in such registration to actually be included in such registration, then SIGA will include in such registration, a number of shares which SIGA is so advised can be sold in (or during the time of) such offering without such interference or affect on the price or sale, such number of Registrable Securities shared pro rata among all of the Participating Stockholders based on the total number of Registrable Securities held by each such Participating Stockholder.

(c)    In the event of an Underwriting Request, SIGA shall:

(i)    cooperate with the Participating Stockholders, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the Participating Stockholders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the Participating Stockholders and the underwriter for the offering, in efforts to sell the Registrable Securities under the offering (including, without limitation, participating in ‘‘roadshow’’ meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by SIGA;

(ii)    cooperate, to the extent reasonably requested, with each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers or the Nasdaq National Market, as applicable;

(iii)    afford the Requesting Stockholders with the opportunity to participate in the drafting of the registration statement and the documentation relating thereto;

(iv)    furnish, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing SIGA for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a ‘‘comfort’’ letter dated such date, from the independent certified public accountants of SIGA, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(v)    take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

2.6    Piggyback Registration.

(a)    Each time that SIGA proposes for any reason to register any of its securities under the Securities Act, other than pursuant to the Merger Share Registration Statement, any registration statement covering securities issued in the PIPE (as defined in the Merger Agreement) or a registration statement on Form S-4 or Form S-8 or similar or successor forms, SIGA shall promptly give written notice of such proposed registration to all Holders of Registrable Securities, which shall offer such Holders the right to request inclusion of any Registrable Securities in the proposed registration.

(b)    Each Holder shall have twenty (20) days from the receipt of such notice to deliver to SIGA a written request specifying the number of Registrable Securities such Holder intends to sell and the Holder’s intended method of disposition.

(c)    In the event that the proposed registration by SIGA is, in whole or in part, an underwritten public offering of securities of SIGA, any request under Section 2.6(b) may specify that the Registrable Securities be included in the underwriting (i) on the same terms and conditions as the shares of SIGA Common Stock, if any, otherwise being sold through underwriters under such registration, or (ii) on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances in the event that no shares of SIGA Common Stock other than Registrable Securities are being sold through underwriters under such registration.

(d)    Upon receipt of a written request pursuant to Section 2.6(b), SIGA shall promptly cause all such Registrable Securities to be registered under the Securities Act, to the extent required to permit sale or disposition as set forth in the written request.

(e)    SIGA shall bear all expenses in connection with the procedures in paragraphs (a) through (d) of this Section 2.6 and the registration of the Registrable Securities pursuant to this Section 2.6, other than underwriting discounts, brokerage fees and commissions incurred by the Holders, if any, in connection with the offering of such Registrable Securities; provided, however, that the reasonable fees and expenses of one counsel to the Holders (selected by the holders of two-thirds of the Registrable Securities included in such Registration Statement) shall be paid by SIGA.

(f)    Notwithstanding the foregoing, if the managing underwriter of any such proposed registration determines and advises in writing that the inclusion of all Registrable Securities proposed to be included in the underwritten public offering, together with any other issued and outstanding shares of SIGA Common Stock proposed to be included therein (such other shares hereinafter collectively referred to as the ‘‘Other Shares’’), would interfere with the successful marketing of SIGA’s securities, then the total number of such securities proposed to be included in such underwritten public offering shall be reduced, (i) first by the shares requested to be included in such registration by the holders of Other Shares, and (ii) second, if necessary, (A) one-half (½) by the securities proposed to be issued by SIGA, and (B) one-half (½ ) by the Registrable Securities proposed to be included in such registration by the Holders, on a pro rata basis, based upon the number of Registrable Securities then held by each such Holder. The shares of SIGA Common Stock that are excluded from the underwritten public offering pursuant to the preceding sentence shall be withheld from the market by the holders thereof for a period, not to exceed 180 days from the closing of such underwritten public offering, that the managing underwriter reasonably determines as necessary in order to effect such underwritten public offering.

2.7    Blackout Periods.    Notwithstanding anything herein to the contrary, SIGA shall be permitted to suspend use of any Registration Statement and related Prospectus filed pursuant to the terms hereof to the extent that SIGA is in possession of material non-public information that it deems advisable not to disclose or is engaged in negotiations or planning for a merger or acquisition or disposition transaction by SIGA that, in any case, SIGA would then be required to disclose in connection with a registration statement for a primary offering of SIGA Common Stock and SIGA delivers written notice to the Holders, and to any other holders of securities of SIGA registered under a registration statement (other than on a Form S-8 (or any successor form)) (‘‘Other Holders’’), to the effect that the Holders may not make offers or sales under any Registration Statement filed hereunder for the period set forth in such notice (the ‘‘Blackout Period’’); provided, however, that the Blackout Period shall not (i) exceed thirty (30) days in any three month period or sixty twenty (60) days in any twelve month period and (ii) shall not be for a time period different from any other blackout, lockout or similar period imposed on any Other Holder pursuant to the same set of circumstances. Holders shall not offer or sell any Registrable Securities pursuant to any Registration Statement filed hereunder during any Blackout Period.

2.8    Transfer of Securities after Registration.    Each Holder agrees that it will not effect any disposition of the Registrable Securities that would constitute a sale within the meaning of the Securities Act or pursuant to any applicable state securities laws, except as contemplated hereunder or as otherwise permitted by law, and that it will promptly notify SIGA of any changes in the information set forth in any Registration Statement regarding such Holder or its plan of distribution. SIGA shall cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may request.

2.9    SIGA Obligations.    SIGA understands that the Holders disclaim being underwriters, but any Holder being deemed an underwriter shall not relieve SIGA of any obligations it has hereunder.

2.10    Indemnification.

(a)    SIGA agrees to indemnify and hold harmless each Holder and each affiliate of any Holder, including a transferee who is an affiliate of the Holder, and any person who controls the Holder or any affiliate of the Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (an ‘‘Affiliate’’), against any losses, claims, damages, liabilities or expenses, joint or several, to which the Holder or Affiliate may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of SIGA, which consent shall not be unreasonably withheld), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the prospectus, financial statements and schedules, and all other documents filed as a part thereof, as amended at the time of effectiveness of such part of the Registration Statement, including each prospectus in the form first filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act or filed as part of a Registration Statement at the time of effectiveness (the ‘‘Prospectus’’), or any subsequent amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in the Registration Statement or any amendment or supplement thereto not misleading or in the Prospectus or any amendment or supplement thereto not misleading in light of the circumstances under which they were made, or arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of SIGA contained in this Rights Agreement, or any failure of SIGA to perform its obligations hereunder or under law; and will reimburse each Holder and each Affiliate for any legal and other expenses as such expenses are reasonably incurred by such Holder or such Affiliate in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that SIGA will not be liable for amounts paid in settlement of any such loss, claim, damage, liability, expenses or action if such settlement is effected without the consent of SIGA, which consent shall not be unreasonably withheld, and SIGA will not be liable in any such case to the extent that any such loss, claim, damage, liability, expense or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to SIGA by or on behalf of such Holder expressly for use therein.

(b)    Each Holder will severally, but not jointly, indemnify and hold harmless SIGA, its directors, its officers who sign the Registration Statement and any person who controls SIGA within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages, liabilities or expenses to which SIGA, its directors, its officers who signed the Registration Statement or controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, but only if such settlement is effected with the written consent of such Holder which shall not be unreasonably withheld) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements in the Registration Statement or any amendment or supplement thereto not misleading or in the Prospectus or any amendment or supplement thereto not misleading in the light of the circumstances under which they were made, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to SIGA by or on behalf of any Holder expressly for use therein; and will reimburse SIGA, its directors, its officers who signed the Registration Statement and any controlling person for any legal and other expense reasonably incurred by SIGA, such directors, such officers who signed the Registration Statement and any such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that each Holder’s aggregate liability under this Rights Agreement shall not exceed the amount of net proceeds received by such Holder on the sale of the Registrable Securities pursuant to the applicable Registration Statement.

(c)    Promptly after receipt by an indemnified party under this Section 2.10 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 2.10, promptly notify the indemnifying party in writing thereof, but the omission to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 2.10 to the extent it is not materially prejudiced as a result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be a conflict of interest between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 2.10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel representing all of the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

(d)    If the indemnification provided for in this Section 2.10 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under paragraphs (a), (b) or (c) of this Section 2.10 in respect to any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to herein in such proportion as is appropriate to reflect the relative fault of SIGA and the Holders in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of SIGA, on the one hand, and each Holder, on the other, shall be determined by reference to, among other things, whether the untrue or alleged statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by SIGA or by such Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section 2.10, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in paragraph (c) of this Section 2.10 with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this paragraph (d); provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under paragraph (c) for purposes of indemnification. SIGA and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.10 were determined solely by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 2.10, no Holder shall be required to contribute under this Rights Agreement an amount in excess of net the proceeds received by such Holder on the sale of the Registrable Securities pursuant to the applicable Registration Statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 2.10 are several and not joint.

2.11    Information Available.    SIGA, upon the reasonable request of a Holder, shall make available for inspection by such Holder, any underwriter participating in any disposition and any attorney, accountant or other agent retained by the Holder or any such underwriter, all financial and other records, pertinent corporate documents and properties of SIGA, and cause SIGA’s officers, employees and independent accountants to supply all information reasonably requested by the Holder or any such underwriter, attorney, accountant or agent in connection with any Registration Statement.

SECTION 3    Transfer of Registration Rights.    Any Holder that is a partnership, corporation or limited liability company may transfer or assign its registration rights provided pursuant to this Rights Agreement with respect to any Registrable Securities to any partner, shareholder or member of such Holder; provided, however, that (ii) such Holder shall give SIGA written notice prior to the time of such transfer or assignment stating the name and address of the transferee and identifying the Registrable Securities with respect to which the rights under this Rights Agreement are being transferred and (ii) such transferee or assignee agrees in writing, the form and substance of which shall be reasonably satisfactory to SIGA, to be bound as a Holder by the provisions of this Rights Agreement, following which any such transferee or assignee shall be deemed a ‘‘Holder’’ pursuant to this Rights Agreement.

SECTION 4    Registration Statement/Suitability Questionnaire.    Each Holder that wishes to sell shares pursuant to a Registration Statement shall, not later than                             , 2006, complete and execute and shall deliver, or cause to be delivered, to SIGA at the address set forth in Section 8.2 a Registration Statement/Suitability Questionnaire.

SECTION 5    No Piggyback on Registrations.    SIGA may not include securities of SIGA in the Merger Registration Statement or any Demand Registration Statement other than the Registrable Securities, and SIGA shall not after the date hereof enter into any agreement providing any such right to any of its security holders.

SECTION 6    Reports Under Exchange Act.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of SIGA to the public without registration, SIGA shall:

6.1    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date hereof and so long as SIGA is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

6.2    file with the Commission in a timely manner all reports and other documents required of SIGA under the Securities Act and the Exchange Act; and

6.3    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by SIGA that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of SIGA and such other reports and documents so filed by SIGA, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

SECTION 7    Mergers.     SIGA shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which SIGA shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of SIGA under this Agreement, and for that purpose references hereunder to ‘‘Registrable Securities’’ shall be deemed to be references to the securities which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization, provided, however, that the provisions of this Agreement shall not apply in the event of any merger, consolidation or reorganization in which SIGA is not the surviving corporation if the Holders are entitled to receive in exchange therefor (i) cash or (ii) securities of the acquiring corporation which may be immediately sold to the public pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom which permits sales without limitation as to volume or the manner of sale on a nationally recognized exchange in the United States or on the Nasdaq National Market.

SECTION 8    Miscellaneous.

8.1    Amendments and Waivers.    The provisions of this Rights Agreement, may be amended, modified, supplemented or waived, and consent to departures therefrom may be given, by written agreement of SIGA and the Holders then holding at least two-thirds of the then outstanding Registrable Securities, which amendment, supplement, waiver or consent shall be binding upon SIGA and all Holders.

8.2    Notices.     All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, or any courier guaranteeing overnight delivery, (i) if to the Holders, at the addresses set forth on the signature pages hereto or (ii) if to SIGA, at 420 Lexington Avenue, Suite 408, New York, NY 10170, Attention: President. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; or at the time actually delivered if delivered by an air courier guaranteeing overnight delivery.

8.3    No Assignment.    This Rights Agreements shall inure to the benefit of and be binding upon the parties hereto and, where applicable, their successors and permitted assigns. Except as otherwise permitted herein, no party to this Rights Agreements may assign or delegate all or any portion of its rights, obligations, or liabilities under this Rights Agreements without the prior written consent of the other parties to this Rights Agreements.

8.4    Third Party Beneficiaries.    There shall be no third party beneficiaries or intended beneficiaries of this Rights Agreements.

8.5    Counterparts.    This Rights Agreements may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.6    Headings.    The headings in this Rights Agreements are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8.7    Governing Law.    This Rights Agreements shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law provisions thereof.

8.8    Specific Performance.    The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Rights Agreements in accordance with the terms and conditions of this Rights Agreements in any court of the United States or any State thereof having jurisdiction.

8.9    Independent Nature of Holders’ Obligations and Rights.    The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

8.10    Entire Agreement.    This Rights Agreements is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Rights Agreements supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF the parties hereto have executed this Rights Agreement on the date first above written.

SIGA TECHNOLOGIES, INC.
By:
Name:
Title:
HOLDERS:

MPM	BIOVENTURES III, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM Bio Ventures III LLC, its General Partner
By:

Name:	Ansbert Gadicke

Title:	Series A Member
Address:

MPM	BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM Bio Ventures III LLC, its General Partner
By:

Name:	Ansbert Gadicke

Title:	Series A Member
Address:
MPM BIOVENTURES III PARALLEL FUND, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM BioVentures III LLC, its General Partner
By:

Name:	Ansbert Gadicke

Title:	Series A Member
Address:

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P., in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC, its General Partner
By:

Name:	Ansbert Gadicke

Title:	Series A Member
Address:
MPM ASSET MANAGEMENT INVESTORS 2004 BVIII LLC
By:

Name:	Ansbert Gadicke

Title:	Manager
Address:
ONTARIO TEACHERS’ PENSION PLAN BOARD
By:
Name:
Title: Address:
CANADIAN MEDICAL DISCOVERIES FUND INC.
By:
Name:
Title:
By:
Name:
Title: Address:

BEAR STEARNS HEALTH INNOVENTURES, L.P.

By:	Bear Stearns Health Innoventures Management, LLC, its General Partner
By:
Name:
Title: Address:
BEAR STEARNS HEALTH INNOVENTURES OFFSHORE, L.P.

By:	Bear Stearns Health Innoventures Management, LLC, its General Partner
By:
Name:
Title: Address:
BSHI MEMBERS, L.L.C.

By:	Bear Stearns Health Innoventures Management, LLC, its Managing Member
By:
Name:
Title: Address:
BEAR STEARNS HEALTH INNOVENTURES EMPLOYEE FUND, L.P.

By:	Bear Stearns Health Innoventures Management, LLC, its General Partner
By:
Name:
Title: Address:
BX, L.P.

By:	Bear Stearns Health Innoventures Management, LLC, its General Partner
By:
Name:
Title: Address:

HEALTHCARE VENTURES VII, L.P.
By: HealthCare Partners VII, L.P.
By:
Name: Jeffrey B. Steinberg
Title: Administrative Partner Address:
BX ASSOCIATES LIMITED
By:
Name:
Title: Address:

Name: Joseph Klein III Address:

Name: Dr. R. John Collier Address:

Name: Dr. John Mekalanos Address:

Name: Dr. Stephen Lory Address:

Name: Joel McCleary Address:
A&P Investment Holdings 2002, L.L.C.
By:
Name:
Title: Address:

Name: John Young, Ph.D. Address:

Name: James P. Lewkowski Address:

Name: Lavinia M. Currier Address:

Lavinia M. Currier Children’s Trust U/A dtd 10/24/94
By:
Name:
Title: Address:

Name: Michael R. L. Astor Address:

Name: Eileen Shapiro Address:

Name: Howard Stevenson Address:

Name: John Preston Address:

Name: John Essigmann Address:

Name: General Wesley Clark Address:

Name: Gopi Menon Address:
MDS Life Sciences Technology Fund USA, L.P.
By:
Name:
Title: Address:

ANNEX A

Plan of Distribution

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term ‘‘selling stockholder’’ includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	public or privately negotiated transactions;

•	on the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

The Company is required to pay all fees and expenses incident to the registration of the shares.

The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

ANNEX B

Registration Statement/Suitability Questionnaire

ANNEX H

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this ‘‘Agreement’’) dated this      day of                     , 2006, is entered into by and between SIGA TECHNOLOGIES, INC., a Delaware corporation (‘‘SIGA’’), and                                          (the ‘‘Stockholder’’). Defined terms used herein and not otherwise defined shall have their respective meanings ascribed to them in the Merger Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Pharmathene, Inc., a Delaware corporation (‘‘Pharmathene’’), SIGA Acquisition Corp., a Delaware corporation (the ‘‘Merger Sub’’), and SIGA have entered into an Agreement and Plan of Merger, dated as of June         , 2006 (the ‘‘Merger Agreement’’), pursuant to which (i) Merger Sub, a wholly-owned subsidiary of SIGA, shall be merged into and with Pharmathene and Pharmathene shall continue as the surviving corporation (the ‘‘Merger’’), and (ii) each share of Pharmathene Capital Stock, shall be converted into a number of shares of SIGA Common Stock and True-up Warrants prescribed by Section 2.2 of the Merger Agreement;

WHEREAS, the Stockholder will receive certain benefits from the consummation of the transactions contemplated by the Agreement; and

WHEREAS, the Stockholder’s execution of this Agreement is a condition to the consummation of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE in consideration of the forgoing premises and as inducement to and in consideration of SIGA and Pharmathene consummating the transactions contemplated by the Merger Agreement and certain other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.    Representations and Warranties.    The Stockholder hereby represents and warrants that:

(a)    if it is not an individual, it is duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization; it has the corporate or other power and capacity and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and its obligations hereunder and has received all requisite approvals to enter into this Agreement and to complete the transactions contemplated hereby and, upon the due execution and delivery of this Agreement by the Stockholder, this Agreement shall be a valid and binding agreement enforceable by SIGA against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity;

(b)    if it is an individual, it has full power and authority to enter into and perform the obligations under this Agreement and to consummate the transactions contemplated hereby; and

(c)    it is not a party to, bound or affected by or subject to, any charter, by-law or constituting document provision (in the case of a party that is not an individual), statute, regulation, judgment, order, decree or law which would be: violated, contravened, breached by, or under which default would occur as a result of, the execution, delivery and performance of this Agreement and the Stockholder is not a party to, bound or affected by or subject to any agreement which would be violated, contravened, breached by, or under which default would occur as a result of, the performance of this Agreement.

Section 2.    Lock-up.

(a)    For a period beginning on the Closing Date and ending on the date on which the lock-up obligations set forth in the lock-up agreements executed in connection with the PIPE terminate (the ‘‘Lock-up Period’’), the Stockholder will not directly or indirectly:

(i)    offer, pledge, sell, agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any shares of SIGA Common Stock, or any options or warrants to purchase any shares of SIGA Common Stock, or any securities convertible into or exchangeable or exercisable for SIGA Common Stock, whether now owned or hereafter acquired by the Stockholder or with respect to which the Stockholder has or hereafter acquires the power of disposition, (other than (x) any shares of SIGA Common Stock, warrants or other derivative securities issued upon conversion of those certain Notes issued pursuant to that certain Note Purchase Agreement dated May 5, 2006 by and among Pharmathene and the investors named therein and any shares of SIGA Common Stock issued in respect of such warrants or other derivative securities, (y) any shares of SIGA Common Stock, warrants or other derivative securities issued in the PIPE (as defined in the Merger Agreement) and any shares of SIGA Common Stock issued in respect of such warrants or other derivative securities and (z) any shares of SIGA Common Stock acquired in the public market pursuant to brokers’ transactions after the Merger (collectively, but excluding all securities described in subclauses (x), (y) and (z), the ‘‘Securities’’).

(ii)    enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities, whether any such swap or transaction is to be settled by delivery of SIGA Common Stock or other securities, in cash or otherwise.

(b)    The restrictions described in Subsection (a) above are expressly intended to preclude the Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Stockholder’s Securities during the Lock-up Period even if such securities would be disposed of by someone other than the Stockholder. Such prohibited hedging or other transaction would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Stockholder’s Securities or with respect to any security that includes, is related to, or derives any significant part of its value from such Securities.

(c)    Notwithstanding anything herein to the contrary, the Stockholder may (i) exercise Securities convertible into shares of SIGA Common Stock owned by the Stockholder as of the date of the Merger Agreement, it being understood and acknowledged that any shares of SIGA Common Stock acquired by the Stockholder in connection with any such exercise or conversion shall be subject to this Agreement; or (ii) transfer Securities (A) by bona fide gift, (B) to a member of the Stockholder’s immediate family or to a trust of which the Stockholder or an immediate family member is the beneficiary, (C) to the Stockholder’s limited and general partners, members, stockholders or other equity holders in connection with an in kind distribution thereof or (D) to a charitable trust; provided that, prior to any transfer described in clause (ii), during the Lock-up Period, each transferee shall execute an agreement, in form reasonably satisfactory to SIGA, pursuant to which each transferee shall agree to be bound by the terms of this agreement for the remainder of the Lock-Up Period.

(d)    During the Lock-up Period, the Stockholder shall not publicly announce or disclose any intention to take any action after the expiration of the Lock-Up Period which the Stockholder is otherwise prohibited from taking during the Lock-Up Period.

Section 3.    Termination.

(a)    Notwithstanding anything herein to the contrary, if there occurs a Change of Control or there occurs or has occurred a Significant Equity Offering (each, as defined below), the obligations hereunder shall terminate.

(b)    For the purposes of this agreement:

(i)    the term ‘‘Change of Control’’ shall mean the first to occur of: (A) any consolidation or merger of SIGA with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of SIGA immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, provided that a ‘‘Change of Control’’ shall not include the Merger; (B) any transaction or series of related transactions to which SIGA is a party in which in excess of fifty percent (50%) of SIGA’s voting power is transferred, provided that a ‘‘Change of Control’’ shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by SIGA or any successor or indebtedness of SIGA is cancelled or converted or a combination thereof; or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(ii)    the term ‘‘Significant Equity Offering’’ shall mean one or more primary offerings, after the Closing Date, of shares of SIGA Common Stock (and/or securities convertible into SIGA Common Stock for no additional consideration) in aggregate amount equal to or greater than 20% of the outstanding shares of the SIGA Common Stock immediately prior to the first such offering; provided that, for the avoidance of doubt, the term Significant Equity Offering shall not include the PIPE (as defined in the Merger Agreement).

Section 4.    Universal Treatment.    SIGA may not amend or waive any term or condition of any lock-up agreement entered into in connection with the Merger Agreement, unless such amendment or waiver also is granted or effected with respect to this Agreement.

Section 5.    Remedies.    In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce its or their rights, either by suit in equity and/or action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

Section 6.    Successors and Assigns.    Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of SIGA and the Stockholder and their respective successors and permitted assigns.

Section 7.    Entire Agreement.    This Agreement, together with the other writings referred to herein or delivered pursuant hereto which form a part hereof, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

Section 8.    Notices.    All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, addressed or telecopied, as the case may be, to such party at the address or telecopier number, as the case may be, set forth below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i)	if to SIGA, to:

420 Lexington Avenue
Suite 408
New York, NY 10170
Attention: Chief Executive Officer
Telecopier: (212) 697-3130

with a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, NJ 07102
Attention: Jeffrey Baumell /Telecopier: (973) 624-7070

and

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: James A. Grayer
Telecopier: (212) 715-8050

(ii)	if to the Stockholder:

________________________

________________________

________________________

Attention:   ________________

Telecopier:   ________________

(iii)	with a copy to:

________________________

________________________

________________________

Attention:   ________________

Telecopier:   ________________

All such notices, requests, consents and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the third business day following the date of such mailing, (c) in the case of overnight mail, on the first business day following the date of such mailing, and (d) in the case of facsimile transmission, when confirmed by facsimile machine report.

Section 9.    Changes.    The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, only pursuant to the written consent of SIGA and the Stockholder.

Section 10.    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 11.    Headings.    The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 12.    Nouns and Pronouns.    Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

Section 13.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 14.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law rules thereof.

Section 15.    Duration of Agreement.    Except as specifically set forth herein, the rights and obligations of SIGA and the Stockholder set forth herein shall survive until, and this Agreement shall terminate upon, the expiration of the Lock-up Period.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SIGA TECHNOLOGIES, INC.
By:
Name: Title:
STOCKHOLDER